      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 17, 1999


                                                      REGISTRATION NO. 333-75321
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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                            ------------------------


                                AMENDMENT NO. 3

                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                         THE GOLDMAN SACHS GROUP, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                              6211                             13-4019460
  (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL              (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)        CLASSIFICATION CODE NUMBER)           IDENTIFICATION NUMBER)

                            ------------------------

                                85 BROAD STREET
                            NEW YORK, NEW YORK 10004
                                 (212) 902-1000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                 ROBERT J. KATZ
                                GREGORY K. PALM
                              GOLDMAN, SACHS & CO.
                                85 BROAD STREET
                            NEW YORK, NEW YORK 10004
                                 (212) 902-1000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

                            RICARDO A. MESTRES, JR.
                                  JOHN P. MEAD
                                 DAVID B. HARMS
                              ROBERT W. REEDER III
                              SULLIVAN & CROMWELL
                                125 BROAD STREET
                            NEW YORK, NEW YORK 10004
                                 (212) 558-4000
                            ------------------------

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.
                            ------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If the delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, check the following box. [ ]
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

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                                EXPLANATORY NOTE

     This registration statement contains a prospectus relating to both of the following:

     - the offering of newly issued Medium-Term Notes, Series B, of The Goldman Sachs Group, Inc. on an ongoing basis, at an aggregate initial public offering price of up to $15,000,000,000; and

     - market-making transactions that may occur on an ongoing basis in notes that have been previously issued in the offering described above.

     When the prospectus is delivered to an investor in the initial offering described above, the investor will be informed of that fact in the confirmation of sale. When the prospectus is delivered to an investor who is not so informed, it is delivered in a market-making transaction.

     As part of the initial offering described above, The Goldman Sachs Group, Inc. intends to sell one or more notes in a manner permitted by Rule 430A under the Securities Act of 1933. This registration statement includes the forms of prospectus supplements that may be used in making offers and sales under Rule 430A. When a sale under Rule 430A occurs, The Goldman Sachs Group, Inc. will file the applicable form pursuant to Rule 424(b) under the Securities Act of 1933. Prospectus supplements used in connection with other offers and sales of notes may be in different forms and contain other information.

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.


                                                                  Rule 424(b)(1)

                                            Registration Statement No. 333-75321


                   Subject to Completion. Dated May 17, 1999.


  Prospectus Supplement No.       to the Prospectus dated             , 1999.


                                   $5,000,000




                         THE GOLDMAN SACHS GROUP, INC.

                          Medium-Term Notes, Series B

                            ------------------------

    The note being purchased has the following terms:


PRINCIPAL AMOUNT: $5,000,000



STATED MATURITY:           , 2002



SPECIFIED CURRENCY: U.S. dollars



    - principal: U.S. dollars


    - interest: U.S. dollars


    - exchange rate agent: not applicable



ORIGINAL ISSUE DATE: May   , 1999


ORIGINAL ISSUE PRICE (%):

NET PROCEEDS TO GOLDMAN SACHS (%):


ORIGINAL ISSUE DISCOUNT NOTE: no


    - total amount of OID:
    - yield to maturity:

    - initial accrual period OID:

FORM OF NOTE:


    - global form only: yes


    - non-global form available: no



REDEMPTION AND REPAYMENT: not applicable


    - redemption commencement date:
    - repayment date(s):
    - redemption or repayment price(s):


IF INTEREST RATE IS FIXED: not applicable


    - annual rate:
    - interest payment date(s):
    - regular record date(s):


IF INTEREST RATE IS FLOATING:

    - base rate:

      - commercial paper rate:
      - prime rate:

      - LIBOR: yes


         - Telerate LIBOR page: 3750


         - Reuters screen LIBOR page: no


         - index currency: U.S. dollars

      - EURIBOR:
      - treasury rate:
      - CMT rate:
         - Telerate page 7051:
         - Telerate page 7052 (weekly/monthly):
         - CMT index maturity (if not two years):
      - CD rate:
      - federal funds rate:
      - 11th district rate:

    - index maturity: three months


    - spread: +15 basis points


    - spread multiplier: none

    - initial base rate:

    - maximum rate: none


    - minimum rate: none


    - interest reset period: quarterly


    - interest payment date(s): third Wednesday of March, June, September and December


    - calculation agent: The Bank of New York



DEFEASANCE APPLIES AS FOLLOWS: not applicable


    - full defeasance -- i.e., our right to be relieved of all our obligations on the note by placing funds in trust for the investor:
    - covenant defeasance -- i.e., our right to be relieved of specified provisions of the note by placing funds in trust for the investor:

---------------

     The information above, if any, about the original issue date, original issue price, net proceeds and original issue discount relates only to the initial sale of the note. If the note is sold in a market-making transaction after its initial sale, information about the price paid and the date of the sale will be provided in a separate confirmation of sale. Please refer to the attached prospectus for additional information about the note being purchased.
                            ------------------------
     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS.
ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

     Goldman Sachs may use this prospectus supplement in the initial sale of the note. In addition, Goldman, Sachs & Co. or any other affiliate of Goldman Sachs may use this prospectus supplement in a market-making transaction in the note after its initial sale. UNLESS GOLDMAN SACHS OR ITS AGENT INFORMS THE PURCHASER OTHERWISE IN THE CONFIRMATION OF SALE, THIS PROSPECTUS SUPPLEMENT IS BEING USED IN A MARKET-MAKING TRANSACTION.
                              GOLDMAN, SACHS & CO.
                            ------------------------

                  Prospectus Supplement dated          , 1999.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.


                   Subject to Completion. Dated May 17, 1999.

                                                                  Rule 424(b)(1)
                                                          Registration Statement
                                                                   No. 333-75321

  PROSPECTUS SUPPLEMENT NO.       TO THE PROSPECTUS DATED                , 1999.



                                   $4,000,000

                         THE GOLDMAN SACHS GROUP, INC.

                          Medium-Term Notes, Series B

[GOLDMAN SACHS LOGO]
                            ------------------------


                           % Mandatory Exchangeable Note due 2002


  (Subject to Mandatory Exchange into Shares of Common Stock of Gateway 2000,
                                     Inc.)

                            ------------------------

     The note being purchased has the terms described beginning on page S-6, including the following:


FACE AMOUNT: $4,000,000


PRINCIPAL AMOUNT: on the stated maturity date, Goldman Sachs will exchange the note for the index stock at the exchange rate or, at the option of Goldman Sachs, for the cash value of that stock based on the final index stock price


INDEX STOCK AND INDEX STOCK ISSUER:  common stock of Gateway 2000, Inc.



STATED MATURITY DATE:            , 2000 unless extended to a date not later than
  [stated maturity + 7 days]


FIXED INTEREST RATE:    % each year

  - interest payment dates: each February   , May   , August   and November   ,
    beginning August   , 1999

  - regular record dates: each February   , May   , August   and November

ORIGINAL ISSUE DATE:

ORIGINAL ISSUE PRICE:    % of the face amount

NET PROCEEDS TO GOLDMAN SACHS:    % of the face amount

EXCHANGE RATE:  subject to antidilution adjustment, this rate will equal either:

  - if the final index stock price equals or exceeds the threshold appreciation price, a number of shares of the index stock equal to the threshold fraction or

  - if the final index stock price is less than the threshold appreciation price, one share of the index stock,

  for each $       [initial index stock price] of the outstanding face amount

INITIAL INDEX STOCK PRICE:  $          for one share of the index stock

FINAL INDEX STOCK PRICE: the closing price of one share of the index stock on the determination date, subject to antidilution adjustment

THRESHOLD APPRECIATION PRICE: the initial index stock price times [a number between 1 and 4]

THRESHOLD FRACTION: the threshold appreciation price divided by the final index stock price

CALCULATION AGENT: Goldman, Sachs & Co.

     See "Additional Risk Factors Specific to Your Note" beginning on page S-2 to read about investment risks relating to the note being purchased.
                            ------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS.
ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

     Goldman Sachs may use this prospectus supplement in the initial sale of the note. In addition, Goldman, Sachs & Co. or any other affiliate of Goldman Sachs may use this prospectus supplement in a market-making transaction in the note after its initial sale. UNLESS GOLDMAN SACHS OR ITS AGENT INFORMS THE PURCHASER OTHERWISE IN THE CONFIRMATION OF SALE, THIS PROSPECTUS SUPPLEMENT IS BEING USED IN A MARKET-MAKING TRANSACTION.
                              GOLDMAN, SACHS & CO.
                            ------------------------

               Prospectus Supplement dated                , 1999.

                 ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTE

     An investment in your note is subject to risks described in the attached prospectus under "Risk Factors", including those relating to indexed notes, and to the risks described below. Your note is a riskier investment than ordinary debt securities. Also, your note is not equivalent to investing directly in the stock to which your note is indexed. You should carefully consider whether the note is suited to your particular circumstances.

 THE MARKET PRICE OF YOUR NOTE MAY BE INFLUENCED BY MANY UNPREDICTABLE FACTORS

     The following factors, many of which are beyond our control, will influence the value of your note:

- the market price of the index stock;

- the volatility -- i.e., the frequency and magnitude of changes in the market price of the index stock;


     -- As indicated under "Gateway 2000, Inc. -- Historical Information", the market price of the index stock has been highly volatile during recent periods. It is impossible to predict whether the price of the index stock will rise or fall;


- the dividend rate on the index stock;

- economic, financial, regulatory and political events that affect stock markets generally and the market segment of which the index stock is a part, and which may affect the market price of the index stock;

- interest and yield rates in the market;

- the time remaining until your note matures; and

- our creditworthiness.

These factors will influence the price you will receive if you sell your note prior to maturity. You cannot predict the future performance of the index stock based on its historical performance.

                       TRADING AND OTHER TRANSACTIONS BY
                      GOLDMAN SACHS IN THE INDEX STOCK MAY
                         IMPAIR THE VALUE OF YOUR NOTE


     As we have described under "Use of Proceeds and Hedging" below, we, through Goldman, Sachs & Co. or one or more of our other affiliates, have hedged our obligations under your note by purchasing the index stock and may adjust the hedge by, among other things, purchasing or selling the index stock, at any time and from time to time. Any of these hedging activities may adversely affect the price of the index stock and, therefore, the value of your note. It is possible that we, through our affiliates, could receive substantial returns with respect to our hedging activities while the value of your note may decline. See "Use of Proceeds and Hedging" for a further discussion of securities transactions in which we or one or more of our affiliates may engage.


     Goldman, Sachs & Co. and our other affiliates may also engage in trading in the index stock for their proprietary accounts, for other accounts under their management and to facilitate transactions, including block transactions, on behalf of customers. Any of these activities of Goldman, Sachs & Co. or our other affiliates could adversely affect the price of the index stock and, therefore, the value of your note. Goldman, Sachs & Co. and our other affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the value of the index stock. By introducing competing products into the marketplace in this manner, our affiliates could adversely affect the value of your note.

     The indenture governing your note does not contain any restriction on our ability or the ability of any of our affiliates to sell, pledge or otherwise convey all or any portion of the index stock acquired by us or them. Neither we nor our affiliates will pledge or otherwise hold shares of the index stock for your benefit in order to enable you to exchange them for your note under any circumstances. Consequently, in the event of our bankruptcy, insolvency or liquidation, any index stock owned by us will be subject to the claims of our other creditors, but not you.

                  THE PRINCIPAL OF YOUR NOTE IS NOT PROTECTED

     The principal of your note is not protected. Thus, you may lose your entire investment in your note, depending on the closing price of the index stock on the determination date.

        THE POTENTIAL FOR THE VALUE OF YOUR NOTE TO INCREASE IS LIMITED

     Your ability to participate in any rise in the market value of the index stock is limited. The note is structured so that in no event will you receive cash or index stock, valued as of the determination date, in excess of the threshold appreciation price specified on the front cover page for each
$          of the outstanding face amount of your note.

 IF THE MARKET PRICE OF THE INDEX STOCK CHANGES, THE MARKET PRICE OF YOUR NOTE
                       MAY NOT CHANGE IN THE SAME MANNER

     Prior to the stated maturity date, the value of the note may NOT have a one-to-one relationship with changes in the price of the index stock. Even if the price of the index stock equals or exceeds the threshold appreciation price specified on the front cover page, the market price of the note will usually be less than the threshold appreciation price, except on the stated maturity date.

                         YOU HAVE NO SHAREHOLDER RIGHTS

     You are not a holder of the index stock. Neither you nor any other holder or owner of the note will have any voting rights, any right to receive dividends or other distributions or any other rights with respect to the index stock.

  OUR BUSINESS ACTIVITIES MAY CREATE CONFLICTS OF INTEREST BETWEEN YOU AND US

     As we have noted above, Goldman, Sachs & Co. and our other affiliates expect to engage in trading activities related to the index stock that are not for your account or on your behalf. These trading activities may present a conflict of interest between your interests and the interests Goldman, Sachs & Co. and our other affiliates will have in their proprietary accounts, in facilitating transactions, including block trades, for their customers and in accounts under their management. These trading activities, if they influence the price of the index stock, could be adverse to your interests as a beneficial owner of the note.


     Goldman, Sachs & Co. and our other affiliates may, at present or in the future, engage in business with the issuer of the index stock, including making loans to or equity investments in that company or providing advisory services to that company. These services could include merger and acquisition advisory services. These activities may present a conflict between the obligations of Goldman, Sachs & Co. or another affiliate of Goldman Sachs and your interests as a beneficial owner of the note. Moreover, Goldman, Sachs & Co. has published and anticipates that it will in the future publish research reports with respect to the issuer of the index stock. Any of these activities by Goldman, Sachs & Co. or another of our affiliates may affect the price of the index stock and, therefore, the value of your note.


   AS CALCULATION AGENT, GOLDMAN, SACHS & CO. WILL HAVE THE AUTHORITY TO MAKE DETERMINATIONS THAT COULD AFFECT THE MARKET VALUE OF YOUR NOTE, WHEN YOUR NOTE
                 MATURES AND THE AMOUNT YOU RECEIVE AT MATURITY

     As calculation agent for your note, Goldman, Sachs & Co. will have discretion in making various determinations that affect your note, including determining whether and how to make antidilution adjustments to the exchange rate, determining the closing price of the index stock and determining whether to postpone the stated maturity date because of a market disruption event. See "Specific Terms of Your Note -- Antidilution Adjustments" and "-- Special Calculation Provisions". The exercise of this discretion by Goldman, Sachs & Co. could adversely affect the value of your note and may present

Goldman, Sachs & Co. with a conflict of interest of the kind described above under "-- Our Business Activities May Create Conflicts of Interest Between You and Us".

 THERE IS NO AFFILIATION BETWEEN THE INDEX STOCK ISSUER AND US, AND WE ARE NOT
              RESPONSIBLE FOR THE INDEX STOCK ISSUER'S DISCLOSURE


     Goldman Sachs is not affiliated with the issuer of the index stock. As we have told you above, however, we or our affiliates may currently or from time to time in the future engage in business with the index stock issuer. Nevertheless, neither we nor any of our affiliates assumes any responsibility for the adequacy or accuracy of the information contained in this prospectus supplement about the index stock issuer or in any of the index stock issuer's publicly available filings. You, as an investor in the note, should make your own investigation into the index stock issuer. See "Gateway 2000, Inc." for additional information about the index stock issuer.


     The index stock issuer is not involved in this offering of your note in any way and has no obligation of any sort with respect to your note. Thus, the index stock issuer has no obligation to take your interests into consideration for any reason, including in taking any corporate actions that might affect the value of your note.

                             YOUR NOTE MAY NOT HAVE
                            AN ACTIVE TRADING MARKET

     We do not plan to have your note listed on any securities exchange or included in any quotation system, and there may be little or no secondary market for your note. Even if a secondary market for your note develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your note in any secondary market could be substantial.

                    YOU HAVE LIMITED ANTIDILUTION PROTECTION

     Goldman, Sachs & Co., as calculation agent for your note, will adjust the exchange rate for stock splits, reverse stock splits, stock dividends, extraordinary dividends and other events that affect the index stock issuer's capital structure, but only in the situations we describe in "Specific Terms of Your Note -- Antidilution Adjustments". The calculation agent is not required to make an adjustment for every corporate event that may affect the index stock. For example, the calculation agent will not adjust the exchange rate for events such as an offering of the index stock for cash by the index stock issuer, a tender or exchange offer for the index stock at a premium to its then-current market price by the index stock issuer or a tender or exchange offer for less than all the outstanding index stock by a third party. Those events may nevertheless adversely affect the market price of the index stock and, therefore, adversely affect the value of your note. We cannot assure you that the index stock issuer or a third party will not make an offering or a tender or exchange offer, or that the index stock issuer will not take any other action, that adversely affects the value of the index stock and your note but does not result in an antidilution adjustment for your benefit.

  WE CAN POSTPONE THE STATED MATURITY DATE IF A MARKET DISRUPTION EVENT OCCURS

     If the calculation agent determines that, on the determination date, a market disruption event has occurred or is continuing, the determination date will be postponed until the first day on which no market disruption event has occurred or is continuing. As a result, the stated maturity date for your note will also be postponed, although not more than seven days. Thus, you may not receive the cash or the index stock that we are obligated to deliver on the stated maturity date until several days after the originally scheduled due date. Moreover, if the closing price of the index stock is not available on the determination date because of a continuing market disruption event or for any other reason, the calculation agent will nevertheless determine the final index stock price based on its assessment, made in its sole discretion, of the market value of the index stock at that time.

     THE TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTE ARE HIGHLY UNCERTAIN

     The tax consequences of an investment in the note are highly uncertain, both as to the timing and character of any inclusion in income in respect of the note. We discuss these matters below under "Supplemental Discussion of Federal Income Tax Consequences".

                          SPECIFIC TERMS OF YOUR NOTE

Please note that in this section entitled "Specific Terms of Your Note", references to The Goldman Sachs Group, Inc., we, our and us mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries, while references to Goldman Sachs mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries. Also, references to Holders mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not indirect holders who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company. Please review the special considerations that apply to indirect holders in the attached prospectus, under "Description of Notes We May Offer -- Legal Ownership of Notes".

     Your note is one of a series of debt securities, entitled "Medium-Term Notes, Series B", that we may issue under the indenture from time to time. This prospectus supplement summarizes specific financial and other terms that apply to your note; terms that apply generally to all Series B medium-term notes are described in "Description of Notes We May Offer" in the attached prospectus. The terms described here supplement those described in the attached prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

     In addition to those described on the front cover page, the following terms will apply to your note:

SPECIFIED CURRENCY:
- principal: U.S. dollars
- interest: U.S. dollars

LISTING: your note will not be listed on any securities exchange or quotation system

FORM OF NOTE:

- global form only: yes


- non-global form available: no


DENOMINATIONS: multiples of the initial index stock price specified on the front cover page

CALCULATION AGENT:  Goldman, Sachs & Co.

DEFEASANCE APPLIES AS FOLLOWS:
- full defeasance: no
- covenant defeasance: no

OTHER TERMS:
- the default amount will be payable on any acceleration of the maturity of your note as described below under "-- Special Calculation Provisions"

- antidilution provisions will apply to your note as described below under "-- Antidulution Adjustments"

- a business day for your note will not be the same as a business day for our other Series B medium-term notes, as described below under "-- Special Calculation Provisions"


In this prospectus supplement, when we refer to the index stock, we mean the common stock of Gateway 2000, Inc. and, when we refer to the index stock issuer, we mean that company, except as noted below under "-- Antidilution
Adjustments -- Reorganization Events -- Exchange Property".


     Please note that the information about the original issue date, original issue price and net proceeds to Goldman Sachs on the front cover page relates only to the initial sale of the note. If you have purchased the note in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

     We describe the terms of your note in more detail below.

                  PAYMENT OF PRINCIPAL ON STATED MATURITY DATE

     On the stated maturity date, we will exchange your note for shares of the index stock at the exchange rate. Alternatively, at our sole option, we may pay you cash in an amount equal to the number of shares of the index stock we would otherwise be obligated to deliver in exchange for your note, multiplied by the final index stock price. If we choose to deliver cash, we will notify you of our election at least ten business days prior to the stated maturity date; IF WE DO NOT NOTIFY YOU, WE WILL DELIVER SHARES OF THE INDEX STOCK.

EXCHANGE RATE

The exchange rate will equal either:

- if the final index stock price equals or exceeds the threshold appreciation price, a number of shares of index stock equal to the threshold fraction for
  each $     [initial index stock price] of the outstanding face amount of the
  Note; or

- if the final index stock price is less than the threshold appreciation price,
  one share of index stock for each $     [initial index stock price] of the
  outstanding face amount of the note.

We specify the initial index stock price, final index stock price, threshold appreciation price and threshold fraction on the front cover page.

     The exchange rate may be adjusted, with respect to both the amount and type of consideration, as a result of dilution events, as we describe below under "-- Antidilution Adjustments". In addition, if an exchange would otherwise involve a fractional share of the index stock, we will pay cash instead of the fractional share, in an amount equal to that fraction multiplied by the final index stock price.

     The shares of the index stock, together with any cash payable for a fractional share and after giving effect to any antidilution adjustments, that we must deliver on the stated maturity date in exchange for your note represent the principal amount of your note, unless we elect to deliver cash. In that event, the cash we must pay in exchange for your note on the stated maturity date represents the principal amount of your note.

STATED MATURITY DATE


     The stated maturity date will be           , 2000 unless that day is not a
business day, in which case the stated maturity date will be the next following business day. If the fifth business day before this applicable day is not the determination date referred to below, however, then the stated maturity date will be the fifth business day following the determination date, provided that
the stated maturity date will never be later than           , 2000 [stated
maturity + 7 days]. The calculation agent may postpone the determination date if a market disruption event occurs or is continuing. We describe market disruption events below under "-- Special Calculation Provisions".


DETERMINATION DATE


     The determination date will be the fifth business day before the stated maturity date, unless a market disruption event occurs or is continuing on that business day. In that event, the determination date will be the first following business day on which a market disruption event does not occur and is not continuing. In no event, however, will the determination date be later than the
fifth business day before           , 2000 [stated maturity + 7 days].


     As indicated above, the determination date may be postponed no more than seven days. If a market disruption event continues for seven days after the originally scheduled determination date and the closing price for the index stock is still not available on the seventh day, the calculation agent will nevertheless determine the final index stock price on the seventh day, based on its assessment, made in its sole discretion, of the market value of the index stock at that time.

                               INTEREST PAYMENTS

     Interest will accrue on the outstanding face amount of your note and will be calculated and paid as described in the attached prospectus with regard to fixed rate notes, except that the interest payment and regular record dates will be those specified on the front cover page of this prospectus supplement.


                              PAYMENT AND DELIVERY



     Any payment or delivery on your note at maturity will be made to an account designated by the Holder of your note and approved by us, or at the office of the trustee in New York City, but only when the note is surrendered to the trustee at that office. We may pay interest due on any interest payment date by check mailed to the Holder on the regular record date. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.


                            ANTIDILUTION ADJUSTMENTS

     The calculation agent will adjust the exchange rate as described below, but only if an event described under one of the following six subsections occurs and only if the relevant event occurs during the period described under the applicable subsection.

     The adjustments described below do not cover all events that could affect the exchange rate, such as an issuer tender or exchange offer for the index stock at a premium to its market price or a tender or exchange offer made by a third party for less than all outstanding shares of the index stock. We describe the risks relating to dilution above under "Additional Risk Factors Specific to Your Note -- You Have Limited Antidilution Protection".

  HOW ADJUSTMENTS WILL BE MADE

     In this prospectus supplement, we refer to antidilution adjustment of the exchange rate. If an event requiring antidilution adjustment occurs, the calculation agent will make the adjustment by taking the following steps:

- STEP ONE. The calculation agent will adjust the reference amount. This term refers to the amount of the index stock or other property for which the final index stock price is to be determined on the determination date. For example, if no adjustment is required, the final index stock price will be the closing price of one share of the index stock on the determination date. In that case, the reference amount will be one share of the index stock. We describe how the closing price will be determined below under "-- Special Calculation Provisions".

  If an adjustment is required because of one of the dilution events described in the first five subsections below -- these involve stock splits, reverse stock splits, stock dividends, other dividends and distributions and issuances of rights and warrants -- then the final index stock price might instead be, for example, the closing price, on the determination date, of two shares of the index stock or a half share of the index stock, depending on the event. In that example, the adjusted reference amount would be two shares of the index stock or one half share of the index stock, as applicable.

  If an adjustment is required because of one of the reorganization events described in "-- Reorganization Events" below -- these involve events in which cash, securities or other property is distributed in respect of the index stock -- then the final index stock price will be as follows, assuming there has been no prior antidilution adjustment: the value, on the determination date, of the property distributed in the reorganization event in respect of one share of the index stock, plus one share of the index stock if the index stock remains outstanding. In that case, the adjusted reference amount will be the property so distributed plus one share of the index stock, if applicable. In addition, on the stated maturity date, your note will be exchangeable for the kind or kinds of property comprising the adjusted reference amount, or the cash value of that property, as described in more detail below under "-- Reorganization Events".

  The manner in which the calculation agent adjusts the reference amount in step one will depend on the type of dilution event requiring adjustment. These events and the nature of the required adjustments are described in the six subsections that follow.

- STEP TWO. Having adjusted the reference amount in step one, the calculation agent will determine the final index stock price, which will be the closing price of the adjusted reference amount on the determination date. If a reorganization event occurs, the final index stock price will be the value of the adjusted reference amount as determined by the calculation agent in the manner described below under "-- Reorganization Events".

- STEP THREE. Having determined the final index stock price in step two, the calculation agent will use this price to calculate the threshold fraction and will use this fraction to calculate the exchange rate.

- STEP FOUR. Having calculated the exchange rate in step three, the calculation agent will multiply this rate by the reference amount as adjusted in step one. The resulting rate will be the number of shares of the index stock that will
  be exchangeable on the stated maturity date for each $       [initial index
  stock price] of the outstanding face amount of your note.

- STEP FIVE. If we elect to deliver cash to the Holder on the stated maturity date, the amount we deliver will equal the cash value of the index stock that we would otherwise deliver, based on the adjusted rate calculated in step four. The calculation agent will determine the cash value of that stock by multiplying the number of shares involved by the closing price for one share on the determination date, rather than by the final index stock price, which will be the closing price for the adjusted reference amount. If your note would be exchangeable for property other than the index stock because of a reorganization event, then the calculation agent will determine the cash value of that property in the manner described below under "-- Reorganization Events".


     If more than one event requiring adjustment occurs, the calculation agent will first adjust the reference amount as described in step one above for each event, sequentially, in the order in which the events occur, and on a cumulative basis. Thus, having adjusted the reference amount for the first event, the calculation agent will repeat step one for the second event, applying the required adjustment to the reference amount as already adjusted for the first event, and so on for each event. Having adjusted the reference amount for all events, the calculation agent will then take the remaining applicable steps in the process described above, determining the final index stock price, the threshold fraction and the adjusted exchange rate using the reference amount as sequentially and cumulatively adjusted for all the relevant events. The calculation agent will make all required determinations and adjustments no later than the determination date.



     The calculation agent will adjust the exchange rate for each reorganization event described in the sixth subsection below. For any other event, however, the calculation agent will not have to adjust the exchange rate unless the adjustment would result in a change of at least 0.1% in the exchange rate that would apply without the adjustment, provided that the adjustment is carried forward and taken into account in determining whether any further adjustment is necessary. The exchange rate resulting from any adjustment will be rounded up or down, as appropriate, to the nearest one thousandth, with five ten-thousandths being rounded upward -- e.g., 0.1234 will be rounded down to 0.123 and 0.1235 will be rounded up to 0.124.


     If an event requiring antidilution adjustment occurs, the calculation agent will make the adjustment with a view to offsetting, to the extent practical, any change in the economic position of the Holder and The Goldman Sachs Group, Inc., relative to the note, that results solely from that event. The calculation agent may, in its sole discretion, modify the antidilution adjustments as necessary to ensure an equitable result.

     The calculation agent will make all determinations with respect to antidilution adjustments, including any determination as to whether an event requiring adjustment has occurred, as to the nature of the adjustment required and how it will be made or as to the value of any property distributed in a reorganization event, and will do so in its sole discretion. In the absence of manifest error, those determinations will be conclusive for all purposes and will be binding on you and us, without any liability on the part of the calculation agent. The calculation agent will provide information about the adjustments it makes upon written request by the Holder.

     In this prospectus supplement, when we say that the calculation agent will adjust the exchange rate for one or more dilution events, we mean that the calculation agent will take all the applicable steps described above with respect to those events.

 Regardless of the antidilution adjustments that may apply to your note, the cash or index stock you receive on the stated maturity date, valued as of the determination date, will not under any circumstances exceed the threshold
 appreciation price for each $          [initial index stock price] of the
 outstanding face amount of your note.

     The following six subsections describe the dilution events for which the exchange rate is to be adjusted. Each subsection describes the manner in which the calculation agent will adjust the reference amount -- the first step in the adjustment process described above -- for the relevant event.

  STOCK SPLITS

     A stock split is an increase in the number of a corporation's outstanding shares of stock without any change in its stockholders' equity. Each outstanding share will be worth less as a result of a stock split.

     If the index stock is subject to a stock split, then at the opening of business on the first day on which the index stock trades without the right to receive the stock split, the calculation agent will adjust the reference amount to equal the sum of the prior reference amount -- i.e., the reference amount before that adjustment -- plus the product of (1) the number of new shares issued in the stock split with respect to one share of the index stock and (2) the prior reference amount. The reference amount -- and thus the exchange rate -- will not be adjusted, however, unless that first day occurs on or after the date of this prospectus supplement and on or before the determination date.

  REVERSE STOCK SPLITS

     A reverse stock split is a decrease in the number of a corporation's outstanding shares of stock without any change in its stockholders' equity. Each outstanding share will be worth more as a result of a reverse stock split.

     If the index stock is subject to a reverse stock split, then once the reverse stock split becomes effective, the calculation agent will adjust the reference amount to equal the product of the prior reference amount and the quotient of (1) the number of outstanding shares of the index stock resulting from the reverse stock split divided by (2) the number of shares of the index stock outstanding immediately before the reverse stock split becomes effective. The reference amount -- and thus the exchange rate -- will not be adjusted, however, unless the reverse stock split becomes effective on or after the date of this prospectus supplement and on or before the determination date.

  STOCK DIVIDENDS

     In a stock dividend, a corporation issues additional shares of its stock to all holders of its outstanding stock in proportion to the shares they own. Each outstanding share will be worth less as a result of a stock dividend.

     If the index stock is subject to a stock dividend, then at the opening of business on the ex-dividend date, the calculation agent will adjust the reference amount to equal the prior reference amount plus the product of (1) the number of shares issued in the stock dividend with respect to one share of the index stock and (2) the prior reference amount. The reference amount -- and thus the exchange rate -- will not be adjusted, however, unless the ex-dividend date occurs on or after the date of this prospectus supplement and on or before the determination date.

     The ex-dividend date for any dividend or other distribution is the first day on which the index stock trades without the right to receive that dividend or other distribution.

  OTHER DIVIDENDS AND DISTRIBUTIONS

     The reference amount will not be adjusted to reflect dividends or other distributions paid with respect to the index stock, other than:

- stock dividends described above,

- distributions that are spin-off events described in "-- Reorganization Events" below,

- issuances of rights and warrants as described in "-- Rights and Warrants" below, and

- extraordinary dividends described below.

     A dividend or other distribution with respect to the index stock will be deemed to be an extraordinary dividend if its per share value exceeds that of the immediately preceding non-extraordinary dividend, if any, for the index stock by an amount equal to at least 10% of the closing price of the index stock on the first business day before the ex-dividend date.


     If an extraordinary dividend occurs, the calculation agent will adjust the reference amount at the opening of business on the ex-dividend date to equal the product of (1) the prior reference amount and (2) a fraction, the numerator of which is the closing price of the index stock on the business day before the ex-dividend date and the denominator of which is the amount by which that closing price exceeds the extraordinary dividend amount. The reference amount -- and thus the exchange rate -- will not be adjusted, however, unless the ex-dividend date occurs on or after the date of this prospectus supplement and on or before the determination date.

     The extraordinary dividend amount with respect to an extraordinary dividend for the index stock equals:

- for an extraordinary dividend that is paid in lieu of a regular quarterly dividend, the amount of the extraordinary dividend per share of the index stock minus the amount per share of the immediately preceding dividend, if any, that was not an extraordinary dividend for the index stock, or

- for an extraordinary dividend that is not paid in lieu of a regular quarterly dividend, the amount per share of the extraordinary dividend.

     To the extent an extraordinary dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent. A distribution on the index stock that is a spin-off event described below under "-- Reorganization Events" and also an extraordinary dividend will result in an adjustment to the exchange rate only as described in "-- Reorganization Events" and not as described here.

  RIGHTS AND WARRANTS


     If the index stock issuer issues rights or warrants to all holders of the index stock to subscribe for or purchase index stock at an exercise price per share that is less than the closing price of the index stock on the record date for determining the holders of the index stock entitled to receive such rights and warrants, then the reference amount will be adjusted by multiplying that rate by the following fraction:


- the numerator will be the number of shares of the index stock outstanding at the close of business on that record date, plus the number of additional shares of the index stock offered for subscription or purchase under those rights or warrants, and

- the denominator will be the number of shares of the index stock outstanding at the close of business on that record date, plus the number of additional shares of the index stock that the aggregate offering price of the total number of shares of the index stock so offered for subscription or purchase would purchase at the closing price of the index stock on that record date, with that number of additional shares being determined by multiplying the total number of shares so offered by the exercise price of those rights or warrants and dividing the resulting product by the closing price on the record date.

The reference amount -- and thus the exchange rate -- will not be adjusted, however, unless the record date described above occurs on or after the date of this prospectus supplement and before the determination date.

  REORGANIZATION EVENTS

     Each of the following is a reorganization event:

- the index stock is reclassified or changed,

- the index stock issuer has been subject to a merger, consolidation or other combination and either is not the surviving entity or is the surviving entity but all the outstanding index stock is exchanged for or converted into other property,

- a statutory share exchange involving the outstanding index stock and the securities of another entity occurs, other than as part of an event described above,

- the index stock issuer sells or otherwise transfers its property and assets as an entirety or substantially as an entirety to another entity,

- the index stock issuer effects a spin-off -- that is, issues to all holders of the index stock equity securities of another issuer, other than as part of an event described above,

- the index stock issuer is liquidated, dissolved or wound up or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law, or

- another entity completes a tender or exchange offer for all the outstanding index stock.

     ADJUSTMENTS FOR REORGANIZATION EVENTS. If a reorganization event occurs, then the calculation agent will adjust the reference amount so that it consists of each type of exchange property distributed in respect of one share of the index stock -- or in respect of whatever the prior reference amount may be -- in the reorganization event, taken together. We define the term "exchange property" below. For purposes of the five-step adjustment process described above under "-- How Adjustments Will Be Made", the exchange property so distributed will be the adjusted reference amount described in step one, the value of that property on the determination date will be the final index stock price described in step two and the calculation agent will determine and adjust the exchange rate based on these items as described in steps three and four.

     Consequently, if a reorganization event occurs, the note will be exchangeable on the stated maturity date as follows:

- If we do not elect to exchange the note for cash, we will deliver to the
  Holder, for each $       [initial index stock price] of the outstanding face
  amount, each type of exchange property distributed in the reorganization event in respect of the prior reference amount.

- If we elect to exchange the note for cash, we will pay the Holder, for every
  $       [initial index stock price] of the outstanding face amount, cash in an amount equal to the value of each type of exchange property distributed in the reorganization event in respect of the prior reference amount.

     The calculation agent will determine the value of each type of exchange property, in its sole discretion. For any exchange property consisting of securities, the calculation agent will use the closing price for each security on the determination date. If more than one type of exchange property is involved, the exchange rate will be adjusted so that the note is exchangeable for each type, or for the cash value of each type, in the same proportion as the value of each type bears to the total value of the exchange property distributed in respect of the prior reference amount. If a holder of the index stock may elect to receive different types or combinations of types of exchange property in the reorganization event, the exchange property will be deemed to include the types and amounts of each type distributed to a holder that makes no election.

     If a reorganization event occurs, the reference amount will be adjusted to consist of the exchange property distributed in the event, as described above. The calculation agent will make further antidilution adjustments for later events that affect the exchange property or any component of that property, to the same extent that it would make adjustments if the index stock were outstanding and were affected by the same kinds of events. For example, if the index stock issuer merges into another company and each share of the index stock is converted into the right to receive two common shares of the surviving company and a specified amount of cash, the reference amount will be adjusted to consist of two common shares and the specified amount of cash. The calculation agent will adjust the common share component of the reference amount to reflect any later stock split or other event that affects the common shares of the surviving company, to the extent described in this and the prior five subsections as if the common shares were the index stock. In that event, the cash component will not be adjusted but will continue to be a component of the reference amount. The final index stock price used to calculate the adjusted exchange rate will be the total value, as determined by the calculation agent on the determination date, of all components of the reference amount, with each component adjusted on a sequential and cumulative basis for all relevant events affecting it.

     The calculation agent will not make any adjustment for a reorganization event, however, unless the event becomes effective -- or, if the event is a spin-off, unless the ex-dividend date for the spin-off occurs -- on or after the date of this prospectus supplement and on or before the determination date.

     EXCHANGE PROPERTY. When we refer to exchange property, we mean the cash, securities and other property or assets distributed in a reorganization event in respect of one outstanding share of the index stock -- or in respect of whatever the applicable reference amount may then be. In the case of a spin-off, the exchange property also includes one share of the index stock -- or other applicable reference amount -- in respect of which the distribution is made.

     If a reorganization event occurs, the exchange property distributed in the event will be substituted for the index stock as described above. Consequently, in this prospectus supplement, as applicable, when we refer to the index stock, we mean any exchange property that may be distributed in respect of the index stock and, when we refer to the index stock issuer, we mean any successor entity in a reorganization event.

                         DEFAULT AMOUNT ON ACCELERATION

     If an event of default occurs and the maturity of your note is accelerated, we will pay the default amount in respect of the principal of your note at the maturity. We describe the default amount below under "-- Special Calculation Provisions".

     For the purpose of determining whether the Holders of our Series B medium-term notes, of which your note is one, are entitled to take any action under the indenture, we will treat the outstanding face amount of your note as the outstanding principal amount of your note. Although the terms of your note differ from those of the other Series B medium-term notes. Holders of specified percentages in principal amount of all Series B medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series B medium-term notes, including your note. This action may involve changing some of the terms that apply to the Series B medium-term notes, accelerating the maturity of the Series B medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under "Description of Notes We May Offer -- Default, Remedies and Waiver of Default" and "-- Modification and Waiver of Covenants".

                             MODIFIED BUSINESS DAY

     As described in the attached prospectus, any payment on your note that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date. The same will apply to any delivery of the index stock that would otherwise be due on a day that is not a business day. For your note, however, the term business day has a different meaning than it does for other Series B medium-term notes. We discuss this term under "-- Special Calculation Provisions" below.

                           ROLE OF CALCULATION AGENT


     The calculation agent will make all determinations regarding the exchange rate, antidilution adjustments, market disruption events, the final stock index price, the default amount and the amount of the index stock, cash or exchange property to be delivered in exchange for your note. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

     Please note that the firm named as the calculation agent in this prospectus supplement is the firm serving in that role as of the original issue date of your note. We may change the calculation agent after the original issue date without notice.

                         SPECIAL CALCULATION PROVISIONS

BUSINESS DAY

     When we refer to a business day with respect to your note, we mean a day that is a business day of the kind described in the attached prospectus but that is not a day on which the principal securities exchange for the index stock is authorized by law or executive order to close.

CLOSING PRICE

     The closing price for any security on any day will equal the closing sale price or last reported sale price, regular way, for the security, on a per-share or other unit basis:

- on the principal national securities exchange on which that security is listed for trading on that day, or

- if that security is not listed on any national securities exchange, on the Nasdaq National Market System on that day, or

- if that security is not quoted in the Nasdaq National Market System on that day, on any other U.S. national market system that is the primary market for the trading of that security.

If that security is not listed or traded as described above, then the closing price for that security on any day will be the average, as determined by the calculation agent, of the bid prices for the security obtained from as many dealers in that security selected by the calculation agent as will make those bid prices available to the calculation agent. The number of dealers need not exceed three and may include the calculation agent or any of its or our affiliates.

DEFAULT AMOUNT

     The default amount for your note on any day will be an amount, in the specified currency for the principal of your note, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to your note as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your note. That cost will equal:

- the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

- the reasonable expenses, including reasonable attorneys' fees, incurred by the Holder of your note in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for your note, which we describe below, the Holder and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest -- or, if there is only one, the only -- quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

     DEFAULT QUOTATION PERIOD. The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

- no quotation of the kind referred to above is obtained or

- every quotation of that kind obtained is objected to within five business days after the due day as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as provided as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in this sentence.

     In any event, if the default quotation period and the subsequent two business day objection period have not ended before the determination date, then the default amount will equal the principal amount of your note.

     QUALIFIED FINANCIAL INSTITUTIONS. For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

- A-1 or higher by Standard & Poor's Ratings or any successor, or any other comparable rating then used by that rating agency, or

- P-1 or higher by Moody's Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

MARKET DISRUPTION EVENT

     Any of the following will be a market disruption event:

- a suspension, absence or material limitation of trading in the index stock on its primary market for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

- a suspension, absence of trading or material limitation of trading in option contracts relating to the index stock, if available, in the primary market for those contracts during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

- the index stock does not trade on what was the primary market for the index stock, as determined by the calculation agent in its sole discretion,

and, in any of these events, the calculation agent determines in its sole discretion that the event materially interferes with the ability of The Goldman Sachs Group, Inc. or any of its affiliates to unwind all or a material portion of a hedge with respect to your note that we or our affiliates may effect as described below under "Use of Proceeds and Hedging".

     The following events will not be market disruption events:

- a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market, and

- a decision to permanently discontinue trading in the option contracts relating to the index stock.

     For this purpose, an "absence of trading" in the primary securities market on which option contracts related to the index stock are traded will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in option contracts related to the index stock, if available, in the primary market for those contracts, by reason of:

- a price change exceeding limits set by that market, or

- an imbalance of orders relating to those contracts, or

- a disparity in bid and ask quotes relating to those contracts will constitute a suspension or material limitation of trading in option contracts related to the index stock in the primary market for those contracts.

     In this section about market disruption events, references to the index stock include securities that are part of any exchange property, as determined by the calculation agent in its sole discretion.

                          USE OF PROCEEDS AND HEDGING

     We will use the net proceeds we receive from the sale of your note for the purposes we describe in the attached prospectus under "Use of Proceeds". We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under your note as described below.


     In anticipation of the sale of your note, Goldman Sachs has entered into hedging transactions involving purchases of the index stock prior to the date of this prospectus supplement. From time to time, we may enter into additional hedging transactions or unwind those we have entered into. In this regard, we may:


- acquire or dispose of the index stock or other securities of the index stock issuer,

- take short positions in the index stock or other securities of the index stock issuer -- i.e., we may sell securities of the kind that we do not own or that we borrow for delivery to purchaser,

- take or dispose of positions in listed or over-the-counter options or other instruments based on the index stock and/or
- take or dispose of positions in listed or over-the-counter options or other instruments based on indices designed to track the performance of the NYSE or other components of the U.S. equity market.

Goldman Sachs may acquire a long or short position in securities similar to your note from time to time and may, in its sole discretion, hold or resell those securities.

     Goldman Sachs may close out its hedge on or before the determination date. That step may involve sales of the index stock, listed or over-the-counter options on the index stock or listed or over-the-counter options or other instruments based on indices designed to track the performance of the NYSE or other components of the U.S. equity market.

The hedging activity discussed above may adversely affect the market value of your note from time to time. See "Additional Risk Factors Specific to Your Note -- Trading and Other Transactions by Goldman Sachs in the Index Stock May Impair the Value of Your Note" and "-- Our Business Activities May Create Conflicts of Interest Between You and Us" for a discussion of these adverse effects.

                               GATEWAY 2000, INC.



     According to publicly available documents, the index stock issuer, Gateway 2000, Inc., a Delaware corporation, is a direct marketer of personal computers and related products and services. The stock index issuer develops, manufactures, markets and supports a line of desktop and portable personal computers, digital media personal computers, servers, workstations and personal computer-related products used by individuals, families, businesses, government agencies and educational institutions. The stock index issuer manages its business activities primarily in two customer-focused segments: consumer and business.


         WHERE INFORMATION ABOUT THE INDEX STOCK ISSUER CAN BE OBTAINED

     The index stock is registered under the Securities Exchange Act of 1934. Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at

- Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549,

- Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661, and

- Seven World Trade Center, 13th Floor, New York, New York 10048.


Copies of this material can also be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, information filed by the index stock issuer with the SEC electronically can be reviewed through a web site maintained by the SEC. The address of the SEC's web site is http://www.sec.gov. Information filed with the SEC by the index stock issuer under the Exchange Act can be located by reference to its SEC file number: 0-22784.


     Information about the index stock issuer may also be obtained from other sources such as press releases, newspaper articles and other publicly disseminated documents.

     We do not make any representation or warranty as to the accuracy or completeness of any materials referred to above, including any filings made by the index stock issuer with the SEC.

                     WE OBTAINED THE INFORMATION ABOUT THE
 INDEX STOCK ISSUER IN THIS PROSPECTUS SUPPLEMENT FROM THE INDEX STOCK ISSUER'S
                                 PUBLIC FILINGS

     This prospectus supplement relates only to your note and does not relate to the index stock or other securities of the index stock issuer. We have derived all information about the index stock issuer in this prospectus supplement from the publicly available documents referred to in the preceding subsection. We have not participated in the preparation of any of those documents or made any "due diligence" investigation or any inquiry of the index stock issuer with respect to the index stock issuer in connection with the offering of your note. We do not make any representation that the publicly available documents or any other publicly available information about the index stock issuer are accurate or complete. Furthermore, we do not know whether all events occurring before the date of this prospectus supplement -- including events that would affect the accuracy or completeness of the publicly available documents referred to above, the trading price of the index stock and, therefore, the exchange rate -- have been publicly disclosed. Subsequent disclosure of any events of this kind or the disclosure of or failure to disclose material future events concerning the index stock issuer could affect the value you will receive at maturity and, therefore, the market value of your note.

     Neither we nor any of our affiliates make any representation to you as to the performance of the index stock.

     We or any of our affiliates may currently or from time to time engage in business with the index stock issuer, including making loans to or equity investments in the index stock issuer or providing advisory services to the index stock issuer, including merger and acquisition advisory services. In the course of that business, we or any of our affiliates may acquire non-public information about the index stock issuer and, in addition, one or more of our affiliates may publish research reports about the index stock issuer. As an investor in the note, you should undertake such independent investigation of the index stock issuer as in your judgment is appropriate to make an informed decision with respect to an investment in the note.

                             HISTORICAL INFORMATION


     The index stock is traded on the New York Stock Exchange under the symbol "GTW". The following table sets forth the quarterly high, low and closing prices on the New York Stock Exchange for the index stock for the four calendar quarters in each of 1996, 1997 and 1998, for the first calendar quarter in 1999 and for the second calendar quarter in 1999, through May 14, 1999. We obtained the closing prices listed below from Bloomberg Financial Services, without independent verification.



     You should not take the historical prices of the index stock as an indication of future performance. We cannot give you any assurance that the price of the index stock will increase sufficiently for you to receive an amount in excess of, or even equal to, the face amount of your note at maturity. As discussed above under "Additional Risk Factors Specific to Your Note", the principal of your note is not protected.



                                                                HIGH      LOW     CLOSE
                                                                -----    -----    -----
1996
  Quarter ended March 31....................................    15 3/4   9 1/4    13 15/16
  Quarter ended June 30.....................................    20 7/16  14 5/16  17
  Quarter ended September 30................................    24 23/32 14 1/2   23 15/16
  Quarter ended December 31.................................    32 1/16  22 7/16  26 25/32
1997
  Quarter ended March 31....................................    32 5/8   23 13/16 25 5/8
  Quarter ended June 30.....................................    37 3/8   26 3/16  32 1/2
  Quarter ended September 30................................    44 3/4   31 1/2   31 1/2
  Quarter ended December 31.................................    36 1/8   25 1/8   32 3/4
1998
  Quarter ended March 31....................................    48 1/4   32 1/2   46 3/4
  Quarter ended June 30.....................................    58 13/16 42 9/16  50
  Quarter ended September 30................................    67 1/8   46 7/16  52 5/16
  Quarter ended December 31.................................    61 5/8   41 1/2   51 3/16
1999
  Quarter ended March 31....................................    82 1/2   53 5/8   68 9/16
  Quarter ending June 30 (through May 14, 1999).............    76 11/16 59 1/2   67 5/8
  Closing price on May 14, 1999.............................                      66

           SUPPLEMENTAL DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES

   The following discussion supplements the discussion of U.S. federal income taxation in the attached prospectus with respect to United States holders.


   To the extent it reflects legal conclusions, the following section is the opinion of Sullivan & Cromwell, counsel to The Goldman Sachs Group, Inc. In addition, it is the opinion of Sullivan & Cromwell that the characterization of the note for U.S. federal income tax purposes that will be required under the terms of the note, as discussed below, is a reasonable interpretation of current law. No statutory, judicial or administrative authority directly discusses how your note should be treated for U.S. federal income tax purposes and, as a result, the U.S. federal income tax consequences of your investment in your note are highly uncertain. Because of the uncertainty, you should consult your tax advisor in determining the U.S. federal income tax and other tax consequences of your investment in the note, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.


     You will be obligated pursuant to the terms of the note -- in the absence of an administrative determination or judicial ruling to the contrary -- to characterize your note for all tax purposes as a forward contract to purchase the index stock at the stated maturity date, under the terms of which contract:

(1) at the time of issuance of your note you deposit irrevocably with us a fixed amount of cash equal to the purchase price of your note to assure the fulfillment of your purchase obligation described in clause (3) below, which deposit will unconditionally and irrevocably be applied at the stated maturity date to satisfy that obligation,

(2) until the stated maturity date we will be obligated to pay interest on the deposit at a rate equal to the stated rate of interest on your note as compensation to you for our use of the cash deposit during the term of the note, and

(3) at the stated maturity date the cash deposit unconditionally and irrevocably will be applied by us in full satisfaction of your obligation under the forward purchase contract, and we will deliver to you the number of shares of the index stock -- or, at our option, an amount of cash equal to the value of the shares of the index stock -- that you are entitled to receive at that time pursuant to the terms of your note.


Although you will be obligated to treat the payment of the purchase price for your note as a deposit for U.S. federal income tax purposes, the cash proceeds that we receive from this offering will not be segregated by us during the term of your note, but instead will be commingled with our other assets.


     Consistent with the above characterization, amounts paid to us in respect of the original issue of your note will be treated as allocable in their entirety to the amount of the cash deposit attributable to your note, and amounts denominated as interest that are payable with respect to your note will be characterized as interest payable on the amount of the deposit, includible annually in your income in accordance with your method of accounting.

     If your note is characterized as described above, your tax basis in your note generally would equal your cost for your note. Upon the sale or exchange of your note, you would recognize gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in your note. The gain or loss generally will be long-term capital gain or loss, except to the extent attributable to accrued but unpaid interest, if you hold the note for more than one year. If we elect to deliver shares of the index stock at the stated maturity date, you will not recognize gain or loss on the purchase of the stock. You would have a tax basis in the index stock equal to your tax basis in your note, less the portion of the tax basis of your note allocable to any fractional share, as described in the next sentence, and would have a holding period in the index stock beginning on the date after the stated maturity date. You would recognize short-term capital gain or loss with respect to cash received in lieu of fractional shares, in an amount equal to the difference between the cash received and the portion of the basis of your note allocable to fractional shares. If we deliver cash at the stated maturity date, you will generally recognize long-term capital gain or loss equal to the difference between the amount of cash received and your tax basis in the note.


     There is no judicial or administrative authority discussing how your note should be treated for U.S. federal income tax purposes. Therefore, the Internal Revenue Service might assert that treatment other than that described above is more appropriate. For example, the Internal Revenue Service could treat your note as a single debt instrument subject to special rules governing contingent payment obligations. Under those rules, the amount of interest you are required to take into account for each accrual period would be determined by constructing a projected payment schedule for the note and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the comparable yield -- i.e., the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your note -- and then determining a payment schedule as of the issue date that would produce the comparable yield. These rules may have the effect of requiring you to include interest in income in respect of your note prior to your receipt of cash attributable to that income.


     If the rules governing contingent payment obligations apply, you will recognize gain or loss upon the sale or maturity of your note -- including if you receive index stock at that time -- in an amount equal to the difference, if any, between the fair market value of the amount you receive at that time -- which, in the case of the index stock, will equal the fair market value of the index stock at the stated maturity date -- and your adjusted basis in your note. In general, your adjusted basis in your note will equal the amount you paid for your note, increased by the amount of interest you previously accrued with respect to your note, in accordance with the comparable yield and the projected payment schedule for your note, and decreased by the amount of interest payments you received with respect to your note. Your holding period in any index stock you receive upon the maturity of your note will begin on the day after the stated maturity date.

     If the rules governing contingent payment obligations apply, any gain you recognize upon the sale or maturity of your note will be ordinary interest income. Any loss you recognize at that time will be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your note, and thereafter, as capital loss.

     It is possible that the Internal Revenue Service could seek to characterize your note in a manner that results in tax consequences to you different from those described above. For example, the Internal Revenue Service could seek to allocate less than all the amounts you paid for your note to the cash deposit described above and treat the cash deposit as a debt instrument acquired at a discount. In that case, you would be required to include such original issue discount in income as it accrues in addition to stated interest on your note. You should consult your tax advisors as to possible alternative characterizations of your note for U.S. federal income tax purposes.

                    EMPLOYEE RETIREMENT INCOME SECURITY ACT

     If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan proposing to invest in the note being offered, you should refer to the matters described under "Employee Retirement Income Security Act" in the attached prospectus.

                       SUPPLEMENTAL PLAN OF DISTRIBUTION

     The Goldman Sachs Group, Inc. has agreed to sell to Goldman, Sachs & Co., as its agent, and Goldman, Sachs & Co. has agreed to purchase from The Goldman Sachs Group, Inc., the face amount of the note specified on the front cover of this prospectus supplement. Goldman, Sachs & Co. intends to resell the note at the original issue price. In the future, Goldman, Sachs & Co. or other affiliates of The Goldman Sachs Group, Inc. may repurchase and resell the note in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. For more information about the plan of distribution and possible market-making activities, see "Plan of Distribution" in the attached prospectus.

-------------------------------------------------------
-------------------------------------------------------

     No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell or a solicitation of an offer to buy the securities it describes, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                               ------------------

                               TABLE OF CONTENTS


                                             Page
                                             ----
           Prospectus Supplement
Additional Risk Factors Specific to Your
  Note.....................................   S-2
Specific Terms of Your Note................   S-6
Use of Proceeds and Hedging................  S-16
Gateway 2000, Inc..........................  S-17
Supplemental Discussion of Federal Income
  Tax Consequences.........................  S-19
Employee Retirement Income Security Act....  S-21
Supplemental Plan of Distribution..........  S-22
                Prospectus
Our Business Principles....................     2
Prospectus Summary.........................     3
Risk Factors...............................    11
Use of Proceeds............................    28
Pro Forma Consolidated Financial
  Information..............................    29
Capitalization.............................    36
Selected Consolidated Financial Data.......    38
Management's Discussion And Analysis of
  Financial Condition And Results of
  Operations...............................    40
Industry and Economic Outlook..............    65
Business...................................    68
Management.................................    93
Principal Shareholders.....................   106
Certain Relationships and Related
  Transactions.............................   108
Description of Notes We May Offer..........   113
United States Taxation.....................   143
Employee Retirement Income Security Act....   154
Validity of the Notes......................   154
Experts....................................   154
Available Information......................   155
Index to Consolidated Financial
  Statements...............................   F-1
Plan of Distribution.......................   U-1


                               ------------------
     Through and including                , 1999 (the 40th day after the date of
the attached prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

-------------------------------------------------------
-------------------------------------------------------
-------------------------------------------------------
-------------------------------------------------------


                                   $4,000,000


                               THE GOLDMAN SACHS
                                  GROUP, INC.


                        % Mandatory Exchangeable Note due 2002


  (Subject to Mandatory Exchange into Shares of Common Stock of Gateway 2000,
                                     Inc.)

                               ------------------

                              [GOLDMAN SACHS LOGO]

                               ------------------
                              GOLDMAN, SACHS & CO.
            -------------------------------------------------------
            -------------------------------------------------------

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.


                   Subject to Completion. Dated May 17, 1999.


                                $15,000,000,000
                         THE GOLDMAN SACHS GROUP, INC.

                          Medium-Term Notes, Series B

[GOLDMAN SACHS LOGO]
                            ------------------------

                                 TERMS OF SALE

     The following terms may apply to the notes that The Goldman Sachs Group, Inc. may sell at one or more times. The final terms of each note will be included in a prospectus supplement. Goldman Sachs will receive between $14,977,500,000 and $14,865,000,000 of the proceeds from the sale of the notes, after paying the agents' commissions of between $22,500,000 and $135,000,000.

     - stated maturity of 12 months or longer

     - fixed or floating interest rate, zero-coupon or issued with original issue discount; a floating interest rate may be based on:

          - commercial paper rate

          - prime rate

          - LIBOR

          - EURIBOR

          - treasury rate

          - CMT rate

          - CD rate

          - federal funds rate

          - eleventh district cost of funds rate

     - amount of principal or interest may be determined by reference to an index or formula

     - may be book-entry form only

     - may be subject to redemption at the option of Goldman Sachs or repayment at the option of the holder

     - not amortized or subject to a sinking fund

     - interest on fixed rate notes paid semi-annually

     - interest on floating rate notes paid monthly, quarterly, semi-annually or annually

     - denominations of $1,000 and multiples of $1,000

     - may be denominated in a currency other than U.S. dollars or in a composite currency

     - settlement in immediately available funds

     Goldman Sachs does not plan to list the notes for trading on a securities exchange.


     See "Risk Factors" beginning on page 11 to read about factors you should consider before investing in any notes.

                            ------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

     Goldman Sachs may sell the notes directly or through one or more agents or dealers, including the agent listed below. The agents are not required to sell any particular amount of the notes.

     Goldman Sachs may use this prospectus in the initial sale of any note. In addition, Goldman, Sachs & Co. or any other affiliate of Goldman Sachs may use this prospectus in a market-making transaction in any note after its initial sale. UNLESS GOLDMAN SACHS OR ITS AGENT INFORMS THE PURCHASER OTHERWISE IN THE CONFIRMATION OF SALE, THIS PROSPECTUS IS BEING USED IN A MARKET-MAKING TRANSACTION.
                              GOLDMAN, SACHS & CO.
                            ------------------------

                    Prospectus dated                , 1999.

                            OUR BUSINESS PRINCIPLES

1. Our clients' interests always come first. Our experience shows that if we serve our clients well, our own success will follow.

2. Our assets are our people, capital and reputation. If any of these is ever diminished, the last is the most difficult to restore. We are dedicated to complying fully with the letter and spirit of the laws, rules and ethical principles that govern us. Our continued success depends upon unswerving adherence to this standard.

3. Our goal is to provide superior returns to our shareholders. Profitability is critical to achieving superior returns, building our capital and attracting and keeping our best people. Significant employee stock ownership aligns the interests of our employees and our shareholders.

4. We take great pride in the professional quality of our work. We have an uncompromising determination to achieve excellence in everything we undertake. Though we may be involved in a wide variety and heavy volume of activity, we would, if it came to a choice, rather be best than biggest.

5. We stress creativity and imagination in everything we do. While recognizing that the old way may still be the best way, we constantly strive to find a better solution to a client's problems. We pride ourselves on having pioneered many of the practices and techniques that have become standard in the industry.

6. We make an unusual effort to identify and recruit the very best person for every job. Although our activities are measured in billions of dollars, we select our people one by one. In a service business, we know that without the best people, we cannot be the best firm.

7. We offer our people the opportunity to move ahead more rapidly than is possible at most other places. We have yet to find the limits to the responsibility that our best people are able to assume. Advancement depends solely on ability, performance and contribution to the Firm's success, without regard to race, color, religion, sex, age, national origin, disability, sexual orientation, or any other impermissible criterion or circumstance.

8. We stress teamwork in everything we do. While individual creativity is always encouraged, we have found that team effort often produces the best results. We have no room for those who put their personal interests ahead of the interests of the Firm and its clients.

9. The dedication of our people to the Firm and the intense effort they give their jobs are greater than one finds in most other organizations. We think that this is an important part of our success.

10. We consider our size an asset that we try hard to preserve. We want to be big enough to undertake the largest project that any of our clients could contemplate, yet small enough to maintain the loyalty, the intimacy and the esprit de corps that we all treasure and that contribute greatly to our success.

11. We constantly strive to anticipate the rapidly changing needs of our clients and to develop new services to meet those needs. We know that the world of finance will not stand still and that complacency can lead to extinction.

12. We regularly receive confidential information as part of our normal client relationships. To breach a confidence or to use confidential information improperly or carelessly would be unthinkable.

13. Our business is highly competitive, and we aggressively seek to expand our client relationships. However, we must always be fair competitors and must never denigrate other firms.

14. Integrity and honesty are at the heart of our business. We expect our people to maintain high ethical standards in everything they do, both in their work for the Firm and in their personal lives.

                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in the notes. You should read the entire prospectus carefully, especially the risks of investing in the notes discussed under "Risk Factors" on pages 11-27.

                         THE GOLDMAN SACHS GROUP, INC.

     Goldman Sachs is a leading global investment banking and securities firm with three principal business lines:

     - Investment Banking;
     - Trading and Principal Investments; and
     - Asset Management and Securities Services.

Our goal is to be the advisor of choice for our clients and a leading participant in global financial markets. We provide services worldwide to a substantial and diversified client base, which includes corporations, financial institutions, governments and high net worth individuals.

     For our fiscal year ended November 27, 1998, our net revenues were $8.5 billion and our pre-tax earnings were $2.9 billion, and for our fiscal quarter ended February 26, 1999, our net revenues were $3.0 billion and our pre-tax earnings were $1.2 billion. As of February 26, 1999, our total assets were $230.6 billion and our partners' capital was $6.6 billion.

     We have over time produced strong earnings growth and attractive returns on partners' capital through different economic and market conditions. Over the last 15 years, our pre-tax earnings have grown from $462 million in 1983 to $2.9 billion in 1998, representing a compound annual growth rate of 13%. Economic and market conditions can, however, significantly affect our performance. For example, in the second half of fiscal 1998, our performance was adversely affected by turbulence in global financial markets.

     We have achieved this growth, which has been generated without the benefit of a large acquisition, by maintaining an intense commitment to our clients, focusing on our core businesses and key opportunities, and operating as an integrated franchise.

     Because we believe that the needs of our clients are global and that international markets have high growth potential, we have built upon our strength in the United States to achieve leading positions in other parts of the world. Today, we have a strong global presence as evidenced by the geographic breadth of our transactions, leadership in our core products and the size of our international operations. As of February 26, 1999, we operated offices in 23 countries and 36% of our 13,000 employees were based outside the United States.

     We are committed to a distinctive culture and set of core values. These values are reflected in our Business Principles, which emphasize placing our clients' interests first, integrity, commitment to excellence and innovation, and teamwork.

                             SUMMARY FINANCIAL DATA
                                ($ in millions)

                                                                                  AS OF OR FOR
                                                       AS OF OR FOR               THREE MONTHS
                                                   YEAR ENDED NOVEMBER           ENDED FEBRUARY
                                              ------------------------------   ------------------
                                                1996       1997       1998      1998       1999
                                                ----       ----       ----      ----       ----
Net revenues:
  Investment Banking........................  $  2,113   $  2,587   $  3,368   $   633   $    902
  Trading and Principal Investments.........     2,693      2,926      2,379     1,182      1,357
  Asset Management and Securities
     Services...............................     1,323      1,934      2,773       657        736
                                              --------   --------   --------   -------   --------
Total net revenues..........................  $  6,129   $  7,447   $  8,520   $ 2,472   $  2,995
                                              ========   ========   ========   =======   ========
Pre-tax earnings(1).........................  $  2,606   $  3,014   $  2,921   $ 1,022   $  1,188
Total assets................................   152,046    178,401    217,380        --    230,624
Partners' capital...........................     5,309      6,107      6,310        --      6,612
Ratio of earnings to fixed charges(1)(2)....      1.23x      1.23x      1.21x     1.30x      1.41x

---------------
Read the table above in conjunction with the footnotes to "Selected Consolidated Financial Data" as well as the following footnotes:
(1) Since we historically operated in partnership form, payments to our profit participating limited partners were accounted for as distributions of partners' capital rather than as compensation expense. As a result, our pre-tax earnings and compensation and benefits expense have not reflected any payments for services rendered by our managing directors who were profit participating limited partners. Accordingly, our historical pre-tax earnings understate the expected operating costs to be incurred by us after our conversion to corporate form. As a corporation, we will include payments for services rendered by our managing directors who were profit participating limited partners in compensation and benefits expense. For financial information that reflects pro forma compensation and benefits expense as if we had been a corporation, see "Pro Forma Consolidated Financial Information".
(2) For purposes of the ratio of earnings to fixed charges, "earnings" represent pre-tax earnings plus fixed charges and "fixed charges" represent interest expense plus that portion of rent expense that, in our opinion, approximates the interest factor included in rent expense. For a pro forma ratio of earnings to fixed charges reflecting our conversion to corporate form, please see "Pro Forma Consolidated Financial Information". The ratio of earnings to fixed charges does not give effect to this offering of notes or to our underwritten debt offerings described below.

                            ----------------------------

                     STRATEGY AND PRINCIPAL BUSINESS LINES

     Our strategy is to grow our three core businesses -- Investment Banking, Trading and Principal Investments, and Asset Management and Securities
Services -- in markets throughout the world. Our leadership position in investment banking provides us with access to governments, financial institutions and corporate clients globally. Trading and principal investing has been an important part of our culture and earnings, and we remain committed to these businesses irrespective of their volatility. Managing wealth is one of the fastest growing segments of the financial services industry and we are positioning our asset management and securities services businesses to take advantage of that growth.

INVESTMENT BANKING

     Investment Banking represented 39% of fiscal 1998 net revenues and 35% of fiscal 1997 net revenues. We are a market leader in both the financial advisory and underwriting businesses, serving over 3,000 clients worldwide. For the period January 1, 1994 to December 31, 1998, we had the industry-leading market share of 25.3% in worldwide mergers and acquisitions advisory services, having advised on over $1.7 trillion of transactions. Over the same period, we also achieved number one market shares of 15.2% in underwriting worldwide initial public offerings and 14.4% in underwriting worldwide common stock issues. The source for this market share information is Securities Data Company.

TRADING AND PRINCIPAL INVESTMENTS

     Trading and Principal Investments represented 28% of fiscal 1998 net revenues and 39% of fiscal 1997 net revenues. We make markets in equity and fixed income products, currencies and commodities; enter into swaps and other derivative transactions; engage in proprietary trading and arbitrage; and make principal investments. In trading, we focus on building lasting relationships with our most active clients while maintaining leadership positions in our key markets. We believe our research, market-making and proprietary activities enhance our understanding of markets and ability to serve our clients.

ASSET MANAGEMENT AND SECURITIES SERVICES

     Asset Management and Securities Services represented 33% of fiscal 1998 net revenues and 26% of fiscal 1997 net revenues. We provide global investment management and advisory services; earn commissions on agency transactions; manage merchant banking funds; and provide prime brokerage, securities lending and financing services. Our asset management business has grown rapidly, with assets under supervision increasing from $92.7 billion as of November 25, 1994 to $369.7 billion as of February 26, 1999, representing a compound annual growth rate of 38%. As of February 26, 1999, we had $206.4 billion of assets under management. We manage merchant banking funds that had $15.5 billion of capital commitments as of the end of fiscal 1998.

     Assets under supervision are comprised of assets under management and other client assets. Assets under management typically generate fees based on a percentage of their value. Other client assets are comprised of assets in brokerage accounts of primarily high net worth individuals, on which we earn commissions.

     We pursue our strategy to grow our three core businesses through an emphasis on:

EXPANDING HIGH VALUE-ADDED BUSINESSES

     To achieve strong growth and high returns, we seek to build leadership positions in high value-added services such as mergers and acquisitions, executing large and complex transactions for institutional investors and asset management.

INCREASING THE STABILITY OF OUR EARNINGS

     While we plan to continue to grow each of our core businesses, our goal is to gradually increase the stability of our earnings by emphasizing growth in Investment Banking and Asset Management and Securities Services.

PURSUING INTERNATIONAL OPPORTUNITIES

     We believe that our global reach will allow us to take advantage of international growth opportunities. For example, we expect increased business activity as a result of the establishment of the European Economic and Monetary Union, the shift we anticipate toward privatization of pension systems and the changing demographics around the world.

LEVERAGING THE FRANCHISE

     We believe our various businesses are generally stronger and more successful because they are part of the Goldman Sachs franchise. Our culture of teamwork fosters cooperation among our businesses, which allows us to provide our clients with a full range of products and services on a coordinated basis.

                             COMPETITIVE STRENGTHS

STRONG CLIENT RELATIONSHIPS

     We focus on building long-term client relationships. For example, in fiscal 1998, over 75% of our Investment Banking revenues represented business from existing clients.

DISTINCTIVE PEOPLE AND CULTURE

     Our most important asset is our people. We seek to reinforce our employees' commitment to our culture and values through recruiting, training, a comprehensive review system and a compensation philosophy that rewards teamwork.

GLOBAL REACH

     We have achieved leading positions in major international markets by capitalizing on our product knowledge and global research, as well as by building a local presence where appropriate. As a result, we are one of the few truly global investment banking and securities firms with the ability to execute large and complex cross-border transactions.

                         INDUSTRY AND ECONOMIC OUTLOOK

     We believe that significant growth and profit opportunities exist in the financial services industry over the long term. These opportunities derive from long-term trends, including financial market deregulation, the globalization of the world economy, the increasing focus of companies on shareholder value, consolidations in various industries, growth in investable funds and accelerating technology and financial product innovation. We believe that over the last 15 years these trends, coupled with generally declining interest rates and favorable market conditions, have contributed to a substantially higher rate of growth in activity in the financial services industry than the growth in overall economic activity. While the future economic environment may not be as favorable as that experienced in the last 15 years and there may be periods of adverse economic and market conditions, we believe that these trends should continue to affect the financial services industry positively over the long term.

     The following table sets forth selected key industry indicators:

                            KEY INDUSTRY INDICATORS
                 ($ in billions, except gross domestic product)
                         (volume in millions of shares)

                                                     AS OF OR FOR
                                                YEAR ENDED DECEMBER 31,
                                          -----------------------------------     CAGR(6)
                                           1983     1988     1993      1998       '83-'98
                                           ----     ----     ----      ----       -------
Worldwide gross domestic product (in
  trillions)(1).........................  $   10   $   18   $    24       $29(7)     8%(7)
Worldwide mergers and acquisitions(2)...      96      527       460     2,522       24
Worldwide equity issued(2)..............      50       51       172       269       12
Worldwide debt issued(2)................     146      631     1,546     2,932       22
Worldwide equity market
  capitalization(3).....................   3,384    9,728    14,016    27,459       15
NYSE average daily volume...............      85      162       265       674       15
Worldwide pension assets(4).............  $1,900   $3,752   $ 6,560   $10,975       12
U.S. mutual fund assets(5)..............     293      810     2,075     5,530       22

---------------
(1) Source: The Economist Intelligence Unit, January 1999.
(2) Source: Securities Data Company.
(3) Source: International Finance Corporation.
(4) Source: InterSec Research Corp.
(5) Source: Investment Company Institute.
(6) Compound annual growth rate.
(7) Data as of December 31, 1997; compound annual growth rate 1983-1997.

                            ------------------------

                                OUR HEADQUARTERS

     Our headquarters are located at 85 Broad Street, New York, New York 10004, telephone (212) 902-1000.

                                  THE OFFERING

     If you purchase a note, we will describe the specific terms of that note in a supplement to this prospectus. Please refer to "Description of Notes We May Offer" in this prospectus for more information about the notes.

Notes offered.................   Medium-Term Notes, Series B.

Issuer........................   The Goldman Sachs Group, Inc.

Stated maturity...............   12 months or more from original issue date, as
                                 stated in the applicable prospectus supplement.

Amount initially offered......   Aggregate offering price of up to
                                 $15,000,000,000 or its equivalent in any other currencies or composite currencies.

Ranking.......................   The notes will rank equally in right of payment
                                 with all other senior, unsecured debt
                                 obligations of The Goldman Sachs Group, Inc.

Interest features.............   A note may bear interest at a fixed rate or a
                                 floating rate, which may be determined by reference to a formula or index, or may bear no interest, as stated in the applicable prospectus supplement.

Redemption/repayment
features......................   A note may be subject to redemption at our
                                 option, repayment at your option or both, if specified in the applicable prospectus supplement.

Currency features.............   Payments of principal or interest on a note may
                                 be made in currencies or composite currencies other than U.S. dollars, if specified in the applicable prospectus supplement.

Index features................   The amount of principal or interest payable on
                                 a note may be determined by reference to a formula or index, if specified in the applicable prospectus supplement.

Plan of distribution..........   In connection with their original issuance, we
                                 will offer and sell the notes directly, through our agents named in the applicable prospectus supplement, or to our agents so named for resale. After a note has been originally issued, agents affiliated with us may acquire and resell the note in market-making transactions.

Book-entry issuance and
  settlement..................   We will issue the notes only in book-entry
                                 form -- i.e., as global notes registered in the name of The Depository Trust Company, New York,
                                 New York, or its nominee, unless otherwise stated in the applicable prospectus supplement.
                                 Each sale of a note in global form will settle in immediately available funds through DTC.

Use of proceeds...............   We intend to use the net proceeds from the
                                 sales of notes to provide additional funds for our operations and for other general corporate purposes.

                           OUR COMMON STOCK OFFERING

     On May 7, 1999 we converted from partnership to corporate form, with The Goldman Sachs Group, Inc. as the successor parent company. At the same time, The Goldman Sachs Group, Inc. completed an initial public offering of its common stock. In that offering, The Goldman Sachs Group, Inc. sold 51,000,000 shares for its own account and two of its shareholders, Sumitomo Bank Capital Markets, Inc. and Kamehameha Activities Association, sold a total of 18,000,000 shares for their accounts.

     We received net proceeds from our common stock offering of $2.6 billion, based on the initial public offering price of $53.00 per share, after deducting the underwriting discounts and estimated offering expenses payable by us in our common stock offering. We intend to use those proceeds in the manner described below under "Use of Proceeds".

     We are managed by our principal owners. Simultaneously with our conversion from partnership to corporate form and our common stock offering, we made equity-based awards to substantially all of our employees. We also completed a number of other transactions in order to convert from partnership to corporate form at the time of the closing of our common stock offering. Upon the closing of those transactions, our employees, including former partners, owned approximately 65% of The Goldman Sachs Group, Inc. None of our employees sold shares in our common stock offering. For a more detailed description of these and other transactions, see "Certain Relationships and Related Transactions -- Incorporation and Related Transactions", "Management -- The Employee Initial Public Offering Awards" and "Pro Forma Consolidated Financial Information".

                        OUR UNDERWRITTEN DEBT OFFERINGS

     At or about the time of this offering, we plan to sell:


- approximately $1.8 billion aggregate principal amount of debt securities other than the notes, which will be payable in U.S. dollars, in an underwritten public offering; and


- approximately E1.0 billion aggregate principal amount of debt securities other than the notes, which will be payable in euros, the currency of the European Economic and Monetary Union, in a separate underwritten public offering. Based on the noon buying rate for cable transfers in New York City on May 10, 1999 of $1.0787 for E1.00, the aggregate principal amount of these euro debt securities would be approximately $1.08 billion.

These other debt securities would be general, unsecured obligations of The Goldman Sachs Group, Inc., would rank equally in right of payment with the notes, would pay a fixed rate of interest semi-annually and would have a stated maturity of ten years. If we complete these underwritten debt offerings, we intend to use the net proceeds of these offerings for the purposes described in "Use of Proceeds". We may decide to postpone or cancel any of our underwritten debt offerings or to conduct them on terms other than those described above. Thus, we may not receive the proceeds referred to above.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     The summary historical consolidated income statement and balance sheet data set forth below have been derived from our consolidated financial statements and their notes. Our consolidated financial statements have been audited by PricewaterhouseCoopers LLP, independent accountants, as of November 28, 1997 and November 27, 1998 and for the years ended November 29, 1996, November 28, 1997 and November 27, 1998. Our condensed consolidated financial statements have been reviewed by PricewaterhouseCoopers LLP as of February 26, 1999 and for the three months ended February 26, 1999. These financial statements are included elsewhere in this prospectus, together with the reports thereon of PricewaterhouseCoopers LLP.

     The summary historical consolidated income statement and balance sheet data set forth below as of November 25, 1994, November 24, 1995 and November 29, 1996 and for the years ended November 25, 1994 and November 24, 1995 have been derived from our audited consolidated financial statements that are not included in this prospectus.

     The summary historical consolidated income statement and balance sheet data set forth below as of and for the three months ended February 26, 1999 have been derived from our unaudited condensed consolidated financial statements that, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation. The interim results set forth below for the three months ended February 26, 1999 may not be indicative of results for the full year.

     The pro forma data set forth below for the year ended November 27, 1998 and as of and for the three months ended February 26, 1999 have been derived from the pro forma data set forth in "Pro Forma Consolidated Financial Information" included elsewhere in this prospectus.

     In addition to our common stock offerings, the pro forma adjustments reflect the transactions described under "Certain Relationships and Related Transactions", compensation and benefits related to services rendered by our managing directors who were profit participating limited partners, the provision for corporate income taxes and the other transactions described under "Pro Forma Consolidated Financial Information".

     The summary consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Pro Forma Consolidated Financial Information" and the consolidated financial statements and their notes.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

                                                           AS OF OR FOR YEAR ENDED NOVEMBER                AS OF OR FOR
                                                  ---------------------------------------------------      THREE MONTHS
                                                   1994       1995       1996       1997       1998     ENDED FEBRUARY 1999
                                                   ----       ----       ----       ----       ----     -------------------
                                                                                                            (unaudited)
                                                                               ($ in millions)
INCOME STATEMENT DATA:
  Net revenues..................................  $ 3,537   $  4,483   $  6,129   $  7,447   $  8,520        $  2,995
  Pre-tax earnings(1)...........................      508      1,368      2,606      3,014      2,921           1,188

BALANCE SHEET DATA:
  Total assets(2)...............................  $95,296   $100,066   $152,046   $178,401   $217,380        $230,624
  Long-term borrowings..........................   14,418     13,358     12,376     15,667     19,906          20,405
  Partners' capital.............................    4,771      4,905      5,309      6,107      6,310           6,612

PRO FORMA DATA (UNAUDITED)(3):
  Pro forma net earnings........................       --         --         --         --   $  1,256        $    516
  Pro forma ratio of earnings to fixed
    charges(4)..................................       --         --         --         --      1.15x           1.30x
  Pro forma stockholders' equity as adjusted for
    our common stock offering...................       --         --         --         --         --        $  7,627

SELECTED DATA AND RATIOS (UNAUDITED):
  Ratio of earnings to fixed charges(1)(4)......    1.06x      1.14x      1.23x      1.23x      1.21x           1.41x
  Assets under supervision:
    Assets under management.....................  $43,671   $ 52,358   $ 94,599   $135,929   $194,821        $206,380
    Other client assets.........................   49,061     57,716     76,892    102,033    142,018         163,315
                                                  -------   --------   --------   --------   --------        --------
  Total assets under supervision................  $92,732   $110,074   $171,491   $237,962   $336,839        $369,695
                                                  =======   ========   ========   ========   ========        ========

---------------
 (1) Since we historically operated in partnership form, payments to our profit participating limited partners were accounted for as distributions of partners' capital rather than as compensation expense. As a result, our pre-tax earnings and compensation and benefits expense have not reflected any payments for services rendered by our managing directors who were profit participating limited partners. Accordingly, our historical pre-tax earnings understate the expected operating costs to be incurred by us after our conversion to corporate form. As a corporation, we will include payments for services rendered by our managing directors who were profit participating limited partners in compensation and benefits expense. For financial information that reflects pro forma compensation and benefits expense as if we had been a corporation, see "Pro Forma Consolidated Financial Information".

 (2) Total assets and liabilities were increased by $11.64 billion as of November 27, 1998 and $8.99 billion as of February 26, 1999 due to the adoption of the provisions of Statement of Financial Accounting Standards No. 125 that were deferred by Statement of Financial Accounting Standards No. 127. For a discussion of Statement of Financial Accounting Standards Nos. 125 and 127, see "Accounting Developments" in Note 2 to the audited consolidated financial statements.

 (3) Reflects such adjustments as are necessary, in the opinion of management, for a fair presentation of the results of operations and stockholders' equity of Goldman Sachs on a pro forma basis. See "Pro Forma Consolidated Financial Information" for more detailed information concerning these adjustments.

 (4) For purposes of the ratio of earnings to fixed charges, "earnings" represent pre-tax earnings plus fixed charges and "fixed charges" represent interest expense plus that portion of rent expense that, in our opinion, approximates the interest factor included in rent expense. Neither the pro forma ratio of earnings to fixed charges nor the historical ratio of earnings to fixed charges gives effect to this offering of notes or our underwritten debt offerings.

                                  RISK FACTORS

     An investment in the notes we are offering involves a number of risks. You should carefully consider the following information about these risks, together with the other information in this prospectus, before investing in the notes.

 THE RISKS WE FACE IN OUR BUSINESSES COULD REDUCE THE MARKET VALUE OF THE NOTES
                      AND IMPAIR OUR ABILITY TO REPAY THEM

     We face a number of risks in our businesses, including market, liquidity, credit, operational, legal and regulatory risks. Many of these risks are substantial and inherent in our businesses. These risks could harm our operating results, our business prospects or our financial condition. If that were to occur, the value of an investment in the notes could also be reduced, in two main ways.

Business Risks Could Hurt the Credit Ratings of the Notes and, Therefore, Their Market Value and Marketability

     The business risks we describe in this section entitled "Risk Factors" could reduce our profitability and our ability to borrow or otherwise raise cash. For example, we could incur large trading losses due to severe market fluctuations, our investment banking revenues could decline due to a prolonged market downturn or we could become unable to refinance our debt due to a disruption in the credit markets. If this were to occur, the rating agencies that provide the credit ratings assigned to the notes could withdraw or lower their ratings or could place us on "credit watch" with negative implications. If that happened, the market value of the notes could fall. In addition, the number of potential investors who might be willing to purchase the notes, even at a lower price, could decrease, thereby impairing your ability to sell the notes in any trading market for the notes that may develop. Any of these developments could reduce the value of your investment in the notes.

     Even if the business risks we describe below did not have an immediate impact on Goldman Sachs, they could harm our business prospects. For example, serious employee misconduct could hurt our business reputation, we could become the target of serious, protracted litigation or regulatory action or the competition we face from other firms could hamper our ability to enhance or even maintain our position in important markets in the future. Developments such as these could harm our business prospects, which in turn could lead the rating agencies to question our ability to meet our payment obligations in a timely manner and thus to lower our credit ratings.

If Severe Enough, Business Risks Could Also Impair Our Ability to Obtain the Cash We Will Need to Pay Interest or Principal on the Notes

     The business risks we describe below could, if severe or protracted, prevent us from obtaining the cash we will need to make timely payments on our debt, including the notes. This could occur, for example, if our revenues declined or our expenses increased relative to our revenues. In addition, we may be unable to raise the funds needed to pay our obligations if our ability to borrow in the credit markets were impaired, either because of a general disruption in those markets or because of a decline in our credit ratings due to events affecting our financial position in particular or our industry generally. Similarly, our available cash could be reduced if we were unable to sell securities or other assets we hold as needed or if The Goldman Sachs Group, Inc. were unable to obtain sufficient funds from its subsidiaries because of regulatory restrictions or financial problems affecting them. A significant and sustained reduction in the cash available to The Goldman Sachs Group, Inc. could make it difficult for us to meet our payment obligations on our debt, including the notes, in a timely manner.

                       MARKET FLUCTUATIONS COULD HARM OUR
                          BUSINESSES IN MANY WAYS AND,
                      CONSEQUENTLY, COULD LOWER THE VALUE
                         OF AN INVESTMENT IN THE NOTES

     As an investment banking and securities firm, our businesses are materially affected by conditions in the financial markets and economic conditions generally, both in the United States and elsewhere around the world. The equity and debt markets in the United States and elsewhere have achieved record or near record levels, and this favorable business environment will not continue indefinitely. In the event of a market downturn, our businesses could be adversely affected in many ways, including those described below. Our revenues are likely to decline in such circumstances and, if we were unable to reduce expenses at the same pace, our profit margins would erode. For example, in the second half of fiscal 1998, we recorded negative net revenues from our Trading and Principal Investments business and from mid-August to mid-October the number of equity underwritings and announced mergers and acquisitions transactions in which we participated declined substantially due to adverse economic and market conditions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Business Environment" for a discussion of the market environment in which we operated during that period. Even in the absence of a market downturn, we are exposed to substantial risk of loss due to market volatility.

     Developments such as lower revenues, declining profit margins and losses from trading and investment activities could negatively affect the credit ratings of the notes and, therefore, their market value. In addition, if sufficiently severe, these developments could reduce the cash available to us to make payments on our debt, including the notes. In the following paragraphs, we describe several ways in which these developments could occur.

We May Incur Significant Losses from Our Trading and Investment Activities Due to Market Fluctuations and Volatility

     We generally maintain large trading and investment positions in the fixed income, currency, commodity and equity markets. To the extent that we own assets, i.e., have long positions, in any of those markets, a downturn in those markets could result in losses from a decline in the value of those long positions. Conversely, to the extent that we have sold assets we do not own, i.e., have short positions, in any of those markets, an upturn in those markets could expose us to potentially unlimited losses as we attempt to cover our short positions by acquiring assets in a rising market. We may from time to time have a trading strategy consisting of holding a long position in one asset and a short position in another, from which we expect to earn revenues based on changes in the relative value of the two assets. If, however, the relative value of the two assets changes in a direction or manner that we did not anticipate or against which we are not hedged, we might realize a loss in those paired positions. We incurred significant losses in our Trading and Principal Investments business in the second half of fiscal 1998 from this type of "relative value" trade. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Business Environment" for a discussion of those losses and the market environment in which we operated during that period. In addition, we maintain substantial trading positions that can be adversely affected by the level of volatility in the financial markets, i.e., the degree to which trading prices fluctuate over a particular period, in a particular market, regardless of market levels.

Our Investment Banking Revenues May Decline in Adverse Market or Economic Conditions

     Unfavorable financial or economic conditions would likely reduce the number and size of transactions in which we provide underwriting, mergers and acquisitions advisory and other services. Our Investment Banking revenues, in the form of financial advisory and underwriting fees, are directly related to the number and size of the transactions in which we participate and would therefore be adversely affected by a sustained market downturn. In particular, our results of operations would be adversely affected by a significant reduction in the number or size of mergers and acquisitions transactions.

We May Generate Lower Revenues from Commissions and Asset Management Fees in a Market Downturn

     A market downturn could lead to a decline in the volume of transactions that we execute for our customers and, therefore, to a decline in the revenues we receive from commissions and spreads. In addition, because the fees that we charge for managing our clients' portfolios are in many cases based on the value of those portfolios, a market downturn that reduces the value of our clients' portfolios or increases the amount of withdrawals would reduce the revenue we receive from our asset management business.

Holding Large and Concentrated Positions May Expose Us to Large Losses

     Concentration of risk in the past has increased the losses that we have incurred in our arbitrage, market-making, block trading, underwriting and lending businesses and may continue to do so in the future. Goldman Sachs has committed substantial amounts of capital to these businesses, which often require Goldman Sachs to take large positions in the securities of a particular issuer or issuers in a particular industry, country or region. Moreover, the trend in all major capital markets is towards larger and more frequent commitments of capital in many of these activities. For example, as described under "Business -- Trading and Principal Investments -- Equities", we are experiencing an increase in the number and size of block trades that we execute, and we expect this trend to continue.

Our Hedging Strategies May Not Prevent Losses

     If any of the variety of instruments and strategies we utilize to hedge our exposure to various types of risk are not effective, we may incur losses. Many of our strategies are based on historical trading patterns and correlations. For example, if we hold a long position in an asset, we may hedge this position by taking a short position in an asset where the short position has, historically, moved in a direction that would offset a change in value in the long position. However, these strategies may not be fully effective in mitigating our risk exposure in all market environments or against all types of risk. We have often hedged our exposure to corporate fixed income securities by taking a short position in U.S. Treasury securities, since historically the value of U.S. Treasury securities has changed in a manner similar to changes in the value of corporate fixed income securities. Due to the move by investors to higher credit quality fixed income securities in mid-August to mid-October 1998, however, the prices for corporate fixed income securities declined while the prices for U.S. Treasury securities increased and, as a result, we incurred losses on both positions. Unexpected market developments also affected other hedging strategies during this time, and unanticipated developments could impact these or different hedging strategies in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Risk Management" for a discussion of the policies and procedures we use to identify, monitor and manage the risks we assume in conducting our businesses and of refinements we have made to our risk management policies and procedures as a result of our recent experience.

A Prolonged Market Downturn Could Impair Our Operating Results

     While we encountered extremely difficult market conditions in mid-August to mid-October 1998, the financial markets rebounded late in the fourth quarter of fiscal 1998. At some time in the future, there may be a more sustained period of market decline or weakness that will leave us operating in a difficult market environment and subject us to the risks that we describe in this section for a longer period of time.

Market Risk May Increase the Other Risks That We Face

     In addition to the potentially adverse effects on our businesses described above, market risk could exacerbate other risks that we face. For example, if we incur substantial trading losses, our need for liquidity could rise sharply while our access to liquidity could be impaired. In addition, in conjunction with a market downturn, our customers and counterparties could incur substantial losses of their own, thereby weakening their financial condition and increasing our credit risk to them. Our liquidity risk and credit risk are described below.

                        OUR RISK MANAGEMENT POLICIES AND
                       PROCEDURES MAY LEAVE US EXPOSED TO
                       UNIDENTIFIED OR UNANTICIPATED RISK

     We have devoted significant resources to develop our risk management policies and procedures and expect to continue to do so in the future. Nonetheless, our policies and procedures to identify, monitor and manage risks may not be fully effective. Some of our methods of managing risk are based upon our use of observed historical market behavior. As a result, these methods may not predict future risk exposures, which could be significantly greater than the historical measures indicate. For example, the market movements of the late third and early fourth quarters of fiscal 1998 were larger and involved greater divergences in relative asset values than we anticipated. This caused us to experience trading losses that were greater and recurred more frequently than some of our risk measures indicated were likely to occur. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Business Environment" for a discussion of the market environment in which we operated during the second half of fiscal 1998 and "-- Risk Management" for a discussion of the policies and procedures we use to identify, monitor and manage the risks we assume in conducting our businesses and of refinements we have made to our risk management policies and procedures as a result of our recent experience.

     Other risk management methods depend upon evaluation of information regarding markets, clients or other matters that is publicly available or otherwise accessible by Goldman Sachs. This information may not in all cases be accurate, complete, up-to-date or properly evaluated. Management of operational, legal and regulatory risk requires, among other things, policies and procedures to record properly and verify a large number of transactions and events, and these policies and procedures may not be fully effective.

     If we were unable to manage our risk exposure effectively, the rating agencies could lower our credit ratings, which could reduce the market value of the notes and your ability to resell them at attractive prices. If we suffer serious losses due to an inability to manage risk, this could also diminish our available cash and make it difficult for us to make timely payments on our debt, including the notes.

   A LACK OF LIQUIDITY COULD HURT AN INVESTMENT IN THE NOTES BY IMPAIRING OUR ABILITY TO FUND OUR OPERATIONS OR, IN SOME CASES, TO PAY AMOUNTS WE OWE ON OUR
                                      DEBT

     Liquidity, i.e., ready access to funds, is essential to our businesses. In addition to maintaining a cash position, we rely on three principal sources of liquidity: borrowing in the debt markets; access to the repurchase and securities lending markets; and selling securities and other assets. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity" for a discussion of our sources of liquidity.

     If we were unable to meet our liquidity needs, we could find it necessary to reduce our business activities or it could become difficult to continue them in their current form. This could lead the rating agencies to reduce our credit ratings, lowering the market value of the notes and making it harder for investors to sell them. Moreover, if our ability to obtain financing or sell assets were sufficiently impaired, we would be unable to obtain the cash we need to meet our payment obligations on our debt, including the notes. In the following paragraphs, we describe our liquidity needs and the risks we face in meeting them.

An Inability to Access the Debt Capital Markets Could Impair Our Liquidity

     We depend on continuous access to the debt capital markets to finance our day-to-day operations. An inability to raise money in the long-term or short-term debt markets, or to engage in repurchase agreements or securities lending, could have a substantial negative effect on our liquidity. Our access to debt in amounts adequate to finance our activities could be impaired by factors that affect Goldman Sachs in particular or the financial services industry in general. For example, lenders could develop a negative perception of our long-term or short-term financial prospects if we incurred large trading losses, if the level of our business activity decreased due to a market downturn, if regulatory authorities took significant action against us or if we discovered that one of our employees had engaged in serious unauthorized or illegal activity. Our ability to borrow in the debt markets also could be impaired by factors that are not specific to Goldman Sachs, such as a severe disruption of the financial markets or negative views about the prospects for the investment banking, securities or financial services industries generally.

     We also depend on banks to finance our day-to-day operations. As a result of the recent consolidation in the banking industry, some of our lenders have merged or consolidated with other banks and financial institutions. While we have not been materially adversely affected to date, it is possible that further consolidation could lead to a loss of a number of our key banking relationships and a reduction in the amount of credit extended to us.

An Inability to Access the Short-Term Debt Markets Could Impair Our Liquidity

     We depend on the issuance of commercial paper and promissory notes as a principal source of unsecured short-term funding for our operations. As of February 26, 1999, Goldman Sachs had $21.63 billion of outstanding commercial paper and promissory notes with a weighted-average maturity of approximately 75 days. Our liquidity depends to an important degree on our ability to refinance these borrowings on a continuous basis. Investors who hold our outstanding commercial paper and promissory notes have no obligation to purchase new instruments when the outstanding instruments mature.

Our Liquidity Could Be Adversely Affected If Our Ability to Sell Assets Is Impaired

     If we were unable to borrow in the debt capital markets, we would need to liquidate assets in order to meet our maturing liabilities, perhaps including the notes. In certain market environments, such as times of market volatility or uncertainty, overall market liquidity may decline. In a time of reduced liquidity, we may be unable to sell some of our assets, or we may have to sell assets at depressed prices, which could adversely affect our results of operations and financial condition.

     Our ability to sell our assets may be impaired by other market participants seeking to sell similar assets into the market at the same time. In the late third and early fourth quarters of fiscal 1998, for example, the markets for some assets were adversely affected by simultaneous attempts by a number of institutions to sell similar assets.

A Reduction in Our Credit Ratings Could Adversely Affect Our Liquidity and Competitive Position and Increase Our Borrowing Costs

     Our borrowing costs and our access to the debt capital markets depend significantly on our credit ratings. These ratings are assigned by rating agencies, which may reduce or withdraw their ratings or place Goldman Sachs on "credit watch" with negative implications at any time. Credit ratings are also important to Goldman Sachs when competing in certain markets and when seeking to engage in longer-term transactions, including over-the-counter derivatives. A reduction in our credit ratings could increase our borrowing costs and limit our access to the capital markets. This, in turn, could reduce our earnings and adversely affect our liquidity. In addition, a reduction in the credit rating of the notes could adversely affect their market value or your ability to sell the notes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity -- Credit Ratings" for additional information concerning our credit ratings.

  LOSSES DUE TO FINANCIAL OR OTHER PROBLEMS EXPERIENCED BY THIRD PARTIES COULD
                       IMPAIR AN INVESTMENT IN THE NOTES

     We are exposed to the risk that third parties that owe us money, securities or other assets will not perform their obligations. These parties include our trading counterparties, customers, clearing agents, exchanges, clearing houses and other financial intermediaries as well as issuers whose securities we hold. These parties may default on their obligations to us due to bankruptcy, lack of liquidity, operational failure or other reasons. This risk may arise, for example, from holding securities of third parties; entering into swap or other derivative contracts under which counterparties have long-term obligations to make payments to us; executing securities, futures, currency or commodity trades that fail to settle at the required time due to non-delivery by the counterparty or systems failure by clearing agents, exchanges, clearing houses or other financial intermediaries; and extending credit to our clients through bridge or margin loans or other arrangements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Risk Management -- Credit Risk" for a further discussion of the credit risks to which we are exposed.

     Significant failures by third parties to perform their obligations to us could reduce our revenue and make it difficult for us to borrow in the credit markets. If severe enough, these developments could reduce the amount of funds available to us to meet our payment obligations on our debt, including the notes, in a timely manner. Even in less severe cases, these developments could raise concerns about our financial condition and lead the rating agencies to lower our credit ratings. Thus, even if our ability to repay the notes were not impaired, their market value could decline. In the following paragraphs, we describe the ways in which we are exposed to these credit risks.

We May Suffer Significant Losses from Our Credit Exposures

     In recent years, we have significantly expanded our swaps and other derivatives businesses and placed a greater emphasis on providing credit and liquidity to our clients. As a result, our credit exposures have increased in amount and in duration. In addition, as competition in the financial services industry has increased, we have experienced pressure to assume longer-term credit risk, extend credit against less liquid collateral and price more aggressively the credit risks that we take.

Our Clients and Counterparties May Be Unable to Perform Their Obligations to Us as a Result of Economic or Political Conditions

     Country, regional and political risks are components of credit risk, as well as market risk. Economic or political pressures in a country or region, including those arising from local market disruptions or currency crises, may adversely affect the ability of clients or counterparties located in that country or region to obtain foreign exchange or credit and, therefore, to perform their obligations to us. See "-- We Are Exposed to Special Risks in Emerging and Other Markets, Which Could Impair Our Ability to Fund Payments on Our Debt" for a further discussion of our exposure to these risks.

Defaults by a Large Financial Institution Could Adversely Affect Financial Markets Generally and Us Specifically

     The commercial soundness of many financial institutions may be closely interrelated as a result of credit, trading, clearing or other relationships between the institutions. As a result, concerns about, or a default by, one institution could lead to significant liquidity problems or losses in, or defaults by, other institutions. This is sometimes referred to as "systemic risk" and may adversely affect financial intermediaries, such as clearing agencies, clearing houses, banks, securities firms and exchanges, with which we interact on a daily basis.

     The possibility of default by a major market participant in the second half of fiscal 1998 and concerns throughout the financial industry regarding the resulting impact on markets led us to participate in an industry-wide consortium that invested in Long-Term

Capital Portfolio, L.P., which is described under "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity -- The Balance Sheet". Actual defaults, increases in perceived default risk and other similar events could arise in the future and could have an adverse effect on the financial markets and on Goldman Sachs.

The Information That We Use in Managing Our Credit Risk May Be Inaccurate or Incomplete

     Although we regularly review our credit exposure to specific clients and counterparties and to specific industries, countries and regions that we believe may present credit concerns, default risk may arise from events or circumstances that are difficult to detect, such as fraud. We may also fail to receive full information with respect to the trading risks of a counterparty. In addition, in cases where we have extended credit against collateral, we may find that we are undersecured, for example, as a result of sudden declines in market values that reduce the value of collateral.

   OUR COMPUTER SYSTEMS AND THOSE OF THIRD PARTIES MAY NOT ACHIEVE YEAR 2000
                  READINESS -- YEAR 2000 READINESS DISCLOSURE

     With the year 2000 approaching, many institutions around the world are reviewing and modifying their computer systems to ensure that they are Year 2000 compliant. The issue, in general terms, is that many existing computer systems and microprocessors (including those in non-information technology equipment and systems) use only two digits to identify a year in the date field with the assumption that the first two digits of the year are always "19". Consequently, on January 1, 2000, computers that are not Year 2000 compliant may read the year as 1900. Systems that calculate, compare or sort using the incorrect date may malfunction.

     The Year 2000 problems described below could disrupt our normal funding administration process, resulting in late payments or the payment of wrong amounts on our debt, including the notes. If sufficiently severe and protracted, these problems could also lead the rating agencies to reduce our credit ratings, which could hurt the market value of the notes and possibly your ability to resell them.

Our Computer Systems May Fail

     Because we are dependent, to a very substantial degree, upon the proper functioning of our computer systems, a failure of our systems to be Year 2000 compliant would have a material adverse effect on us. Failure of this kind could, for example, cause settlement of trades to fail, lead to incomplete or inaccurate accounting, recording or processing of trades in securities, currencies, commodities and other assets, result in generation of erroneous results or give rise to uncertainty about our exposure to trading risks and our need for liquidity. If not remedied, potential risks include business interruption or shutdown, financial loss, regulatory actions, reputational harm and legal liability.

The Computer Systems of Third Parties on Which We Depend May Fail

     We depend upon the proper functioning of third-party computer and non-information technology systems. These parties include trading counterparties, financial intermediaries such as securities and commodities exchanges, depositories, clearing agencies, clearing houses and commercial banks and vendors such as providers of telecommunication services and other utilities. We continue to assess counterparties, intermediaries and vendors with whom we have important financial or operational relationships to determine the extent of their Year 2000 preparedness. We have not yet received sufficient information from all parties about their Year 2000 preparedness to assess the effectiveness of their efforts. Moreover, in many cases, we are not in a position to verify the accuracy or completeness of the information we receive from third parties and as a result are dependent on their willingness and ability to disclose, and to address, their Year 2000 problems. In addition, in some international markets in which we do business, the level of awareness and remediation efforts relating to the Year 2000 issue may be less advanced than in the United States.

     If third parties with whom we interact have Year 2000 problems that are not remedied, problems could include the following:

- in the case of vendors, disruption of important services upon which Goldman Sachs depends, such as telecommunications and electrical power;

- in the case of third-party data providers, receipt of inaccurate or out-of-date information that would impair our ability to perform critical data functions, such as pricing our securities or other assets;

- in the case of financial intermediaries, such as exchanges and clearing agents, failed trade settlements, inability to trade in certain markets and disruption of funding flows;

- in the case of banks and other lenders, disruption of capital flows potentially resulting in liquidity stress; and

- in the case of counterparties and customers, financial and accounting difficulties for those parties that expose Goldman Sachs to increased credit risk and lost business.

Disruption or suspension of activity in the world's financial markets is also possible.

Our Revenues May Decline If Market Activity Decreases Shortly Before and After the Year 2000

     We believe that uncertainty about the success of remediation efforts generally may cause many market participants to reduce the level of their market activities temporarily as they assess the effectiveness of these efforts during a "phase-in" period beginning in late 1999. We believe that lenders are likely to take similar steps, which will result in a reduction in available funding sources. Consequently, there may be a downturn in customer and general market activity for a short period of time before and after January 1, 2000. If this occurs, our net revenues may be adversely affected, possibly materially, depending on how long the reduction in activity continues and how broadly it affects the markets. In addition, we expect to reduce our own trading activities and the size of our balance sheet in order to manage the number and type of our transactions that settle during this period and our related funding needs. This also could reduce our net revenues. We cannot predict the magnitude of the impact that these kinds of reductions would have on our businesses.

We May Be Exposed to Litigation as a Result of Year 2000 Problems

     We may be exposed to litigation with our customers and counterparties as a result of Year 2000 problems. For example, litigation could arise from problems relating to our internal systems or to external systems on which we depend, as well as from problems involving companies in which our clients or the funds we manage hold investments.

Our Year 2000 Program May Not Be Effective and Our Estimates of Timing and Cost May Not Be Accurate

     Our Year 2000 program may not be effective and our estimates about the timing and cost of completing our program may not be accurate. For a description of our program and the steps that remain to be taken, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Risk Management -- Operational and Year 2000 Risks -- Year 2000 Readiness Disclosure".

                    OTHER OPERATIONAL RISKS MAY DISRUPT OUR
                    BUSINESSES, RESULT IN REGULATORY ACTION
                         AGAINST US OR LIMIT OUR GROWTH

     We face operational risk arising from mistakes made in the confirmation or settlement of transactions or from transactions not being properly recorded, evaluated or accounted for. Our businesses are highly dependent on our ability to process, on a daily basis, a large number of transactions across numerous and diverse markets in many currencies, and the transactions we process have become increasingly complex. Consequently, we rely heavily on our financial, accounting and other data processing systems. If any of these systems do not operate properly or are disabled, we could suffer financial loss, a disruption of our businesses, liability to clients, regulatory intervention or reputational damage. The inability of our systems to accommodate an increasing volume of transactions could also constrain our ability to expand our businesses. In recent years, we have substantially upgraded and expanded the capabilities of our data processing systems and other operating technology, and we expect that we will need to continue to upgrade and expand in the future to avoid disruption of, or constraints on, our operations.

     If sufficiently severe and protracted, problems caused by our inability to manage our operations effectively could lead the rating agencies to question our controls and financial condition and to lower the credit ratings of the notes. Problems of this kind could also reduce our profitability or make lenders less willing to provide funding to us. If these two important sources of liquidity were impaired, we could find it difficult to obtain the cash we need to make payments on our debt, including payments on the notes.

                  LEGAL AND REGULATORY RISKS ARE INHERENT AND
                    SUBSTANTIAL IN OUR BUSINESSES AND COULD
                   LEAD TO A REDUCTION IN OUR CREDIT RATINGS
                      OR IN OUR ABILITY TO REPAY THE NOTES

     Substantial legal liability or a significant regulatory action against Goldman Sachs could have a material financial effect or cause significant reputational harm to Goldman Sachs, which in turn could seriously harm our business prospects. In that event, the credit ratings, and therefore the market value, of the notes could decline. In some cases, these developments could have a negative effect on the willingness of our lenders to provide us with the funds we may need to meet our payment obligations on our debt, including the notes, in a timely manner.

Our Exposure to Legal Liability Is Significant

     We face significant legal risks in our businesses and the volume and amount of damages claimed in litigation against financial intermediaries are increasing. These risks include potential liability under securities or other laws for materially false or misleading statements made in connection with securities and other transactions, potential liability for the "fairness opinions" and other advice we provide to participants in corporate transactions and disputes over the terms and conditions of complex trading arrangements. We also face the possibility that counterparties in complex or risky trading transactions will claim that we improperly failed to tell them of the risks or that they were not authorized or permitted to enter into these transactions with us and that their obligations to Goldman Sachs are not enforceable. Particularly in our rapidly growing business focused on high net worth individuals, we are increasingly exposed to claims against Goldman Sachs for recommending investments that are not consistent with a client's investment objectives or engaging in unauthorized or excessive trading. During a prolonged market downturn, we would expect these types of claims to increase. We are also subject to claims arising from disputes with employees for alleged discrimination or harassment, among other things. These risks often may be difficult to assess or quantify and their existence and magnitude often remain unknown for substantial periods of time. We incur significant legal expenses every year in defending against litigation, and we expect to continue to do so in the future. See "Business -- Legal Matters" for a discussion of some of the legal matters in which we are currently involved.

Extensive Regulation of Our Businesses Limits Our Activities and May Subject Us to Significant Penalties

     The financial services industry is subject to extensive regulation. Goldman Sachs is subject to regulation by governmental and self-regulatory organizations in the United States and in virtually all other jurisdictions in which it operates around the world.

     The requirements imposed by our regulators are designed to ensure the integrity of the financial markets and to protect customers and other third parties who deal with Goldman Sachs and are not designed to protect our shareholders. Consequently, these regulations often serve to limit our activities, including through net capital, customer protection and market conduct requirements. We face the risk of significant intervention by regulatory authorities, including extended in-vestigation and surveillance activity, adoption of costly or restrictive new regulations and judicial or administrative proceedings that may result in substantial penalties. Among other things, we could be fined or prohibited from engaging in some of our business activities. See "Business -- Regulation" for a further discussion of the regulatory environment in which we conduct our businesses.

Legal Restrictions on Our Clients May Reduce the Demand for Our Services

     New laws or regulations or changes in enforcement of existing laws or regulations applicable to our clients may also adversely affect our businesses. For example, changes in antitrust enforcement could affect the level of mergers and acquisitions activity and changes in regulation could restrict the activities of our clients and, therefore, the services we provide on their behalf.

  INVESTORS IN THE NOTES FACE ADDITIONAL RISK BECAUSE THE GOLDMAN SACHS GROUP,
                           INC. IS A HOLDING COMPANY

     Because The Goldman Sachs Group, Inc. is a holding company, it depends on dividends, distributions and other payments from its subsidiaries to fund all payments on its debt obligations, including its obligations to make payments on the notes. The Goldman Sachs Group, Inc.'s right to participate in a distribution of assets of any of its subsidiaries, whether on liquidation, reorganization or otherwise, however, will be subject to the prior claims of the creditors of that subsidiary. The ability of holders of the notes to benefit from distributions of assets from The Goldman Sachs Group, Inc.'s subsidiaries will also be subject to those prior claims. Consequently, the notes will be effectively subordinated to all existing and future liabilities and obligations of The Goldman Sachs Group, Inc.'s subsidiaries. This means that, if any subsidiary of The Goldman Sachs Group, Inc. were to become bankrupt or insolvent, its assets would be used to satisfy its own liabilities and obligations before The Goldman Sachs Group, Inc. could use those assets to make payment on The Goldman Sachs Group, Inc.'s own liabilities and obligations, including the notes.

                     THE VALUE OF THE NOTES MAY BE IMPAIRED
                           BECAUSE WE DEPEND ON FUNDS
                        FROM OUR REGULATED SUBSIDIARIES

     Many of our subsidiaries, including Goldman, Sachs & Co., our principal U.S. subsidiary, are subject to laws that authorize regulatory bodies to block or reduce the flow of funds from those subsidiaries to The Goldman Sachs Group, Inc. Regulatory action of that kind could impede our access to the funds we need to make payments on our debt, including the notes.

                         WE MAY BE LIABLE TO CREDITORS
                        OF OUR PARTNERSHIP SUBSIDIARIES

     Goldman, Sachs & Co. is structured as a partnership in which The Goldman Sachs Group, Inc. is a general partner, and we may structure other subsidiaries the same way. A general partner of a partnership may be liable for the partnership's obligations. Thus, for example, if there were a bankruptcy or liquidation proceeding with respect to any partnership subsidiary in which The Goldman Sachs Group, Inc. is a general partner and the assets of that subsidiary were insufficient to meet all its outstanding liabilities and obligations, The Goldman Sachs Group, Inc.'s own assets could become available to the subsidiary's creditors. This could reduce the assets of The Goldman Sachs Group, Inc. that are available to satisfy The Goldman Sachs Group, Inc.'s direct creditors, including investors in the notes.

                      WE MAY BE ABLE TO OBTAIN WAIVERS OF
                     SOME OF OUR COVENANTS UNDER THE NOTES
                             WITHOUT YOUR APPROVAL

     The indenture governing the notes permits us to issue an unlimited amount of debt securities in different series from time to time. The notes will be a single, distinct series of debt securities under the indenture. If we want to make some types of changes to the indenture or obtain a waiver of compliance with our covenants under it, we must obtain the approval of the holders of a majority in principal amount of all series of debt securities that we issue under the indenture and that are affected by the change or waiver, taken together as a single class. In many cases, the approval of those holders will be sufficient for us to make the change or to obtain the waiver, even if it affects the notes and the holders of a majority in principal amount of the notes do not grant their approval. For a description of provisions governing consents and waivers, see "Description of Notes We Are Offering -- Modification and Waiver of Covenants -- Changes Requiring Majority Approval".

                      EMPLOYEE MISCONDUCT IS DIFFICULT TO
DETECT AND DETER AND COULD HARM GOLDMAN SACHS AND REDUCE THE VALUE OF THE NOTES

     There have been a number of highly publicized cases involving fraud or other misconduct by employees in the financial services industry in recent years, and we run the risk that employee misconduct could occur. Misconduct by employees could include binding Goldman Sachs to transactions that exceed authorized limits or present unacceptable risks, or hiding from Goldman Sachs unauthorized or unsuccessful activities, which, in either case, may result in unknown and unmanaged risks or losses. Employee misconduct could also involve the improper use or disclosure of confidential information, which could result in regulatory sanctions and serious reputational or financial harm. It is not always possible to deter employee misconduct and the precautions we take to prevent and detect this activity may not be effective in all cases.

     Employee misconduct could hurt our business, operations or financial condition and could lead to a decline in our credit ratings and the marketability of the notes. If these problems were severe enough, they could also make it difficult for us to obtain from our operations or our lenders the cash we may need to repay the notes when they come due.

                  THE FINANCIAL SERVICES INDUSTRY IS INTENSELY
                     COMPETITIVE AND RAPIDLY CONSOLIDATING

     The financial services industry -- and all of our businesses -- are intensely competitive, and we expect them to remain so. We compete on the basis of a number of factors, including transaction execution, our products and services, innovation, reputation and price. We have experienced intense price competition in some of our businesses in recent years, such as underwriting fees on investment grade debt offerings and privatizations. We believe we may experience pricing pressures in these and other areas in the future as some of our competitors seek to obtain market share by reducing prices.

     If we were unable to compete effectively, or if competition became too costly, our business and operations could suffer. This in turn could lead to a decline in the credit ratings of the notes. In the following paragraphs, we describe some of the ways in which competition could affect us.

We Face Increased Competition Due to a Trend Toward Consolidation

     In recent years, there has been substantial consolidation and convergence among companies in the financial services industry. In particular, a number of large commercial banks, insurance companies and other broad-based financial services firms have established or acquired broker-dealers or have merged with other financial institutions. Many of these firms have the ability to offer a wide range of products, from loans, deposit-taking and insurance to brokerage, asset management and investment banking services, which may enhance their competitive position. They also have the ability to support investment banking and securities products with commercial banking, insurance and other financial services revenues in an effort to gain market share, which could result in pricing pressure in our businesses.

Consolidation Has Increased Our Need for Capital

     This trend toward consolidation and convergence has significantly increased the capital base and geographic reach of our competitors. This trend has also hastened the globalization of the securities and other financial services markets. As a result, we have had to commit capital to support our international operations and to execute large global transactions.

Our Ability to Expand Internationally Will Depend on Our Ability to Compete Successfully with Local Financial Institutions

     We believe that some of our most significant challenges and opportunities will arise outside the United States, as described under "Industry and Economic Outlook". In order to take advantage of these opportunities, we will have to compete successfully with financial institutions based in important non-U.S. markets, particularly in Europe. Some of these institutions are larger, better capitalized and have a stronger local presence and a longer operating history in these markets.

Our Revenues May Decline Due to Competition from Alternative Trading Systems

     Securities and futures transactions are now being conducted through the Internet and other alternative, non-traditional trading systems, and it appears that the trend toward alternative trading systems will continue and probably accelerate. A dramatic increase in computer-based or other electronic trading may adversely affect our commission and trading revenues, reduce our participation in the trading markets and associated access to market information and lead to the creation of new and stronger competitors.

                  WE ARE EXPOSED TO SPECIAL RISKS IN EMERGING
                     AND OTHER MARKETS, WHICH COULD IMPAIR
                    OUR ABILITY TO FUND PAYMENTS ON OUR DEBT

     In conducting our businesses in major markets around the world, including many developing markets in Asia, Latin America and Eastern Europe, we are subject to political, economic, legal, operational and other risks that are inherent in operating in other countries. These risks range from difficulties in settling transactions in emerging markets to possible nationalization, expropriation, price controls and other restrictive governmental actions. We also face the risk that exchange controls or similar restrictions imposed by foreign governmental authorities may restrict our ability to convert local currency received or held by us in their countries into U.S. dollars or other currencies, or to take those dollars or other currencies out of those countries.

     To date, a relatively small part of our businesses has been conducted in emerging and other markets. As we expand our businesses in these areas, our exposure to these risks will increase.

     If our business or operations were hurt by events in emerging and other markets described below, the rating agencies could reduce the credit ratings of the notes, making it more difficult for you to sell them at a favorable price. If these events were severe enough, they could also diminish the cash generated by our operations or impair our ability to borrow in the credit markets, making it difficult for us to obtain the funds we need to meet our payment obligations on the notes.

Turbulence in Emerging Markets May
Adversely Affect Our Businesses

     In the last several years, various emerging market countries have experienced severe economic and financial disruptions, including significant devaluations of their currencies and low or negative growth rates in their economies. The possible effects of these conditions include an adverse impact on our businesses and increased volatility in financial markets generally. Moreover, economic or market problems in a single country or region are increasingly affecting other markets generally. For example, the economic crisis in Russia in August 1998 adversely affected other emerging markets and led to turmoil in financial markets worldwide. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Business Environment" for a discussion of the business environment in which we operated during the second half of fiscal 1998. A continuation of these situations could adversely affect global economic conditions and world markets and, in turn, could adversely affect our businesses. Among the risks are regional or global market downturns and, as noted above, increasing liquidity and credit risks, particularly in Japan where the economy continues to be weak and we have significant exposure.

Compliance with Local Laws and Regulations May Be Difficult

     In many countries, the laws and regulations applicable to the securities and financial services industries are uncertain and evolving, and it may be difficult for us to determine the exact requirements of local laws in every market. Our inability to remain in compliance with local laws in a particular foreign market could have a significant and negative effect not only on our businesses in that market but also on our reputation generally. These uncertainties may also make it difficult for us to structure our transactions in such a way that the results we expect to achieve are legally enforceable in all cases. See "-- Legal and Regulatory Risks Are Inherent and Substantial in Our Businesses -- Our Exposure to Legal Liability Is Significant and Could Lead to a Reduction in Our Credit Ratings or in Our Ability to Repay the Notes" for additional information concerning these matters and "Business -- Regulation" for a discussion of the regulatory environment in which we conduct our businesses.

                        OUR CONVERSION TO CORPORATE FORM
                  MAY ADVERSELY AFFECT OUR ABILITY TO RECRUIT,
                       RETAIN AND MOTIVATE KEY EMPLOYEES

     Our performance is largely dependent on the talents and efforts of highly skilled individuals. Competition in the financial services industry for qualified employees is intense. Our continued ability to compete effectively in our businesses depends on our ability to attract new employees and to retain and motivate our existing employees.

     In connection with our common stock offering and the conversion of Goldman Sachs from partnership to corporate form, the managing directors who were profit participating limited partners received substantial amounts of common stock in exchange for their interests in Goldman Sachs. Because these shares of common stock were received in exchange for partnership interests, ownership of these shares is not dependent upon these partners' continued employment. However, these shares are subject to certain restrictions on transfer under a shareholders' agreement and a portion may be pledged to support these partners' obligations under noncompetition agreements. The transfer restrictions under the shareholders' agreement may, however, be waived, as described under "Certain Relationships and Related Transactions -- Shareholders' Agreement -- Transfer Restrictions" and "-- Waivers". The steps we have taken to encourage the continued service of these individuals after our common stock offering may not be effective. For a description of the compensation plan for our senior professionals that we have implemented in connection with our common stock offering, see "Management -- The Partner Compensation Plan".

     In connection with our common stock offering and conversion of Goldman Sachs from partnership to corporate form, employees, other than the managing directors who were profit participating limited partners, will receive grants of restricted stock units, stock options or interests in a defined contribution plan. The incentives to attract, retain and motivate employees provided by these awards or by future arrangements may not be as effective as the opportunity, which existed prior to conversion, to become a partner of Goldman Sachs. See "Management -- The Employee Initial Public Offering Awards" for a description of these awards.

                         AN INVESTMENT IN INDEXED NOTES
                   PRESENTS SIGNIFICANT RISKS NOT ASSOCIATED
                           WITH OTHER TYPES OF NOTES

     Indexed notes may present a high level of risk, and investors in certain indexed notes may lose their entire investment. In addition, the treatment of indexed notes for U.S. federal income tax purposes is often unclear due to the absence of any authority specifically addressing the issues presented by any particular indexed note. Thus, if you are an investor in indexed notes, you should be capable of independently evaluating the federal income tax consequences of purchasing an indexed note that apply in your particular circumstances. You should also read "United States Taxation" for a discussion of U.S. tax matters.

Investors in Indexed Notes Could Lose Principal or Interest

     The principal amount of an indexed note payable at maturity, and/or the amount of interest payable on an interest payment date, will be determined by reference to one or more stocks, including baskets of stocks, and stock indices. We refer to each of these as an "index". The direction and magnitude of the change in the value of the relevant index will determine the principal amount of an indexed note payable at maturity and/or the amount of interest payable on an interest payment date. The terms of a particular indexed note may or may not include a guaranteed return of a percentage of the face amount at maturity or a minimum interest rate. Thus, if you purchase an indexed note, you may lose all or a portion of the principal you invest and may receive no interest on your investment.

The Issuer of Index Stock Could Take Actions That May Adversely Affect an Indexed Note

     The issuer of a stock that serves as an index or part of an index for an indexed note will have no involvement in the offer and sale of the note and no obligations to the holder of the note. The issuer may take actions, such as a merger or sale of assets, without regard to the interests of the holder. Any of these actions could adversely affect the value of a note indexed to that stock.

An Indexed Note May Be Linked to a Volatile Index, Which Could Hurt Your Investment

     Some indices are highly volatile, which means that their value may change significantly, up or down, over a short period of time. The amount of principal or interest that can be expected to become payable on an indexed note may vary substantially from time to time. Because the amount of principal or interest payable on an indexed note is generally calculated based on the value of the relevant index on a specified date or over a limited period of time, volatility in the index increases the risk that the return on the indexed notes may be adversely affected by a fluctuation in the level of the relevant index.

     The volatility of an index may be affected by political or economic events, including governmental actions, or by the activities of participants in the relevant markets. Any of these events or activities could adversely affect the value of an indexed note.

An Index to Which a Note Is Linked Could Be Changed or Become Unavailable

     Some indices may consist of or refer to several or many different stocks. The compiler of such an index typically reserves the right to alter the composition of the index and the manner in which the value of the index is calculated. An alteration may result in a decrease in the value of or return on an indexed note that is linked to the index.

     An index of this kind may become unavailable due to events such as war, natural disasters, cessation of publication of the index or a suspension or disruption of trading in any stock on which the index is based. If an index becomes unavailable, we may delay determining the amount payable as principal or interest on an indexed note or we may use an alternative method to determine the value of the unavailable index. Alternative methods of valuation are generally intended to produce a value similar to the value resulting from reference to the relevant index. However, it is unlikely that any alternative method of valuation we use will produce a value identical to the value that the actual index would produce. If we use an alternative method of valuation for a note linked to an index of this kind, the value of the note, or the rate of return on it, may be lower than it otherwise would be.

     Some indexed notes are linked to indices that are not commonly used or have been developed only recently. The lack of a trading history may make it difficult to anticipate the volatility or other risks associated with an indexed note of this kind. In addition, trading in these indices or their underlying stocks may be limited, which could increase their volatility and decrease the value of the related indexed notes or the rates of returns on them.

Goldman Sachs May Engage in Hedging Activities that Could Adversely Affect an Indexed Note

     In order to hedge an exposure on a particular indexed note, we may, directly or through our affiliates, enter into transactions involving the stocks that underlie the index for that note, or derivative instruments, such as options, on those stocks. Transactions of this kind could affect the value of the indexed note in a manner adverse to the investor. It is possible that we could achieve substantial returns from our hedging transactions while the value of the indexed note may decline.

Information About Indices May Not Be Indicative of Future Performance

     If we issue an indexed note, we may include historical information about the relevant index in the applicable prospectus supplement. Any information about indices that we may provide will be furnished as a matter of information only, and you should not regard the information as indicative of the range of, or trends in, fluctuations in the relevant index that may occur in the future.

Goldman Sachs May Have Conflicts of Interest Regarding an Indexed Note

     Goldman, Sachs & Co. and our other affiliates may have conflicts of interest with respect to some indexed notes. Goldman, Sachs & Co. and our other affiliates may engage in trading, including trading for hedging purposes, for their proprietary accounts or for other accounts under their management, in indexed notes and in the stocks on which the index is based or in other derivative instruments related to the index. These trading activities could adversely affect the value of indexed notes. Goldman, Sachs & Co. and our other affiliates may also issue or underwrite securities or derivative instruments that are linked to the same index as one or more indexed notes. By introducing competing products into the marketplace in this manner, we could adversely affect the value of an indexed note.

     In addition to being the calculation agent, to the extent that Goldman, Sachs & Co. or another of our affiliates calculates or compiles a particular index, it may have considerable discretion in performing the calculation or compilation. Exercising discretion in this manner could adversely affect the value of an indexed note based on the index or the rate of return on the note.

                    NOTES DENOMINATED IN A FOREIGN CURRENCY
                           MAY NOT BE AN APPROPRIATE
                          INVESTMENT FOR ALL INVESTORS

     If you intend to invest in a note whose principal and/or interest is payable in a currency other than U.S. dollars, you should consult your own financial and legal advisors as to the currency risks entailed by your investment. Notes of this kind are not an appropriate investment for investors who are unsophisticated with respect to foreign currency transactions.

     The information in this prospectus is directed primarily to investors who are U.S. residents. Investors who are not U.S. residents should consult their own financial and legal advisors about currency-related risks particular to their investment.

An Investment in a Non-Dollar Note Involves Currency-Related Risks

     An investment in a note with a specified currency other than U.S. dollars entails significant risks that are not associated with a similar investment in a note payable solely in U.S. dollars. These risks include the possibility of significant changes in rates of exchange between the U.S. dollar and the various foreign currencies or composite currencies and the possibility of the imposition or modification of foreign exchange controls or other conditions by either the U.S. or foreign governments. These risks generally depend on factors over which we have no control, such as economic and political events and the supply of and demand for the relevant currencies in the global markets.

Changes in Currency Exchange Rates Can Be Volatile and Unpredictable

     In recent years, rates of exchange between the U.S. dollar and many other currencies have been highly volatile, and this volatility may be expected to continue and perhaps spread to other currencies in the future. Fluctuations in currency exchange rates could adversely affect an investment in a note with a specified currency other than U.S. dollars. Depreciation of the specified currency against the U.S. dollar could result in a decrease in the U.S. dollar-equivalent value of payments on the note, including the princi-pal payable at maturity. That in turn could cause the market value of the note to fall. Depreciation of the specified currency against the U.S. dollar could result in a loss to the investor on a U.S. dollar basis.

Government Policy Can Adversely Affect Currency Exchange Rates and an Investment in a Non-Dollar Note

     Currency exchange rates can either float or be fixed by sovereign governments. From time to time, governments use a variety of techniques, such as intervention by a country's central bank or imposition of regulatory controls or taxes, to affect the exchange rate of their currencies. Governments may also issue a new currency to replace an existing currency or alter the exchange rate or exchange characteristics by devaluation or revaluation of a currency. Thus, a special risk in purchasing non-U.S. dollar-denominated notes is that their U.S. dollar-equivalent yields or payouts could be significantly and unpredictably affected by governmental actions. Even in the absence of governmental action directly affecting currency exchange rates, political or economic developments in the country issuing the specified currency for a non-dollar note or elsewhere could lead to significant and sudden changes in the exchange rate between the dollar and the specified currency. These changes could affect the U.S. dollar equivalent value of the note as participants in the global currency markets move to buy or sell the specified currency or U.S. dollars in reaction to these developments.

     Governments have imposed from time to time and may in the future impose exchange controls or other conditions with respect to the exchange or transfer of a specified currency that could affect exchange rates as well as the availability of a specified currency for a note at its maturity or on any other payment date. In addition, the ability of a holder to move currency freely out of the country in which payment in the currency is received or to convert the currency at a freely determined market rate could be limited by governmental actions.

Non-Dollar Notes Will Permit Us to Make Payments in Dollars If We Are Unable to Obtain the Specified Currency

     Notes payable in a currency other than U.S. dollars will provide that, if the other currency is not available to us at or about the time when a payment on the notes comes due because of circumstances beyond our control, we will be entitled to make the payment in U.S. dollars. These circumstances could include the imposition of exchange controls or our inability to obtain the other currency because of a disruption in the currency markets. If we made payment in U.S. dollars, the exchange rate we would use would be based on the noon buying rate in New York City for cable transfers of the other currency, as of whatever date the exchange rate was then most recently available from the Federal Reserve Bank of New York. The most recently available rate may be for a date substantially before the payment date. As a result, the amount of dollars an investor would receive on the payment date may not reflect currency market conditions at the time of payment. We discuss these matters below under "Description of Notes We May Offer -- Payment Mechanics".

We Will Not Adjust Non-Dollar Notes to Compensate for Changes in Currency Exchange Rates

     Except as described above, we will not make any adjustment or change in the terms of a note payable in a currency other than U.S. dollars in the event of any change in exchange rates for that currency, whether in the event of any devaluation, revaluation or imposition of exchange or other regulatory controls or taxes or in the event of other developments affecting that currency, the U.S. dollar or any other currency. Consequently, investors in non-dollar notes will bear the risk that their investment may be adversely affected by these types of events.

In a Lawsuit for Payment on a Non-Dollar Note, an Investor May Bear Currency Exchange Risk

     Under Section 27 of the New York Judiciary Law, a state court in the State of New York rendering a judgment on a note denominated in a currency other than U.S. dollars would be required to render the judgment in the specified currency; however, the judgment would be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment. Consequently, in a lawsuit for payment on a note denominated in a currency other than U.S. dollars, investors would bear currency exchange risk until judgment is entered, which could be a long time.

     In courts outside of New York, investors may not be able to obtain judgment in a specified currency other than U.S. dollars. For example, a judgment for money in an action based on a non-dollar note in many other U.S. federal or state courts ordinarily would be enforced in the United States only in U.S. dollars. The date used to determine the rate of conversion of the currency in which any particular note is denominated into U.S. dollars will depend upon various factors, including which court renders the judgment.

Information About Exchange Rates May Not Be Indicative of Future Performance

     If we issue a note denominated in a specified currency other than U.S. dollars, we may include in the applicable prospectus supplement a currency supplement that provides information about historical exchange rates for the specified currency. Any information about exchange rates that we may provide will be furnished as a matter of information only and you should not regard the information as indicative of the range of, or trends in, fluctuations in currency exchange rates that may occur in the future. That rate will likely differ from the exchange rate used under the terms that apply to a particular note.

                                USE OF PROCEEDS

     We intend to use the net proceeds from the sales of notes to provide additional funds for our operations and for other general corporate purposes, although we have not yet determined a specific use. We are establishing our new MTN program so that we will be able to raise funds for these purposes in the U.S. public debt markets.

     We will receive the net proceeds only from sales of the notes made in connection with their original issuance. We do not expect to receive any proceeds from subsequent resales of notes by Goldman, Sachs & Co. or any of our other affiliates in market-making transactions. We expect our affiliates to retain the proceeds of their market-making resales and not pay them to us.

     We intend to use the net proceeds from our common stock offering to provide additional funds for our operations and for other general corporate purposes, although we have not yet determined a specific use. Pending specific application of the net proceeds, we intend to use them to purchase short-term marketable securities.

     We intend to use the net proceeds from our underwritten debt offerings to provide additional funds for our operations and for other general corporate purposes, including the repayment of short-term obligations and the portion of long-term obligations coming due during the remainder of this calendar year. Until we apply the proceeds to these uses, we expect to invest them in short-term marketable securities.

                  PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

     The following Pro Forma Consolidated Financial Information is based upon the historical consolidated financial statements of Goldman Sachs. In addition to our common stock offering, this information reflects the pro forma effects of the following items:

- the incorporation transactions and the related transactions described under "Certain Relationships and Related Transactions -- Incorporation and Related Transactions";

- compensation to managing directors who were profit participating limited partners;

- compensation in the form of restricted stock units awarded to employees in lieu of ongoing cash compensation;

- the provision for corporate income taxes;

- the redemption of our senior limited partnership interests;

- cash distributions by The Goldman Sachs Group, L.P. to its partners in the second quarter of fiscal 1999 in accordance with its partnership agreement, including distributions for partner income taxes related to earnings in the first quarter of fiscal 1999, capital withdrawals by the managing directors who were profit participating limited partners, Sumitomo Bank Capital Markets, Inc. and Kamehameha Activities Association and distributions to satisfy obligations to retired limited partners; and

- the recognition of net tax assets.

These items are collectively referred to as the "Pro Forma Adjustments".

     The Pro Forma Consolidated Income Statement Information does not give effect to the following items because of their non-recurring nature:

- the restricted stock units awarded to employees based on a formula;

- the initial irrevocable contribution of shares of common stock to the defined contribution plan;

- the recognition of net tax assets; and

- a contribution to the Goldman Sachs Fund, a charitable foundation.

     The Pro Forma Consolidated Balance Sheet Information, however, does give effect to these non-recurring items.

     This Pro Forma Consolidated Financial Information, including the pro forma ratio of earnings to fixed charges, does not give effect to this offering or our underwritten debt offerings.

     The Pro Forma Adjustments are based upon available information and certain assumptions that management believes are reasonable. The Pro Forma Consolidated Financial Information and accompanying notes should be read in conjunction with the consolidated financial statements and their notes.

     THE PRO FORMA CONSOLIDATED FINANCIAL INFORMATION PRESENTED IS NOT NECESSARILY INDICATIVE OF THE RESULTS OF OPERATIONS OR FINANCIAL POSITION THAT MIGHT HAVE OCCURRED HAD THE PRO FORMA ADJUSTMENTS ACTUALLY TAKEN PLACE AS OF THE DATES SPECIFIED, OR THAT MAY BE EXPECTED TO OCCUR IN THE FUTURE.

              PRO FORMA CONSOLIDATED INCOME STATEMENT INFORMATION
                                  (unaudited)
                      (in millions, except per share data)

                                                               YEAR ENDED NOVEMBER 27, 1998
                                       -----------------------------------------------------------------------------
                                                                                                        PRO FORMA
                                                                                      ADJUSTMENT       AS ADJUSTED
                                                      PRO FORMA                     FOR OUR COMMON    FOR OUR COMMON
                                       HISTORICAL    ADJUSTMENTS     PRO FORMA      STOCK OFFERING    STOCK OFFERING
                                       ----------    -----------    ------------    --------------    --------------
Total revenues.......................   $22,478        $    --        $22,478           $  --            $22,478
Interest expense, principally on
  short-term funding.................    13,958             28(a)      13,986              --             13,986
                                        -------        -------        -------           -----            -------
Revenues, net of interest expense....     8,520            (28)         8,492              --              8,492
Compensation and benefits, excluding
  employee initial public offering
  awards.............................     3,838            303(b)       4,141              --              4,141
Employee initial public offering
  awards.............................        --            461(c)         461              --                461
Other operating expenses.............     1,761             --          1,761              --              1,761
                                        -------        -------        -------           -----            -------
Total operating expenses.............     5,599            764          6,363              --              6,363
Pre-tax earnings.....................     2,921           (792)         2,129              --              2,129
Provision for taxes..................       493            380(d)         873              --                873
                                        -------        -------        -------           -----            -------
Net earnings.........................   $ 2,428        $(1,172)       $ 1,256           $  --            $ 1,256
                                        =======        =======        =======           =====            =======
Ratio of earnings to fixed charges...      1.21x                         1.15x                              1.15x

Shares outstanding:
  Basic..............................                                     424(e)           51(f)             475
  Diluted............................                                     428(e)           51(f)             479

Earnings per share:
  Basic..............................                                 $  2.96                            $  2.65
  Diluted............................                                    2.93                               2.62

              PRO FORMA CONSOLIDATED INCOME STATEMENT INFORMATION
                                  (unaudited)
                      (in millions, except per share data)

                                                           THREE MONTHS ENDED FEBRUARY 26, 1999
                                       -----------------------------------------------------------------------------
                                                                                                        PRO FORMA
                                                                                      ADJUSTMENT       AS ADJUSTED
                                                      PRO FORMA                     FOR OUR COMMON    FOR OUR COMMON
                                       HISTORICAL    ADJUSTMENTS     PRO FORMA      STOCK OFFERING    STOCK OFFERING
                                       ----------    -----------    ------------    --------------    --------------
Total revenues.......................   $ 5,856        $    --        $ 5,856           $  --            $ 5,856
Interest expense, principally on
  short-term funding.................     2,861              7(a)       2,868              --              2,868
                                        -------        -------        -------           -----            -------
Revenues, net of interest expense....     2,995             (7)         2,988              --              2,988
Compensation and benefits, excluding
  employee initial public offering
  awards.............................     1,275            191(b)       1,466              --              1,466
Employee initial public offering
  awards.............................        --            115(c)         115              --                115
Other operating expenses.............       532             --            532              --                532
                                        -------        -------        -------           -----            -------
Total operating expenses.............     1,807            306          2,113              --              2,113
Pre-tax earnings.....................     1,188           (313)           875              --                875
Provision for taxes..................       181            178(d)         359              --                359
                                        -------        -------        -------           -----            -------
Net earnings.........................   $ 1,007        $  (491)       $   516           $  --            $   516
                                        =======        =======        =======           =====            =======
Ratio of earnings to fixed charges...      1.41x                         1.30x                              1.30x

Shares outstanding:
  Basic..............................                                     427(e)           51(f)             478
  Diluted............................                                     437(e)           51(f)             488

Earnings per share:
  Basic..............................                                 $  1.21                            $  1.08
  Diluted............................                                    1.18                               1.06

   The accompanying notes are an integral part of the Pro Forma Consolidated
                             Financial Information.

                PRO FORMA CONSOLIDATED BALANCE SHEET INFORMATION
                                  (unaudited)
                      (in millions, except per share data)

                                                                  AS OF FEBRUARY 26, 1999
                                         --------------------------------------------------------------------------
                                                                                                       PRO FORMA
                                                                                     ADJUSTMENT       AS ADJUSTED
                                                        PRO FORMA                  FOR OUR COMMON    FOR OUR COMMON
                                         HISTORICAL    ADJUSTMENTS    PRO FORMA    STOCK OFFERING    STOCK OFFERING
                                         ----------    -----------    ---------    --------------    --------------
Cash and cash equivalents..............   $  3,345       $  (200)(g)  $    134         $2,568(f)        $  2,702
                                                            (891)(h)
                                                            (888)(i)
                                                          (1,232)(k)
Other..................................    227,279         1,815(l)    229,094             --            229,094
                                          --------       -------      --------         ------           --------
Total assets...........................   $230,624       $(1,396)     $229,228         $2,568           $231,796
                                          ========       =======      ========         ======           ========

Long-term borrowings...................   $ 20,405       $   371(a)   $ 20,776         $   --           $ 20,776
Other..................................    203,228           165(b)    203,393             --            203,393
                                          --------       -------      --------         ------           --------
Total liabilities......................    223,633           536       224,169             --            224,169

Partners' capital, partners' capital
  allocated for income taxes and
  potential withdrawals, and
  accumulated other comprehensive
  income...............................      6,991          (371)(a)
                                                            (891)(h)
                                                            (888)(i)
                                                          (3,609)(j)
                                                          (1,232)(k)
                                          --------       -------      --------         ------           --------
Total partnership capital..............      6,991        (6,991)           --             --                 --
Common stock and nonvoting common
  stock, par value $0.01 per share.....         --             4(j)          4             --                  4
Restricted stock units.................         --         3,356(m)      3,356             --              3,356
Additional paid-in capital.............         --         3,605(j)      4,271          2,568(f)           6,839
                                                             666(m)
Retained earnings......................         --          (165)(b)      (807)            --               (807)
                                                            (200)(g)
                                                           1,815(l)
                                                          (2,257)(m)
Unearned compensation..................         --        (1,765)(m)    (1,765)            --             (1,765)
                                          --------       -------      --------         ------           --------
Total stockholders' equity.............         --         5,059         5,059          2,568              7,627
Total liabilities, partnership capital
  and stockholders' equity.............   $230,624       $(1,396)     $229,228         $2,568           $231,796
                                          ========       =======      ========         ======           ========

Book value per share...................                               $  11.94                          $  16.07

   The accompanying notes are an integral part of the Pro Forma Consolidated
                             Financial Information.

             NOTES TO PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

NOTE 1: BASIS OF PRESENTATION

     As permitted by the rules and regulations of the SEC, the Pro Forma Consolidated Financial Information is presented on a condensed basis. The Pro Forma Consolidated Balance Sheet Information was prepared as if the Pro Forma Adjustments had occurred as of February 26, 1999. Book value per share equals stockholders' equity divided by the shares of common stock and nonvoting common stock outstanding, including the shares of common stock underlying the restricted stock units awarded to employees based on a formula, of 423,712,271 prior to our common stock offering and 474,712,271 as adjusted for our common stock offering. Our nonvoting common stock has no voting rights (except as required by law) but otherwise has the same rights and privileges, including dividend rights, as the common stock. See Note 2(e) below for a further discussion of shares outstanding.

     The Pro Forma Consolidated Income Statement Information for the fiscal year ended November 27, 1998 and the three-month fiscal period ended February 26, 1999 was prepared as if the Pro Forma Adjustments had taken place at the beginning of fiscal 1998.

     For pro forma purposes, our common stock offering and, where applicable, the related transactions reflect the initial public offering price of $53.00 per share.

     For purposes of the pro forma ratio of earnings to fixed charges, "earnings" represent pre-tax earnings plus fixed charges and "fixed charges" represent interest expense plus that portion of rent expense that, in our opinion, approximates the interest factor included in rent expense. Neither the pro forma ratio of earnings to fixed charges nor the historical ratio of earnings to fixed charges gives effect to this offering of notes, our dollar debt offering or our euro debt offering.

NOTE 2: PRO FORMA ADJUSTMENTS AND ADJUSTMENT FOR OUR COMMON STOCK OFFERING

     (a) RETIRED LIMITED PARTNERS EXCHANGE OF INTERESTS FOR
DEBENTURES. Adjustment to reflect the issuance of junior subordinated debentures to the retired limited partners in exchange for their interests in The Goldman Sachs Group, L.P. and certain affiliates. These junior subordinated debentures have a principal amount of $295 million, an initial carrying value of $371 million and an effective interest rate of 7.5%. The annual interest expense to be recorded on these debentures in the first year will be $28 million.

     (b) COMPENSATION AND BENEFITS, EXCLUDING EMPLOYEE INITIAL PUBLIC OFFERING AWARDS. Since Goldman Sachs has operated as a partnership, there is no meaningful historical measure of the compensation and benefits that would have been paid, in corporate form, to the managing directors who were profit participating limited partners for services rendered in fiscal 1998 and in the three months ended February 26, 1999. Accordingly, management has estimated these amounts, which are substantially performance-based, by reference to a pro forma ratio of total compensation and benefits to net revenues that it deemed appropriate for Goldman Sachs as a whole, given the historical operating results in these periods. As a result, additional compensation and benefits expense related to the managing directors who were profit participating limited partners of $427 million in fiscal 1998 and $242 million in the three months ended February 26, 1999 has been recorded on the Pro Forma Consolidated Income Statement Information.

     The future compensation and benefits related to services rendered by the managing directors who were profit participating limited partners will be based upon measures of financial performance, including net revenues, pre-tax earnings and the ratio of compensation and benefits to net revenues, as described under "Management -- The Partner Compensation Plan -- Determination of Salary and Bonus". Management anticipates that, consistent with industry practice, it will adjust the form and structure of its compensation arrangements to achieve a relationship of compensation and benefits to net revenues within a range that it believes is appropriate given prevailing market conditions.

     In addition to the employee initial public offering awards, restricted stock units will also be granted to employees in lieu of a portion of ongoing cash compensation. Of the total restricted stock units assumed to be granted in lieu of cash compensation, 50% will require future service as a condition to the delivery of the underlying shares of common stock. In accordance with Accounting Principles Board Opinion No. 25, the restricted stock units with future service requirements will be recorded as compensation expense over the four-year service period following the date of grant. Goldman Sachs expects to record this expense over the service period as follows: 52%, 28%, 14% and 6% in years one, two, three and four, respectively. If these stock-based awards had been made from the beginning of fiscal 1998, historical compensation expense would have been reduced by $124 million in fiscal 1998 and $51 million in the three months ended February 26, 1999 because a portion of cash compensation recorded in these periods would have been replaced by restricted stock units with future service requirements. These reductions are reflected in the Pro Forma Consolidated Income Statement Information.

     The adjustment of $165 million to the Pro Forma Consolidated Balance Sheet Information reflects the additional compensation and benefits that we would have recorded assuming the Pro Forma Adjustments had occurred as of February 26, 1999. This adjustment includes $232 million in compensation and benefits related to the managing directors who were profit participating limited partners offset by a reduction of $67 million related to the issuance of restricted stock units to employees, in lieu of a portion of cash compensation, for which future service is required as a condition to the delivery of the underlying shares of common stock. This adjustment to the Pro Forma Consolidated Balance Sheet Information excludes the expense of $26 million in the first quarter of fiscal 1999 related to the portion of restricted stock units that, for pro forma income statement purposes only, were assumed to be awarded in fiscal 1998. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations -- Operating Expenses" for a discussion of the actual expense we expect to record in the second quarter of fiscal 1999.

     (c) EXPENSE RELATED TO EMPLOYEE INITIAL PUBLIC OFFERING AWARDS. Adjustment to reflect the amortization of the 33,292,869 restricted stock units awarded to employees on a discretionary basis. On the date of grant, these restricted stock units had a value of $1,765 million, approximately 26% of which will be amortized as a non-cash expense in the twelve months following the date of grant. The remaining 74% of the value of these restricted stock units will be amortized over the next four years as follows: 26%, 26%, 15% and 7% in years two, three, four and five, respectively.

     The options to purchase 40,127,592 shares of common stock awarded to employees on a discretionary basis will be accounted for pursuant to Accounting Principles Board Opinion No. 25, as permitted by paragraph 5 of Statement of Financial Accounting Standards No. 123. Since these options had no intrinsic value on the date of grant, no compensation expense will be recognized.

     The estimated fair value of these discretionary options on the date of grant was $709 million using a Black-Scholes option pricing model. If Statement of Financial Accounting Standards No. 123 had been applied, compensation expense of $185 million and $46 million would have been included in the Pro Forma Consolidated Income Statement Information in fiscal 1998 and the three months ended February 26, 1999, respectively. See "Management -- The Employee Initial Public Offering Awards" for a description of these awards.

     (d) PRO FORMA PROVISION FOR INCOME TAXES. Adjustment to reflect a pro forma provision for income taxes for Goldman

Sachs in corporate form at an effective tax rate of 41%.

     (e) PRO FORMA COMMON STOCK AND NON-VOTING COMMON STOCK. Shares outstanding, computed on a weighted-average basis, after giving effect to the Pro Forma Adjustments. For the purpose of calculating basic earnings per share and book value per share, shares outstanding prior to our common stock offering includes the nonvoting common stock, the shares of common stock irrevocably contributed to the defined contribution plan and, pursuant to Statement of Financial Accounting Standards No. 128, the shares of common stock underlying the restricted stock units awarded to employees on a discretionary basis since future service is not required as a condition to the delivery of the underlying shares of common stock.

     With respect to the three months ended February 26, 1999, pro forma basic common shares outstanding also includes the shares of common stock underlying the restricted stock units assumed to be awarded in lieu of ongoing cash compensation in fiscal 1998 for which future service would not have been required as a condition to the delivery of the underlying shares of common stock.

     Pro forma diluted shares outstanding prior to our common stock offering reflects the dilutive effect of the common stock deliverable pursuant to the restricted stock units awarded to employees on a discretionary basis and, with respect to the three months ended February 26, 1999, the dilutive effect of the shares of common stock underlying the restricted stock units assumed to be awarded in lieu of ongoing cash compensation in fiscal 1998 for which future service would have been required as a condition to the delivery of the underlying shares of common stock.

     (f) ADJUSTMENT FOR OUR COMMON STOCK OFFERING. Shares as adjusted to reflect the issuance of 51,000,000 shares of common stock offered by The Goldman Sachs Group, Inc. in our common stock offering, which reflects the exercise, in full, of the underwriters' options to purchase 9,000,000 shares of common stock. Net proceeds from our common stock offering reflect the deduction of underwriting discounts and of estimated expenses payable by Goldman Sachs in connection with our common stock offering.

     (g) CHARITABLE CONTRIBUTION. Adjustment to reflect the charitable contribution of $200 million.

     (h) RETIRED LIMITED PARTNER EXCHANGES OF INTERESTS FOR CASH. Adjustment to reflect the payment of $891 million in cash to the retired limited partners in exchange for their interests in The Goldman Sachs Group, L.P. and certain affiliates.

     (i) REDEMPTION OF SENIOR LIMITED PARTNERSHIP INTERESTS FOR
CASH. Adjustment to reflect the redemption of the senior limited partnership interests for cash of $888 million by The Goldman Sachs Group, L.P. prior to the incorporation transactions described under "Certain Relationships and Related Transactions -- Incorporation and Related Transactions -- Incorporation Transactions".

     (j) PARTNER EXCHANGES OF INTERESTS FOR SHARES. Adjustment of $3,609 million to reflect the issuance of 265,019,073 shares of common stock to the managing directors who were profit participating limited partners, 47,270,551 shares of common stock to retired limited partners, 30,425,052 shares of common stock and 7,440,362 shares of nonvoting common stock to Sumitomo Bank Capital Markets, Inc. and 30,975,421 shares of common stock to Kamehameha Activities Association, in exchange for their respective interests in The Goldman Sachs Group, L.P. and certain affiliates.

     (k) CASH DISTRIBUTIONS. Adjustment to reflect cash distributions of $1,232 million by The Goldman Sachs Group, L.P. to its partners, including Sumitomo Bank Capital Markets, Inc. and Kamehameha Activities Association, in the second quarter of fiscal 1999 in accordance with its partnership agreement, including distributions for partner income taxes related to earnings in the first quarter of fiscal 1999, capital withdrawals by the managing directors who were profit participating limited partners, Sumitomo Bank

Capital Markets, Inc. and Kamehameha Activities Association and distributions to satisfy obligations to certain retired limited partners.

     Goldman Sachs made additional cash distributions for partner income taxes related to earnings in the second quarter of fiscal 1999 that were significant due, in part, to certain expenses that were not deductible by the partners. Goldman Sachs recognized a substantial tax asset on the consummation of our common stock offering related to these expenses. These cash distributions and the related tax asset are not reflected in the Pro Forma Consolidated Balance Sheet Information.

     (l) NET TAX ASSETS. Adjustment to reflect the addition to retained earnings related to the recognition of a net tax asset of $1,815 million under Statement of Financial Accounting Standards No. 109 at an effective tax rate of 41%. The components of this net tax asset, which will be included in "Other assets" on the consolidated statement of financial condition, are (i) a net benefit of $808 million related to the conversion of The Goldman Sachs Group, L.P. to corporate form, (ii) a benefit of $925 million related to the 30,025,946 restricted stock units awarded to employees based on a formula and the initial irrevocable contribution of 12,555,866 shares of common stock to the defined contribution plan and (iii) a benefit of $82 million related to the charitable contribution.

     As discussed in Note 2(k) above, Goldman Sachs recognized a substantial tax asset on the consummation of our common stock offering related to certain expenses that were not deductible by the partners in fiscal 1999. The tax asset associated with these expenses in the second quarter of fiscal 1999 is not reflected in the Pro Forma Consolidated Balance Sheet Information.

     (m) EFFECT ON STOCKHOLDERS' EQUITY OF EMPLOYEE INITIAL PUBLIC OFFERING AWARDS. Adjustment to reflect the effect on the components of stockholders' equity, excluding the tax benefit described in Note 2(l), of (i) the restricted stock units awarded to employees based on a formula, (ii) the initial irrevocable contribution of shares of common stock to the defined contribution plan and (iii) the restricted stock units awarded to employees on a discretionary basis.

     The following table sets forth each of these components as of February 26, 1999:

                                          COMMON STOCK                  ADDITIONAL
                                          AND NONVOTING   RESTRICTED     PAID-IN     RETAINED     UNEARNED
                                          COMMON STOCK    STOCK UNITS    CAPITAL     EARNINGS   COMPENSATION
                                          -------------   -----------   ----------   --------   ------------
                                                                    (in millions)

Restricted stock units awarded based on
  a formula.............................       $--          $1,591         $ --      $(1,591)     $    --
Contribution of shares of common stock
  to the defined contribution plan......        --              --          666         (666)          --
Restricted stock units awarded on a
  discretionary basis...................        --           1,765           --           --       (1,765)
                                               ---          ------         ----      -------      -------
Total Adjustment........................       $--          $3,356         $666      $(2,257)     $(1,765)
                                               ===          ======         ====      =======      =======

                                 CAPITALIZATION

     The following table sets forth the consolidated capitalization of Goldman Sachs as of February 26, 1999 on an historical basis, and on a pro forma basis after giving effect to the Pro Forma Adjustments, described under "Pro Forma Consolidated Financial Information", and as further adjusted for:

- the sale of 51,000,000 shares of common stock by The Goldman Sachs Group, Inc. in our common stock offering the initial public offering price of $53.00 per share, after deduction of the underwriting discounts and estimated expenses payable by Goldman Sachs in our common stock offering; and

- the issuance of the equivalent of approximately $2.879 billion aggregate principal amount of our debt securities in our underwritten debt offerings.

     The table below does not give effect to this medium-term note program. This table should be read in conjunction with the consolidated financial statements and their notes and the Pro Forma Consolidated Financial Information and their notes.


                                                                          AS OF FEBRUARY 26, 1999
                                                              ------------------------------------------------
                                                                                              PRO FORMA AS
                                                                                                ADJUSTED
                                                                                             FOR OUR COMMON
                                                                                                 STOCK
                                                                                            OFFERING AND OUR
                                                                                           UNDERWRITTEN DEBT
                                                              HISTORICAL    PRO FORMA          OFFERINGS
                                                              ----------    ---------      -----------------
                                                                              ($ in millions)
Short-term borrowings (including commercial paper)(1).......   $33,863       $33,863            $ 33,863
                                                               =======       =======            ========
Long-term borrowings:
  Senior debt, other than the Medium-Term Notes, Series
    B(2)....................................................   $20,405       $20,405            $ 23,284
  Junior subordinated debentures(3).........................        --           371                 371
                                                               -------       -------            --------
         Total long-term borrowings.........................    20,405        20,776              23,655
Partners' capital...........................................     6,612            --                  --
Stockholders' equity:
  Preferred stock, par value $0.01 per share; 150,000,000
    shares authorized, no shares issued and outstanding.....        --            --                  --
  Common stock, par value $0.01 per share; 4,000,000,000
    shares authorized, 437,245,963 shares issued and
    outstanding(4)..........................................        --             4                   4
  Restricted stock units; 63,318,815 units issued and
    outstanding(5)..........................................        --         3,356               3,356
  Nonvoting common stock, par value $0.01 per share;
    200,000,000 shares authorized and 7,440,362 shares
    issued and outstanding..................................        --             0                   0
  Additional paid-in capital................................        --         4,271               6,839
  Retained earnings.........................................        --          (807)               (807)
  Unearned compensation(6)..................................                  (1,765)             (1,765)
                                                               -------       -------            --------
         Total stockholders' equity.........................        --         5,059               7,627
                                                               -------       -------            --------
           Total capitalization.............................   $27,017       $25,835            $ 31,282
                                                               =======       =======            ========


---------------

(1) Includes current portion of long-term borrowings of $6,285 million. See Note 4 to the unaudited condensed consolidated financial statements as of February 26, 1999 for further information regarding Goldman Sachs' short-term borrowings.
(2) Includes debt securities we expect to issue in our underwritten debt offerings. To obtain the dollar equivalent of the E1.0 billion principal amount of euro debt securities we expect to issue, euros have been converted to dollars at the rate of $1.0787 for E1.00, the noon buying rate for cable transfers in New York City on May 10, 1999. Also includes subordinated debt of Goldman, Sachs & Co. of $275 million.
(3) Consists of junior subordinated debentures issued to the retired limited partners as part of the incorporation transactions. See "Certain Relationships and Related Transactions -- Incorporation and Related Transactions" for further information regarding the issuance of the debentures.

                                         (Footnotes continued on following page)

(4) Common stock outstanding includes 12,555,866 shares of common stock irrevocably contributed to the defined contribution plan. Common stock outstanding excludes 40,127,592 shares of common stock deliverable pursuant to the options awarded to employees on a discretionary basis. See "Management -- The Employee Initial Public Offering Awards" for more detailed information regarding these awards.
(5) Restricted stock units include 30,025,946 shares of common stock underlying the restricted stock units awarded to employees based on a formula and 33,292,869 shares of common stock underlying the restricted stock units awarded on a discretionary basis.
(6) Unearned compensation relates to the award of the restricted stock units awarded on a discretionary basis.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The selected historical consolidated income statement and balance sheet data set forth below have been derived from Goldman Sachs' consolidated financial statements and their notes. Goldman Sachs' consolidated financial statements have been audited by PricewaterhouseCoopers LLP, independent public accountants, as of November 28, 1997 and November 27, 1998 and for the years ended November 29, 1996, November 28, 1997 and November 27, 1998. Goldman Sachs' condensed consolidated financial statements have been reviewed by PricewaterhouseCoopers LLP as of February 26, 1999 and for the three months ended February 27, 1998 and February 26, 1999. These financial statements are included elsewhere in this prospectus, together with the reports thereon of PricewaterhouseCoopers LLP.

     The selected historical consolidated income statement and balance sheet data set forth below as of November 25, 1994, November 24, 1995 and November 29, 1996 and for the years ended November 25, 1994 and November 24, 1995 have been derived from audited consolidated financial statements of Goldman Sachs not included in this prospectus.

     The selected historical consolidated income statement and balance sheet data set forth below as of and for the three months ended February 26, 1999 and for the three months ended February 27, 1998 have been derived from Goldman Sachs' unaudited condensed consolidated financial statements that, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation. The interim results set forth below for the three months ended February 26, 1999 may not be indicative of results for the full year.

     The pro forma data set forth below for the year ended November 27, 1998 and as of and for the three months ended February 26, 1999 have been derived from the pro forma data set forth in "Pro Forma Consolidated Financial Information" included elsewhere in this prospectus.

     The selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Pro Forma Consolidated Financial Information" and the consolidated financial statements and their notes.

                                                                                                             AS OF OR FOR
                                                                                                             THREE MONTHS
                                                             AS OF OR FOR YEAR ENDED NOVEMBER               ENDED FEBRUARY
                                                    ---------------------------------------------------   -------------------
                                                     1994       1995       1996       1997       1998       1998       1999
                                                     ----       ----       ----       ----       ----       ----       ----
                                                                                                              (unaudited)
                                                                                 ($ in millions)
INCOME STATEMENT DATA:
  Total revenues..................................  $12,452   $ 14,324   $ 17,289   $ 20,433   $ 22,478   $  5,903   $  5,856
  Interest expense................................    8,915      9,841     11,160     12,986     13,958      3,431      2,861
                                                    -------   --------   --------   --------   --------   --------   --------
  Net revenues....................................    3,537      4,483      6,129      7,447      8,520      2,472      2,995
  Compensation and benefits(1)....................    1,789      2,005      2,421      3,097      3,838      1,100      1,275
  Other operating expenses........................    1,240      1,110      1,102      1,336      1,761        350        532
                                                    -------   --------   --------   --------   --------   --------   --------
  Pre-tax earnings(1).............................  $   508   $  1,368   $  2,606   $  3,014   $  2,921   $  1,022   $  1,188
                                                    =======   ========   ========   ========   ========   ========   ========
BALANCE SHEET DATA:
  Total assets(2).................................  $95,296   $100,066   $152,046   $178,401   $217,380         --   $230,624
  Long-term borrowings............................   14,418     13,358     12,376     15,667     19,906         --     20,405
  Total liabilities(2)............................   89,981     94,686    145,753    171,864    210,996         --    223,633
  Partners' capital...............................    4,771      4,905      5,309      6,107      6,310         --      6,612

PRO FORMA DATA (UNAUDITED)(3):
  Pro forma net earnings..........................       --         --         --         --   $  1,256         --   $    516
  Pro forma ratio of earnings to fixed
    charges(4)....................................       --         --         --         --      1.15x         --      1.30x
  Pro forma stockholders' equity as adjusted for
    our common stock offering.....................       --         --         --         --         --         --   $  7,627

                      SELECTED CONSOLIDATED FINANCIAL DATA

                                                                                                             AS OF OR FOR
                                                                                                             THREE MONTHS
                                                             AS OF OR FOR YEAR ENDED NOVEMBER               ENDED FEBRUARY
                                                    ---------------------------------------------------   -------------------
                                                     1994       1995       1996       1997       1998       1998       1999
                                                     ----       ----       ----       ----       ----       ----       ----
                                                                                 ($ in millions)
SELECTED DATA AND RATIOS (UNAUDITED):
  Ratio of earnings to fixed charges(1)(4)........     1.06x      1.14x      1.23x      1.23x      1.21x      1.30x      1.41x

  Employees:
    United States.................................    5,822      5,356      5,818      6,879      8,349      7,008      8,244
    International.................................    3,176      2,803      3,159      3,743      4,684      3,891      4,634
                                                    -------   --------   --------   --------   --------   --------   --------
  Total employees(5)..............................    8,998      8,159      8,977     10,622     13,033     10,899     12,878
                                                    =======   ========   ========   ========   ========   ========   ========
  Assets under supervision:
    Assets under management.......................  $43,671   $ 52,358   $ 94,599   $135,929   $194,821   $151,189   $206,380
    Other client assets...........................   49,061     57,716     76,892    102,033    142,018    114,928    163,315
                                                    -------   --------   --------   --------   --------   --------   --------
  Total assets under supervision..................  $92,732   $110,074   $171,491   $237,962   $336,839   $266,117   $369,695
                                                    =======   ========   ========   ========   ========   ========   ========

---------------
(1) Since we historically operated in partnership form, payments to our profit participating limited partners were accounted for as distributions of partners' capital rather than as compensation expense. As a result, our pre-tax earnings and compensation and benefits expense have not reflected any payments for services rendered by our managing directors who were profit participating limited partners. Accordingly, our historical pre-tax earnings understate the expected operating costs to be incurred by us after our conversion to corporate form. As a corporation, we will include payments for services rendered by our managing directors who were profit participating limited partners in compensation and benefits expense. For financial information that reflects pro forma compensation and benefits expense as if we had been a corporation, see "Pro Forma Consolidated Financial Information".

(2) Total assets and liabilities were increased by $11.64 billion as of November 27, 1998 and $8.99 billion as of February 26, 1999 due to the adoption of the provisions of Statement of Financial Accounting Standards No. 125 that were deferred by Statement of Financial Accounting Standards No. 127. For a discussion of Statement of Financial Accounting Standards Nos. 125 and 127, see "Accounting Developments" in Note 2 to the audited consolidated financial statements.

(3) Reflects such adjustments as are necessary, in the opinion of management, for a fair presentation of the results of operations and stockholders' equity of Goldman Sachs on a pro forma basis. See "Pro Forma Consolidated Financial Information" for more detailed information concerning these adjustments.

(4) For purposes of the ratio of earnings to fixed charges, "earnings" represent pre-tax earnings plus fixed charges and "fixed charges" represent interest expense plus that portion of rent expense that, in our opinion, approximates the interest factor included in rent expense. Neither the pro forma ratio of earnings to fixed charges nor the historical ratio of earnings to fixed charges gives effect to this offering of notes or our underwritten debt offerings.

(5) Excludes employees of Goldman Sachs' two property management subsidiaries, The Archon Group, L.P. and Archon Group (France) S.C.A. Substantially all of the costs of these employees are reimbursed to Goldman Sachs by the real estate investment funds to which the two companies provide property management services. In addition, as of February 26, 1999, we had 3,400 temporary staff and consultants. For more detailed information regarding our employees, see "Business -- Employees".

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

     Goldman Sachs is a global investment banking and securities firm that provides a wide range of services worldwide to a substantial and diversified client base.

     Our activities are divided into three principal business lines:

- Investment Banking, which includes financial advisory services and underwriting;

- Trading and Principal Investments, which includes fixed income, currency and commodities ("FICC"), equities and principal investments (principal investments reflect primarily our investments in our merchant banking funds); and

- Asset Management and Securities Services, which includes asset management, securities services and commissions.

     All references to 1996, 1997 and 1998 refer to our fiscal year ended, or the date, as the context requires, November 29, 1996, November 28, 1997 and November 27, 1998, respectively, and all references to February 1998 and February 1999 refer to our three-month fiscal period ended, or the date, as the context requires, February 27, 1998 and February 26, 1999, respectively.

     When we use the terms "Goldman Sachs", "we" and "our", we mean, prior to the principal incorporation transactions that are described under "Certain Relationships and Related Transactions -- Incorporation and Related Transactions -- Incorporation Transactions", The Goldman Sachs Group, L.P., a Delaware limited partnership, and its consolidated subsidiaries and, after the incorporation transactions, The Goldman Sachs Group, Inc., a Delaware corporation, and its consolidated subsidiaries.

                              BUSINESS ENVIRONMENT

     Economic and market conditions can significantly affect our performance. For a number of years leading up to the second half of 1998, we operated in a generally favorable macroeconomic environment characterized by low inflation, low interest rates and strong equity markets in the United States and many international markets. This favorable economic environment provided a positive climate for our investment banking activities, as well as for our customer-driven and proprietary trading activities. Economic conditions were also favorable for wealth creation which contributed positively to growth in our asset management businesses.

     From mid-August to mid-October 1998, the Russian economic crisis, the turmoil in Asian and Latin American emerging markets and the resulting move to higher credit quality fixed income securities by many investors led to substantial declines in global financial markets. Investors broadly sold credit-sensitive products, such as corporate and high-yield debt, and bought higher-rated instruments, such as U.S. Treasury securities, which caused credit spreads to widen dramatically. This market turmoil also caused a widespread decline in global equity markets.

     As a major dealer in fixed income securities, Goldman Sachs maintains substantial inventories of corporate and high-yield debt. Goldman Sachs regularly seeks to hedge the interest rate risk on these positions through, among other strategies, short positions in U.S. Treasury securities. In the second half of 1998, we suffered losses from both the decline in the prices of corporate and high-yield debt instruments that we owned and the increase in the prices of the U.S. Treasury securities in which we had short positions.

     This market turmoil also led to trading losses in our fixed income relative value trading positions. Relative value trading positions are intended to profit from a perceived temporary dislocation in the relationship between the values of different financial instruments. From mid-August to mid-October 1998, the components of these relative value positions moved in directions that we did not anticipate and the volatilities of some of our positions increased to three times prior levels. When Goldman Sachs and other market participants with similar positions simultaneously sought to reduce positions and exposures, this caused a substantial reduction in market liquidity and a continuing decline in prices.

     In the second half of 1998, we also experienced losses in equity arbitrage and in the value of a number of merchant banking investments.

     Later in the fourth quarter of 1998, market conditions improved as the U.S. Federal Reserve cut interest rates, the International Monetary Fund finalized a credit agreement with Brazil and a consortium of 14 financial institutions, including Goldman Sachs, recapitalized Long-Term Capital Portfolio, L.P. For a further discussion of Long-Term Capital Portfolio, L.P., see
"-- Liquidity -- The Balance Sheet" below.

     Our earnings in the second half of 1998 were adversely affected by market conditions from mid-August to mid-October. In this difficult business environment, Trading and Principal Investments recorded net revenues of $464 million in the third quarter of 1998 and net revenues of negative $663 million in the fourth quarter of 1998. As a result, Trading and Principal Investments did not make a significant contribution to pre-tax earnings in 1998.

     In the first quarter of 1999, we operated in a generally favorable macroeconomic environment characterized by low inflation and low interest rates. Global financial markets recovered from the turbulent conditions of the second half of 1998, leading to narrowing credit spreads and an increase in mergers and acquisitions and other corporate activity.

     The macroeconomic environment in the first quarter of 1999 was particularly favorable in the United States, where inflationary pressures were minimal and interest rates were left unchanged by the U.S. Federal Reserve. Economic growth in Europe was sluggish despite a simultaneous cut in interest rates by 11 European central banks in December and the successful establishment of the European Economic and Monetary Union in January. Markets in Asia and Latin America were generally characterized by continuing economic and financial difficulties, particularly in Japan and Brazil. In a number of Asian emerging markets, however, economic and market conditions stabilized in the first quarter of 1999.

                             RESULTS OF OPERATIONS

     Management believes that the best measure by which to assess Goldman Sachs' historical profitability is pre-tax earnings because, as a partnership, we generally were not subject to U.S. federal or state income taxes. See
"-- Provision for Taxes" below and Note 2 to the audited consolidated financial statements for a further discussion of our provision for taxes.

     Since historically we operated as a partnership, payments to our profit participating limited partners were accounted for as distributions of partners' capital rather than as compensation expense. As a result, our compensation and benefits expense has not reflected any payments for services rendered by managing directors who were profit participating limited partners and has therefore understated the expected operating costs to be incurred by us after our conversion to corporate form. As a corporation, we will include these payments to managing directors who were profit participating limited partners in compensation and benefits expense, as discussed under "Pro Forma Consolidated Financial Information". See "Management -- The Partner Compensation Plan" for a further discussion of the plan to be adopted for the purpose of compensating our managing directors who were profit participating limited partners.

     Moreover, in connection with our common stock offering, we recognized the effect of the following non-recurring items in the second quarter of 1999:

- the award of the restricted stock units to employees based on a formula;

- the initial irrevocable contribution of shares of common stock to the defined contribution plan;

- the net tax assets; and

- the contribution to the Goldman Sachs Fund, a charitable foundation.

We also expect to record additional expense in the second quarter of 1999 equal to (i) 50% of the estimated compensation and benefits of the managing directors who were profit participating limited partners in 1999 based on the annualized results for the first half of 1999 offset by (ii) the effect of issuing restricted stock units to employees in lieu of cash compensation, for which future service is required as a condition to the delivery of the underlying shares of common stock. In accordance with Accounting Principles Board Opinion No. 25, these restricted stock units will be recorded as compensation expense over the four-year vesting period following the date of grant. As a result, we expect to record a substantial pre-tax loss in the second quarter of 1999.

     The composition of our historical net revenues has varied over time as financial markets and the scope of our operations have changed. The composition of net revenues can also vary over the shorter term due to fluctuations in economic and market conditions. As a result, period-to-period comparisons may not be meaningful. See "Risk Factors" for a discussion of factors that could affect our future performance.

OVERVIEW

     The following table sets forth our net revenues and pre-tax earnings:

                               FINANCIAL OVERVIEW
                                 (in millions)

                                                                            THREE MONTHS ENDED
                                                 YEAR ENDED NOVEMBER             FEBRUARY
                                              --------------------------    ------------------
                                               1996      1997      1998      1998       1999
                                               ----      ----      ----      ----       ----
Net revenues................................  $6,129    $7,447    $8,520    $2,472     $2,995
Pre-tax earnings............................   2,606     3,014     2,921     1,022      1,188

                            ------------------------

     FEBRUARY 1999 VERSUS FEBRUARY 1998. Our net revenues were $2.99 billion in the three-month period ended February 1999, an increase of 21% compared to the same period in 1998. Net revenue growth was strong in Investment Banking, which increased 42%, primarily due to higher market levels of mergers and acquisitions and underwriting activity. Net revenues in Trading and Principal Investments increased 15% as higher net revenues in FICC and equities more than offset a reduction in principal investments. Net revenues in Asset Management and Securities Services increased 12% due to increased assets under management and higher customer balances in securities services. Pre-tax earnings increased 16% to $1.19 billion for the period.

     1998 VERSUS 1997. Our net revenues were $8.52 billion in 1998, an increase of 14% compared to 1997. Net revenue growth was strong in Investment Banking, which increased 30%, due to higher levels of mergers and acquisitions activity, and in Asset Management and Securities Services, which increased 43%, due to increased commissions, higher customer balances in securities services and increased assets under management. Net revenues in Trading and Principal Investments decreased 19% compared to the prior year, due primarily to a 30% reduction of net revenues in FICC. Pre-tax earnings in 1998 were $2.92 billion compared to $3.01 billion in the prior year.

     1997 VERSUS 1996. Our net revenues were $7.45 billion in 1997, an increase of 22% compared to 1996. Net revenue growth was strong in Asset Management and Securities Services, which increased 46%, due to increased commissions and asset management fees and higher assets under management and customer balances in securities services. Net revenues in Investment Banking increased 22% due to increased levels of mergers and acquisitions and debt underwriting activity. Net revenues in Trading and Principal Investments increased 9% over the prior year, due to higher net revenues in FICC and principal investments. Pre-tax earnings were $3.01 billion in 1997, an increase of 16% over the prior year.

     The following table sets forth the net revenues of our principal business lines:

                    NET REVENUES BY PRINCIPAL BUSINESS LINE
                                 (in millions)

                                                                          THREE MONTHS ENDED
                                             YEAR ENDED NOVEMBER               FEBRUARY
                                          --------------------------      ------------------
                                           1996      1997      1998        1998        1999
                                           ----      ----      ----        ----        ----
Investment Banking......................  $2,113    $2,587    $3,368      $  633      $  902
Trading and Principal Investments.......   2,693     2,926     2,379       1,182       1,357
Asset Management and Securities
  Services..............................   1,323     1,934     2,773         657         736
                                          ------    ------    ------      ------      ------
Total net revenues......................  $6,129    $7,447    $8,520      $2,472      $2,995
                                          ======    ======    ======      ======      ======

                            ------------------------

     Net revenues in our principal business lines represent total revenues less allocations of interest expense to specific securities, commodities and other positions in relation to the level of financing incurred by each position. Interest expense is allocated to Trading and Principal Investments and the securities services component of Asset Management and Securities Services. Net revenues may not be indicative of the relative profitability of any principal business line.

INVESTMENT BANKING

     Goldman Sachs provides a broad range of investment banking services to a diverse group of corporations, financial institutions, governments and individuals. Our investment banking activities are divided into two categories:

- FINANCIAL ADVISORY. Financial advisory includes advisory assignments with respect to mergers and acquisitions, divestitures, corporate defense activities, restructurings and spin-offs; and

- UNDERWRITING. Underwriting includes public offerings and private placements of equity and debt securities.

     The following table sets forth the net revenues of our Investment Banking business:

                        INVESTMENT BANKING NET REVENUES
                                 (in millions)

                                                                            THREE MONTHS ENDED
                                             YEAR ENDED NOVEMBER                 FEBRUARY
                                        ------------------------------      ------------------
                                         1996        1997        1998       1998         1999
                                         ----        ----        ----       ----         ----
Financial advisory....................  $  931      $1,184      $1,774      $363         $522
Underwriting..........................   1,182       1,403       1,594       270          380
                                        ------      ------      ------      ----         ----
Total Investment Banking..............  $2,113      $2,587      $3,368      $633         $902
                                        ======      ======      ======      ====         ====

                            ------------------------

     FEBRUARY 1999 VERSUS FEBRUARY 1998. The Investment Banking business achieved net revenues of $902 million in the three-month period ended February 1999, an increase of 42% compared to the same period in 1998. Net revenue growth was strong in both financial advisory and underwriting, particularly in the communications, media and entertainment, healthcare and financial institutions groups. Our Investment Banking business was particularly strong in Europe and the United States.

     Financial advisory revenues increased 44% compared to the same period in 1998, primarily due to higher market levels of mergers and acquisitions activity as the trend toward consolidation continued in various industries. Underwriting revenues increased 41%, primarily due to increased levels of equity underwriting activity in Europe.

     1998 VERSUS 1997. The Investment Banking business achieved net revenues of $3.37 billion in 1998, an increase of 30% compared to 1997. Net revenue growth was strong in financial advisory and, to a lesser extent, in underwriting as Goldman Sachs' global presence and strong client base enabled it to capitalize on higher levels of activity in many industry groups, including communications, media and entertainment, financial institutions, general industrials and retail. Net revenue growth in our Investment Banking business was strong in all major regions in 1998 compared to the prior year.

     Financial advisory revenues increased 50% compared to 1997 due to increased revenues from mergers and acquisitions advisory assignments, which principally resulted from consolidation within various industries and generally favorable U.S. and European stock markets. Despite a substantial decrease in the number of industry-wide underwriting transactions in August and September of 1998, underwriting revenues increased 14% for the year, primarily due to increased revenues from equity and high-yield corporate debt underwriting activities.

     1997 VERSUS 1996. The Investment Banking business achieved net revenues of $2.59 billion in 1997, an increase of 22% compared to 1996. Net revenue growth was strong in both financial advisory and underwriting, particularly in the financial institutions, general industrials and real estate groups.

     Financial advisory revenues increased 27% compared to 1996 primarily due to increased revenues from mergers and acquisitions activity in the market as a whole. Underwriting revenues increased 19% primarily due to increased revenues from investment grade and high-yield debt underwriting, which resulted from lower interest rates. Revenues from equity underwriting activities increased modestly over 1996 levels.

TRADING AND PRINCIPAL INVESTMENTS

     Our Trading and Principal Investments business facilitates customer transactions and takes proprietary positions through market-making in and trading of fixed income and equity products, currencies, commodities, and swaps and other derivatives. The Trading and Principal Investments business includes the following:

- FICC. We make markets in and trade fixed income products, currencies and commodities, structure and enter into a wide variety of derivative transactions and engage in proprietary trading and arbitrage activities;

- EQUITIES. We make markets in and trade equities and equity-related products, structure and enter into equity derivative transactions and engage in proprietary trading and equity arbitrage; and

- PRINCIPAL INVESTMENTS. Principal investments primarily represents net revenues from our investments in our merchant banking funds.

     Net revenues from principal investments do not include management fees and the increased share of the income and gains from our merchant banking funds to which Goldman Sachs is entitled when the return on investments exceeds certain threshold returns to fund investors. These management fees and increased shares of income and gains are included in the net revenues of Asset Management and Securities Services.

     Substantially all of our inventory is marked-to-market daily and, therefore, its value and our net revenues are subject to fluctuations based on market movements. In addition, net revenues derived from our principal investments in privately held concerns and in real estate may fluctuate significantly depending on the revaluation or sale of these investments in any given period.

     The following table sets forth the net revenues of our Trading and Principal Investments business:

                 TRADING AND PRINCIPAL INVESTMENTS NET REVENUES
                                 (in millions)

                                                                                  THREE MONTHS ENDED
                                                       YEAR ENDED NOVEMBER             FEBRUARY
                                                    --------------------------    ------------------
                                                     1996      1997      1998      1998       1999
                                                     ----      ----      ----      ----       ----
FICC..............................................  $1,749    $2,055    $1,438    $  741     $  876
Equities..........................................     730       573       795       365        455
Principal investments.............................     214       298       146        76         26
                                                    ------    ------    ------    ------     ------
Total Trading and Principal Investments...........  $2,693    $2,926    $2,379    $1,182     $1,357
                                                    ======    ======    ======    ======     ======

                            ------------------------

     FEBRUARY 1999 VERSUS FEBRUARY 1998. The Trading and Principal Investments business achieved net revenues of $1.36 billion in the three-month period ended February 1999, an increase of 15% compared to the same period in 1998. Strong performances in FICC and equities more than offset a net revenue reduction in principal investments.

     Net revenues in FICC increased 18% compared to the same period in 1998, primarily due to higher net revenues from market-making and trading of currencies, corporate bonds and mortgage-backed securities, partially offset by lower net revenues from fixed income derivatives.

     Net revenues in equities increased 25% compared to the same period in 1998, primarily due to increased market-making net revenues resulting from strong over-the-counter transaction volume in Europe and the United States.

     Net revenues from principal investments decreased 66%, due to lower gains on the disposition of investments and a reduction in net revenues related to the mark-to-market of our principal investments.

     1998 VERSUS 1997. Net revenues in Trading and Principal Investments were $2.38 billion in 1998, a decrease of 19% compared to 1997. This decrease in net revenues was concentrated in the second half of the year. See "-- Business Environment" above for a discussion of the losses suffered in Trading and Principal Investments in the second half of 1998. For the full year, significant net revenue reductions in FICC and principal investments were partially offset by increased net revenues in equities.

     Net revenues in FICC decreased 30% compared to 1997 due to an extraordinarily difficult environment in the second half of 1998. The net revenue reduction in FICC was concentrated in fixed income arbitrage and high-yield debt trading, which experienced losses in 1998 due to a reduction in liquidity and widening credit spreads in the second half of the year. An increase in net revenues from market-making and trading in fixed income derivatives, currencies and commodities partially offset this decline.

     Net revenues in equities increased 39% compared to 1997 as higher net revenues in derivatives and European shares were partially offset by losses in equity arbitrage. The derivatives business generated significantly higher net revenues due, in part, to strong customer demand for over-the-counter products, particularly in Europe. Net revenues from European shares increased as Goldman Sachs benefited from generally favorable equity markets and increased customer demand. The equity arbitrage losses were due principally to the underperformance of various equity positions versus their benchmark hedges, to widening of spreads in a variety of relative value trades and to lower prices for event-oriented securities resulting from a re-duction in announced mergers and acquisitions and other corporate activity in the second half of 1998.

     Net revenues from principal investments declined 51% compared to 1997 as investments in certain publicly held companies decreased in value during the second half of 1998. This decrease was partially offset by an increase in gains on the disposition of investments compared to the prior year.

     1997 VERSUS 1996. The Trading and Principal Investments business achieved net revenues of $2.93 billion in 1997, an increase of 9% compared to 1996. Strong performances in FICC and principal investments more than offset a net revenue reduction in equities.

     Net revenues in FICC increased 17% compared to 1996 due principally to higher net revenues from market-making and trading in currencies, fixed income derivatives and commodities. Fixed income arbitrage activities also contributed to net revenue growth in FICC. Net revenues from market-making in and trading of emerging market debt securities and corporate bonds declined in 1997 compared to 1996.

     Net revenues in equities decreased 22% in 1997 compared to 1996 due principally to reductions in net revenues from derivatives and convertibles resulting from volatility in the global equity markets in October and November 1997 and declining asset values in Japan in late November 1997. This reduction was partially offset by increased net revenues from higher customer trading volume in certain European over-the-counter markets.

     Net revenues from principal investments increased 39% in 1997 compared to 1996, as certain companies in which we invested through our merchant banking funds completed initial public offerings and our positions in other publicly held companies increased in value.

ASSET MANAGEMENT AND SECURITIES SERVICES

     Asset Management and Securities Services is comprised of the following:


- ASSET MANAGEMENT. Asset management generates management fees by providing investment advisory services to a diverse and rapidly growing client base of institutions and individuals;

- SECURITIES SERVICES. Securities services includes prime brokerage, financing services and securities lending and our matched book businesses, all of which generate revenue primarily in the form of fees or interest rate spreads; and

- COMMISSIONS. Commission-based businesses include agency transactions for clients on major stock and futures exchanges. Revenues from the increased share of the income and gains derived from our merchant banking funds are also included in commissions.

     The following table sets forth the net revenues of our Asset Management and Securities Services business:

             ASSET MANAGEMENT AND SECURITIES SERVICES NET REVENUES
                                 (in millions)

                                                                             THREE MONTHS ENDED
                                                  YEAR ENDED NOVEMBER             FEBRUARY
                                               --------------------------    -------------------
                                                1996      1997      1998      1998         1999
                                                ----      ----      ----      ----         ----
Asset management.............................  $  242    $  458    $  675     $139         $202
Securities services..........................     354       487       730      170          207
Commissions..................................     727       989     1,368      348          327
                                               ------    ------    ------     ----         ----
Total Asset Management and Securities
  Services...................................  $1,323    $1,934    $2,773     $657         $736
                                               ======    ======    ======     ====         ====

     Goldman Sachs' assets under supervision are comprised of assets under management and other client assets. Assets under management typically generate fees based on a percentage of their value and include our mutual funds, separate accounts managed for institutional and individual investors, our merchant banking funds and other alternative investment funds. Other client assets are comprised of assets in brokerage accounts of primarily high net worth individuals, on which we earn commissions. The following table sets forth our assets under supervision:

                            ASSETS UNDER SUPERVISION
                                 (in millions)

                                                                        THREE MONTHS ENDED
                                         YEAR ENDED NOVEMBER                 FEBRUARY
                                   --------------------------------    --------------------
                                     1996        1997        1998        1998        1999
                                     ----        ----        ----        ----        ----
Assets under management..........  $ 94,599    $135,929    $194,821    $151,189    $206,380
Other client assets..............    76,892     102,033     142,018     114,928     163,315
                                   --------    --------    --------    --------    --------
Total assets under supervision...  $171,491    $237,962    $336,839    $266,117    $369,695
                                   ========    ========    ========    ========    ========

                            ------------------------

     FEBRUARY 1999 VERSUS FEBRUARY 1998. The Asset Management and Securities Services business achieved net revenues of $736 million in the three-month period ended February 1999, an increase of 12% compared to the same period in 1998. Strong performances in asset management and securities services more than offset a net revenue reduction in commissions.

     Asset management revenues increased 45% compared to the same period in 1998, primarily reflecting a 43% increase in average assets under management. In the 1999 period, approximately half of the increase in assets under management was attributable to net asset inflows, with the balance reflecting market appreciation. Net revenues from securities services increased 22% during the period, primarily due to growth in our securities borrowing and lending businesses. Commission revenues decreased 6%, as an increase in equity commissions was more than offset by a reduction in revenues from the increased share of income and gains from our merchant banking funds compared to a particularly strong period in the prior year.

     1998 VERSUS 1997. The Asset Management and Securities Services business achieved net revenues of $2.77 billion in 1998, an increase of 43% compared to 1997. All major components of the business line exhibited strong net revenue growth.

     Asset management revenues increased 47% during this period, reflecting a 41% increase in average assets under management over 1997. In 1998, approximately 80% of the increase in assets under management was attributable to net asset inflows, with the remaining 20% reflecting market appreciation. Net revenues from securities services increased 50%, primarily due to growth in our securities borrowing and lending businesses. Commission revenues increased 38% as generally strong and highly volatile equity markets resulted in increased transaction volumes in listed equity securities. Revenues from the increased share of income and gains from our merchant banking funds also contributed significantly to the increase in commission revenues.

     1997 VERSUS 1996. The Asset Management and Securities Services business achieved net revenues of $1.93 billion in 1997, an increase of 46% compared to 1996. All major components of the business line exhibited strong net revenue growth.

     Asset management revenues increased 89% during this period, reflecting a 73% increase in average assets under management due to strong net asset inflows, market appreciation and assets added through the acquisitions of Liberty Investment Management in January 1997 and Commodities Corporation in June 1997. Net revenue growth in securities services was 38%, principally reflecting growth in our securities borrowing and lending businesses. Commission revenues increased 36% as customer trading volumes increased significantly on many of the world's principal stock exchanges, including those in the United States where industry-wide volumes increased substantially in the third and fourth quarters of 1997. Revenues from the increased share of income and gains from our merchant banking funds also contributed significantly to the increase in commission revenues.

OPERATING EXPENSES

     In recent years, our operating expenses have increased as a result of numerous factors, including higher levels of compensation, expansion of our asset management business, increased worldwide activities, greater levels of business complexity and additional systems and consulting costs relating to various technology initiatives.

     Since we historically operated in partnership form, payments to our profit participating limited partners were accounted for as distributions of partners' capital rather than as compensation expense. As a result, our compensation and benefits expense has not reflected any payments for services rendered by our managing directors who were profit participating limited partners. Accordingly, our historical compensation and benefits, the principal component of our operating expenses, will increase significantly as a result of our conversion to corporate form since, as a corporation, we will include these payments to our managing directors who were profit participating limited partners in compensation and benefits expense.

     We expect to record additional expense in the second quarter of 1999 equal to (i) 50% of the estimated compensation and benefits of the managing directors who were profit participating limited partners in 1999 based on the annualized results for the first half of 1999 offset by (ii) the effect of issuing restricted stock units to employees, in lieu of cash compensation, for which future service is required as a condition to the delivery of the underlying shares of common stock. In accordance with Accounting Principles Board Opinion No. 25, these restricted stock units will be recorded as compensation expense over the four-year vesting period following the date of grant. In addition, we expect to record non-cash compensation expense related to the amortization of the restricted stock units awarded to employees on a discretionary basis over the five-year period following the consummation of our common stock offering. The non-cash expense related to these restricted stock units is a fixed amount that is not dependent on our operating results in any given period. See "Pro Forma Consolidated Financial Information" for a further discussion of these items.

     The following table sets forth our operating expenses and number of employees:

                        OPERATING EXPENSES AND EMPLOYEES
                                ($ in millions)

                                                                          THREE MONTHS ENDED
                                              YEAR ENDED NOVEMBER              FEBRUARY
                                          ----------------------------    ------------------
                                           1996      1997       1998       1998       1999
                                           ----      ----       ----       ----       ----
Compensation and benefits...............  $2,421    $ 3,097    $ 3,838    $ 1,100    $ 1,275
Brokerage, clearing and exchange fees...     278        357        424         93        111
Market development......................     137        206        287         54         77
Communications and technology...........     173        208        265         58         78
Depreciation and amortization...........     172        178        242         42         97
Occupancy...............................     154        168        207         44         78
Professional services and other.........     188        219        336         59         91
                                          ------    -------    -------    -------    -------
Total operating expenses................  $3,523    $ 4,433    $ 5,599    $ 1,450    $ 1,807
                                          ======    =======    =======    =======    =======
Employees at period end(1)..............   8,977     10,622     13,033     10,899     12,878

---------------
    (1) Excludes employees of Goldman Sachs' two property management subsidiaries, The Archon Group, L.P. and Archon Group (France) S.C.A. Substantially all of the costs of these employees are reimbursed to Goldman Sachs by the real estate investment funds to which the two companies provide property management services. In addition, as of February 1999, we had approximately 3,400 temporary staff and consultants. For more detailed information regarding our employees, see "Business -- Employees".

     FEBRUARY 1999 VERSUS FEBRUARY 1998. Operating expenses were $1.81 billion in the three-month period ended February 1999, an increase of 25% over the same period in 1998, primarily due to increased compensation and benefits and higher other operating expenses due to, among other things, Goldman Sachs' increased worldwide activities.

     Compensation and benefits decreased as a percentage of net revenues to 43% from 44% in the same period in 1998. Employment levels increased 18% compared to the same period in 1998, with particularly strong growth in investment banking and asset management. Expenses associated with our temporary staff and consultants were $98 million for the three-month period ended February 1999, an increase of 55%, reflecting preparations for the Year 2000 and greater levels of business activity.

     Brokerage, clearing and exchange fees increased 19%, primarily due to higher transaction volumes in fixed income derivatives and futures contracts. Market development expenses increased 43% and professional services and other expenses increased 54%, due to higher levels of business activity. Communications and technology expenses increased 34%, reflecting higher telecommunications and market data costs associated with higher employment levels and additional spending on technology initiatives. Depreciation and amortization increased significantly due to certain fixed asset write-offs and to capital expenditures on telecommunications and technology-related equipment and leasehold improvements in support of Goldman Sachs' increased worldwide activities. Occupancy expenses increased 77%, reflecting additional office space needed to accommodate higher employment levels.

     1998 VERSUS 1997. Operating expenses were $5.60 billion in 1998, an increase of 26% over 1997, primarily due to increased compensation and benefits expense.

     Compensation and benefits increased as a percentage of net revenues to 45% from 42% in 1997, principally as a result of increases in employment levels and in expenses associated with temporary staff and consultants. Employment levels increased 23% during the year, with particularly strong growth in asset management. Expenses associated with our temporary staff and consultants were $330 million in 1998, an increase of 85% compared to 1997, reflecting greater business activity, Goldman Sachs' global expansion and consulting costs associated with various technology initiatives, including preparations for the Year 2000 and the establishment of the European Economic and Monetary Union.

     Brokerage, clearing and exchange fees increased 19%, primarily due to higher transaction volumes in European and U.S. equities and futures contracts. Market development expenses increased 39% and professional services and other expenses increased 53%, due to higher levels of business activity and Goldman Sachs' global expansion. Communications and technology expenses increased 27%, reflecting higher telecommunications and market data costs associated with higher employment levels and additional spending on technology initiatives. Depreciation and amortization increased 36%, principally due to capital expenditures on telecommunications and technology-related equipment and leasehold improvements. Occupancy expenses increased 23%, reflecting additional office space needed to accommodate higher employment levels.

     1997 VERSUS 1996. Operating expenses were $4.43 billion in 1997, an increase of 26% over 1996, primarily due to increased compensation and benefits expense.

     Compensation and benefits increased as a percentage of net revenues to 42% from 40% in 1996. This increase primarily reflected higher compensation due to higher profit levels and an 18% increase in employment levels across Goldman Sachs due to higher levels of market activity and our global expansion into new businesses and markets. Expenses associated with our temporary staff and consultants also contributed to the increase in compensation and benefits as a percentage of net revenues. These expenses were $178 million in 1997, an increase of 55% compared to 1996, reflecting greater business activity, Goldman Sachs' global expansion and consulting costs associated with various technology initiatives.

     Brokerage, clearing and exchange fees increased 28%, primarily due to higher transaction volumes in global equities, derivatives and currencies. Market development expenses increased 50% and professional services and other expenses increased 16%, due to higher levels of business activity and Goldman Sachs' global expansion. Communications and technology expenses increased 20%, reflecting higher telecommunications and market data costs associated with higher employment levels and additional spending on technology initiatives. Depreciation and amortization increased 3%. Occupancy expenses increased 9%, reflecting additional office space needed to accommodate higher employment levels.

PROVISION FOR TAXES

     The Goldman Sachs Group, L.P., as a partnership, generally was not subject to U.S. federal and state income taxes. The earnings of The Goldman Sachs Group, L.P. and certain of its subsidiaries have been subject to the 4% New York City unincorporated business tax. In addition, certain of our non-U.S. subsidiaries have been subject to income taxes in their local jurisdictions. The amount of our provision for income and unincorporated business taxes has varied significantly from year to year depending on the mix of earnings among our subsidiaries. For information on the pro forma effective tax rate of Goldman Sachs under corporate form, see "Pro Forma Consolidated Financial Information".

GEOGRAPHIC DATA

     For a summary of the total revenues, net revenues, pre-tax earnings and identifiable assets of Goldman Sachs by geographic region, see Note 9 to the audited consolidated financial statements.

                                   CASH FLOWS

     Our cash flows are primarily related to the operating and financing activities undertaken in connection with our trading and market-making transactions.

YEAR ENDED NOVEMBER 1998

     Cash and cash equivalents increased to $2.84 billion in 1998. Cash of $62 million was provided by operating activities. Cash of $656 million was used for investing activities, primarily for leasehold improvements and the purchase of telecommunications and technology-related equipment and certain financial instruments. Financing activities provided $2.10 billion of cash, reflecting an increase in the net issuance of long-term and short-term borrowings, partially offset by a decrease in net repurchase agreements, distributions to partners, cash outflows related to partners' capital allocated for income taxes and potential withdrawals and the termination of our profit participation plans. See
Note 8 to the audited consolidated financial statements for a discussion of the termination of the profit participation plans.

YEAR ENDED NOVEMBER 1997

     Cash and cash equivalents decreased to $1.33 billion in 1997. Operating activities provided cash of $70 million. Cash of $693 million was used for investing activities, primarily for the purchase of certain financial instruments and technology-related equipment. Cash of $258 million was used for financing activities, principally due to a decrease in net repurchase agreements, distributions to partners and cash outflows related to partners' capital allocated for income taxes and potential withdrawals, partially offset by the net issuance of long-term and short-term borrowings.

YEAR ENDED NOVEMBER 1996

     Cash and cash equivalents increased to $2.21 billion in 1996. Cash of $14.63 billion was used for operating activities, primarily to fund higher net trading assets due to increased levels of business activity. Cash of $218 million was used for investing activities, primarily for the purchase of technology-related equipment and leasehold improvements. Financing activities provided $16.10 billion of cash, reflecting an increase in net repurchase agreements and the net issuance of long-term borrowings, partially offset by distributions to partners and cash outflows related to partners' capital allocated for income taxes and potential withdrawals.

                                   LIQUIDITY

MANAGEMENT OVERSIGHT OF LIQUIDITY

     Management believes that one of the most important issues for a company in the financial services sector is access to liquidity. Accordingly, Goldman Sachs has established a comprehensive structure to oversee its liquidity and funding policies.

     The Finance Committee has responsibility for establishing and assuring compliance with our asset and liability management policies and has oversight responsibility for managing liquidity risk, the size and composition of our balance sheet and our credit ratings. See "-- Risk Management -- Risk Management Structure" below for a further description of the committees that participate in our risk management process. The Finance Committee meets monthly, and more often when necessary, to evaluate our liquidity position and funding requirements.

     Our Treasury Department manages the capital structure, funding, liquidity and relationships with creditors and rating agencies on a global basis. The Treasury Department works jointly with our global funding desk in managing our borrowings. The global funding desk is primarily responsible for our transactional short-term funding activity.

LIQUIDITY POLICIES

     In order to maintain an appropriate level of liquidity, management has implemented several liquidity policies as outlined below.

     DIVERSIFICATION OF FUNDING SOURCES AND LIQUIDITY PLANNING. Goldman Sachs maintains diversified funding sources with both banks and non-bank lenders globally. Management believes that Goldman Sachs' relationships with its lenders are critical to its liquidity. We maintain close contact with our primary lenders to keep them advised of significant developments that affect us.

     Goldman Sachs also has access to diversified funding sources with over 800 creditors, including banks, insurance companies, mutual funds, bank trust departments and other asset managers. We monitor our creditors to maintain broad and diversified credit, and no single creditor represented more than 5% of our uncollateralized funding sources as of November 1998. Uncollateralized funding sources principally include our short-term and long-term borrowings and letters of credit.

     We access liquidity in a variety of markets in the United States as well as in Europe and Asia. In addition, we make extensive use of the repurchase agreement market and have raised debt in the private placement, the SEC's Rule 144A and the commercial paper markets, as well as through Eurobonds, money broker loans, commodity-based financings, letters of credit and promissory notes. We also intend to begin raising debt in the public securities market, including through this offering and our underwritten debt offerings. We seek to structure our liabilities to avoid significant amounts of debt coming due on any one day or during any single week or year. In addition, we maintain and update annually a liquidity crisis plan that provides guidance in the event of a liquidity crisis. The annual update of this plan is reviewed and approved by our Finance Committee.

     ASSET LIQUIDITY. Goldman Sachs maintains a highly liquid balance sheet. Many of our assets are readily funded in the repurchase agreement markets, which generally have proven to be a consistent source of funding, even in periods of market stress. Substantially all of our inventory turns over rapidly and is marked-to-market daily. We maintain long-term borrowings and partners' capital substantially in excess of our less liquid assets.

     DYNAMIC LIQUIDITY MANAGEMENT. Goldman Sachs seeks to manage the composition of its asset base and the maturity profile of its funding to ensure that it can liquidate its assets prior to its liabilities coming due, even in times of liquidity stress. We have traditionally been able to fund our liquidity needs through collateralized funding, such as repurchase transactions and securities lending, as well as short-term and long-term borrowings and partners' capital. To further evaluate the adequacy of our liquidity management policies and guidelines, we perform weekly "stress funding" simulations of disruptions to our access to unsecured credit.

     EXCESS LIQUIDITY. In addition to maintaining a highly liquid balance sheet and a significant portion of longer-term liabilities to assure liquidity even during adverse conditions, we seek to maintain a liquidity cushion that consists principally of unencumbered U.S. government and agency obligations to ensure the availability of immediate liquidity. This pool of highly liquid assets averaged $14.17 billion during 1998 and $12.54 billion during 1997.

     LIQUIDITY RATIO MAINTENANCE. It is Goldman Sachs' policy to further manage its liquidity by maintaining a "liquidity ratio" of at least 100%. This ratio measures the relationship between the loan value of our unencumbered assets and our short-term unsecured liabilities. The maintenance of this liquidity ratio is intended to ensure that we could fund our positions on a fully secured basis in the event that we were unable to replace our unsecured debt maturing within one year. Under this policy, we seek to maintain unencumbered assets in an amount that, if pledged or sold, would provide the funds necessary to replace unsecured obligations that are scheduled to mature (or where holders have the option to redeem) within the coming year.

     INTERCOMPANY FUNDING. Most of the liquidity of Goldman Sachs is raised by the parent company, which, since our conversion to corporate form, is The Goldman Sachs Group, Inc. The parent company then lends the necessary funds to its subsidiaries and affiliates. We carefully manage our intercompany exposure by generally requiring intercompany loans to have maturities equal to or shorter than the maturities of the aggregate borrowings of the parent company. This policy ensures that the subsidiaries' obligations to the parent company will generally mature in advance of the parent company's third-party long-term borrowings. In addition, many of the advances made to our subsidiaries and affiliates are secured by marketable securities or other liquid collateral. Prior to our conversion to corporate form, we generally funded our equity investments in subsidiaries with partners' capital.

THE BALANCE SHEET

     Goldman Sachs maintains a highly liquid balance sheet that fluctuates significantly between financial statement dates. In the fourth quarter of 1998, we temporarily decreased our total assets to reduce risk and increase liquidity in response to difficult conditions in the global financial markets.

     Our total assets were $230.62 billion as of February 1999 and $217.38 billion as of November 1998.

     Our balance sheet size as of February 1999 and November 1998 increased by $8.99 billion and $11.64 billion, respectively, due to the adoption of the provisions of Statement of Financial Accounting Standards No. 125 that were deferred by Statement of Financial Accounting Standards No. 127. For a discussion of Statement of Financial Accounting Standards Nos. 125 and 127, see "-- Accounting Developments" below and Note 2 to the audited consolidated financial statements.

     As of February 1999 and November 1998, we held approximately $999 million and $1.04 billion, respectively, in high-yield debt securities and $1.39 billion and $1.49 billion, respectively, in bank loans, all of which are valued on a mark-to-market basis. These assets may be relatively illiquid during times of market stress. We seek to diversify our holdings of these assets by industry and by geographic location.

     As of February 1999 and November 1998, we held approximately $1.04 billion and $1.17 billion, respectively, of emerging market securities, and $103 million and $109 million, respectively, in emerging market loans, all of which are valued on a mark-to-market basis. Of the $1.14 billion and $1.28 billion in emerging market securities and loans, as of February 1999 and November 1998, respectively, approximately $778 million and $968 million were sovereign obligations, many of which are collateralized as to principal at stated maturity.

     In September 1998, a consortium of 14 banks and brokerage firms, including Goldman Sachs, made an equity investment in Long-Term Capital Portfolio, L.P., a major market participant. The objectives of this investment were to provide sufficient capital to permit Long-Term Capital Portfolio, L.P. to continue active management of its positions and, over time, to reduce risk exposures and leverage, to return capital to the participants in the consortium and ultimately to realize the potential value of the portfolio. We invested $300 million in Long-Term Capital Portfolio, L.P.

CREDIT RATINGS

     Goldman Sachs relies upon the debt capital markets to fund a significant portion of its day-to-day operations. The cost and availability of debt financing is influenced by our credit ratings. Credit ratings are also important to us when competing in certain markets and when seeking to engage in longer-term transactions, including over-the-counter derivatives. A reduction in our credit ratings could increase our borrowing costs and limit our access to the capital markets. This, in turn, could reduce our earnings and adversely affect our liquidity.

LONG-TERM DEBT

     As of November 1998, our consolidated long-term borrowings were $19.91 billion. Substantially all of these borrowings were unsecured and consisted principally of senior borrowings with maturities extending to 2024. The weighted average maturity of our long-term borrowings as of November 1998 was approximately four years. Substantially all of our long-term borrowings are swapped into U.S. dollar obligations with short-term floating rates of interest in order to minimize our exposure to interest rates and foreign exchange movements. See Note 5 to the audited consolidated financial statements for further information regarding our long-term borrowings.

                             REGULATED SUBSIDIARIES

     Many of our principal subsidiaries are subject to extensive regulation in the United States and elsewhere. Goldman, Sachs & Co., a registered U.S. broker-dealer, is regulated by the SEC, the Commodity Futures Trading Commission, the Chicago Board of Trade, the NYSE and NASD. Goldman Sachs International, a registered United Kingdom broker-dealer, is subject to regulation by the Securities and Futures Authority Limited and the Financial Services Authority. Goldman Sachs (Japan) Ltd., a Tokyo-based broker-dealer, is subject to regulation by the Japanese Ministry of Finance, the Financial Supervisory Agency, the Tokyo Stock Exchange, the Tokyo International Financial Futures Exchange and the Japan Securities Dealers Association. Several other subsidiaries of Goldman Sachs are regulated by securities, investment advisory, banking and other regulators and authorities around the world. Compliance with the rules of these regulators may prevent us from receiving distributions, advances or repayment of liabilities from these subsidiaries. See Note 8 to the audited consolidated financial statements and Note 5 to the unaudited condensed consolidated financial statements for further information regarding our regulated subsidiaries.

                                RISK MANAGEMENT

     Goldman Sachs has a comprehensive risk management process to monitor, evaluate and manage the principal risks assumed in conducting its activities. These risks include market, credit, liquidity, operational, legal and reputational exposures.

RISK MANAGEMENT STRUCTURE

     Goldman Sachs seeks to monitor and control its risk exposure through a variety of separate but complementary financial, credit, operational and legal reporting systems. We believe that we have effective procedures for evaluating and managing the market, credit and other risks to which we are exposed. Nonetheless, the effectiveness of our policies and procedures for managing risk exposure can never be completely or accurately predicted or fully assured. For example, unexpectedly large or rapid movements or disruptions in one or more markets or other unforeseen developments can have a material adverse effect on our results of operations and financial condition. The consequences of these developments can include losses due to adverse changes in inventory values, decreases in the liquidity of trading positions, higher volatility in our earnings, increases in our credit risk to customers and counterparties and increases in general systemic risk. See "Risk Factors -- Market Fluctuations Could Harm Our Businesses in Many Ways and, Consequently, Could Lower the Value of an Investment in the Notes" for a discussion of the effect that market fluctuations can have on our businesses.

     Goldman Sachs has established risk control procedures at several levels throughout the organization. Trading desk managers have the first line of responsibility for managing risk within prescribed limits. These managers have in-depth knowledge of the primary sources of risk in their individual markets and the instruments available to hedge our exposures. In addition, a number of committees described in the following table are responsible for establishing trading limits, monitoring adherence to these limits and for general oversight of our risk management process.

-----------------------------------------------------------------------------------------------------
               COMMITTEE                                           FUNCTION
-----------------------------------------------------------------------------------------------------
  Management Committee                   All risk control functions ultimately report to the
                                         Management Committee. Through both direct and delegated
                                         authority, the Management Committee approves all of Goldman
                                         Sachs':
                                         - operating activities;
                                         - trading risk parameters; and
                                         - customer review guidelines.
-----------------------------------------------------------------------------------------------------
  Risk Committees                        The Firmwide Risk Committee:
                                         - periodically reviews the activities of existing
                                           businesses;
                                         - approves new businesses and products;
                                         - approves divisional market risk limits and reviews
                                           business unit market risk limits;
                                         - approves inventory position limits for selected country
                                           exposures and business units;
                                         - approves sovereign credit risk limits and credit risk
                                           limits by ratings group; and
                                         - reviews scenario analyses based on abnormal or
                                           "catastrophic" market movements.

                                         The FICC Risk Committee sets market risk limits for
                                         individual business units and sets issuer-specific net
                                         inventory position limits.

                                         The Equities Risk Committee sets market risk limits for
                                         individual business units that consist of gross and net
                                         inventory position limits and, for equity derivatives,
                                         limits based on market move scenario analysis.

                                         The Asset Management Control Oversight Committee and the
                                         Asset Management Risk Committee oversee various operational, credit, pricing and business practices issues.
-----------------------------------------------------------------------------------------------------
  Global Compliance and Control          The Global Compliance and Control Committee provides
     Committee                           oversight of our compliance and control functions, including internal audit, reviews our legal, reputational, operational and control risks, and periodically reviews the activities of existing businesses.
-----------------------------------------------------------------------------------------------------
  Commitments Committee                  The Commitments Committee approves:
                                         - equity and non-investment grade debt underwriting
                                           commitments;
                                         - loans extended by Goldman Sachs; and
                                         - unusual financing structures and transactions that involve significant capital exposure.

                                         The Commitments Committee has delegated to the Credit
                                         Department the authority to approve underwriting commitments for investment grade debt and certain other products.
-----------------------------------------------------------------------------------------------------
  Credit Policy Committee                The Credit Policy Committee establishes and reviews broad
                                         credit policies and parameters that are implemented by the
                                         Credit Department.
-----------------------------------------------------------------------------------------------------
  Finance Committee                      The Finance Committee is responsible for oversight of our
                                         capital, liquidity and funding needs and for setting certain inventory position limits.
-----------------------------------------------------------------------------------------------------

     Segregation of duties and management oversight are fundamental elements of our risk management process. Accordingly, departments that are independent of the revenue producing units, such as the Firmwide Risk, Credit, Controllers, Global Operations, Central Compliance, Management Controls and Legal Departments, in part perform risk management functions, which include monitoring, analyzing and evaluating risk.

MARKET RISK

     The potential for changes in the market value of our trading positions is referred to as "market risk". Our trading positions result from underwriting, market-making and proprietary trading activities.

     The broadly defined categories of market risk include exposures to interest rates, currency rates, equity prices and commodity prices.

- Interest rate risks primarily result from exposures to changes in the level, slope and curvature of the yield curve, the volatility of interest rates, mortgage prepayment speeds and credit spreads.

- Currency rate risks result from exposures to changes in spot prices, forward prices and volatilities of currency rates.

- Equity price risks result from exposures to changes in prices and volatilities of individual equities, equity baskets and equity indices.

- Commodity price risks result from exposures to changes in spot prices, forward prices and volatilities of commodities, such as electricity, natural gas, crude oil, petroleum products and precious and base metals.

     We seek to manage these risk exposures through diversifying exposures, controlling position sizes and establishing hedges in related securities or derivatives. For example, we may hedge a portfolio of common stock by taking an offsetting position in a related equity-index futures contract. The ability to manage an exposure may, however, be limited by adverse changes in the liquidity of the security or the related hedge instrument and in the correlation of price movements between the security and related hedge instrument.

     In addition to applying business judgment, senior management uses a number of quantitative tools to manage our exposure to market risk. These tools include:

- risk limits based on a summary measure of market risk exposure referred to as Value-at-Risk or "VaR";

- risk limits based on a scenario analysis that measures the potential effect of a significant widening of credit spreads on our trading net revenues;

- inventory position limits for selected business units and country exposures;
  and

- scenario analyses which measure the potential effect on our trading net revenues of abnormal market movements.

     We also estimate the broader potential impact of a sustained market downturn on our investment banking and merchant banking activities.

     VaR. VaR is the potential loss in value of Goldman Sachs' trading positions due to adverse movements in markets over a defined time horizon with a specified confidence level.

     For the VaR numbers reported below, a one-day time horizon and a 95% confidence level were used. This means that there is a one in 20 chance that daily trading net revenues will fall below the expected daily trading net revenues by an amount at least as large as the reported VaR. Thus, shortfalls from expected trading net revenues on a single trading day greater than the reported VaR would be anticipated to occur, on average, about once a month. Shortfalls on a single day can exceed reported VaR by significant amounts. Shortfalls can also accumulate over a longer time horizon such as a number of consecutive trading days. For a discussion of the limitations of our risk measures, see "Risk Factors -- Our Risk Management Policies and Procedures May Leave Us Exposed to Unidentified or Unanticipated Risk".

     The VaR numbers below are shown separately for interest rate, currency, equity and commodity products, as well as for our overall trading positions.

     These VaR numbers include the underlying product positions and related hedges, which may include positions in other product areas. For example, the hedge of a foreign exchange forward may include an interest rate futures position and the hedge of a long corporate bond position may include a short position in the related equity.

     VaR METHODOLOGY, ASSUMPTIONS AND LIMITATIONS. The modeling of the risk characteristics of our trading positions involves a number of assumptions and approximations. While management believes that these assumptions and approximations are reasonable, there is no uniform industry methodology for estimating VaR, and different assumptions and/or approximations could produce materially different VaR estimates.

     We use historical data to estimate our VaR and, to better reflect asset volatilities and correlations, these historical data are weighted to give greater importance to more recent observations. Given its reliance on historical data, VaR is most effective in estimating risk exposures in markets in which there are no sudden fundamental changes or shifts in market conditions. An inherent limitation of VaR is that past changes in market risk factors, even when weighted toward more recent observations, may not produce accurate predictions of future market risk. For example, the asset volatilities to which we were exposed in the second half of 1998 were substantially larger than those reflected in the historical data used during that time period to estimate our VaR. Moreover, VaR calculated for a one-day time horizon does not fully capture the market risk of positions that cannot be liquidated or offset with hedges within one day.

     VaR also should be evaluated in light of the methodology's other limitations. For example, when calculating the VaR numbers shown below, we assume that asset returns are normally distributed. Non-linear risk exposures on options and the potentially mitigating impact of intra-day changes in related hedges would likely produce non-normal asset returns. Different distributional assumptions could produce a materially different VaR.

     The following table sets forth our daily VaR for substantially all of our trading positions:

                                   DAILY VaR
                                 (in millions)

                                                               AS OF
                                                              NOVEMBER
RISK CATEGORIES                                                 1998
---------------                                               --------
Interest rates..............................................   $ 27.3
Currency rates..............................................      9.0
Equity prices...............................................     25.3
Commodity prices............................................      7.0
Diversification effect(1)...................................    (25.7)
                                                               ------
Firmwide....................................................   $ 42.9
                                                               ======

---------------
(1) Equals the difference between firmwide daily VaR and the sum of the daily VaRs for the four risk categories. This effect arises because the four market risk categories are not perfectly correlated.
                            ------------------------

     The daily VaR for substantially all of our trading positions as of February 1999 was not materially different from our daily VaR as of November 1998.

     For a discussion of what our daily VaR would have been as of November 1998 had we used our volatility and correlation data as of May 29, 1998, see "Business -- Trading and Principal Investments -- Trading Risk
Management -- Risk Reduction".

NON-TRADING RISK

     The market risk associated with our non-trading financial instruments, including investments in our merchant banking funds, is measured using a sensitivity analysis that estimates the potential reduction in our net revenues associated with hypothetical market movements. As of February 1999 and November 1998, non-trading market risk was not material.

RECENT ENHANCEMENTS TO RISK MANAGEMENT

     While VaR continues to be a core tool in our risk management process, management has increased its emphasis on the supplemental measures described below:

- CREDIT SPREAD LIMITS. In addition to VaR, the Firmwide Risk Committee now sets market risk limits based on a scenario analysis of widening credit spreads similar to those experienced in the second half of 1998; and

- SCENARIO ANALYSES. Management is using scenario analyses that reflect more extreme market conditions, such as large increases in market volatility as well as substantial and sustained adverse movements in the volatility and correlation of our relative value positions.

     Notwithstanding these measures, we continue to hold trading positions that are substantial in both number and size, and are subject to significant market risk. In addition, management may choose to increase Goldman Sachs' risk levels in the future. See "Risk Factors -- Market Fluctuations Could Harm Our Businesses in Many Ways and, Consequently, Could Lower the Value of an Investment in the Notes" and "-- Our Risk Management Policies and Procedures May Leave Us Exposed to Unidentified or Unanticipated Risk" for a discussion of the risks associated with our trading positions.

VALUATION OF TRADING INVENTORY

     Substantially all of our inventory positions are marked-to-market on a daily basis and changes are recorded in net revenues. The individual business units are responsible for pricing the positions they manage. The Controllers Department, in conjunction with the Firmwide Risk Department, regularly performs pricing reviews.

TRADING NET REVENUES DISTRIBUTION

     The following chart sets forth the frequency distribution for substantially all of our daily trading net revenues for the year ended November 1998:

                           DAILY TRADING NET REVENUES

  DAILY TRADING NET REVENUES
  IN MILLIONS OF DOLLARS                                                    NUMBER OF DAYS
  ----------------------------------------------------------------------------------------
 less than (60) ..........................................................          9
 (60)-(40) ...............................................................          5
 (40)-(20) ...............................................................         22
 (20)-0 ..................................................................         31
 0-20 ....................................................................         87
 20-40 ...................................................................         67
 40-60 ...................................................................         24
 greater than 60 .........................................................          6

              DAILY TRADING NET REVENUES (IN MILLIONS OF DOLLARS)

CREDIT RISK

     Credit risk represents the loss that we would incur if a counterparty or issuer of securities or other instruments we hold fails to perform its contractual obligations to us. To reduce our credit exposures, we seek to enter into netting agreements with counterparties that permit us to offset receivables and payables with such counterparties. We do not take into account any such agreements when calculating credit risk, however, unless management believes a legal right of setoff exists under an enforceable master netting agreement.

     For most businesses, counterparty credit limits are established by the Credit Department, which is independent of the revenue-producing departments, based on guidelines set by the Firmwide Risk and Credit Policy Committees. Our global credit management systems monitor current and potential credit exposure to individual counterparties and on an aggregate basis to counterparties and their affiliates. The systems also provide management with information regarding overall credit risk by product, industry sector, country and region.

RISK LIMITS

     Business unit risk limits are established by the risk committees and may be further segmented by the business unit managers to individual trading desks.

     Market risk limits are monitored on a daily basis by the Firmwide Risk Department and are reviewed regularly by the appropriate risk committee. Limit violations are reported to the appropriate risk committee and the appropriate business unit managers.

     Inventory position limits are monitored by the Controllers Department and position limit violations are reported to the appropriate business unit managers and the Finance Committee. When inventory position limits are used to monitor market risk, they are also monitored by the Firmwide Risk Department and violations are reported to the appropriate risk committee.

DERIVATIVE CONTRACTS

     Derivative contracts are financial instruments, such as futures, forwards, swaps or option contracts, that derive their value from underlying assets, indices, reference rates or a combination of these factors. Derivative instruments may be entered into by Goldman Sachs in privately negotiated contracts, which are often referred to as over-the-counter derivatives, or they may be listed and traded on an exchange.

     Most of our derivative transactions are entered into for trading purposes. We use derivatives in our trading activities to facilitate customer transactions, to take proprietary positions and as a means of risk management. We also enter into non-trading derivative contracts to manage the interest rate and currency exposure on our long-term borrowings.

     Derivatives are used in many of our businesses, and we believe that the associated market risk can only be understood relative to the underlying assets or risks being hedged, or as part of a broader trading strategy. Accordingly, the market risk of derivative positions is managed with all of our other non-derivative risk.

     Derivative contracts are reported on a net-by-counterparty basis on our consolidated statements of financial condition where management believes a legal right of setoff exists under an enforceable master netting agreement.

     For an over-the-counter derivative, our credit exposure is directly with our counterparty and continues until the maturity or termination of such contract.

     The following table sets forth the distribution, by credit rating, of substantially all of our exposure with respect to over-the-counter derivatives as of November 1998, after taking into consideration the effect of netting agreements. The categories shown reflect our internally determined public rating agency equivalents.

                  OVER-THE-COUNTER DERIVATIVE CREDIT EXPOSURES
                                ($ in millions)

CREDIT RATING EQUIVALENT                                    AMOUNT        PERCENTAGE
------------------------                                    ------        ----------
AAA/Aaa...............................................      $ 2,170           12%
AA/Aa2................................................        5,571           30
A/A2..................................................        4,876           26
BBB/Baa2..............................................        3,133           17
BB/Ba2 or lower.......................................        1,970           11
Unrated(1)............................................          730            4
                                                            -------          ---
                                                            $18,450          100%
                                                            =======          ===

---------------
(1) In lieu of making an individual assessment of such counterparties' credit, we make a determination that the collateral held in respect of such obligations is sufficient to cover our exposure. In making this determination, we take into account various factors, including legal uncertainties and market volatility.

                            ------------------------

     As of November 1998, we held approximately $2.97 billion in collateral against these over-the-counter derivative exposures. This collateral consists predominantly of cash and U.S. government and agency securities and is usually received by us under agreements entitling us to require additional collateral upon specified increases in exposure or the occurrence of negative credit events.

     In addition to obtaining collateral and seeking netting agreements, we attempt to mitigate default risk on derivatives by entering into agreements that enable us to terminate or reset the terms of transactions after specified time periods or upon the occurrence of credit-related events, and by seeking third-party guarantees of the obligations of some counterparties.

     Derivatives transactions may also involve the legal risk that they are not authorized or appropriate for a counterparty, that documentation has not been properly executed or that executed agreements may not be enforceable against the counterparty. We attempt to minimize these risks by obtaining advice of counsel on the enforceability of agreements as well as on the authority of a counterparty to effect the derivative transaction.

OPERATIONAL AND YEAR 2000 RISKS

     OPERATIONAL RISK. Goldman Sachs may face reputational damage, financial loss or regulatory risk in the event of an operational failure or error. A systems failure or failure to enter a trade properly into our records may result in an inability to settle transactions in a timely manner or a breach of regulatory requirements. Settlement errors or delays may cause losses due to damages owed to counterparties or movements in prices. These operational and systems risks may arise in connection with our own systems or as a result of the failure of an agent acting on our behalf.

     The Global Operations Department is responsible for establishing, maintaining and approving policies and controls with respect to the accurate inputting and processing of transactions, clearance and settlement of transactions, the custody of securities and other instruments and the detection and prevention of employee errors or improper or fraudulent activities. Its personnel work closely with the Information Technology Department in creating systems to enable appropriate supervision and management of its policies. The Global Operations Department is also responsible, together with other areas of Goldman Sachs, including the Legal and Compliance Departments, for ensuring compliance with applicable regulations with respect to the clearance and settlement of transactions and the margining of positions. The Network Management Department oversees our relationships with our clearance and settlement agents, regularly reviews agents' performance and meets with these agents to review operational issues.

     YEAR 2000 READINESS DISCLOSURE. Goldman Sachs has determined that it will be required to modify or replace portions of its information technology systems, both hardware and software, and its non-information technology systems so that they will properly recognize and utilize dates beyond December 31, 1999. We presently believe that with modifications to existing software, conversions to new software and replacement of some hardware, the Year 2000 issue will be satisfactorily resolved in our own systems worldwide. However, if such modifications and conversions are not made or are not completed on a timely basis, the Year 2000 issue would have a material adverse effect on Goldman Sachs. Moreover, even if these changes are successful, failure of third parties to which we are financially or operationally linked to address their own Year 2000 problems would also have a material adverse effect on Goldman Sachs. For a description of the Year 2000 issue and some of the related risks, including possible problems that could arise, see "Risk Factors -- Our Computer Systems and Those of Third Parties May Not Achieve Year 2000 Readiness -- Year 2000 Readiness Disclosure".

     Recognizing the broad scope and complexity of the Year 2000 problem, we have established a Year 2000 Oversight Committee to promote awareness and ensure the active participation of senior management. This Committee, together with numerous sub-committees chaired by senior managers throughout Goldman Sachs and our Global Year 2000 Project Office, is responsible for planning, managing and monitoring our Year 2000 efforts on a global basis. Our Management Controls Department assesses the scope and sufficiency of our Year 2000 program and verifies that the principal aspects of our Year 2000 program are being implemented according to plan.

     Our Year 2000 plans are based on a five-phase approach, which includes awareness; inventory, assessment and planning; remediation; testing; and implementation. The awareness phase (in which we defined the scope and components of the problem, our methodology and approach and obtained senior management support and funding) was completed in September 1997. We also completed the inventory, assessment and planning phase for our systems in September 1997. By the end of March 1999, we completed the remediation, testing and implementation phases for 99% of our mission-critical systems, and we plan to complete these three phases for the remaining 1% by the end of June 1999. In March 1999, we completed the first cycle of our internal integration testing with respect to critical securities and transaction flows. This cycle, which related to U.S. products, was completed successfully with no material problem. The remaining cycle, which will relate primarily to non-U.S. products, is to be completed in June 1999. This testing is intended to validate that our systems can successfully perform critical business functions beginning in January 2000. With respect to our non-mission-critical systems, we expect to complete our Year 2000 efforts during calendar 1999.

     For technology products that are supplied by third-party vendors, we have completed an inventory, ranked products according to their importance and developed a strategy for achieving Year 2000 readiness for substantially all non-compliant versions of software and hardware. While this process included collecting information from vendors, we are not relying solely on vendors' verifications that their products are Year 2000 compliant or ready. As of March 31, 1999, we had substantially completed testing and implementation of vendor-supplied technology products that we consider mission-critical. With respect to telecommunications carriers, we are relying on information provided by these vendors as to whether they are Year 2000 compliant because these vendors have indicated that they will not test with individual companies.

     We are also addressing Year 2000 issues that may exist outside our own technology activities, including our facilities, external service providers and other third parties with which we interface. We have inventoried and ranked our customers, business and trading partners, utilities, exchanges, depositories, clearing and custodial banks and other third parties with which we have important financial and operational relationships. We are continuing to assess the Year 2000 preparedness of these customers, business and trading partners and other third parties.

     By the end of March 1999, we had participated in approximately 115 "external", i.e., industry-wide or point-to-point, tests with exchanges, clearing houses and other industry utilities, as well as the "Beta" test sponsored by the Securities Industry Association for its U.S. members in July 1998. We successfully completed all of these tests, as well as the Securities Industry Association "Streetwide" test in April 1999, with no material problems. By the end of June 1999, we expect to have participated in approximately 60 additional external tests, including major industry tests in those global markets where we conduct significant business.

     Acknowledging that a Year 2000 failure, whether internal or external, could have an adverse effect on the ability to conduct day-to-day business, we are employing a comprehensive and global approach to contingency planning. Our contingency planning objective is to identify potential system failure points that support processes that are critical to our mission and to develop contingency plans for those failures that may reasonably be expected to occur, with the general goal of ensuring, to the maximum extent practical, that minimum acceptable levels of service can be maintained by us. In the event of system failures, our contingency plans will not guarantee that existing levels of service will be fully maintained, especially if these failures involve external systems or processes over which we have little or no direct control or involve multiple failures across a variety of systems.

     We anticipate that contingency plans for our core business units will be substantially completed during June 1999, and by September 30, 1999 for the rest of our businesses. In addition, we are developing contingency plans for funding and balance sheet management and other related activities. We expect our contingency plans to include establishing additional sources of liquidity that could be drawn upon in the event of systems disruption. We are also developing a crisis management group to guide us through the transition period. We expect to reduce trading activity in the period leading up to January 2000 to minimize the impact of potential Year 2000-related failures. A reduction in trading activity by us or by other market participants in anticipation of possible Year 2000 problems could adversely affect our results of operations, as discussed under "Risk Factors -- Our Computer Systems and Those of Third Parties May Not Achieve Year 2000 Readiness -- Year 2000 Readiness Disclosure".

     We have incurred and expect to continue to incur expenses allocable to internal staff, as well as costs for outside consultants, to complete the remediation and testing of internally developed systems and the replacement and testing of third-party products and services, including non-technology products and services, in order to achieve Year 2000 compliance. We currently estimate that these costs will total approximately $150 million, a substantial majority of which has been spent to date. These estimates include the cost of technology personnel but do not include the cost of most non-technology personnel involved in our Year 2000 effort. The remaining cost of our Year 2000 program is expected to be incurred in 1999 and early 2000. The Year 2000 program costs will continue to be funded through operating cash flow. These costs are expensed as incurred. We do not expect that the costs associated with implementing our Year 2000 program will have a material adverse effect on our results of operations, financial condition, liquidity or capital resources.

     The costs of the Year 2000 program and the date on which we plan to complete the Year 2000 modifications are based on current estimates, which reflect numerous assumptions about future events, including the continued availability of resources, the timing and effectiveness of third-party remediation plans and other factors. We can give no assurance that these estimates will be achieved, and actual results could differ materially from our plans. Specific factors that might cause material differences include, but are not limited to, the availability and cost of personnel trained in this area, the ability to locate and correct relevant computer source codes and embedded chip technology, the results of internal and external testing and the timeliness and effectiveness of remediation efforts of third parties.

     In order to focus attention on the Year 2000 problem, management has deferred several technology projects that address other issues. However, we do not believe that this deferral will have a material adverse effect on our results of operations or financial condition.

                            ACCOUNTING DEVELOPMENTS

     In June 1996, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities", effective for transactions occurring after December 31, 1996. Statement of Financial Accounting Standards No. 125 establishes standards for distinguishing transfers of financial assets that are accounted for as sales from transfers that are accounted for as secured borrowings.

     The provisions of Statement of Financial Accounting Standards No. 125 relating to repurchase agreements, securities lending transactions and other similar transactions were deferred by the provisions of Statement of Financial Accounting Standards No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125", and became effective for transactions entered into after December 31, 1997. This Statement requires that the collateral obtained in certain types of secured lending transactions be recorded on the balance sheet with a corresponding liability reflecting the obligation to return such collateral to its owner. Effective January 1, 1998, we adopted the provisions of Statement of Financial Accounting Standards No. 125 that were deferred by Statement of Financial Accounting Standards No. 127. The adoption of this standard increased our total assets and liabilities by $8.99 billion and $11.64 billion as of February 1999 and November 1998, respectively.

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share", effective for periods ending after December 15, 1997, with restatement required for all prior periods. Statement of Financial Accounting Standards No. 128 establishes new standards for computing and presenting earnings per share. This Statement replaces primary and fully diluted earnings per share with "basic earnings per share", which excludes dilution, and "diluted earnings per share", which includes the effect of all potentially dilutive common shares and other dilutive securities. Because we have not historically reported earnings per share, this Statement will have no impact on our historical financial statements. This Statement will, however, apply to our financial statements that are prepared after our common stock offering. See "Pro Forma Consolidated Financial Information" for a calculation of pro forma earnings per share.

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information", effective for fiscal years beginning after December 15, 1997, with reclassification of earlier periods required for comparative purposes. Statement of Financial Accounting Standards No. 131 establishes the criteria for determining an operating segment and establishes the disclosure requirements for reporting information about operating segments. We intend to adopt this standard at the end of fiscal 1999. This Statement is limited to issues of reporting and presentation and, therefore, will not affect our results of operations or financial condition.

     In February 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits", effective for fiscal years beginning after December 15, 1997, with restatement of disclosures for earlier periods required for comparative purposes. Statement of Financial Accounting Standards No. 132 revises certain employers' disclosures about pension and other post-retirement benefit plans. We intend to adopt this standard at the end of fiscal 1999. This Statement is limited to issues of reporting and presentation and, therefore, will not affect our results of operations or financial condition.

     In March 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use", effective for fiscal years beginning after December 15, 1998. Statement of Position No. 98-1 requires that certain costs of computer software developed or obtained for internal use be capitalized and amortized over the useful life of the related software. We currently expense the cost of all software development in the period in which it is incurred. We intend to adopt this Statement in fiscal 2000 and are currently assessing its effect.

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities", effective for fiscal years beginning after June 15, 1999. Statement of Financial Accounting Standards No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. This Statement requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial condition and measure those instruments at fair value. The accounting for changes in the fair value of a derivative instrument depends on its intended use and the resulting designation. We intend to adopt this standard in fiscal 2000 and are currently assessing its effect.

                         INDUSTRY AND ECONOMIC OUTLOOK

     As a global provider of financial services, Goldman Sachs is affected by overall macroeconomic and market conditions in various regions around the world. For a number of years, we have operated in a generally favorable macroeconomic environment characterized by low inflation, low and declining interest rates and strong equity markets. In particular, the U.S. economy, the largest in the world and an important influence on overall world economic activity, has been undergoing one of the longest periods of post-war economic expansion. As of March 1999, the current U.S. expansion had lasted 96 months compared to a post-war average period of expansion of 46 months.

     Recognizing that the favorable macroeconomic and market environments will be subject to periodic reversals, which may significantly and adversely affect our businesses, we believe that significant growth and profit opportunities exist for financial intermediaries in the United States and abroad. These opportunities derive from several long-term trends, including the following:

- DEREGULATION. Financial market deregulation, including the elimination of bank deposit interest rate ceilings and the expansion of commercial banks and other financial institutions into securities underwriting activities, has resulted in the creation of new and broader sources of credit, which have reduced the variability and the cyclicality in the supply of credit. This, in turn, has in the past reduced volatility in economic activity, leading to longer economic expansions with increased investment spending, resulting in higher levels of capital raising;

- GLOBALIZATION. Heightened global competition has created a need for cross-border capabilities and economies of scale, resulting in increased joint venture and mergers and acquisitions activity;

- FOCUS ON SHAREHOLDER VALUE. Increasing focus on shareholder value has fueled an increase in restructuring and strategic initiatives, yielding additional financial advisory and capital-raising opportunities;

- CONSOLIDATION. Moderate growth, limited pricing flexibility and the need for economies of scale have substantially increased consolidation opportunities in certain industries, and record levels of profit have provided companies with the resources to pursue strategic combinations, creating substantial demand for mergers and acquisitions advisory services and subsequent capital raising;

- DEMOGRAPHICS. Changing demographics in the United States and other developed economies have increased the pool of savings available for private investment and the need for increased funding of pension plans due to the aging of the population, creating substantial demand for investment products and services; and

- FINANCIAL PRODUCT INNOVATION. Technology and financial expertise have led to the development of new financial products better tailored to the risk/reward requirements of investors, increasing trading flows and proprietary investment opportunities.

     We believe that over the last 15 years these trends, coupled with generally declining interest rates and favorable market conditions, have contributed to a substantially higher rate of growth in activity in the financial services industry than the growth in overall economic activity. The future economic environment may not be as favorable as that experienced in the last 15 years and, in particular, the period of declining interest rates in the United States may not continue. There may also be periods of adverse economic and market conditions. Nonetheless, we believe that these trends should continue to affect the financial services industry positively over the long term. However, see "Risk Factors -- Market Fluctuations Could Harm Our Businesses in Many Ways and, Consequently, Could Lower the Value of an Investment in the Notes" for a discussion of the effect that adverse economic conditions and market fluctuations can have on our businesses.

     The following table sets forth selected key industry indicators:

                            KEY INDUSTRY INDICATORS
                 ($ in billions, except gross domestic product)
                         (volume in millions of shares)

                                                      AS OF OR FOR YEAR ENDED DECEMBER 31,
                                                     --------------------------------------    CAGR(8)
                                                      1983      1988      1993       1998      '83-'98
                                                      ----      ----      ----       ----      -------
GENERAL ECONOMIC ACTIVITY:
(in trillions)
Worldwide gross domestic product(1)................  $   10    $   18    $    24    $    29(9)    8%(9)
U.S. gross domestic product(2).....................       4         5          7          9       6

ADVISORY ACTIVITIES/FINANCING:
Worldwide mergers and acquisitions(3)..............      96       527        460      2,522      24
Worldwide equity issued(3).........................      50        51        172        269      12
Worldwide debt issued(3)...........................     146       631      1,546      2,932      22

WORLD EQUITY MARKETS:
Worldwide equity market capitalization(4)..........   3,384     9,728     14,016     27,459      15
U.S. market capitalization(4)......................   1,898     2,794      5,136     13,451      14
FT/S&P Actuaries World Indices(TM) -- The World
  Index(5).........................................      NA       129        178        359      11
Dow Jones Industrial Average.......................   1,259     2,169      3,754      9,181      14
S&P 500............................................     165       278        466      1,229      14
NYSE average daily volume..........................      85       162        265        674      15

INVESTED FUNDS:
Worldwide pension assets(6)........................  $1,900    $3,752    $ 6,560    $10,975      12
Number of U.S. mutual funds(7).....................   1,026     2,715      4,558      7,343      14
U.S. mutual fund assets(7).........................  $  293    $  810    $ 2,075    $ 5,530      22

---------------
(1) Source: The Economist Intelligence Unit, January 1999.
(2) Source: U.S. Department of Commerce, Bureau of Economic Analysis.
(3) Source: Securities Data Company.
(4) Source: International Finance Corporation.
(5) Index is calculated on a local currency basis based on total returns. CAGR is based on 1988-1998 data. The FT/S&P Actuaries World Indices are owned by FTSE International Limited, Goldman, Sachs & Co. and Standard & Poor's Ratings Services. The Indices are compiled by FTSE International and Standard & Poor's Ratings Services in conjunction with the Faculty of Actuaries and the Institute of Actuaries.
(6) Source: InterSec Research Corp.
(7) Source: Investment Company Institute.
(8) Compound annual growth rate.
(9) Data as of December 31, 1997; CAGR 1983-1997.

     We believe scale, global resources and leading market positions are important competitive advantages for financial intermediaries in this environment. In addition, we believe that circumstances in certain regions should provide opportunities for financial intermediaries.

                                     EUROPE

     The European Economic and Monetary Union commenced on January 1, 1999 and created a monetary union in Europe with a single currency. As a result, we believe that over time a pan-European capital market will develop that is likely to rival that of the United States in size and liquidity. We believe that financial intermediaries generally are expected to benefit from a number of anticipated developments, including:

- pan-European consolidation and financial restructuring yielding an increase in mergers and acquisitions activity;

- an increase in third-party assets under management and a major shift towards investments in equity securities due to an expected move to private pension fund systems, changing demographics and the elimination of intra-European Economic and Monetary Union currency risk;

- a reallocation of equity portfolios to reflect pan-European indices;

- the establishment of a European high-yield market to fund the growth of emerging high-growth industries and to satisfy investors' demands for higher yield; and

- increased equity issuance and higher equity trading volumes.

                                      ASIA
     Since 1997, the currency weakness and disruptions, the deterioration in certain of the region's banking systems, the weakness in the property sector in many of the region's countries, as well as slowing consumer income growth, have led to a significant and continuing weakening of these economies and their stock markets. These developments have adversely affected the economic and market conditions in the region and at times have affected economic and market conditions elsewhere. We believe, however, that financial intermediaries could have significant opportunities in this region if stability improves and the economies, which represent approximately 60% of the world's population, resume their growth. In the near term, these potential opportunities could include:

- an increase in mergers and acquisitions and other financial advisory services in connection with corporate restructurings;

- an increase in trading opportunities as financial intermediaries meet the liquidity needs of their clients; and

- an increase in capital raising as Asian corporations and governments access the international capital markets rather than the regional banking system to refinance and to fund future growth.

In the longer term, these potential opportunities could include:

- the emergence of corporate and real estate principal investment opportunities as a result of corporate and government restructurings; and

- an increase in third-party assets under management and a major shift towards investments in equity securities due to an anticipated move to private pension fund systems, changing demographics and the relaxation of foreign exchange restrictions.

                                    BUSINESS

                                    OVERVIEW

     Goldman Sachs is a leading global investment banking and securities firm with three principal business lines:

- Investment Banking;
- Trading and Principal Investments; and
- Asset Management and Securities Services.

Our goal is to be the advisor of choice for our clients and a leading participant in global financial markets. We provide services worldwide to a substantial and diversified client base, which includes corporations, financial institutions, governments and high net worth individuals.

     Because we believe that the needs of our clients are global and that international markets have high growth potential, we have built upon our strength in the United States to achieve leading positions in other parts of the world. Today, we have a strong global presence as evidenced by the geographic breadth of our transactions, leadership in our core products and the size of our international operations. As of February 1999, we operated offices in 23 countries and 36% of our 13,000 employees were based outside the United States.

     We are committed to a distinctive culture and set of core values. These values are reflected in our Business Principles, which emphasize placing our clients' interests first, integrity, commitment to excellence and innovation, and teamwork.

     Goldman Sachs is managed by its principal owners. Simultaneously with the closing of our common stock offering, we granted restricted stock units, stock options and interests in a defined contribution plan to substantially all of our employees. Upon the closing of our common stock offering, our employees, including former partners, owned approximately 65% of Goldman Sachs. None of our employees sold shares in our common stock offering.

     Goldman Sachs is the successor to a commercial paper business founded in 1869 by Marcus Goldman. Since then, we have grown our business as a participant and intermediary in securities and other financial activities to become one of the leading firms in the industry.

     In 1989, The Goldman Sachs Group, L.P. was formed to serve as the parent company of the Goldman Sachs organization. As of November 30, 1996, The Goldman Sachs Group, L.P. was restructured. On that date, the non-retiring former general partners of The Goldman Sachs Group, L.P. converted their general partner interests into limited partner interests and became profit participating limited partners of The Goldman Sachs Group, L.P. Concurrently, The Goldman Sachs Corporation was admitted as The Goldman Sachs Group, L.P.'s sole general partner. The common stock of The Goldman Sachs Corporation was owned by our managing directors who were profit participating limited partners, all of whom were active in our businesses.

     The Goldman Sachs Group, Inc. was formed to succeed to the business of The Goldman Sachs Group, L.P. Simultaneously with the closing of our common stock offering, we completed a number of transactions in order to convert from partnership to corporate form. See "Certain Relationships and Related Transactions" for additional information concerning these transactions.

                               MARKET SHARE DATA

     Except as otherwise indicated, all amounts with respect to the volume, number and market share of mergers and acquisitions and underwriting transactions and related ranking information have been derived from information compiled and classified by Securities Data Company. Securities Data Company obtains and gathers its information from sources it considers reliable, but Securities Data Company does not guarantee the accuracy or completeness of the information. In the case of mergers and acquisitions, data are based upon the dollar value of announced transactions for the period indicated, taken as a whole, with full credit to each of the advisors to each party in a transaction. In the case of underwritings, data are based upon the dollar value of total proceeds raised (exclusive of any option to purchase additional shares) with equal credit to each bookrunner for the period indicated, taken as a whole. As a result of this method of compiling data, percentages may add to more than 100%.

                     STRATEGY AND PRINCIPAL BUSINESS LINES

     Our strategy is to grow our three core businesses -- Investment Banking, Trading and Principal Investments, and Asset Management and Securities
Services -- in markets throughout the world. Our leadership position in investment banking provides us with access to governments, financial institutions and corporate clients globally. Trading and principal investing has been an important part of our culture and earnings, and we remain committed to these businesses irrespective of their volatility. Managing wealth is one of the fastest growing segments of the financial services industry and we are positioning our asset management and securities services businesses to take advantage of that growth. Our assets under supervision, for example, have grown from $92.7 billion as of November 1994 to $369.7 billion as of February 1999, representing a compound annual growth rate of 38%.

     Our business lines are comprised of various product and service offerings that are set forth in the following chart:

                PRIMARY PRODUCTS AND ACTIVITIES BY BUSINESS LINE

                                    TRADING AND PRINCIPAL            ASSET MANAGEMENT AND
      INVESTMENT BANKING                 INVESTMENTS                 SECURITIES SERVICES
      ------------------            ---------------------            --------------------
-- Equity and debt              -- Bank loans                   -- Commissions
   underwriting                 -- Commodities                  -- Institutional and high net
-- Financial restructuring      -- Currencies                      worth asset management
   advisory services            -- Equity and fixed income      -- Margin lending
-- Mergers and acquisitions        derivatives                  -- Matched book
   advisory services            -- Equity and fixed income      -- Merchant banking fees
-- Real estate advisory            securities                   -- Increased shares of
   services                     -- Principal investments           merchant banking fund income
                                -- Proprietary arbitrage           and gains
                                                                -- Mutual funds
                                                                -- Prime brokerage
                                                                -- Securities lending

                            ------------------------

INVESTMENT BANKING

     Investment Banking represented 39% of 1998 net revenues and 35% of 1997 net revenues. We are a market leader in both the financial advisory and underwriting businesses, serving over 3,000 clients worldwide. For the period January 1, 1994 to December 31, 1998, we had the industry-leading market share of 25.3% in worldwide mergers and acquisitions advisory services, having advised on over $1.7 trillion of transactions. Over the same period, we also achieved number one market shares of 15.2% in underwriting worldwide initial public offerings and 14.4% in underwriting worldwide common stock issues.

TRADING AND PRINCIPAL INVESTMENTS

     Trading and Principal Investments represented 28% of 1998 net revenues and 39% of 1997 net revenues. We make markets in equity and fixed income products, currencies and commodities; enter into swaps and other derivative transactions; engage in proprietary trading and arbitrage; and make principal investments. In trading, we focus on building lasting relationships with our most active clients while maintaining leadership positions in our key markets. We believe our research, market-making and proprietary activities enhance our understanding of markets and ability to serve our clients.

ASSET MANAGEMENT AND SECURITIES SERVICES

     Asset Management and Securities Services represented 33% of 1998 net revenues and 26% of 1997 net revenues. We provide global investment management and advisory services; earn commissions on agency transactions; manage merchant banking funds; and provide prime brokerage, securities lending and financing services. Our asset manage-ment business has grown rapidly, with assets under supervision increasing from $92.7 billion as of November 25, 1994 to $369.7 billion as of February 26, 1999, representing a compound annual growth rate of 38%. As of February 26, 1999, we had $206.4 billion of assets under management. We manage merchant banking funds that had $15.5 billion of capital commitments as of the end of 1998.

     We pursue our strategy to grow our three core businesses through an emphasis on:

EXPANDING HIGH VALUE-ADDED BUSINESSES

     To achieve strong growth and high returns, we seek to build leadership positions in high value-added services for our clients. For example, we have substantially increased the number of professionals in investment banking to improve and expand our ability to execute mergers and acquisitions, initial public offerings and high-yield financings. In trading, we structure and execute large and complex transactions for institutional investors, pension funds and corporate clients around the world. In asset management, we emphasize equity and alternative investment products and use our established international presence to build a global asset management franchise.

INCREASING THE STABILITY OF OUR EARNINGS

     We seek to balance the stability of our earnings with return on equity and long-term earnings growth. We believe our trading businesses are key ingredients to our success. While we plan to continue to grow our trading businesses, the financial market shocks of the past year underscored the importance of our strategy of emphasizing growth in our investment banking, asset management and securities services businesses. Through a greater relative emphasis on these businesses, our goal is to gradually increase the stability of our earnings.

PURSUING INTERNATIONAL OPPORTUNITIES

     We believe that our global reach will allow us to take advantage of growth in international markets. In Europe, for example, we anticipate that the recent establishment of the European Economic and Monetary Union will, over time, create a large pan-European market rivaling the U.S. capital markets in size and liquidity. We believe this will generate increased activity across our businesses in the region. In Asia, we believe that an increase in corporate restructurings and in the need for liquidity will increase our mergers and acquisitions and trading opportunities. In the longer term, we anticipate additional opportunities in asset management activities due to a shift we anticipate toward the privatization of pension systems and in demographics.

LEVERAGING THE FRANCHISE

     We believe our various businesses are generally stronger and more successful because they are part of the Goldman Sachs franchise. Our culture of teamwork fosters cooperation among our businesses, which allows us to provide our clients with a full range of products and services on a coordinated basis. Our investment bankers, for example, refer clients who are selling their businesses to those in Goldman Sachs who manage wealth. In addition, our merchant banking investments in companies lead to future clients for investment banking.

                             COMPETITIVE STRENGTHS

STRONG CLIENT RELATIONSHIPS

     We focus on building long-term client relationships. In 1998, over 75% of our Investment Banking revenues represented business from existing clients. We also aggressively pursue new client relationships as evidenced by the over 400 investment banking transactions we completed for first-time clients in 1998. In our trading businesses, we structure and execute transactions across a wide array of markets and countries to meet our clients' needs. In our asset management business, we managed assets for three of the five largest pension pools in the United States as ranked as of September 30, 1998 by Pensions & Investments and maintain accounts for 41% of the 1998 "Forbes 400 List of the Richest Americans".

DISTINCTIVE PEOPLE AND CULTURE

     Our most important asset is our people. We seek to reinforce our employees' commit-ment to our culture and values through recruiting, training, a comprehensive 360-degree review system and a compensation philosophy that rewards teamwork. We were ranked number seven in Fortune magazine's "The 100 Best Companies to Work for in America" in January 1999 and were ranked number three in Fortune magazine's 1999 "The Top 50 MBA Dream Companies", the highest-ranked investment banking and securities firm in each case.

GLOBAL REACH

     Over the past decade, we have made a significant commitment to building a worldwide business. We have achieved leading positions in major international markets by capitalizing on our product knowledge and global research, as well as by building a local presence where appropriate. In doing so, we have become one of the few truly global investment banking and securities firms with the ability to execute large and complex cross-border transactions. We had the number one market share of 23.2% in cross-border mergers and acquisitions for the period January 1, 1994 to December 31, 1998. In addition, in Japan, we were the largest non-Japanese mutual fund manager as of the end of February 1999, according to The Investment Trusts Association.

                            ------------------------

                             SUMMARY FINANCIAL DATA
                                 (in millions)

                                                                    THREE MONTHS ENDED
                                         YEAR ENDED NOVEMBER             FEBRUARY
                                      --------------------------    ------------------
                                       1996      1997      1998      1998       1999
                                       ----      ----      ----      ----       ----
Net revenues:
  Investment Banking................  $2,113    $2,587    $3,368    $  633     $  902
  Trading and Principal
     Investments....................   2,693     2,926     2,379     1,182      1,357
  Asset Management and Securities
     Services.......................   1,323     1,934     2,773       657        736
                                      ------    ------    ------    ------     ------
Total net revenues..................  $6,129    $7,447    $8,520    $2,472     $2,995
                                      ======    ======    ======    ======     ======

                            ------------------------

                               INVESTMENT BANKING

     Goldman Sachs provides a broad range of investment banking services to a diverse group of over 3,000 clients worldwide, including corporations, financial institutions, governments and individuals. Our investment banking activities are divided into two categories:

- FINANCIAL ADVISORY. Financial advisory includes advisory assignments with respect to mergers and acquisitions, divestitures, corporate defense activities, restructurings and spin-offs; and

- UNDERWRITING. Underwriting includes public offerings and private placements of equity and debt securities.

     The following table sets forth the net revenues of our Investment Banking business:

                        INVESTMENT BANKING NET REVENUES
                                 (in millions)

                                                                           THREE
                                                                        MONTHS ENDED
                                             YEAR ENDED NOVEMBER          FEBRUARY
                                          --------------------------    ------------
                                           1996      1997      1998     1998    1999
                                           ----      ----      ----     ----    ----
Financial advisory......................  $  931    $1,184    $1,774    $363    $522
Underwriting............................   1,182     1,403     1,594     270     380
                                          ------    ------    ------    ----    ----
Total Investment Banking................  $2,113    $2,587    $3,368    $633    $902
                                          ======    ======    ======    ====    ====

     In Investment Banking, we provide our clients with quality advice and execution as part of our effort to develop and maintain long-term relationships as their lead investment bank.

ORGANIZATION

     We have continuously adapted our organizational structure to meet changing market dynamics and our clients' needs. Our current structure, which is organized along regional, execution and industry groups, seeks to combine client-focused investment bankers with execution and industry expertise. Because our businesses are global, we have adapted our organization to meet the demands of our clients in each geographic region. Through our commitment to teamwork, we believe that we provide services in an integrated fashion for the benefit of our clients.

     We believe an important competitive advantage in our marketing effort is Investment Banking Services, a core group of professionals who focus on developing and maintaining strong client relationships. These bankers, who are organized regionally and/or by industry group, work with senior executives of our clients to identify areas where Goldman Sachs can provide capital-raising, financial advisory or other products and services. The broad base of experience and knowledge of our Investment Banking Services professionals enables them to analyze our clients' objectives efficiently and to bring to bear the appropriate resources of Goldman Sachs to satisfy those objectives.

     Our Corporate Finance, Debt and Equity Capital Markets, Leveraged Finance and Mergers and Acquisitions groups bring product expertise and innovation to clients in a variety of industries. These groups are responsible for the execution of specific client transactions as well as the building of strong client relationships.

     In an effort to serve our clients' needs in targeted industries, we have established several industry focus groups. These include: Chemicals; Communications, Media and Entertainment; Energy and Power; Financial Institutions; Healthcare; High Technology; Hotels and Gaming; Real Estate; Retailing; and Transportation. Drawing on specialized knowledge of industry-specific trends, these groups provide the full range of investment banking products and services to our clients.

     Reflecting our commitment to innovation, Investment Banking has established a New Products group whose professionals focus on creating new financial products. These professionals have particular expertise in integrating finance with accounting, tax and securities laws and work closely with other investment banking teams to provide innovative solutions to difficult client problems. Our structuring expertise has proven to be particularly valuable in addressing client needs in areas such as complex cross-border mergers and acquisitions and convertible and other hybrid equity financings.

FINANCIAL ADVISORY

     Financial advisory includes a broad range of advisory assignments with respect to mergers and acquisitions, divestitures, corporate defense activities, restructurings and spin-offs. Goldman Sachs is a leading invest-ment bank in worldwide mergers and acquisitions. During calendar 1998, we advised on 340 mergers and acquisitions transactions with a combined value of $957 billion.

     Our mergers and acquisitions capabilities are evidenced by our significant share of assignments in large, complex transactions where we provide multiple services, including "one-stop" acquisition financing, currency hedging and cross-border structuring expertise. Goldman Sachs advised on seven of the ten largest mergers and acquisitions transactions through December 31, 1998. We have also been successful in Europe, including in intra-country transactions, and we are a leading mergers and acquisitions advisor in France, Germany and Spain.
     The following table illustrates our leadership in the mergers and acquisitions advisory market for the indicated period taken as a whole:

              GOLDMAN SACHS' MERGERS AND ACQUISITIONS MARKET DATA
            For the period January 1, 1994 through December 31, 1998
                                ($ in billions)

                                                                 MARKET               NUMBER OF
                      CATEGORY                        RANK(1)    SHARE     VOLUME    TRANSACTIONS
                      --------                        -------    ------    ------    ------------
Worldwide...........................................   1          25.3%    $1,715       1,334
Worldwide, transactions over $500 million...........   1          34.8      1,593         470
Worldwide, transactions over $1 billion.............   1          38.4      1,470         297
United States.......................................   1          32.8      1,316         907
United States, transactions over $500 million.......   1          41.3      1,228         339
United States, transactions over $1 billion.........   1          44.3      1,142         221

---------------
       (1) Rank in any one year during the period presented may vary from the rank for the period taken as a whole.

                            ------------------------

     Mergers and acquisitions is an example of how one activity can generate cross-selling opportunities for other areas of Goldman Sachs. For example, a client we are advising in a purchase transaction may seek our assistance in obtaining financing and in hedging interest rate or foreign currency risks associated with the acquisition. In the case of dispositions, owners and senior executives of the acquired company often will seek asset management services. In these cases, our high net worth relationship managers provide comprehensive advice on investment alternatives and execute the client's desired strategy.

UNDERWRITING

     From January 1, 1994 through March 31, 1999, Goldman Sachs has served as lead manager in transactions that have raised more than $1 trillion of capital for clients worldwide. We underwrite a wide range of securities and other instruments, including common and preferred stock, convertible securities, investment grade debt, high-yield debt, sovereign and emerging markets debt, municipal debt, bank loans, asset-backed securities and real estate-related securities, such as mortgage-backed securities and the securities of real estate investment trusts.

     EQUITY UNDERWRITING. Equity underwriting has been a long-term core strength of Goldman Sachs. The following table illustrates our leadership position in equity underwriting for the indicated period taken as a whole:

                 GOLDMAN SACHS' EQUITY UNDERWRITING MARKET DATA
            For the period January 1, 1994 through December 31, 1998
                                ($ in billions)

                                                                               TOTAL
                                                                     MARKET   PROCEEDS   NUMBER OF
                        CATEGORY                           RANK(1)   SHARE     RAISED    ISSUES(2)
                        --------                           -------   ------   --------   ---------
Worldwide initial public offerings.......................   1         15.2%     $ 44        300
Worldwide initial public offerings, proceeds over $500
  million................................................   1         23.3        25         59
Worldwide public common stock offerings..................   1         14.4       101        634
U.S. initial public offerings............................   1         15.3        31        179
U.S. initial public offerings, proceeds over $500
  million................................................   1         30.1        16         29
U.S. public common stock offerings.......................   2         14.3        71        381

---------------
(1) Rank in any one year during the period presented may vary from the rank for the period taken as a whole.
(2) The number of issues reflects the number of tranches; an offering by a single issuer could have multiple tranches.
                            ------------------------

     As with mergers and acquisitions, we have been particularly successful in winning mandates for large, complex equity underwritings. As evidenced in the chart above, our market share of initial public offerings with total proceeds over $500 million is substantially higher than our market share of all initial public offerings. We believe our leadership in large initial public offerings reflects our expertise in complex transactions, research strengths, track record and distribution capabilities. In the international arena, we have also acted as lead manager on many of the largest initial public offerings. We were named the Asian Equity House of the Year by International Financing Review in 1998.

     We believe that a key factor in our equity underwriting success is the close working relationship between the investment bankers, research analysts and sales force as coordinated by our Equity Capital Markets group. Goldman Sachs' equities sales force is one of the most experienced and effective sales organizations in the industry. With 350 institutional sales professionals and 420 high net worth relationship managers located in every major market around the world, Goldman Sachs has relationships with a large and diverse group of investors.

     Global Investment Research is critical to our ability to succeed in the equity underwriting business. We believe that high quality equity research is a significant competitive advantage in the market for new equity issues. In this regard, Goldman Sachs' research has been consistently ranked among the industry's global leaders. See "-- Global Investment Research" for detailed information regarding our Global Investment Research Department.

     DEBT UNDERWRITING. We engage in the underwriting and origination of various types of debt instruments that we broadly categorize as follows: investment grade debt for corporations, governments, municipalities and agencies; leveraged finance, which includes high-yield debt and bank loans for non-investment grade issuers; emerging market debt, which includes corporate and sovereign issues; and asset-backed securities. We have employed a focused approach in debt underwriting, emphasizing high value-added areas in servicing our clients.

     We believe that the leveraged finance market is a key growth opportunity for our debt underwriting business. Over the last three years, we have more than doubled the number of debt underwriting professionals dedicated to this area.

     The table below sets forth our rank, market position, our total proceeds raised and the number of debt transactions in which we have acted as underwriter in the following areas for the indicated period taken as a whole:

                  GOLDMAN SACHS' DEBT UNDERWRITING MARKET DATA
            For the period January 1, 1994 through December 31, 1998
                                ($ in billions)

                                                                           TOTAL
                                                                MARKET    PROCEEDS    NUMBER OF
                    CATEGORY(1)                      RANK(5)    SHARE      RAISED     ISSUES(6)
                    -----------                      -------    ------    --------    ---------
Worldwide debt(2)..................................     3         8.4%      $695        4,684
Worldwide straight debt(3).........................     3         8.9        559        4,165
U.S. investment grade straight debt(3).............     3        12.0        419        3,590
U.S. investment grade industrial straight
  debt(3)..........................................     1        19.5         81          517
U.S. high-yield debt(4)............................     5         8.0         33          184

---------------
(1) All categories include publicly registered and Rule 144A issues.
(2) Includes non-convertible preferred stock, mortgage-backed securities, asset-backed securities and taxable municipal debt.
(3) "Straight debt" excludes non-convertible preferred stock, mortgage-backed securities, asset-backed securities and municipal debt.
(4) Excludes issues with both investment grade and non-investment grade ratings, often referred to as "split-rated issues".
(5) Rank in any one year during the period presented may vary from the rank for the period taken as a whole.
(6) The number of issues reflects the number of tranches; an offering by a single issuer could have multiple tranches.

                            ------------------------

                       TRADING AND PRINCIPAL INVESTMENTS

     Our Trading and Principal Investments business facilitates customer transactions and takes proprietary positions through market-making in and trading of fixed income and equity products, currencies, commodities, and swaps and other derivatives. In order to meet the needs of our clients, our Trading and Principal Investments business is diversified across a wide range of products. For example, we make markets in traditional investment grade debt securities, structure complex derivatives and securitize mortgages and insurance risk. A fundamental tenet of our approach is that we believe our willingness and ability to take risk distinguishes us and substantially enhances our client relationships. Our Trading and Principal Investments business includes the following:

- FIXED INCOME, CURRENCY AND COMMODITIES. Goldman Sachs makes markets in and trades fixed income products, currencies and commodities, structures and enters into a wide variety of derivative transactions and engages in proprietary trading and arbitrage activities;

- EQUITIES. Goldman Sachs makes markets in and trades equities and equity-related products, structures and enters into equity derivative transactions and engages in proprietary trading and equity arbitrage; and

- PRINCIPAL INVESTMENTS. Principal investments primarily represents Goldman Sachs' net revenues from its investments in its merchant banking funds.

     The following table sets forth the net revenues of our Trading and Principal Investments business:

                 TRADING AND PRINCIPAL INVESTMENTS NET REVENUES
                                 (in millions)

                                                                          THREE
                                                                       MONTHS ENDED
                                         YEAR ENDED NOVEMBER             FEBRUARY
                                      --------------------------     ----------------
                                       1996      1997      1998       1998      1999
                                       ----      ----      ----       ----      ----
FICC................................  $1,749    $2,055    $1,438     $  741    $  876
Equities............................     730       573       795        365       455
Principal investments...............     214       298       146         76        26
                                      ------    ------    ------     ------    ------
Total Trading and Principal
  Investments.......................  $2,693    $2,926    $2,379     $1,182    $1,357
                                      ======    ======    ======     ======    ======

                            ------------------------

FIXED INCOME, CURRENCY AND COMMODITIES

     FICC is a large and diversified operation through which we engage in a variety of customer-driven market-making and proprietary trading and arbitrage activities. FICC's principal products are:

- Bank loans
- Commodities
- Currencies
- Derivatives
- Emerging market debt
- Global government securities
- High-yield securities
- Investment grade corporate securities
- Money market instruments
- Mortgage securities and loans
- Municipal securities

     We generate trading net revenues from our customer-driven business in three ways. First, in large, highly liquid markets we undertake a high volume of transactions for modest spreads. Second, by capitalizing on our strong market relationships and capital position, we also undertake transactions in less liquid markets where spreads are generally larger. Finally, we generate net revenues from structuring and executing transactions that address complex client needs.

     In our proprietary activities, we assume a variety of risks and devote substantial resources to identify, analyze and benefit from these exposures. We leverage our strong research capabilities and capitalize on our proprietary analytical models to analyze information and make informed trading judgments. We seek to benefit from perceived disparities in the value of assets in the trading markets and from macroeconomic and company-specific trends.

     FICC has established itself as a leading market participant by using a three-part approach to deliver high quality service to its clients. First, we offer broad market-making, research and market knowledge to our clients on a global basis. Second, we create innovative solutions to complex client problems by drawing upon our structuring and trading expertise. Third, we use our expertise to take positions in markets when we believe the return is at least commensurate with the risk.

     A core activity in FICC is market-making in a broad array of securities and products. For example, we are a primary dealer in many of the largest government bond markets around the world, including the United States, Japan, the United Kingdom and Canada; we are a member of the major futures exchanges; and we have interbank dealer status in the currency markets in New York, London, Tokyo and Hong Kong. Our willingness to make markets in a broad range of fixed income, currency and commodity products and their derivatives is crucial both to our client relationships and to support our underwriting business by providing secondary market liquidity. Our clients value counterparties that are active in the marketplace and are willing to provide liquidity and research-based points of view. In addition, we believe that our significant investment in research capabilities and proprietary analytical models are critical to our ability to provide advice to our clients. Our research capabilities include quantitative and qualitative analyses of global economic, currency and financial market trends, as well as credit analyses of corporate and sovereign fixed income securities.

     Our clients often confront complex problems that require creative approaches. We assist our clients who seek to hedge or reallocate their risks and profit from expected price movements. To do this we bring to bear the ability of our experienced professionals to understand the needs of our clients and our ability to manage the risks associated with complex solutions to problems. In recognition of our ability to meet these client needs, we were ranked by Institutional Investor in February 1999 as the number two derivatives dealer for the second straight year. In addition, we were named by Euroweek in January 1999 as the "Best provider of swaps and other derivatives".

EQUITIES

     Goldman Sachs engages in a variety of market-making, proprietary trading and arbitrage activities in equity securities and equity-related products (such as convertible securities and equity derivative instruments) on a global basis. Goldman Sachs makes markets and positions blocks of stock to facilitate customers' transactions and to provide liquidity in the marketplace. Goldman Sachs is a member of most of the major stock exchanges, including New York, London, Frankfurt, Tokyo and Hong Kong.

     As agent, we execute brokerage transactions in equity securities for institutional and individual customers that generate commission revenues. Commissions earned on agency transactions are recorded in Asset Management and Securities Services.

     In equity trading, as in FICC, we generate net revenues from our customer-driven business in three ways. First, in large, highly liquid principal markets, such as the over-the-counter market for equity securities, we undertake a high volume of transactions for modest spreads. In the Nasdaq National Market, we were the second largest market maker by aggregate volume, among the top 100 most actively traded stocks in calendar 1998. Second, by capitalizing on our strong market relationships and capital position, we also undertake large transactions, such as block trades and positions in securities, in which we benefit from spreads that are generally larger. Finally, we also benefit from structuring complex transactions.

     Goldman Sachs was a pioneer and is a leader in the execution of large block trades (trades of 50,000 or more shares) in the United States and abroad. In calendar 1998, we executed over 50 block trades of at least $100 million each. We have been able to capitalize on our expertise in block trading, our global distribution network and our willingness to commit capital to effect increasingly large and complex customer transactions. We expect corporate consolidation and restructuring and increased demand for certainty and speed of execution by sellers and issuers of securities to increase both the frequency and size of sales of large blocks of equity securities. We believe that we are well positioned to benefit from this trend. Block transactions, however, expose us to increased risks, including those arising from holding large and concentrated positions and decreasing spreads. See "Risk Factors -- Market Fluctuations Could Harm Our Businesses in Many Ways and, Consequently, Could Lower the Value of an Investment in the Notes -- Holding Large and Concentrated Positions May Expose Us to Large Losses" for a discussion of the risks associated with holding a large position in a single issuer and "Risk
Factors -- The Financial Services Industry Is Intensely Competitive and Rapidly Consolidating" for a discussion of the competitive risks that we face.

     We are active in the listed options and futures markets. And we structure, distribute and execute over-the-counter derivatives on market indices, industry groups and individual company stocks to facilitate customer transactions and our proprietary activities. We develop quantitative strategies and render advice with respect to portfolio hedging and restructuring and asset allocation transactions. We also create specially tailored instruments to enable sophisticated investors to undertake hedging strategies and establish or liquidate investment positions. We are one of the leading participants in the trading and development of equity derivative instruments. We are an active participant in the trading of futures and options on most of the major exchanges in the United States, Europe and Asia.

     Equity arbitrage has long been an important part of our equity franchise. Our strategy is based on making investments on a global basis through a diversified portfolio across different markets and event categories. This business focuses on event-oriented special situations where we are not acting as an advisor and on relative value trades. These special situations include mergers and acquisitions, corporate restructurings, recapitalizations and legal and regulatory events. Equity arbitrage leverages our global infrastructure and network of research analysts to analyze carefully a broad range of trading and investment strategies across a wide variety of markets. Investment decisions are the product of rigorous fundamental, situational and, frequently, regulatory and legal analysis. Although market conditions led us to decrease the number and size of positions maintained by our equity arbitrage business during 1998, we believe that over time, as opportunities present themselves, our equity arbitrage business will likely increase its activity.

TRADING RISK MANAGEMENT

     We believe that our trading and market-making capabilities are key ingredients to our success. While these businesses have generally earned attractive returns, we have in the past incurred significant trading losses in periods of market turbulence, such as in 1994 and 1998. Our trading risk management process seeks to balance our ability to profit from trading positions with our exposure to potential losses. Risk management includes input from all levels of Goldman Sachs, from the trading desks to the Firmwide Risk Committee. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Risk Management" for a further discussion of our risk management policies and procedures.

     1998 EXPERIENCE. From mid-August to mid-October 1998, the Russian economic crisis, the turmoil in Asian and Latin American emerging markets and the resulting move to higher quality fixed income securities by many investors led to substantial declines in global financial markets. Investors broadly sold credit-sensitive products, such as corporate and high-yield debt, and bought higher-rated instruments, such as U.S. Treasury securities, which caused credit spreads to widen dramatically. This market turmoil also caused a widespread decline in global equity markets.

     As a major dealer in fixed income securities, we maintain substantial inventories of corporate and high-yield debt. We regularly seek to hedge the interest rate risk on these positions through, among other strategies, short positions in U.S. Treasury securities. In the second half of 1998, we suffered losses from both the decline in the prices of corporate and high-yield debt instruments that we owned and the increase in the prices of the U.S. Treasury securities in which we had short positions.

     These market shocks also led to trading losses in our fixed income relative value trading positions. Relative value trading positions are intended to profit from a perceived temporary dislocation in the relationship between the values of different financial instruments. From mid-August to mid-October 1998, the components of these relative value positions moved in directions that we did not anticipate and the volatilities of certain positions increased to three times prior levels. When we and other market participants with similar positions simultaneously sought to reduce positions and exposures, this caused a substantial reduction in market liquidity and a continuing decline in prices.

     In the second half of 1998, we also experienced losses in equity arbitrage and in the value of a number of merchant banking investments.

     RISK REDUCTION. Over the course of this period, we actively reduced our positions and exposure to severe market disruptions of the type described above. Our current scenario models estimate our exposure to a substantial widening in credit spreads and adverse movements in relative value trades of the type experienced in mid-August to mid-October 1998. These models indicate that, as of November 1998, our exposure to a potential reduction in net trading revenues as a result of these events was over 40% lower than in August 1998. In addition, the daily VaR of substantially all of our trading positions declined from $47 million as of May 29, 1998 to $43 million as of November 1998. The November 1998 daily VaR reflects the reduction in positions discussed above, offset by the higher market volatility, changes in correlation and other market conditions experienced in the second half of 1998. If the daily VaR as of November 1998 had been determined using the volatility and correlation data as of May 29, 1998, the daily VaR would have been $31 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Risk Management" for a discussion of VaR and its limitations.

     As part of the continuous effort to refine our risk management policies and procedures, we have recently made a number of adjustments to the way that we evaluate risk and set risk limits. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Risk Management -- Market Risk" for a further discussion of our policies and procedures for evaluating market risk and setting related limits.

     Notwithstanding these actions, we continue to hold trading positions that are substantial in both number and size, and are subject to significant market risk. In addition, management may choose to increase our risk levels in the future. See "Risk Factors -- Market Fluctuations Could Harm Our Businesses in Many Ways and, Consequently, Could Lower the Value of an Investment in the Notes" and "-- Our Risk Management Policies and Procedures May Leave Us Exposed to Unidentified or Unanticipated Risk" for a discussion of the risks associated with our trading positions.

PRINCIPAL INVESTMENTS

     In connection with our merchant banking activities, we invest with our clients by making principal investments in funds that we raise and manage. As of November 1998, we had committed $2.8 billion, of which $1.7 billion had been funded, of the $15.5 billion total equity capital committed for our merchant banking funds. The funds' investments generate capital appreciation or depreciation and, upon disposition, realized gains or losses. See "-- Asset Management and Securities Services -- Merchant Banking" for a discussion of our merchant banking funds. As of November 1998, our aggregate carrying value of principal investments held directly or through our merchant banking funds was approximately $1.4 billion, which was comprised of corporate principal investments with an aggregate carrying value of approximately $609 million and real estate investments with an aggregate carrying value of approximately $753 million.

                    ASSET MANAGEMENT AND SECURITIES SERVICES

     Asset Management and Securities Services is comprised of the following:

- ASSET MANAGEMENT. Asset management generates management fees by providing investment advisory services to a diverse and rapidly growing client base of institutions and individuals;

- SECURITIES SERVICES. Securities services includes prime brokerage, financing services and securities lending and our matched book businesses, all of which generate revenue primarily in the form of fees or interest rate spreads; and

- COMMISSIONS. Commission-based businesses include agency transactions for clients on major stock and futures exchanges. Revenues from the increased share of income and gains derived from our merchant banking funds are also included in commissions.

     The following table sets forth the net revenues of our Asset Management and Securities Services business:

             ASSET MANAGEMENT AND SECURITIES SERVICES NET REVENUES
                                 (in millions)

                                                                        THREE MONTHS
                                                                           ENDED
                                             YEAR ENDED NOVEMBER          FEBRUARY
                                          --------------------------    ------------
                                           1996      1997      1998     1998    1999
                                           ----      ----      ----     ----    ----
Asset management........................  $  242    $  458    $  675    $139    $202
Securities services.....................     354       487       730     170     207
Commissions.............................     727       989     1,368     348     327
                                          ------    ------    ------    ----    ----
Total Asset Management and Securities
  Services..............................  $1,323    $1,934    $2,773    $657    $736
                                          ======    ======    ======    ====    ====

                            ------------------------

ASSET MANAGEMENT

     Goldman Sachs is seeking to build a premier global asset management business. We offer a broad array of investment strategies and advice across all major asset classes: global equity; fixed income, including money markets; currency; and alternative investment products (i.e., investment vehicles with non-traditional investment objectives and/or strategies). Assets under supervision are comprised of assets under management and other client assets. Assets under management typically generate fees based on a percentage of their value and include our mutual funds, separate accounts managed for institutional and individual investors, our merchant banking funds and other alternative investment funds. Other client assets are comprised of assets in brokerage accounts of primarily high net worth individuals, on which we earn commissions.

     Over the last five years, we have rapidly grown our assets under supervision, as set forth in the graph below:

                            ASSETS UNDER SUPERVISION
                                 (in billions)

                                                      ASSETS UNDER
                                                       MANAGEMENT              OTHER CLIENT ASSETS               TOTALS
                                                      ------------             -------------------               ------
'1994'                                                      44                          49                          93
'1995'                                                      52                          58                         110
'1996'                                                      94                          77                         171
'1997'                                                     136                         102                         238
'1998'                                                     195                         142                         337
'February 1999'                                            207                         163                         370

     As of February 1999, equities and alternative investments represented 51% of our total assets under management. Since 1996, these two asset classes have been the primary drivers of our growth in assets under management.

     The following table sets forth the amount of assets under management by asset class:

                     ASSETS UNDER MANAGEMENT BY ASSET CLASS
                                 (in billions)

                                                                                AS OF
                                                  AS OF NOVEMBER               FEBRUARY
                                       ------------------------------------    --------
                                       1994    1995    1996    1997    1998      1999
                                       ----    ----    ----    ----    ----      ----
ASSET CLASS
Equity...............................  $ 6     $ 9     $34     $ 52    $ 69      $ 73
Fixed income and currency............   17      19      26       36      50        53
Money markets........................   18      20      27       31      46        48
Alternative investment(1)............    3       4       8       17      30        32
                                       ---     ---     ---     ----    ----      ----
Total................................  $44     $52     $95     $136    $195      $206
                                       ===     ===     ===     ====    ====      ====

-----------------------
(1) Includes private equity, real estate, quantitative asset allocation and other funds that we manage.

                            ------------------------

     Since the beginning of 1996, we have increased the resources devoted to our asset management business, including adding over 850 employees. In addition, over the past three years, Goldman Sachs has made three asset management acquisitions in order to expand its geographic reach and broaden its global equity and alternative investment portfolio management capabilities.

     Our global reach has been important in growing assets under management. From November 1996 to February 1999, our assets under management, excluding our merchant banking funds, sourced from outside the United States grew by over $35 billion. As of February 1999, we managed approximately $46 billion sourced from Europe.

     In Japan, deregulation, high individual savings rates and low local rates of return have been important drivers of growth for our asset management business during the 1990s. Over the last three years, we have built a significant asset management business in Japan, and, as of February 1999, we managed $23 billion of assets sourced from Japan. In Japan, as of the end of February 1999, we were the largest non-Japanese investment trust manager, according to The Investment Trusts Association, and we managed four of the top 15 open-ended mutual funds ranked by mutual fund assets, according to IFIS Inc. We believe that substantial opportunities exist to grow our asset management business in Japan, by increasing our institutional client base and expanding the third-party distribution network through which we offer our mutual funds.

     CLIENTS. Our primary clients are institutions, high net worth individuals and retail investors. We access clients through both direct and third-party channels.

     The table below sets forth the amount of assets under supervision by distribution channel and client category as of November 1998:

                ASSETS UNDER SUPERVISION BY DISTRIBUTION CHANNEL
                                 (in billions)

                                            ASSETS UNDER
                                           SUPERVISION(1)      PRIMARY INVESTMENT VEHICLES
                                           --------------      ---------------------------
- Directly distributed
  -- Institutional.......................      $  121         Separate managed accounts
                                                              Commingled vehicles

  -- High net worth individuals..........         156         Brokerage accounts
                                                              Limited partnerships
                                                              Separate managed accounts
- Third-party distributed
  -- Institutional and retail............          48         Mutual funds
                                               ------
Total....................................      $  325
                                               ======

---------------
(1) Excludes $12 billion in our merchant banking funds.
                            ------------------------

     Our institutional clients include corporations, insurance companies, pension funds, foundations and endowments. We managed assets for three of the five largest pension pools in the United States as ranked as of September 30, 1998 by Pensions & Investments, and we have 18 clients for whom we manage at least $1 billion each.

     In the individual high net worth area, we have established approximately 10,000 high net worth accounts worldwide, including accounts with 41% of the 1998 "Forbes 400 List of the Richest Americans". We believe this is a high growth opportunity because this market (defined as the market for individual investors with a net worth in excess of $5 million) is highly fragmented and growing rapidly and accounts for approximately $10 trillion of investable assets according to a study by McKinsey & Co. At the center of our effort is a team of over 420 relationship managers, located in 12 U.S. and six international offices. These professionals have an average of over seven years of experience at Goldman Sachs and have exhibited low turnover and superior productivity relative to the industry average.

     In the third-party distribution channel, we distribute our mutual funds on a worldwide basis through banks, brokerage firms, insurance companies and other financial intermediaries. As of December 31, 1998, we were the third largest manager in the U.S. institutional money market sector according to information compiled by Strategic Insight. In Japan, we also utilize a third-party distribution network consisting principally of the largest Japanese brokerage firms.

MERCHANT BANKING

     Goldman Sachs has an established successful record in the corporate and real estate merchant banking business, having raised $15.5 billion of committed capital for 15 private investment funds, as of November 1998, of which $9.0 billion had been funded. We have committed $2.8 billion and funded $1.7 billion of these amounts; our clients, including pension plans, endowments, charitable institutions and high net worth individuals, have provided the remainder. Some of these investment funds pursue, on a global basis, long-term investments in equity and debt securities in privately negotiated transactions, leveraged buyouts and acquisitions. As of

November 1998, these funds had total committed capital of $7.7 billion, which includes two funds with $1.0 billion of committed capital that are in the process of being wound down. Other funds, with total committed capital of $7.8 billion as of November 1998, invest in real estate operating companies and debt and equity interests in real estate assets.

     Our strategy with respect to each merchant banking fund is to invest opportunistically to build a portfolio of investments that is diversified by industry, product type, geographic region and transaction structure and type. Our merchant banking funds leverage our long-standing relationships with companies, investors, entrepreneurs and financial intermediaries around the world to source potential investment opportunities. In addition, our merchant banking funds and their portfolio companies have generated business for other areas of Goldman Sachs, including equity underwriting, leveraged and other financing fees and merger advisory fees.

     Located in eight offices around the world, our investment professionals identify, manage and sell investments on behalf of our merchant banking funds. Goldman Sachs has two subsidiaries that manage real estate assets, The Archon Group, L.P. and Archon Group (France) S.C.A. In addition, our merchant banking professionals work closely with other departments and benefit from the expertise of specialists in debt and equity research, investment banking, leveraged and mortgage finance and equity capital markets.

     Merchant banking activities generate three revenue streams. First, we receive a management fee that is generally a percentage of a fund's committed capital, invested capital, total gross acquisition cost or asset value. These annual management fees, which are included in our asset management revenues, have historically been a recurring source of revenue. Second, we receive from each fund, after that fund has achieved a minimum return for fund investors, an increased share of the fund's income and gains that is a percentage, typically 20%, of the capital appreciation and gains from the fund's investments. Revenues from the increased share of the funds' income and gains are included in commissions. Third, Goldman Sachs, as a substantial investor in these funds, is allocated its proportionate share of the funds' unrealized appreciation or depreciation arising from changes in fair value as well as gains and losses upon realization. These items are included in Trading and Principal Investments.

SECURITIES SERVICES

     Securities services consists predominantly of Global Securities Services, which provides prime brokerage, financing services and securities lending to a diversified U.S. and international customer base, including hedge funds, pension funds and high net worth individuals. Securities services also includes our matched book businesses.

     We offer prime brokerage services to our clients, allowing them the flexibility to trade with most brokers while maintaining a single source for financing and portfolio reports. Our prime brokerage activities provide multi-product clearing and custody in 50 markets, consolidated multi-currency accounting and reporting and offshore fund administration and servicing for our most active clients. Additionally, we provide financing to our clients through margin loans collateralized by securities held in the client's account. In recent years, we have significantly increased our prime brokerage client base.

     Securities lending activities principally involve the borrowing and lending of equity securities to cover customer and Goldman Sachs' short sales and to finance Goldman Sachs' long positions. In addition, we are an active participant in the securities lending broker-to-broker business and the third-party agency lending business. Trading desks in New York, Boston, London, Tokyo and Hong Kong provide 24-hour coverage in equity markets worldwide. We believe the rapidly developing international stock lending market presents a significant growth opportunity for us.

     Lenders of securities include pension plan sponsors, mutual funds, insurance companies, investment advisors, endowments, bank trust departments and individuals. We have entered into exclusive relationships with certain lenders that have given us access to large pools of securities, some of which are often hard to locate in the general lender market, providing us with a competitive advantage. We believe that a significant cause of the growth in short sales, which require the borrowing of securities, has been the rapid increase in complex trading strategies, such as index arbitrage, convertible bond and warrant arbitrage, option strategies, and sector and market neutral strategies where shares are sold short to hedge exposure from derivative instruments.

COMMISSIONS

     Goldman Sachs generates commissions by executing agency transactions on major stock and futures exchanges worldwide. We effect agency transactions for clients located throughout the world. In recent years, aggregate commissions have increased as a result of growth in transaction volume on the major exchanges. As discussed above, commissions also include the increased share of income and gains from merchant banking funds as well as commissions earned from brokerage transactions for high net worth individuals. For a discussion regarding our increased share of the income and gains from our merchant banking funds, see "-- Merchant Banking" above, and for a discussion regarding high net worth individuals, see "-- Asset Management -- Clients" above.

     In anticipation of continued growth in electronic connectivity and online trading, Goldman Sachs has made strategic investments in alternative trading systems to gain experience and participate in the development of this market. See "Risk Factors -- The Financial Services Industry Is Intensely Competitive and Rapidly Consolidating -- Our Revenues May Decline Due to Competition from Alternative Trading Systems" for a discussion of the competitive risks posed by alternative trading systems generally.

                           GLOBAL INVESTMENT RESEARCH

     Our Global Investment Research Department provides fundamental research on economies, debt and equity markets, commodities markets, industries and companies on a worldwide basis. For over two decades, we have committed the resources on a global scale to develop an industry-leading position for our investment research products. We believe that investment research is a significant factor in our strong competitive position in debt and equity underwritings and in our generation of commission revenues.

     Major investors worldwide recognize Goldman Sachs for its value-added research products, which are highly rated in client polls across the Americas, Europe and Asia. Our Research Department is the only one to rank in the top three in each of the last 15 calendar years in Institutional Investor's "All-America Research Team" survey. In December 1998, the Research Department also achieved top honors for global investment research from Institutional Investor. In Europe, based on the Institutional Investor "1999 All-Europe Research Team" survey, the Research Department ranked number one for coverage of pan-European sectors and number three in European Strategy and Economics.

     Global Investment Research employs a team approach that provides equity research coverage of approximately 2,300 companies worldwide, 53 economies and 26 stock markets. This is accomplished through four groups:

- the Economic Research group, which formulates macroeconomic forecasts for economic activity, foreign exchange, and interest rates based on the globally coordinated views of its regional economists;

- the Portfolio Strategy group, which forecasts equity market returns and provides recommendations on both asset allocation and industry representation;

- the Company/Industry group, which provides fundamental analysis, forecasts and investment recommendations for companies and industries worldwide. Equity research analysts are organized regionally by sector and globally into more than 20 industry teams, which allows for extensive collaboration and knowledge sharing on important investment themes; and

- the Commodities Research group, which provides research on the global commodity markets.

                               INTERNET STRATEGY

     We believe that Internet technology and electronic commerce will, over time, change the ways that securities are traded and distributed, creating both opportunities and challenges for our businesses. In response, we have a program of internal development and external investment.

     Internally, we are extending our global electronic trading and information distribution capabilities to our clients via the Internet. These capabilities cover many of our fixed income, equities and mutual fund products in markets around the world. We are also using the Internet to improve the ease and quality of communication with our institutional and high net worth clients. For example, investors have on-line access to our investment research, mutual fund data and valuation models and our high net worth clients are increasingly accessing their portfolio information over the Internet. We have also recently established GS-Online.(SM), which, in conjunction with Goldman, Sachs & Co., acts as an underwriter of securities offerings via the Internet and other electronic means. GS-Online.(SM) will deal initially only with other underwriters and syndicate members and not with members of the public.

     Externally, we have invested in electronic commerce concerns such as Bridge Information Systems, Inc., TradeWeb LLC, Archipelago L.L.C., The BRASS Utility L.L.C., OptiMark Technologies, Inc. and, most recently, Wit Capital Group, Inc. Through these investments, we gain an increased understanding of business developments and opportunities in this emerging sector. For a discussion of how Goldman Sachs could be adversely affected by these developments, see "Risk Factors -- The Financial Services Industry Is Intensely Competitive and Rapidly Consolidating -- Our Revenues May Decline Due to Competition from Alternative Trading Systems".

                             INFORMATION TECHNOLOGY

     Technology is fundamental to our overall business strategy. Goldman Sachs is committed to the ongoing development, maintenance and use of technology throughout the organization, with expenditures, including employee costs, of approximately $970 million in 1998 and a budget of $1.2 billion in 1999. We have developed significant software and systems over the past several years. Our technology initiatives can be broadly categorized into three efforts:

- enhancing client service through increased connectivity and the provision of high value-added, tailored services;

- risk management; and

- overall efficiency and control.

     We have tailored our services to our clients by providing them with electronic access to our products and services. For example, we developed the GS Financial Workbench(SM), an Internet web site that clients and employees can use to download research reports, access earnings and valuation models, submit trades, monitor accounts, build and view presentations, calculate derivative prices and view market data. First made available in early 1995, the GS Financial Workbench(SM) represents a joint effort among all of our business areas to create one comprehensive site for clients and employees to access our products and services.

     We have also developed software that enables us to monitor and analyze our market and credit risks. This risk management software not only analyzes market risk on firmwide, divisional and trading desk levels, but also breaks down our risk into its underlying exposures, permitting management to evaluate exposures on the basis of specific interest rate, currency rate, equity price or commodity price changes. To assist further in the management of our credit exposures, data from many sources are aggregated daily into credit management systems that give senior management and professionals in the Credit and Controllers Departments the ability to receive timely information with respect to credit exposures worldwide, including netting information, and the ability to analyze com-plex risk situations effectively. Our software accesses these data, allows for quick analysis at the level of individual trades and interacts with other Goldman Sachs systems.

     Technology has been a significant factor in improving the overall efficiency of many areas of Goldman Sachs. By automating many trading procedures, we have substantially increased our efficiency and accuracy.

     We currently have projects under way to ensure that our technology is Year 2000 compliant. See "Risk Factors -- Our Computer Systems and Those of Third Parties May Not Achieve Year 2000 Readiness -- Year 2000 Readiness Disclosure" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Risk Management -- Operational and Year 2000 Risks -- Year 2000 Readiness Disclosure" for a further discussion of the risks we face in achieving Year 2000 readiness and our progress to date.

                                   EMPLOYEES

     Management believes that one of the strengths and principal reasons for the success of Goldman Sachs is the quality and dedication of its people and the shared sense of being part of a team. Goldman Sachs was ranked number seven in Fortune magazine's "The 100 Best Companies to Work for in America" in January 1999 and was ranked number three in Fortune magazine's 1999 "The Top 50 MBA Dream Companies", the highest ranking investment banking and securities firm in each case. We strive to maintain a work environment that fosters professionalism, excellence, diversity and cooperation among our employees worldwide.

     Instilling the Goldman Sachs culture in all employees is a continuous process, of which training is an essential part. We recently opened a 34,000 square foot training center in New York City, near our world headquarters. All employees are offered the opportunity to participate in education and periodic seminars that we sponsor at various locations throughout the world. We also sponsor off-site meetings for the various business units that are designed to promote collaboration among co-workers.

     Another important part of instilling the Goldman Sachs culture in all employees is our employee review process. Employees are reviewed by supervisors, co-workers and employees they supervise in a 360-degree review process that is integral to our team approach. In 1998, over 140,000 reviews were completed, evidencing the comprehensive nature of this process.

     We also believe that good citizenship is an important part of being a member of the Goldman Sachs team. To that end, we established our Community TeamWorks initiative in 1997. As part of Community TeamWorks, all employees are offered the opportunity to spend a day working at a charitable organization of their choice while continuing to receive their full salary for that day. In 1998, approximately two-thirds of our employees participated in Community TeamWorks. The commitment of our partners to the community is also demonstrated by their having given over $90 million in each of the last two years to charities, including private foundations.

     As of February 1999, we had approximately 13,000 employees. In addition, The Archon Group, L.P. and Archon Group (France) S.C.A., subsidiaries of Goldman Sachs that provide real estate services for our real estate investment funds, had a total of approximately 1,260 employees as of February 1999. Goldman Sachs is reimbursed for substantially all of the costs of these employees by these funds.

     See "Management -- The Employee Initial Public Offering Awards" for a discussion of the steps taken by Goldman Sachs to encourage the continued service of its employees after our common stock offering and see "Risk
Factors -- Our Conversion to Corporate Form May Adversely Affect Our Ability to Recruit, Retain and Motivate Key Employees".

                                  COMPETITION

     The financial services industry -- and all of our businesses -- are intensely competitive, and we expect them to remain so. Our competitors are other brokers and dealers, investment banking firms, insurance companies, investment advisors, mutual funds, hedge funds, commercial banks and merchant banks. We compete with some of our competitors globally and with some others on a regional, product or niche basis. We compete on the basis of a number of factors, including transaction execution, our products and services, innovation, reputation and price.

     Competition is also intense for the attraction and retention of qualified employees. Our ability to continue to compete effectively in our businesses will depend upon our ability to attract new employees and retain and motivate our existing employees. See "-- Employees" for a discussion of our efforts in this regard.

     In recent years there has been substantial consolidation and convergence among companies in the financial services industry. In particular, a number of large commercial banks, insurance companies and other broad-based financial services firms have established or acquired broker-dealers or have merged with other financial institutions. Many of these firms have the ability to offer a wide range of products, from loans, deposit-taking and insurance to brokerage, asset management and investment banking services, which may enhance their competitive position. They also have the ability to support investment banking and securities products with commercial banking, insurance and other financial services revenues in an effort to gain market share, which could result in pricing pressure in our businesses.

     This trend toward consolidation and convergence has significantly increased the capital base and geographic reach of our competitors. This trend has also hastened the globalization of the securities and other financial services markets. As a result, we have had to commit capital to support our international operations and to execute large global transactions.

     We believe that some of our most significant challenges and opportunities will arise outside the United States. See "Industry and Economic Outlook" for a discussion of these challenges and opportunities. In order to take advantage of these opportunities, we will have to compete successfully with financial institutions based in important non-U.S. markets, particularly in Europe. Some of these institutions are larger, better capitalized and have a stronger local presence and a longer operating history in these markets.

     We have experienced intense price competition in some of our businesses in recent years. For example, equity and debt underwriting discounts have been under pressure for a number of years and the ability to execute trades electronically, through the Internet and other alternative trading systems may increase the pressure on trading commissions. It appears that this trend toward alternative trading systems will continue and perhaps accelerate. Similarly, underwriting spreads in Latin American and other privatizations have been subject to considerable pressure in the last year. We believe that we may experience pricing pressures in these and other areas in the future as some of our competitors seek to obtain market share by reducing prices.

     See "Risk Factors -- The Financial Services Industry Is Intensely Competitive and Rapidly Consolidating" for a discussion of the competitive risks we face in our businesses.

                                   REGULATION

     Goldman Sachs' business is, and the securities and commodity futures and options industries generally are, subject to extensive regulation in the United States and elsewhere. As a matter of public policy, regulatory bodies in the United States and the rest of the world are charged with safeguarding the integrity of the securities and other financial markets and with protecting the interests of customers participating in those markets, not with protecting the interests of Goldman Sachs' shareholders or creditors. In the United States, the SEC is the federal agency responsible for the administration of the federal securities laws. Goldman, Sachs & Co. is registered as a broker-dealer and as an investment adviser with the SEC and as a broker-dealer in all 50 states and the District of Columbia. Self-regulatory organizations, such as the NYSE, adopt rules and examine broker-dealers, such as Goldman, Sachs & Co. In addition, state securities and other regulators also have regulatory or oversight authority over Goldman, Sachs & Co. Similarly, our businesses are also subject to regulation by various non-U.S. governmental and regulatory bodies and self-regulatory authorities in virtually all countries where we have offices.

     Broker-dealers are subject to regulations that cover all aspects of the securities business, including sales methods, trade practices among broker-dealers, use and safekeeping of customers' funds and securities, capital structure, record-keeping, the financing of customers' purchases and the conduct of directors, officers and employees. Additional legislation, changes in rules promulgated by self-regulatory organizations or changes in the interpretation or enforcement of existing laws and rules, either in the United States or elsewhere, may directly affect the mode of operation and profitability of Goldman Sachs.

     The U.S. and non-U.S. government agencies and self-regulatory organizations, as well as state securities commissions in the United States, are empowered to conduct administrative proceedings that can result in censure, fine, the issuance of cease-and-desist orders or the suspension or expulsion of a broker-dealer or its directors, officers or employees. Occasionally, our subsidiaries have been subject to investigations and proceedings, and sanctions have been imposed for infractions of various regulations relating to our activities, none of which has had a material adverse effect on us or our businesses.

     The commodity futures and options industry in the United States is subject to regulation under the Commodity Exchange Act, as amended. The Commodity Futures Trading Commission is the federal agency charged with the administration of the Commodity Exchange Act and the regulations thereunder. Goldman, Sachs & Co. is registered with the Commodity Futures Trading Commission as a futures commission merchant, commodity pool operator and commodity trading advisor.

     As a registered broker-dealer and member of various self-regulatory organizations, Goldman, Sachs & Co. is subject to the SEC's uniform net capital rule, Rule 15c3-1. This rule specifies the minimum level of net capital a broker-dealer must maintain and also requires that at least a minimum part of its assets be kept in relatively liquid form. Goldman, Sachs & Co. is also subject to the net capital requirements of the Commodity Futures Trading Commission and various securities and commodity exchanges. See Note 8 to the audited consolidated financial statements and Note 5 to the unaudited condensed consolidated financial statements for a discussion of our net capital.

     The SEC and various self-regulatory organizations impose rules that require notification when net capital falls below certain predefined criteria, dictate the ratio of subordinated debt to equity in the regulatory capital composition of a broker-dealer and constrain the ability of a broker-dealer to expand its business under certain circumstances. Additionally, the SEC's uniform net capital rule imposes certain requirements that may have the effect of prohibiting a broker-dealer from distributing or withdrawing capital and requiring prior notice to the SEC for certain withdrawals of capital.

     In January 1999, the SEC adopted revisions to its uniform net capital rule and related regulations that permit the registration of over-the-counter derivatives dealers as broker-dealers. An over-the-counter derivatives dealer can, upon adoption of a risk management framework in accordance with the new rules, utilize a capital requirement based upon proprietary models for estimating market risk exposures. We have established Goldman Sachs Financial Markets, L.P. and are in the process of registering this company with the SEC as an over-the-counter derivatives dealer to conduct in a more capital efficient manner certain over-the-counter derivative businesses now conducted in other affiliates.

     Goldman Sachs is an active participant in the international fixed income and equity markets. Many of our affiliates that participate in those markets are subject to comprehensive regulations that include some form of capital adequacy rule and other customer protection rules. For example, Goldman Sachs provides investment services in and from the United Kingdom under a regulatory regime that is undergoing comprehensive restructuring aimed at implementing the Financial Services Authority as the United Kingdom's unified regulator. The relevant Goldman Sachs entities in London are at present regulated by the Securities and Futures Authority Limited in respect of their investment banking, individual asset management, brokerage and principal trading activities, and the Investment Management Regulatory Organization in respect of their institutional asset management and fund management activities. Some of these Goldman Sachs entities are also regulated by the London Stock Exchange and other United Kingdom securities and commodities exchanges of which they are members. It is expected, however, that commencing in 2000 the responsibilities of the Securities and Futures Authority Limited and Investment Management Regulatory Organization will be taken over by the Financial Services Authority. The investment services that are subject to oversight by United Kingdom regulators are regulated in accordance with European Union directives requiring, among other things, compliance with certain capital adequacy standards, customer protection requirements and conduct of business rules. These standards, requirements and rules are similarly implemented, under the same directives, throughout the European Union and are broadly comparable in scope and purpose to the regulatory capital and customer protection requirements imposed under the SEC and Commodity Futures Trading Commission rules. European Union directives also permit local regulation in each jurisdiction, including those in which we operate, to be more restrictive than the requirements of such directives and these local requirements can result in certain competitive disadvantages to Goldman Sachs. In addition, the Japanese Ministry of Finance and the Financial Supervisory Agency in Japan as well as German, French and Swiss banking authorities, among others, regulate various of our subsidiaries and also have capital standards and other requirements comparable to the rules of the SEC.

     Compliance with net capital requirements of these and other regulators could limit those operations of our subsidiaries that require the intensive use of capital, such as underwriting and trading activities and the financing of customer account balances, and also could restrict our ability to withdraw capital from our regulated subsidiaries, which in turn could limit our ability to repay debt, including the notes. See "Risk Factors -- Legal and Regulatory Risks Are Inherent and Substantial in Our Businesses and Could Lead to a Reduction in Our Credit Ratings or in Our Ability to Repay the Notes",
"-- Investors in the Notes Face Additional Risk Because The Goldman Sachs Group, Inc. Is a Holding Company" and "-- The Value of the Notes May Be Impaired Because We Depend on Funds from Our Regulated Subsidiaries" for a discussion of limitations on our ability to receive funds from regulated subsidiaries.

                                 LEGAL MATTERS

     We are involved in a number of judicial, regulatory and arbitration proceedings (including those described below) concerning matters arising in connection with the conduct of our businesses. We believe, based on currently available information, that the results of such proceedings, in the aggregate, will not have a material adverse effect on our financial condition, but might be material to our operating results for any particular period, depending, in part, upon the operating results for such period.

MOBILEMEDIA SECURITIES LITIGATION

     Goldman, Sachs & Co. has been named as a defendant in a purported class action lawsuit commenced on December 6, 1996 and pending in the U.S. District Court for the District of New Jersey. This lawsuit was brought on behalf of purchasers of common stock of MobileMedia Corporation in an underwritten offering in 1995 and purchasers of senior subordinated notes of MobileMedia Communications Inc. in a concurrent underwritten offering. Defendants are MobileMedia Corporation, certain of its officers and directors, and the lead underwriters, including Goldman, Sachs & Co. MobileMedia Corporation is currently reorganizing in bankruptcy.

     Goldman, Sachs & Co. underwrote 2,242,500 shares of common stock, for a total price of approximately $53 million, and Goldman Sachs International underwrote 718,750 shares, for a total price of approximately $17 million. Goldman, Sachs & Co. underwrote approximately $38 million in principal amount of the senior subordinated notes.

     The consolidated class action complaint alleges violations of the disclosure requirements of the federal securities laws and seeks compensatory and/or rescissory damages. In light of MobileMedia Corporation's bankruptcy, the action against it has been stayed. Defendants' motion to dismiss was denied in October 1998.

ANTITRUST MATTERS RELATING TO UNDERWRITINGS

     Goldman, Sachs & Co. is one of numerous financial services companies that have been named as defendants in certain purported class actions brought in the U.S. District Court for the Southern District of New York by purchasers of securities in public offerings, who claim that the defendants engaged in conspiracies in violation of federal antitrust laws in connection with these offerings. The plaintiffs in each instance seek treble damages as well as injunctive relief. One of the actions, which was commenced on August 21, 1998, alleges that the defendants have conspired to discourage or restrict the resale of securities for a period after the offerings, including by imposing "penalty bids". Defendants moved to dismiss the complaint in November 1998. The plaintiffs amended their complaint in February 1999, modifying their claims in various ways, including limiting the proposed class to retail purchasers of public offerings. Several other actions were commenced, beginning on November 3, 1998, that allege that the defendants, many of whom are also named in the other action discussed above, have conspired to fix at 7% the discount that underwriting syndicates receive from issuers of shares in certain offerings.

     Goldman, Sachs & Co. received a Civil Investigative Demand on April 29, 1999 from the U.S. Department of Justice requesting information with respect to its investigation of an alleged conspiracy among securities underwriters to fix underwriting fees.

ROCKEFELLER CENTER PROPERTIES, INC. LITIGATION

     Several former shareholders of Rockefeller Center Properties, Inc. brought purported class actions in the U.S. District Court for the District of Delaware and the Delaware Chancery Court arising from the acquisition of Rockefeller Center Properties, Inc. by an investor group in July 1996. The defendants in the actions include, among others, Goldman, Sachs & Co., Whitehall Real Estate Partnership V, a fund advised by Goldman, Sachs & Co., a Goldman, Sachs & Co. managing director and other members of the investor group. The federal court actions, which have since been consolidated, were filed beginning on November 15, 1996, and the state court action was filed on May 29, 1998.

     The complaints generally allege that the proxy statement disseminated to former Rockefeller Center Properties, Inc. stockholders in connection with the transaction was deficient, in violation of the disclosure requirements of the federal securities laws. The plaintiffs are seeking, among other things, unspecified damages, rescission of the acquisition, and/or disgorgement.

     In a series of decisions, the federal court has granted summary judgment dismissing all the claims in the federal action. The plaintiffs have appealed those rulings.

     The state action has been stayed pending disposition of the federal action.

REICHHOLD CHEMICALS LITIGATION

     Reichhold Chemicals, Inc. and Reichhold Norway ASA brought a claim on March 30, 1998 in the Commercial Court in London against Goldman Sachs International in relation to the plaintiffs' 1997 purchase of the polymer division of one of Goldman Sachs International's Norwegian clients, Jotun A/S. The plaintiffs claim that they overpaid by $40 million based upon misrepresentations concerning the financial performance of the polymer division.

     In November 1998, the Commercial Court granted Goldman Sachs
International's application for a stay of the action pending the outcome of arbitration proceedings between Reichhold Chemicals, Inc. and Reichhold Norway ASA, on the one hand, and Jotun A/S in Norway, on the other. The stay order is currently being reviewed by an appellate court.

MATTERS RELATING TO MUNICIPAL SECURITIES

     Goldman, Sachs & Co., together with a number of other firms active in the municipal securities area, has received requests beginning in June 1995 for information from the SEC and certain other federal and state agencies and authorities with respect to the pricing of escrow securities sold by Goldman, Sachs & Co. to certain municipal bond issuers in connection with the advanced refunding of municipal securities. Goldman, Sachs & Co. understands that certain municipal bond issuers to which Goldman, Sachs & Co. sold escrow securities have also received such inquiries.

     There have been published reports that an action under the Federal False Claims Act was filed in February 1995 alleging unlawful and undisclosed overcharges in certain advance refunding transactions by a private plaintiff on behalf of the United States and that Goldman, Sachs & Co., together with a number of other firms, is a named defendant in that action. The complaint was reportedly filed under seal while the government determines whether it will pursue the claims directly.

     Goldman, Sachs & Co. is also one of many municipal underwriting firms that have been named as defendants in a purported class action brought on November 24, 1998 in the U.S. District Court for the Middle District of Florida by the Clerk of Collier County, Florida on behalf of municipal issuers which purchased escrow securities since October 1986 in connection with advance refundings. The amended complaint alleges that the securities were excessively "marked up" in violation of the Investment Advisers Act and Florida law, and seeks to recover the difference between the actual and alleged "fair" prices. The defendants moved to dismiss the complaint on April 30, 1999.

AMF SECURITIES LITIGATION

     The Goldman Sachs Group, L.P., Goldman, Sachs & Co. and a Goldman, Sachs & Co. managing director have been named as defendants in a purported class action lawsuit commenced on April 27, 1999 in the U.S. District Court for the Southern District of New York. This lawsuit was brought on behalf of purchasers of stock of AMF Bowling, Inc. in an underwritten initial public offering of 15,525,000 shares of common stock in November 1997 at a price of $19.50 per share. Defendants are AMF Bowling, Inc., certain officers and directors of AMF Bowling, Inc. (including the Goldman, Sachs & Co. managing director), and the lead underwriters of the offering (including Goldman, Sachs & Co.). The complaint alleges violations of the disclosure requirements of the federal securities laws and seeks compensatory damages and/or rescission. The complaint asserts that The Goldman Sachs Group, L.P. and the Goldman, Sachs & Co. managing director are liable as controlling persons under the federal securities laws because certain funds managed by Goldman Sachs owned a majority of the outstanding common stock of AMF Bowling, Inc. and the managing director served as its chairman at the time of the offering.

                                   PROPERTIES

     Our principal executive offices are located at 85 Broad Street, New York, New York, and comprise approximately 969,000 square feet of leased space, pursuant to a lease agreement expiring in June 2008 (with an option to renew for up to 20 additional years). We also occupy over 500,000 square feet at each of 1 New York Plaza and 10 Hanover Square in New York, New York, pursuant to lease agreements expiring in September 2004 (with an option to renew for ten years) and June 2018, respectively. We also have a 15-year lease for approximately 590,000 square feet at 180 Maiden Lane in New York, New York, that expires in March 2014. In total, we lease over 3.1 million square feet in the New York area, having more than doubled our space since November 1996. We have addi-tional offices in the United States and elsewhere in the Americas. Together, these offices comprise approximately 650,000 square feet of leased space.

     Consistent with Goldman Sachs' global approach to its business, we also have offices in Europe, Asia, Africa and Australia. In Europe, we have offices that total approximately 790,000 square feet. Our largest presence in Europe is in London, where we lease approximately 639,000 square feet through various leases, with the principal one, for Peterborough Court, expiring in 2016. An additional 396,000 square feet of leased space in London is expected to be occupied during 2001.

     In Asia, we have offices that total approximately 360,000 square feet. Our largest offices in these regions are in Tokyo and Hong Kong. In Tokyo, we currently lease approximately 175,000 square feet under leases that expire between November 1999 and June 2005. In Hong Kong, we currently lease approximately 103,000 square feet under a lease that expires in May 2000. We recently entered into a new 12-year lease in Hong Kong for approximately 190,000 square feet. There are also significant expansion efforts underway in Tokyo and Singapore.

     Our space requirements have increased significantly over the last several years. Currently, Goldman Sachs is at or near capacity at most of its locations. As a result, we have been actively leasing additional space to support our anticipated growth. Based on our progress to date, we believe that we will be able to acquire additional space to meet our anticipated needs.

                                   MANAGEMENT

                        DIRECTORS AND EXECUTIVE OFFICERS

     Set forth below is information concerning the directors and executive officers of Goldman Sachs as of the date of this prospectus. We anticipate appointing additional directors over time who are not employees of Goldman Sachs or affiliated with management.

            NAME                             AGE                              POSITION
            ----                             ---                              --------
            Henry M. Paulson, Jr.            53       Director, Chairman and Chief Executive Officer
            Robert J. Hurst                  53       Director and Vice Chairman
            John A. Thain                    43       Director, President and Co-Chief Operating Officer
            John L. Thornton                 45       Director, President and Co-Chief Operating Officer
            Sir John Browne                  51       Director
            James A. Johnson                 55       Director
            John L. Weinberg                 74       Director
            Robert J. Katz                   51       General Counsel
            Gregory K. Palm                  50       General Counsel
            Robin Neustein                   45       Chief of Staff
            Leslie M. Tortora                42       Chief Information Officer
            David A. Viniar                  43       Chief Financial Officer
            Barry L. Zubrow                  46       Chief Administrative Officer

                            ------------------------

     Executive officers are appointed by and serve at the pleasure of our board of directors. A brief biography of each director and executive officer follows.

     Mr. Paulson has been Co-Chairman and Chief Executive Officer or Co-Chief Executive Officer of The Goldman Sachs Group, L.P. since June 1998 and served as Chief Operating Officer from December 1994 to June 1998. From 1990 to November 1994, he was Co-Head of Investment Banking.

     Mr. Hurst has been Vice Chairman of The Goldman Sachs Group, L.P. since February 1997 and has served as Head or Co-Head of Investment Banking since 1990. He is also a director of VF Corporation and IDB Holding Corporation Ltd.

     Mr. Thain has been President of The Goldman Sachs Group, L.P. since March 1999 and Co-Chief Operating Officer since January 1999. From December 1994 to March 1999, he served as Chief Financial Officer and Head of Operations, Technology and Finance. From July 1995 to September 1997, he was also Co-Chief Executive Officer for European Operations. In 1990, Mr. Thain transferred from FICC to Operations, Technology and Finance to assume responsibility for Controllers and Treasury. From 1985 to 1990, Mr. Thain was in FICC where he established and served as Co-Head of the Mortgage Securities Department. Mr. Thain is a director of The Depository Trust Company.

     Mr. Thornton has been President of The Goldman Sachs Group, L.P. since March 1999 and Co-Chief Operating Officer of The Goldman Sachs Group, L.P. since January 1999. From August 1998 until January 1999, he had oversight responsibility for International Operations. From September 1996 until August 1998, he was Chairman, Goldman Sachs -- Asia, in addition to his senior strategic responsibilities in Europe. From July 1995 to September 1997, he was Co-Chief Executive Officer for European Operations. From 1994 to 1995, he was Co-Head of Investment Banking in Europe and from 1992 to 1994 was Head of European Investment Banking Services. Mr. Thornton is also a director of the Ford Motor Company, BSkyB PLC, Laura Ashley PLC and the Pacific Century Group.

     Sir John Browne has been Group Chief Executive of BP Amoco p.l.c. since January

 1999. He was Group Chief Executive of The British Petroleum Company from 1995 to 1999, having served as a Managing Director since 1991. Sir John is also a director of SmithKline Beecham p.l.c. and the Intel Corporation, a member of the supervisory board of DaimlerChrysler AG and a trustee of the British Museum.

     Mr. Johnson has been Chairman of the Executive Committee of the Board of Directors of Fannie Mae since January 1999. He was Chairman and Chief Executive Officer of Fannie Mae from February 1991 through December 1998. Mr. Johnson is also a director of the Cummins Engine Company, Dayton Hudson Corporation, UnitedHealth Group and Kaufman and Broad Home Corporation, Chairman of the John
F. Kennedy Center for the Performing Arts and Chairman of the Board of Trustees of The Brookings Institution.

     Mr. Weinberg has been Senior Chairman of The Goldman Sachs Group, L.P. since 1990. From 1984 to 1990, he was Senior Partner and Chairman and, from 1976 to 1984, he served both as Senior Partner and Co-Chairman. Mr. Weinberg is also a director of Knight-Ridder, Inc., Providian Financial Corp. and Tricon Global Restaurants, Inc.

     Mr. Katz has been General Counsel of The Goldman Sachs Group, L.P. or its predecessor since 1988. From 1980 to 1988, Mr. Katz was a partner in Sullivan & Cromwell.

     Mr. Palm has been General Counsel of The Goldman Sachs Group, L.P. since 1992. He also has senior oversight responsibility for Compliance and Management Controls, and is Co-Chairman of the Global Compliance and Control Committee. From 1982 to 1992, Mr. Palm was a partner in Sullivan & Cromwell.

     Ms. Neustein has been Chief of Staff to the senior partners of The Goldman Sachs Group, L.P. since 1992. From 1991 to 1992, Ms. Neustein managed strategic projects for the senior partners. Prior to then, she was in Investment Banking.

     Ms. Tortora has been Chief Information Officer of The Goldman Sachs Group, L.P. and the Head of Information Technology since March 1999. She has headed Goldman Sachs' global technology efforts since 1994.

     Mr. Viniar has been Chief Financial Officer of The Goldman Sachs Group, L.P. and Co-Head of Operations, Finance and Resources since March 1999. From July 1998 until then, he was Deputy Chief Financial Officer and from 1994 until then, he was Head of Finance, with responsibility for Controllers and Treasury. From 1992 to 1994, Mr. Viniar was Head of Treasury and immediately prior to then was in the Structured Finance Department of Investment Banking.

     Mr. Zubrow has been Chief Administrative Officer of The Goldman Sachs Group, L.P. and Co-Head of Operations, Finance and Resources since March 1999. From 1994 until then he was chief credit officer and Head of the Credit Department. From 1992 to 1994, Mr. Zubrow was Head of the Midwest Group in the Corporate Finance Department of Investment Banking.

     In addition, Jon S. Corzine, 52, resigned his positions as a Director and Co-Chairman of Goldman Sachs immediately prior to the date of our common stock offering. After seeing through the completion of our common stock offering, a project Mr. Corzine believes is of great importance to Goldman Sachs, he left Goldman Sachs to pursue other interests. Mr. Corzine was Co-Chairman of The Goldman Sachs Group, L.P. since June 1998 and served as Chairman and Chief Executive Officer of The Goldman Sachs Group, L.P. from December 1994 to June 1998 and Co-Chief Executive Officer from June 1998 to January 1999. Mr. Corzine is a member of the NASD's Board of Governors.

     There are no family relationships between any of the executive officers or directors of Goldman Sachs.

                         THE MANAGEMENT AND PARTNERSHIP
                                   COMMITTEES

     In January 1999, the Management and Partnership Committees were constituted as part of Goldman Sachs' overall governance structure. The Management Committee, which is chaired by Mr. Paulson, has responsibility for policy, strategy and management of our businesses. In addition to Messrs. Paulson, Thain, Thornton and Hurst, Ms. Neustein and Ms. Tortora, the members of this committee and their principal positions within Goldman Sachs are: Lloyd C. Blankfein (Co-Head, FICC), Richard
A. Friedman (Co-Head, Merchant Banking), Steven "Mac" M. Heller (Co-Chief Operating Officer, Investment Banking), Robert S. Kaplan (Co-Chief Operating Officer, Investment Banking), John P. McNulty (Co-Head, Asset Management), Michael P. Mortara (Co-Head, FICC), Daniel M. Neidich (Co-Head, Merchant Banking), Mark Schwartz (President, Goldman Sachs -- Japan), Robert K. Steel (Co-Head, Equities) and Patrick J. Ward (Co-Head, Equities and Deputy
Chairman -- Europe). Mr. Katz is counsel to the Management Committee.

     The Partnership Committee, which is chaired by Messrs. Thain and Thornton, oversees personnel development and career management issues. It focuses on such matters as recruiting, training, performance evaluation, diversity, mobility and succession planning and, together with the Management Committee, is expected to become integral in the process of selecting and compensating managing directors. In addition to Messrs. Thain and Thornton and Ms. Neustein, the members of this committee and their principal positions within Goldman Sachs are: David W. Blood (Head, Asset Management -- Europe), Gary D. Cohn (Head, FICC Commodities and Emerging Markets), W. Mark Evans (Co-Head, Investment Research), Jacob D. Goldfield (Head, FICC -- Europe), David B. Heller (Head, Equities Derivatives Trading), Philip D. Murphy (President, Goldman Sachs -- Asia), Simon M. Robertson (President, Goldman Sachs -- Europe), Esta E. Stecher (Head, Tax), John S. Weinberg (Co-Head, Investment Banking Services), Peter A. Weinberg (Co-Chief Operating Officer, Investment Banking and Deputy Chairman -- Europe) and Jon Winkelried (Head, Leveraged Finance). Mr. Palm is counsel to the Partnership Committee.

                  INFORMATION REGARDING THE BOARD OF DIRECTORS

     Our charter provides for a classified board of directors consisting of three classes. The term of the initial Class I directors will terminate on the date of the 2000 annual meeting of shareholders, the term of the initial Class II directors will terminate on the date of the 2001 annual meeting of shareholders and the term of the initial Class III directors will terminate on the date of the 2002 annual meeting of shareholders. Messrs. Thain and Thornton are members of Class I, Sir John Browne and Messrs. Johnson and Weinberg are members of Class II and Messrs. Hurst and Paulson are members of Class III. Beginning in 2000, at each annual meeting of shareholders, successors to the class of directors whose term expires at that annual meeting will be elected for a three-year term and until their respective successors have been elected and qualified. A director may be removed only for cause by the affirmative vote of the holders of not less than 80% of the outstanding shares of capital stock entitled to vote in the election of directors.

     It is anticipated that our board of directors will meet at least quarterly. Members of our board of directors who are employees of Goldman Sachs or any of its subsidiaries will not be compensated for service on the board of directors or any committee thereof.

     Since the completion of our common stock offering, Mr. Weinberg has continued in his role as Senior Chairman under an agreement pursuant to which he will provide senior advisory services to Goldman Sachs, receive annual compensation of $2 million and participate in various employee benefit plans. The agreement expires November 24, 2000, unless earlier terminated by either party on 90 days' notice. Mr. Weinberg has had similar arrangements with Goldman Sachs since 1990.

                      COMMITTEES OF THE BOARD OF DIRECTORS

     Our board of directors will have an Audit Committee, composed of directors who are not employed by Goldman Sachs or affiliated with management. The Audit Committee will review the results and scope of the audit and other services provided by our independent auditors as well as review our accounting and control procedures and policies.

     Our board of directors will also have a Compensation Committee. The Compensation

Committee will oversee the compensation and benefits of the management and employees of Goldman Sachs and will consist entirely of non-employee directors.

     Our board of directors may from time to time establish other committees to facilitate the management of Goldman Sachs.

                             EXECUTIVE COMPENSATION

     Prior to our common stock offering, our business was carried on in partnership form. As a result, meaningful individual compensation information for directors and executive officers of Goldman Sachs based on operating in corporate form is not available for periods prior to our common stock offering. However, Goldman Sachs does not believe that the aggregate compensation that will be paid in fiscal 1999 to the continuing named executive officers referred to below will exceed levels that are customary for similarly situated executives in the investment banking industry.

     The following table sets forth compensation information for our Chief Executive Officer, three of our continuing executive officers named under "-- Directors and Executive Officers" and two former executive officers of The Goldman Sachs Group, L.P. (the "named executive officers").

                    FISCAL 1998 COMPENSATION INFORMATION(1)

NAME AND PRINCIPAL POSITION
---------------------------
Henry M. Paulson, Jr.,......................................  $12,700,000
  1998: Co-Chairman and Co-Chief Executive Officer
  (1999: Director, Chairman and Chief Executive Officer)
Robert J. Hurst,............................................   11,300,000
  1998: Vice Chairman
  (1999: Director and Vice Chairman)
John A. Thain,..............................................   11,200,000
  1998: Chief Financial Officer
  (1999: Director, President and Co-Chief Operating Officer)
John L. Thornton,...........................................    9,900,000
  1998: Chairman of International Operations
  (1999: Director, President and Co-Chief Operating Officer)
Jon S. Corzine(2),..........................................   12,800,000
  1998: Co-Chairman and Co-Chief Executive Officer
Roy J. Zuckerberg(3),.......................................   11,000,000
  1998: Vice Chairman

     -------------------------

     (1) The amounts in the table represent compensation for fiscal 1998 only and do not include that portion of each named executive officer's total partnership return from The Goldman Sachs Group, L.P. in 1998 attributable to a return on his invested capital or to his share of the income from investments made by Goldman Sachs in prior years that was allocated to the individuals who were partners in those years. The return on invested capital for each named executive officer was determined using a rate of 12%, the actual fixed rate of return that was paid in 1998 to our retired limited partners on their long-term capital.
     (2) Mr. Corzine resigned from Goldman Sachs prior to the consummation of our common stock offering.
     (3) Mr. Zuckerberg retired in November 1998.

                             ----------------------

     Aggregate compensation paid to key employees who are not named executive officers may exceed that paid to the named executive officers. Each of Messrs. Paulson, Hurst, Thain, Thornton, Corzine and Zuckerberg has accrued benefits under the employees' pension plan entitling him to receive annual benefits upon retirement at age 65 of $10,533, $10,533, $7,074, $11,801, $9,942 and $7,721,
respectively. These benefits had accrued prior to November 1992 and none of these executive officers has earned additional benefits under the pension plan since November 1992.

                         EMPLOYMENT, NONCOMPETITION AND
                               PLEDGE AGREEMENTS

     In connection with our common stock offering, Goldman Sachs entered into employment agreements with each profit participating limited partner who continued as a managing director and pledge agreements and agreements relating to noncompetition and other covenants with all of the managing directors who were profit participating limited partners, whether or not they retired, including, in both cases, each managing director who is a member of our board of directors or is an executive officer.

     The following are descriptions of the material terms of the employment, noncompetition and pledge agreements with the managing directors who were profit participating limited partners. You should, however, refer to the exhibits that are a part of the registration statement for a copy of the form of each agreement. See "Available Information".

EMPLOYMENT AGREEMENTS

     Each employment agreement has an initial term extending through November 24, 2000 (thereafter no set term), requires each continuing managing director who was a profit participating limited partner to devote his or her entire working time to the business and affairs of Goldman Sachs and generally may be terminated at any time by either that managing director or Goldman Sachs on 90 days' prior written notice.

     Goldman Sachs has entered into similar employment agreements with all other managing directors, except that they have no set term.

NONCOMPETITION AGREEMENTS

     Each noncompetition agreement provides as follows:

     CONFIDENTIALITY. Each managing director who was a profit participating limited partner is required to protect and use "confidential information" in accordance with the restrictions placed by Goldman Sachs on its use and disclosure.

     NONCOMPETITION. During the period ending 12 months after the date a managing director who was a profit participating limited partner ceases to be employed by Goldman Sachs, that managing director may not:

- form, or acquire a 5% or greater ownership, voting or profit participation interest in, any competitive enterprise; or

- associate with any competitive enterprise and in connection with such association engage in, or directly or indirectly manage or supervise personnel engaged in, any activity that had a relationship to that managing director's activities at Goldman Sachs.

When we refer to a "competitive enterprise", we are referring to any business enterprise that engages in any activity, or owns a significant interest in any entity that engages in any activity, that competes with any activity in which we are engaged.

     NONSOLICITATION. During the period ending 18 months after the date a managing director who was a profit participating limited partner ceases to be employed by Goldman Sachs, that managing director may not, directly or indirectly, in any manner:

- solicit any client with whom that managing director worked, or whose identity became known to him or her in connection with his or her employment with Goldman Sachs, to transact business with a competitive enterprise or reduce or refrain from doing any business with Goldman Sachs;

- interfere with or damage any relationship between Goldman Sachs and any client or prospective client; or

- solicit any employee of Goldman Sachs to apply for, or accept employment with, any competitive enterprise.

     TRANSFER OF CLIENT RELATIONSHIPS. Each managing director who was a profit participating limited partner is required, upon termination of his or her employment, to take all actions and do all things reasonably requested by Goldman Sachs during a 90-day cooperation period to maintain for Goldman Sachs the business, goodwill and business relationships with Goldman Sachs' clients with which he or she worked.

     LIQUIDATED DAMAGES. In the case of any breach of the noncompetition or nonsolicitation provisions prior to the fifth anniversary of the date of the consummation of our common stock offering, the breaching managing director will be liable for liquidated damages. The amount of liquidated damages for each managing director who initially serves on the board of directors, the Management Committee or the Partnership Committee of Goldman Sachs is $15 million, and the amount of liquidated damages for each other managing director who was a profit participating limited partner is $10 million. These liquidated damages are in addition to the forfeiture of any future equity-based awards that may occur as a result of the breach of any noncompetition or nonsolicitation provisions contained in those awards.

PLEDGE AGREEMENT

     The liquidated damages provisions of each noncompetition agreement are secured by a pledge of stock or other assets with an initial value equal to 100% of the applicable liquidated damages amount.

     Each pledge agreement will terminate on the earliest to occur of:

- the death of the relevant managing director;

- the expiration of the 24-month period following the termination of the employment of the relevant managing director; or

- the fifth anniversary of the date of the consummation of our common stock offering.

NONEXCLUSIVITY AND ARBITRATION

     The liquidated damages and pledge arrangements discussed above are not exclusive of any injunctive relief that Goldman Sachs may be entitled to for a breach of a noncompetition agreement and, after the termination of the pledge agreement, Goldman Sachs will be entitled to all available remedies for a breach of a noncompetition agreement.

     The employment, noncompetition and pledge agreements generally provide that any disputes thereunder will be resolved by binding arbitration.

                  THE EMPLOYEE INITIAL PUBLIC OFFERING AWARDS

     In connection with the consummation of our common stock offering, we provided awards to our employees and a limited number of consultants and advisors, other than managing directors who were profit participating limited partners, in one or more of the following forms:

- substantially all employees received a grant of restricted stock units awarded based on a formula, with respect to which up to an aggregate of 30,025,946 shares of common stock will be deliverable;

- certain senior employees, principally managing directors who were not profit participating limited partners, were selected to participate in the defined contribution plan described below, to which Goldman Sachs has made an initial irrevocable contribution of 12,555,866 shares of common stock;

- certain employees received a grant of restricted stock units awarded on a discretionary basis, with respect to which up to an aggregate of 33,292,869 shares of common stock will be deliverable; and

- certain employees received a grant of options to purchase shares of common stock awarded on a discretionary basis, with respect to which up to an aggregate of 40,127,592 shares of common stock will be deliverable.

     The restricted stock units awarded to employees based on a formula, the restricted stock units awarded to employees on a discretionary basis and the options to purchase shares of common stock awarded to employees on a discretionary basis were granted under the stock incentive plan described below. The restricted stock units awarded to employees on a discretionary and a formula basis described below confer only the rights of a general unsecured creditor of Goldman Sachs and no rights as a shareholder of Goldman Sachs until the common stock underlying such award is delivered. Any shares of common stock acquired by a managing director pursuant to the awards will be subject to the shareholders' agreement described in "Certain Relationships and Related Transactions -- Shareholders' Agreement".

FORMULA AWARDS

     The common stock underlying the restricted stock units awarded based on a formula generally will be deliverable in equal installments on or about the first, second and third anniversaries of the date of the consummation of our common stock offering, although the common stock may be deliverable earlier in the event of certain terminations of employment following a change in control. While no additional service will be required to obtain delivery of the underlying common stock (i.e., the award is "vested"), delivery of the common stock will be conditioned on the grantee's satisfying certain requirements, including not being terminated under the circumstances described in the award agreement prior to delivery of the common stock and not violating any policy of Goldman Sachs (including in respect of confidentiality and hedging) or otherwise acting in a manner detrimental to Goldman Sachs (including violating noncompetition or nonsolicitation provisions of the award). While these restricted stock units are outstanding, amounts equal to regular cash dividends that would have been paid on the common stock underlying these units if the common stock had been actually issued will be paid in cash at about the same time that the dividends are paid generally to the shareholders. These amounts will be recorded as compensation expense since the underlying shares of common stock will not have been issued.

     Pursuant to Accounting Principles Board Opinion No. 25, we recorded non-cash compensation expense of $1,591 million related to the restricted stock units awarded based on a formula on the date of grant, since future service is not required as a condition to the delivery of the underlying shares of common stock. For purposes of calculating both basic earnings per share (pursuant to Statement of Financial Accounting Standards No. 128) and book value per share, the shares of common stock underlying the restricted stock units awarded based on a formula are included in common stock outstanding for the reason described above.

DISCRETIONARY AWARDS

     RESTRICTED STOCK UNITS AWARDED ON A DISCRETIONARY BASIS. The restricted stock units awarded on a discretionary basis will vest, and the underlying common stock will be delivered, in equal installments on or about the third, fourth and fifth anniversaries of the date of consummation of our common stock offering if the grantee has satisfied certain conditions and the grantee's employment with Goldman Sachs has not been terminated, with certain exceptions for terminations of employment due to death, retirement, extended absence or following a change in control. While these restricted stock units are outstanding, amounts equal to regular cash dividends that would have been paid on the common stock underlying these units if the common stock had been actually issued will be paid in cash at about the same time that the dividends are paid generally to the shareholders. These amounts will be recorded as compensation expense since the underlying shares of common stock will not have been issued.

     Pursuant to Accounting Principles Board Opinion No. 25, we will record non-cash compensation expense of $1,765 million related to the restricted stock units awarded on a discretionary basis over the related service period. For purposes of calculating both basic earnings per share (pursuant to Statement of Financial Accounting Standards No. 128) and book value per share, the shares of common stock underlying these restricted stock units are excluded from common stock outstanding since future service is required as a condition to the delivery of the underlying shares of common stock. The dilutive effect of these restricted stock units is, however, included in diluted shares outstanding using the treasury stock method.

     DISCRETIONARY OPTIONS. The options to purchase shares of common stock awarded on a discretionary basis have been granted with an exercise price generally equal to the initial public offering price per share in our common stock offering, although in certain non-U.S. jurisdictions certain employees may have been granted discretionary options with a lower exercise price. These discretionary options will generally be exercisable in equal installments commencing on or about the third, fourth and fifth anniversaries of the date of the consummation of our common stock offering if the grantee has satisfied certain conditions and the grantee's employment with Goldman Sachs has not been terminated, with certain exceptions for terminations of employment due to death, retirement, extended absence or following a change in control. These discretionary options will thereafter generally remain exercisable, subject to satisfaction of certain conditions, until the tenth anniversary of the date of the consummation of our common stock offering or, if earlier, upon expiration of a period, as specified in the award agreement, following termination of employment.

     These discretionary options will be accounted for pursuant to Accounting Principles Board Opinion No. 25, as permitted by paragraph 5 of Statement of Financial Accounting Standards No. 123. Since these options had no intrinsic value on the date of grant, no compensation expense will be recognized.

     CONTRIBUTION TO THE DEFINED CONTRIBUTION PLAN. On the date of the consummation of our common stock offering, Goldman Sachs made an initial irrevocable contribution of 12,555,866 shares of common stock to the defined contribution plan. Certain senior employees, principally managing directors who were not profit participating limited partners, have been selected to participate in the defined contribution plan. The right to receive shares will vest, and the underlying common stock will be distributable to participants in the defined contribution plan, in equal installments on or about the third, fourth and fifth anniversaries of the initial contribution if the participant has satisfied certain conditions and the participant's employment with Goldman Sachs has not been terminated, with certain exceptions for terminations of employment due to death or following a change in control. Dividends paid on shares allocated to participants will be distributed currently.

     We recorded non-cash compensation expense of $666 million related to the initial irrevocable contribution of shares of common stock to the defined contribution plan. This non-cash expense has been recognized on the date it was funded in accordance with Statement of Financial Accounting Standards No. 87.

CHANGE IN CONTROL

     The restricted stock units awarded based on a formula, the restricted stock units awarded on a discretionary basis, the options to purchase shares of common stock awarded on a discretionary basis and the defined contribution plan provide that (i) if a change in control occurs and (ii) within 18 months thereafter a grantee's or participant's employment is terminated by Goldman Sachs other than for cause or the grantee or participant terminates employment for good reason, in each case, as determined by Goldman Sachs:

- the common stock underlying any outstanding restricted stock units awarded based on a formula will be delivered;

- any outstanding restricted stock units awarded on a discretionary basis will vest and the common stock underlying these restricted stock units will be delivered;

- any outstanding unexercised options to purchase shares of common stock awarded on a discretionary basis will become exercisable and will be exercisable for a period of one year following such termination of employment (but in no event later than the tenth anniversary of the date of the consummation of our common stock offering) and thereafter terminate; and

- under the defined contribution plan, any unvested portion of the common stock attributable to the initial contribution by Goldman Sachs to the defined contribution plan will vest and be distributed.

     "Change in control" means the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving The Goldman Sachs Group, Inc. or sale or other disposition of all or substantially all of the assets of The Goldman Sachs Group, Inc. to an entity that is not an affiliate of The Goldman Sachs Group, Inc. that, in each case, requires shareholder approval under the law of The Goldman Sachs Group, Inc.'s jurisdiction of organization, unless immediately following such transaction, either:

- at least 50% of the total voting power of the surviving entity or its parent entity, if applicable, is represented by securities of The Goldman Sachs Group, Inc. that were outstanding immediately prior to the transaction; or

- at least 50% of the members of the board of directors of the surviving entity, or its parent entity, if applicable, following the transaction were incumbent directors (including directors whose election or nomination was approved by the incumbent directors) of The Goldman Sachs Group, Inc. at the time of the board of directors' approval of the execution of the initial agreement providing for the transaction.

     "Cause" includes, among other things, the grantee's or participant's conviction of certain misdemeanors or felonies, violation of applicable laws and violation of any policy of Goldman Sachs, including policies with respect to hedging and confidentiality.

     "Good reason" means a materially adverse alteration in the grantee's or participant's position or in the nature or status of the grantee's or participant's responsibilities from those in effect immediately prior to the change in control, as determined by Goldman Sachs, or certain relocations by Goldman Sachs of a grantee's or participant's principal place of employment.

THE STOCK INCENTIVE PLAN

     The following is a description of the material terms of the stock incentive plan. You should, however, refer to the exhibits that are a part of the registration statement for a copy of the stock incentive plan. See "Available Information".

     TYPES OF AWARDS. The stock incentive plan provides for grants of incentive stock options (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended), nonqualified stock options, stock appreciation rights, dividend equivalent rights, restricted stock, restricted stock units and other awards. The stock incentive plan also permits the making of loans to purchase shares of common stock.

     SHARES SUBJECT TO THE STOCK INCENTIVE PLAN; OTHER LIMITATIONS ON
AWARDS. Subject to adjustment as described below, the total number of shares of common stock of The Goldman Sachs Group, Inc. that may be issued under the stock incentive plan through its fiscal year ending in 2002 may not exceed 300,000,000 shares and, in each fiscal year thereafter, may not exceed five percent (5%) of the issued and outstanding shares of common stock, determined as of the last day of the immediately preceding fiscal year, increased by the number of shares available for awards in previous fiscal years but not covered by awards granted in such years. These shares may be authorized but unissued common stock or authorized and issued common stock held in Goldman Sachs' treasury or otherwise acquired for the purposes of the stock incentive plan. If any award is forfeited or is otherwise terminated or canceled without the delivery of shares of common stock, if shares of common stock are surrendered or withheld from any award to satisfy a grantee's income tax or other withholding obligations, or if shares of common stock owned by a grantee are tendered to pay the exercise price of awards, then such shares will again become available under the stock incentive plan. No more than 200,000,000 shares of common stock may be available for delivery in connection with the exercise of incentive stock options. The maximum number of shares of common stock with respect to which options or stock appreciation rights may be granted to an individual grantee in 1999 is 3,500,000 shares of common stock and, in each fiscal year that follows, is 110% of the maximum number of shares of common stock applicable for the preceding fiscal year.

     Our Stock Incentive Plan Committee has the authority to adjust the terms of any outstanding awards and the number of shares of common stock issuable under the stock incentive plan for any increase or decrease in the number of issued shares of common stock resulting from a stock split, reverse stock split, stock dividend, spin-off, combination or reclassification of the common stock, or any other event that the Stock Incentive Plan Committee determines affects our capitalization.

     ELIGIBILITY. Awards may be made to any director, officer or employee of Goldman Sachs, including any prospective employee, and to any consultant or advisor to Goldman Sachs selected by the Stock Incentive Plan Committee.

     ADMINISTRATION. The stock incentive plan may be administered by our board of directors or by the Stock Incentive Plan Committee, a committee to be appointed by our board of directors.

     The Stock Incentive Plan Committee will have the authority to construe, interpret and implement the stock incentive plan, and prescribe, amend and rescind rules and regulations relating to the stock incentive plan. The determination of the Stock Incentive Plan Committee on all matters relating to the stock incentive plan or any award agreement will be final and binding.

     STOCK OPTIONS AND STOCK APPRECIATION RIGHTS. The Stock Incentive Plan Committee may grant incentive stock options and nonqualified stock options to purchase shares of common stock from Goldman Sachs (at the price set forth in the award agreement), and stock appreciation rights in such amounts, and subject to such terms and conditions, as the Stock Incentive Plan Committee may determine. No grantee of an option or stock appreciation right will have any of the rights of a shareholder of The Goldman Sachs Group, Inc. with respect to shares subject to their award until the issuance of the shares.

     RESTRICTED STOCK. The Stock Incentive Plan Committee may grant restricted shares of common stock in amounts, and subject to terms and conditions, as the Stock Incentive Plan Committee may determine. The grantee will have the rights of a shareholder with respect to the restricted stock, subject to any restrictions and conditions as the Stock Incentive Plan Committee may include in the award agreement.

     RESTRICTED STOCK UNITS. The Stock Incentive Plan Committee may grant restricted stock units in amounts, and subject to terms and conditions, as the Stock Incentive Plan Committee may determine. Recipients of restricted stock units have only the rights of a general unsecured creditor of Goldman Sachs and no rights as a shareholder of The Goldman Sachs Group, Inc. until the common stock underlying the restricted stock units is delivered.

     OTHER EQUITY-BASED AWARDS. The Stock Incentive Plan Committee may grant other types of equity-based awards, including the grant of unrestricted shares, in amounts, and subject to terms and conditions, as the Stock Incentive Plan Committee may determine. These awards may involve the transfer of actual shares of common stock, or the payment in cash or otherwise of amounts based on the value of shares of common stock, and may include awards designed to comply with, or take advantage of certain benefits of, the local laws of non-U.S. jurisdictions.

     CHANGE IN CONTROL. The Stock Incentive Plan Committee may provide in any award agreement for provisions relating to a change in control of The Goldman Sachs Group, Inc. or any of its subsidiaries or affiliates, including, without limitation, the acceleration of the exercisability of, or the lapse of restrictions with respect to, the award.

     DIVIDEND EQUIVALENT RIGHTS. The Stock Incentive Plan Committee may in its discretion include in the award agreement a dividend equivalent right entitling the grantee to receive amounts equal to the dividends that would be paid, during the time such award is outstanding, on the shares of common stock covered by such award as if such shares were then outstanding.

     NONASSIGNABILITY. Except to the extent otherwise provided in the award agreement or approved by the Stock Incentive Plan Committee, no award or right granted to any person under the stock incentive plan will be assignable or transferable other than by will or by the laws of descent and distribution, and all awards and rights will be exercisable during the life of the grantee only by the grantee or the grantee's legal representative.

     AMENDMENT AND TERMINATION. Except as otherwise provided in an award agreement, the board of directors may from time to time suspend, discontinue, revise or amend the stock incentive plan and the Stock Incentive Plan Committee may amend the terms of any award in any respect.

     U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE STOCK INCENTIVE PLAN. The following is a brief description of the material U.S. federal income tax consequences generally arising with respect to awards.

     The grant of an option or stock appreciation right will create no tax consequences for the participant or Goldman Sachs. Upon exercising an option, other than an incentive stock option, the participant will generally recognize ordinary income equal to the difference between the exercise price and the fair market value of the shares acquired on the date of exercise and Goldman Sachs generally will be entitled to a tax deduction in the same amount. A participant generally will not recognize taxable income upon exercising an incentive stock option and Goldman Sachs will not be entitled to any tax deduction with respect to an incentive stock option if the participant holds the shares for the applicable periods specified in the Internal Revenue Code of 1986, as amended.

     With respect to other awards, upon the payment of cash or the issuance of shares or other property that is either not restricted as to transferability or not subject to a substantial risk of forfeiture (e.g., delivery under the restricted stock units), the participant will generally recognize ordinary income equal to the cash or the fair market value of shares or other property delivered. Goldman Sachs generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the participant.

THE DEFINED CONTRIBUTION PLAN

     The defined contribution plan is not intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended, and is not subject to the Employee Retirement Income Security Act of 1974, as amended.

     The following is a description of the material terms of the defined contribution plan. You should, however, refer to the exhibits that are a part of the registration statement for a copy of the defined contribution plan. See "Available Information".

     ELIGIBILITY AND PARTICIPATION. Our board of directors or the Defined Contribution Plan Committee, a committee to be appointed by our board of directors, may select the employees to participate in the defined contribution plan.

     CONTRIBUTIONS. Goldman Sachs has made an initial irrevocable contribution to the Defined Contribution Plan Trust, the trust underlying the defined contribution plan, of 12,555,866 shares of common stock simultaneously with the consummation of our common stock offering. Goldman Sachs may contribute additional shares of common stock or cash to the Defined Contribution Plan Trust from time to time in its sole discretion. We currently intend to make ongoing contributions to the defined contribution plan and to reallocate forfeitures under the defined contribution plan to participants.

     ALLOCATION OF CONTRIBUTIONS. There will be established an account in the name of each participant and a separate, unallocated account to which any forfeitures of common stock will be credited pending reallocation to participants. The Defined Contribution Plan Committee will designate the number of shares of common stock allocable to the account of each participant. Any common stock remaining in the unallocated account as of the last day of each plan year due to forfeitures and any distributions received on common stock credited to the unallocated account will be reallocated among the accounts of participants who are employed by Goldman Sachs on the last day of each plan year pro rata to each such participant's share of Goldman Sachs contributions, for that plan year, or on such other formulaic basis as the Defined Contribution Plan Committee may determine.

     VOTING AND TENDERING OF COMMON STOCK. Shares of common stock allocated to participants who are parties to the shareholders' agreement referred to below will be voted in accordance with the shareholders' agreement and will be tendered by the trustee of the Defined Contribution Plan Trust in accordance with confidential instructions provided by the participants if the transfer restrictions under the shareholders' agreement are waived (and will not be tendered if the transfer restrictions are not waived). See "Certain Relationships and Related Transactions -- Shareholders' Agreement" for a discussion of those provisions. Any shares of common stock allocated to accounts of participants who are not subject to the shareholders' agreement will be voted and tendered by the trustee of the Defined Contribution Plan Trust in accordance with confidential instructions provided by the participant. Shares held in participants' accounts with respect to which the trustee of the Defined Contribution Plan Trust does not receive voting or tendering directions will not be voted or tendered.

     Shares of common stock held in the unallocated account will be voted or tendered by the trustee in the same proportion as the shares of common stock allocated to participants' accounts with respect to which voting or tendering instructions are received.

     DIVIDENDS. Any cash dividends on shares of common stock allocated to a participant's account will be distributed to each participant after the end of the calendar quarter in which such dividend is received.

     VESTING AND DISTRIBUTION. With respect to the initial contribution of common stock to the defined contribution plan, the right to receive shares of common stock allocated to a participant's account generally will become vested, and the common stock generally will be distributable, in equal installments on or about the third, fourth and fifth anniversaries of the date of such contribution if the participant satisfies certain conditions and the participant's employment with Goldman Sachs has not been terminated, with certain exceptions for termination due to death or following a change in control.

     With respect to contributions to the defined contribution plan (other than the initial contribution), the Defined Contribution Plan Committee may determine the dates on which the right to receive common stock (or cash) allocated to a participant's account will vest and be distributable.

     ADMINISTRATION OF THE DEFINED CONTRIBUTION PLAN. The defined contribution plan will be administered by the Defined Contribution Plan Committee. Our board of directors may, however, determine allocations of contributions or resolve to otherwise administer the defined contribution plan.

     AMENDMENTS. Subject to limitations with respect to contributions previously made to the defined contribution plan, our board of directors reserves the right to modify, alter, amend or terminate the defined contribution plan or the Defined Contribution Plan Trust. No modification or amendment of the defined contribution plan may be made which would cause or permit any part of the assets of the Defined Contribution Plan Trust to be used for, or diverted to, purposes other than for the exclusive benefit of participants or their beneficiaries, or which would cause any part of the assets of the Defined Contribution Plan Trust to revert to or become the property of Goldman Sachs.

     LIMIT ON LIABILITY. All distributions under the defined contribution plan will be paid or provided solely from the assets of the Defined Contribution Plan Trust and Goldman Sachs will have no responsibility or liability to any participant or beneficiary relating to the common stock or other assets of the Defined Contribution Plan Trust. The agreement establishing the Defined Contribution Plan Trust provides that no creditor of Goldman Sachs will have any rights to the assets of the Defined Contribution Plan Trust.

     U.S. FEDERAL INCOME TAX CONSEQUENCES. The following is a brief description of the material U.S. federal income tax consequences generally arising with respect to participation in the defined contribution plan. A participant in the defined contribution plan will recognize ordinary income upon the vesting of shares of common stock allocated to such participant's account in an amount equal to the fair market value of the vested shares. Goldman Sachs will generally be entitled to a deduction equal to the fair market value of the shares at the time of the contribution in the taxable year in which the participant recognizes income under the defined contribution plan in respect of the vesting of shares of common stock.

                         THE PARTNER COMPENSATION PLAN

OVERVIEW

     To perpetuate the sense of partnership and teamwork that exists among our senior professionals, and to reinforce the alignment of employee and shareholder interests, our board of directors has adopted a partner compensation plan for the purpose of compensating senior professionals. The partner compensation plan may be administered by our board of directors or the Partner Compensation Plan Committee, a committee to be appointed by our board of directors.

     Individuals will be selected to participate in the partner compensation plan for a one- or two-fiscal year cycle. Upon selection to the partner compensation plan, participants will be allocated a percentage interest in a pool for annual bonus payments in addition to base salaries. The size of the pool will be established by the Partner Compensation Plan Committee annually, taking into account our results of operations and other measures of financial performance. The Partner Compensation Plan Committee may also retain an unallocated percentage of the pool that it may allocate among participants at fiscal year end in its sole discretion. By linking the participant's annual bonus payments to our results as a whole, as opposed to the results of any participant's individual business unit, we believe it will provide additional incentives for teamwork. Further, we believe that the tying of the bonus payments to overall financial results will more closely align the interests of the participants with our shareholders. Finally, we believe that the retention of a percentage of the pool for allocation among participants at fiscal year end in amounts determined at the sole discretion of the Partner Compensation Plan Committee will provide appropriate compensation flexibility.

     The following is a description of the material terms of the partner compensation plan. You should, however, refer to the exhibits that are a part of the registration statement for a copy of the partner compensation plan. See "Available Information".

ELIGIBILITY AND PARTICIPATION

     Consistent with our historical practice of partnership elections, the initial cycle will be through the end of fiscal 2000. It is expected that the participants in the initial cycle will consist of the continuing managing directors who were profit participating limited partners. Prior to the one- or two-fiscal year cycle commencing with fiscal 2001, and on or before each succeeding cycle, the Partner Compensation Plan Committee will determine the participants in the partner compensation plan. Individual participants may also be added from time to time outside the annual or biennial selection process.

DETERMINATION OF SALARY AND BONUS

     The aggregate amount of compensation to be included in the partner compensation plan for each fiscal year will be determined by the Partner Compensation Plan Committee, taking into account measures of our financial performance it deems appropriate (which in 1999 will include a full year's results), including, but not limited to, earnings per share, return on average common equity, pre-tax income, pre-tax operating income, net revenues, net income, profits before taxes, book value per share, stock price, earnings available to common shareholders and ratio of compensation and benefits to net revenues.

     Prior to the commencement of the first fiscal year in any one- or two-fiscal year cycle, and prior to the consummation of our common stock offering in the case of the initial cycle, the Partner Compensation Plan Committee will determine both the salaries of and the percentage of the partner compensation plan pool that may be allocable to any particular participant. The percentage allocated to any particular participant is expected to be applicable for each fiscal year within the applicable cycle. Any remaining portion of the partner compensation plan pool not so allocated will be allocated to individual participants at the end of the fiscal year in amounts determined by the Partner Compensation Plan Committee.

     Amounts payable under the partner compensation plan will be satisfied in cash or as awards under the stock incentive plan, as determined by the Partner Compensation Plan Committee and recommended to the Stock Incentive Plan Committee.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth as of the date of this prospectus certain information regarding the beneficial ownership of our common stock by:

- each person who is known to Goldman Sachs to be the beneficial owner of more than 5% of our common stock;

-  each director and named executive officer of Goldman Sachs; and

-  all directors and executive officers of Goldman Sachs as a group.

     This information gives effect to our common stock offering, and to the incorporation transactions, and the related transactions that are described and defined under "Certain Relationships and Related Transactions -- Incorporation and Related Transactions".

     Except as otherwise indicated, the persons or entities listed below have sole voting and investment power with respect to the shares beneficially owned by them. None of our employees sold shares of common stock in our common stock offering.

     For purposes of this table, information as to the shares of common stock is calculated based on 437,245,963 shares of common stock outstanding upon the closing of our common stock offering. For purposes of this table, "beneficial ownership" is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, pursuant to which a person or group of persons is deemed to have "beneficial ownership" of any shares of common stock that such person has the right to acquire within 60 days after the date of this prospectus. For purposes of computing the percentage of outstanding shares of common stock held by each person or group of persons named below, any shares which such person or persons has the right to acquire within 60 days after the date of this prospectus are deemed to be outstanding but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

                                                               SHARES BENEFICIALLY
                                                                      OWNED
                                                              ----------------------
NAME                                                            NUMBER       PERCENT
----                                                            ------       -------
5% Shareholder:
  Kamehameha Activities Association(1)......................   21,975,421      5.0%
Directors and named executive officers:
  Henry M. Paulson, Jr.(2)..................................    4,132,235        *
  Robert J. Hurst(2)........................................    3,835,124        *
  John A. Thain(2)..........................................    3,101,426        *
  John L. Thornton(2).......................................    3,012,541        *
  Sir John Browne(2)........................................            0       --
  James A. Johnson(2).......................................            0       --
  John L. Weinberg(2).......................................      444,444        *
  Jon S. Corzine(3).........................................    4,414,198      1.0
  Roy J. Zuckerberg(4)......................................    3,026,974        *
All directors and continuing executive officers as a group
  (13 persons)(5)...........................................   26,152,648      6.0

---------------
 *  Less than 1% of the outstanding shares of common stock.

(1) 567 South King Street, Suite 150, Honolulu, Hawaii 96813. Kamehameha Activities Association in the ordinary course of business is an investor in a number of Goldman Sachs' merchant banking funds and from time to time is a party to other transactions with Goldman Sachs. These investments and transactions are negotiated on an arm's-length basis and contain customary terms and conditions.

                                         (Footnotes continued on following page)

(2) c/o The Goldman Sachs Group, Inc., 85 Broad Street, New York, New York 10004. Excludes any shares of common stock subject to the shareholders' agreement referred to below that are owned by other parties to the shareholders' agreement. While each of Messrs. Paulson, Hurst, Thain and Thornton is a party to the shareholders' agreement and is a member of the Shareholders' Committee, each disclaims beneficial ownership of the shares of common stock subject to the shareholders' agreement other than those specified above for each such person individually, and each disclaims beneficial ownership of the shares of common stock subject to the voting agreements between Sumitomo Bank Capital Markets, Inc. and Kamehameha Activities Association, respectively, on the one hand, and Goldman Sachs, on the other hand. See "Certain Relationships and Related
    Transactions -- Shareholders' Agreement" for a discussion of the shareholders' agreement and the voting agreements.

(3) Mr. Corzine, who resigned from Goldman Sachs prior to the consummation of our common stock offering, served as Chairman or Co-Chairman and Chief Executive Officer or Co-Chief Executive Officer of The Goldman Sachs Group, L.P. during fiscal 1998.

(4) Mr. Zuckerberg, who retired in November 1998, served as Vice Chairman of The Goldman Sachs Group, L.P. during fiscal 1998.

(5) Total excludes the shares of common stock beneficially owned by Messrs. Corzine and Zuckerberg, former executive officers of The Goldman Sachs Group, L.P. Each continuing executive officer is a party to the shareholders' agreement and each disclaims beneficial ownership of the shares of common stock subject to the shareholders' agreement other than those specified above, and each disclaims beneficial ownership of the shares of common stock subject to the voting agreements between Sumitomo Bank Capital Markets, Inc. and Kamehameha Activities Association, respectively, on the one hand, and Goldman Sachs, on the other hand. See "Certain Relationships and Related Transactions -- Shareholders' Agreement" for a discussion of the shareholders' agreement and the voting agreements.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The following are descriptions of the material provisions of the agreements and other documents discussed below. You should, however, refer to the exhibits that are a part of the registration statement for a copy of each agreement and document. See "Available Information".

                     INCORPORATION AND RELATED TRANSACTIONS

     Simultaneously with the consummation of our common stock offering, we completed a number of transactions in order to have The Goldman Sachs Group, Inc. succeed to the business of The Goldman Sachs Group, L.P.

     The principal incorporation transactions and related transactions are summarized below.

INCORPORATION TRANSACTIONS

     Pursuant to our plan of incorporation:

- The Goldman Sachs Corporation, which was the general partner of The Goldman Sachs Group, L.P., merged into The Goldman Sachs Group, Inc. In this transaction, the managing directors who were profit participating limited partners and who were shareholders of The Goldman Sachs Corporation received common stock and the other shareholders of The Goldman Sachs Corporation received common stock;

- The managing directors who were profit participating limited partners exchanged their interests in The Goldman Sachs Group, L.P. and certain affiliates for 265,019,073 shares of common stock (these amounts include shares issued in the merger of The Goldman Sachs Corporation into The Goldman Sachs Group, Inc.);

- The retired limited partners of Goldman Sachs exchanged their interests in The Goldman Sachs Group, L.P. and certain affiliates for cash, junior subordinated debentures or common stock (or a combination thereof). These transactions resulted in the payment of approximately $891 million in cash and the issuance of $295 million principal amount of junior subordinated debentures and of 47,270,551 shares of common stock (these amounts include the shares of common stock and cash issued to the retired limited partners in the merger of The Goldman Sachs Corporation into The Goldman Sachs Group, Inc.);

- Sumitomo Bank Capital Markets, Inc. exchanged its interests in The Goldman Sachs Group, L.P. and Goldman, Sachs & Co. for 30,425,052 shares of common stock and 7,440,362 shares of nonvoting common stock;

- Kamehameha Activities Association exchanged its interests in The Goldman Sachs Group, L.P. for 30,975,421 shares of common stock; and

- After all the interests of The Goldman Sachs Group, L.P. were transferred to The Goldman Sachs Group, Inc., The Goldman Sachs Group, L.P. was merged into The Goldman Sachs Group, Inc.

RELATED TRANSACTIONS

- The restricted stock units awarded to employees based on a formula or on a discretionary basis as well as options to purchase shares of common stock awarded on a discretionary basis were granted, the initial irrevocable contribution of shares of common stock to the defined contribution plan was made and certain senior employees, principally managing directors who were not profit participating limited partners, were selected to participate in the defined contribution plan; and

- In connection with our common stock offering, we will make a $200 million cash contribution to the Goldman Sachs Fund, a charitable foundation. The Goldman Sachs Fund, which has been in existence for over 30 years, is the entity that has historically conducted charitable initiatives for Goldman Sachs. The Goldman Sachs Fund is subject to United States federal tax rules that prohibit it from engaging in any act of self-dealing or any activities that result in an impermissible benefit to private persons. While the Goldman Sachs Fund has no specific intention to contribute to organiza-
 tions with which Goldman Sachs' executive officers or directors are affiliated, the Goldman Sachs Fund may in the future make contributions to educational and other organizations with which Goldman Sachs' directors or executive officers are involved.

                            SHAREHOLDERS' AGREEMENT

PERSONS AND SHARES COVERED

     Each former profit participating limited partner, other than Sumitomo Bank Capital Markets, Inc. and Kamehameha Activities Association, and each other person who was a managing director on the date of the consummation of our common stock offering became a party to the shareholders' agreement. In addition, each person who becomes a managing director thereafter will become a party to the shareholders' agreement. Not less than 281,000,000 shares of common stock are subject to the shareholders' agreement.

     The shares covered by the shareholders' agreement include generally all shares of common stock acquired from Goldman Sachs by a party to the shareholders' agreement, including:

- any shares of common stock received by the managing directors who were profit participating limited partners pursuant to the incorporation transactions, except for certain shares that aggregate less than 140,000 shares;

- any shares of common stock received from the defined contribution plan;

- any shares of common stock received pursuant to the restricted stock units awarded to employees based on a formula, the restricted stock units awarded on a discretionary basis or the options to purchase shares of common stock awarded on a discretionary basis; and

- unless otherwise determined by our board of directors and the Shareholders' Committee referred to below, any shares of common stock received from Goldman Sachs through any other employee compensation, benefit or similar plan.

     Shares of common stock purchased in the open market or in a subsequent underwritten public offering will not be subject to the shareholders' agreement. The Shareholders' Committee may also exclude from the application of all or part of the shareholders' agreement all or any portion of the common stock acquired by a managing director who is a new employee of Goldman Sachs.

TRANSFER RESTRICTIONS

     Each party to the shareholders' agreement agrees, among other things, to:

- have beneficial ownership while he or she is a managing director of at least 25% of the cumulative number of his or her shares that are beneficially owned or acquired, and are or become subject to the shareholders' agreement; and

- comply with the underwriters' 180-day lock-up arrangement in connection with our common stock offering.

     The former profit participating limited partners, other than Sumitomo Bank Capital Markets, Inc. and Kamehameha Activities Association, are subject to additional restrictions on their ability to transfer shares received in connection with the incorporation transactions described under "-- Incorporation and Related Transactions -- Incorporation Transactions". Under these additional restrictions, each of these persons has agreed that he or she will not transfer any of these shares, other than up to 140,000 shares in the aggregate that will be excluded from these restrictions, until the third anniversary of the date of the consummation of our common stock offering. These restrictions will lapse in equal installments on each of the third, fourth and fifth anniversaries of the date of the consummation of our common stock offering.

     All transfer restrictions applicable to a party to the shareholders' agreement, except for the underwriters' 180-day lock-up, terminate upon death.

WAIVERS

     Except in the case of a third-party tender or exchange offer, the additional transfer restrictions applicable to profit participating limited partners, other than Sumitomo Bank Capital Markets, Inc. and Kamehameha Activi-ties Association, may be waived or terminated at any time by the Shareholders' Committee. The Shareholders' Committee also has the power to waive the other transfer restrictions to permit parties to the shareholders' agreement to:

- participate as sellers in underwritten public offerings of common stock and tender and exchange offers and share repurchase programs by Goldman Sachs;

- transfer shares to charities, including charitable foundations;

- transfer shares held in employee benefit plans; and

- transfer shares in specific transactions (for example, to immediate family members and trusts) or circumstances.

     In the case of a third-party tender or exchange offer, all transfer restrictions may be waived or terminated:

- if our board of directors is recommending acceptance or is not making any recommendation with respect to acceptance of the tender or exchange offer, by a majority of the voting interests referred to below; or

- if our board of directors is recommending rejection of the tender or exchange offer, by 66 2/3% of the outstanding voting interests referred to below.

     In the case of a tender or exchange offer by Goldman Sachs, a majority of the outstanding voting interests may also elect to waive or terminate the transfer restrictions.

     In any event, the underwriters' 180-day lock-up may not be waived without the consent of the underwriters.

VOTING

     Prior to any vote of the shareholders of Goldman Sachs, the shareholders' agreement requires a separate, preliminary vote of the voting interests on each matter upon which a vote of the shareholders is proposed to be taken. Each share subject to the shareholders' agreement will be voted in accordance with the majority of the votes cast by the voting interests in the preliminary vote. In elections of directors, each share subject to the shareholders' agreement will be voted in favor of the election of those persons receiving the highest numbers of votes cast by the voting interests in the preliminary vote. Prior to January 1, 2001, "voting interests" means all shares that are subject to the shareholders' agreement. Thereafter, "voting interests" means all shares subject to the shareholders' agreement held by all managing directors.

OTHER RESTRICTIONS

     The shareholders' agreement also prevents the persons subject to the shareholders' agreement from engaging in the following activities relating to any securities of Goldman Sachs with any person who is not a person subject to the shareholders' agreement or a director or employee of Goldman Sachs:

- participating in a proxy solicitation;

- depositing any shares subject to the shareholders' agreement in a voting trust or subjecting any of these shares to any voting agreement or arrangement;

- forming, joining or in any way participating in a "group"; or

- proposing certain transactions with Goldman Sachs or seeking the removal of any of our directors or any change in the composition of our board of directors.

TERM, AMENDMENT AND CONTINUATION

     The shareholders' agreement is to continue in effect until the earlier of January 1, 2050 and the time it is terminated by the vote of 66 2/3% of the outstanding voting interests referred to above. The additional transfer restrictions applicable to profit participating limited partners, other than Sumitomo Bank Capital Markets, Inc. and Kamehameha Activities Association, will not terminate upon the expiration or termination of the shareholders' agreement unless previously waived or terminated or unless subsequently waived or terminated by our board of directors. The shareholders' agreement may generally be amended at any time by a majority of the outstanding voting interests referred to above.

     Unless otherwise terminated, in the event of any transaction in which a third party succeeds to the business of Goldman Sachs and in which persons subject to the shareholders' agreement hold securities of the third party, the shareholders' agreement will remain in full force and effect as to the securities of the third party, and the third party shall succeed to the rights and obligations of Goldman Sachs under the shareholders' agreement.

INFORMATION REGARDING THE SHAREHOLDERS' COMMITTEE

     The terms and provisions of the shareholders' agreement are administered by the Shareholders' Committee. The Shareholders' Committee initially consists of the persons subject to the shareholders' agreement who are both employees of Goldman Sachs and members of our board of directors. It is possible that over time all or a majority of the members of the Shareholders' Committee will not be members of our board of directors.

     Members of the Shareholders' Committee are entitled to indemnification from Goldman Sachs in their capacities as members of the Shareholders' Committee.

                                VOTING AGREEMENT

     Both Sumitomo Bank Capital Markets, Inc. and Kamehameha Activities Association have agreed to vote their shares of common stock in the same manner as a majority of the shares of common stock held by the managing directors of Goldman Sachs are voted. The obligations of Sumitomo Bank Capital Markets, Inc. and Kamehameha Activities Association under the voting agreements are enforceable by The Goldman Sachs Group, Inc. The managing directors have no right to enforce the voting agreements.

                         INSTRUMENT OF INDEMNIFICATION

     In connection with our common stock offering, Goldman Sachs entered into an instrument of indemnification. The instrument of indemnification covers certain former partners of Goldman Sachs, including the managing directors who were profit participating limited partners, each current director and executive officer of Goldman Sachs, the retired limited partners, Sumitomo Bank Capital Markets, Inc. and Kamehameha Activities Association. Under the instrument of indemnification, in the event any indemnitee is, or is threatened to be, made a party to any action, suit or proceeding by reason of the fact that such indemnitee was a general or limited partner, shareholder, member, director, officer, employee or agent of The Goldman Sachs Group, L.P. or certain of its affiliates or subsidiaries or is serving or served, at the request of The Goldman Sachs Group, L.P. or certain of its affiliates or subsidiaries, in any of these capacities in another enterprise, Goldman Sachs is, subject to certain exceptions, obligated to indemnify and hold such indemnitee harmless from any losses, damages or expenses incurred by such indemnitee in the action, suit or proceeding. The instrument of indemnification does not duplicate the obligations of Goldman Sachs under the tax indemnification agreement described below. The indemnification obligation of Goldman Sachs under the instrument of indemnification also extends to the indemnification obligations that certain indemnitees, including each current director and executive officer of The Goldman Sachs Group, Inc., may have to other indemnitees.

     The instrument of indemnification also provides that Goldman Sachs will, subject to certain exceptions, release each indemnitee from all actions, suits or other claims that The Goldman Sachs Group, L.P. may have had or which Goldman Sachs, as a successor to The Goldman Sachs Group, L.P., may have arising out of an indemnitee's partnership or other interest in The Goldman Sachs Group, L.P. or certain of its affiliates or subsidiaries or arising out of the conduct of such indemnitee while engaged in the conduct of the business of The Goldman Sachs Group, L.P. or its affiliates or subsidiaries.

                      DIRECTOR AND OFFICER INDEMNIFICATION

     We have entered into an agreement that provides indemnification to our directors and officers and to the directors and certain officers of the general partner of The Goldman Sachs Group, L.P., members of our Management Committee or our Partnership Committee or the former Executive Commit-tee of The Goldman Sachs Group, L.P. and all other persons requested or authorized by our board of directors or the board of directors of the general partner of The Goldman Sachs Group, L.P. to take actions on behalf of us, The Goldman Sachs Group, L.P. or the general partner of The Goldman Sachs Group, L.P. in connection with the plan of incorporation, the registration statement and certain other registration statements for all losses, damages, costs and expenses incurred by the indemnified person arising out of the relevant registration statements or the transactions contemplated by the plan of incorporation. This agreement is in addition to our indemnification obligations under our by-laws.

                       TAX INDEMNIFICATION AGREEMENT AND
                                RELATED MATTERS

     An entity that has historically operated in corporate form generally is liable for any adjustments to the corporation's taxes for periods prior to its initial public offering. In contrast, the former partners of The Goldman Sachs Group, L.P., rather than Goldman Sachs, will generally be liable for adjustments to taxes (including U.S. federal and state income taxes) attributable to the operations of The Goldman Sachs Group, L.P. and its affiliates prior to our common stock offering. In connection with our common stock offering, we entered into a tax indemnification agreement to indemnify certain former limited partners of The Goldman Sachs Group, L.P., including the managing directors who were profit participating limited partners, each then-current director and executive officer of The Goldman Sachs Group, Inc., the retired limited partners, Sumitomo Bank Capital Markets, Inc. and Kamehameha Activities Association, against certain increases in each tax indemnitee's taxes that relate to activities of The Goldman Sachs Group, L.P. or certain of its affiliates in respect of periods prior to our common stock offering. We will be required to make additional payments to offset any taxes payable by a tax indemnitee in respect of payments made pursuant to the tax indemnification agreement only to the extent the payments made to that tax indemnitee exceed a fixed amount. Any such payment of additional taxes by Goldman Sachs will be offset by any tax benefit received by the tax indemnitee.

     The tax indemnification agreement includes provisions that permit Goldman Sachs to control any tax proceeding or contest which might result in Goldman Sachs being required to make a payment under the tax indemnification agreement.

     The incorporation transactions described under "-- Incorporation and Related Transactions -- Incorporation Transactions" were structured in a manner that is not expected to result in a significantly disproportionate tax or other burden to any former partner of The Goldman Sachs Group, L.P. If the incorporation transactions have a disproportionate effect on any partner, Goldman Sachs may, but is not required to, make special payments and arrangements with any person who incurs a disproportionate tax or other burden.

                       DESCRIPTION OF NOTES WE MAY OFFER

Please note that in this section entitled "Description of Notes We May Offer", references to The Goldman Sachs Group, Inc., we, our and us refer only to The Goldman Sachs Group, Inc. and not to its consolidated subsidiaries. Also, in this section, references to Holders mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company. Owners of beneficial interests in the notes should read the subsection entitled "-- Legal Ownership of Notes".

                       INFORMATION ABOUT OUR MEDIUM-TERM
                                  NOTE PROGRAM

THE NOTES WILL BE ISSUED UNDER THE INDENTURE

     As required by U.S. federal law for all bonds and notes of companies that are publicly offered, the notes are governed by a document called the indenture. The indenture is a contract between us and The Bank of New York, which acts as trustee. The trustee has two main roles:

- First, the trustee can enforce your rights against us if we default. There are limitations on the extent to which the trustee acts on your behalf, which we describe later under "-- Default, Remedies and Waiver of Default"; and

- Second, the trustee performs administrative duties for us, such as sending you interest payments and notices.

WE MAY ISSUE OTHER SERIES OF DEBT SECURITIES

     The indenture permits us to issue different series of debt securities from time to time. The Series B medium-term notes will be a single, distinct series of debt securities. We may, however, issue notes in such amounts, at such times and on such terms as we wish. The notes will differ from one another, and from other series, in their terms.

     This section summarizes the material terms that will apply generally to the notes as a series. Each particular note will have financial and other terms specific to it, and the specific terms of each note will be described in a prospectus supplement attached to the front of this prospectus. Those terms may vary from the terms described here. As you read this section, therefore, please remember that the specific terms of your note as described in your prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in this section. The statements we make in this section may not apply to your note.

     When we refer to the notes, the Series B medium-term notes or these notes, we mean the Medium-Term Notes, Series B. When we refer to a series of debt securities, we mean a series, such as the notes, issued under the indenture. When we refer to your prospectus supplement, we mean the prospectus supplement describing the specific terms of the note you purchase.

AMOUNTS THAT WE MAY ISSUE

     The indenture does not limit the aggregate amount of debt securities that we may issue, nor does it limit the number of series or the aggregate amount of any particular series. We have initially authorized the issuance of Series B medium-term notes in such amounts as will not result in the notes having an aggregate initial offering price greater than $15,000,000,000, or an equivalent amount in any other currency or currency unit. We may, however, increase this authorized amount at any time without your consent.

     The indenture and the notes do not limit our ability to incur other indebtedness or to issue other securities. Also, we are not subject to financial or similar restrictions by the terms of the notes, except as described under "-- Restrictive Covenant and Defeasance -- Restriction on Liens" below.

HOW THE NOTES RANK AGAINST OTHER DEBT

     The Series B medium-term notes will not be secured by any property or assets of The

Goldman Sachs Group, Inc. or its subsidiaries. Thus, by owning a note, you are one of our unsecured creditors.

     The notes will not be subordinated to any of our other debt obligations. This means that, in a bankruptcy or liquidation proceeding against us, the notes would rank equally in right of payment with all other unsecured and unsubordinated debt of The Goldman Sachs Group, Inc.

     An investment in the notes involves risks because we are a holding company and because our principal U.S. subsidiary, Goldman, Sachs & Co., is a partnership in which we are a general partner. We summarize these risks above under "Risk Factors -- Investors in the Notes Face Additional Risk Because The Goldman Sachs Group, Inc. Is a Holding Company", "-- The Value of the Notes May Be Impaired Because We Depend on Funds from Our Regulated Subsidiaries" and
"-- We May Be Liable to Creditors of Our Partnership Subsidiaries".

THIS SECTION IS ONLY A SUMMARY

     The indenture and its associated documents, including your note, contain the full legal text of the matters described in this section and your prospectus supplement. The indenture and the notes are governed by New York law. A copy of the indenture has been filed with the SEC as part of our registration statement. See "Available Information" below for information on how to obtain a copy.

     This section and your prospectus supplement summarize all the material terms of the indenture and your note. They do not, however, describe every aspect of the indenture and your note. For example, in this section and your prospectus supplement, we use terms that have been given special meaning in the indenture, but we describe the meaning of only the more important of those terms.

                          FEATURES COMMON TO ALL NOTES

STATED MATURITY AND MATURITY

     The day on which the principal amount of your note is scheduled to become due is called the stated maturity of the principal and is specified in your prospectus supplement. The principal may become due sooner, by reason of redemption or acceleration after a default. The day on which the principal actually becomes due, whether at the stated maturity or earlier, is called the maturity of the principal.

     We also use the terms "stated maturity" and "maturity" to refer to the dates when other payments become due. For example, we may refer to a regular interest payment date when an installment of interest is scheduled to become due as the "stated maturity" of that installment. When we refer to the "stated maturity" or the "maturity" of a note without specifying a particular payment, we mean the stated maturity or maturity, as the case may be, of the principal.

CURRENCY OF NOTES

     Amounts that become due and payable on your note will be payable in a currency, composite currency, basket of currencies or currency unit or units specified in your prospectus supplement.

     We refer to this currency, composite currency, basket of currencies or currency unit or units as a specified currency. The specified currency for your note will be U.S. dollars, unless your prospectus supplement states otherwise. Some notes may have different specified currencies for principal and interest.

     You will have to pay for your notes by delivering the requisite amount of the specified currency for the principal to Goldman, Sachs & Co. or another dealer that we name in your prospectus supplement, unless other arrangements have been made between you and us or you and that dealer. We will make payments on your notes in the specified currency, except as described below in "-- Payment Mechanics".

TYPES OF NOTES

     We will issue the following three types of notes:

- FIXED RATE NOTES. A note of this type will bear interest at a fixed rate described in the applicable prospectus supplement. This type includes zero coupon notes, which bear no interest and are instead issued at a price lower than the principal amount.

- FLOATING RATE NOTES. A note of this type will bear interest at rates that are determined by reference to an interest rate formula. In some cases, the rates may also be adjusted by adding or subtracting a spread or multiplying by a spread multiplier and may be subject to a minimum rate or a maximum rate. The various interest rate formulas and these other features are described below in "-- Interest Rates -- Floating Rate Notes". If your note is a floating rate note, the formula and any adjustments that apply to the interest rate will be specified in your prospectus supplement.

- INDEXED NOTES. A note of this type provides that the principal amount payable at its maturity, and/or the amount of interest payable on an interest payment date, will be determined by reference to one or more stocks, including baskets of stocks and stock indices, or to any other index described in the applicable prospectus supplement. If you are a Holder of an indexed note, you may receive a principal amount at maturity that is greater than or less than the face amount of your note depending upon the value of the applicable index at maturity. That value may fluctuate over time. Some indexed notes may also be exchangeable, at the option of the Holder or The Goldman Sachs Group, Inc., into stock of an issuer other than The Goldman Sachs Group, Inc. If you purchase an indexed note, your prospectus supplement will include information about the relevant index and about how amounts that are to become payable will be determined by reference to that index. Before you purchase any indexed note, you should read carefully the section entitled "Risk Factors -- An Investment in Indexed Notes Presents Significant Risks Not Associated with Other Types of Notes" and any other risk factors which are specified in the applicable prospectus supplement.

ORIGINAL ISSUE DISCOUNT NOTES

     A fixed rate note, a floating rate note or an indexed note may be an original issue discount note. A note of this type is issued at a price lower than its principal amount and provides that, upon redemption or acceleration of its maturity, an amount less than its principal amount will be payable. A note issued at a discount to its principal may, for U.S. federal income tax purposes, be considered an original issue discount note, regardless of the amount payable upon redemption or acceleration of maturity. See "United States
Taxation -- United States Holders -- Original Issue Discount" below for a brief description of the U.S. federal income tax consequences of owning an original issue discount note.

INFORMATION IN THE PROSPECTUS SUPPLEMENT

     Your prospectus supplement will describe one or more of the following terms of your note:

- the stated maturity;

- the specified currency or currencies for principal and interest, if not U.S. dollars;

- the price at which we originally issue your note, expressed as a percentage of the principal amount, and the original issue date;

     -- MARKET-MAKING TRANSACTIONS. If you purchase your note in a market-making transaction, you will receive information about the price you pay and your trade and settlement dates in a separate confirmation of sale. A market-making transaction is one in which Goldman, Sachs & Co. or another of our affiliates resells a note that it has previously acquired from another holder. A market-making transaction in a particular note occurs after the original issuance and sale of the note.

- whether your note is a fixed rate note, a floating rate note or an indexed note and also whether it is an original issue discount note;

- if your note is a fixed rate note, the yearly rate at which your note will bear interest, if any, and the interest payment dates, if different from those set forth below under "-- Interest Rates -- Fixed Rate Notes";

- if your note is a floating rate note, the interest rate basis, which may be one of the nine base rates described in "-- Interest Rates -- Floating Rate Notes" below; any applicable index currency or maturity, spread or spread multiplier or initial, maximum or minimum rate; the interest reset, determination, calculation and payment dates; and the calculation agent, all of which we describe under "-- Interest Rates -- Floating Rate Notes" below;

- if your note is an original issue discount note, the yield to maturity;

- if your note is an indexed note, the principal amount, if any, we will pay you at maturity, the amount of interest, if any, we will pay you on an interest payment date or the formula we will use to calculate these amounts, if any, and whether your note will be exchangeable for or payable in stock of an issuer other than The Goldman Sachs Group, Inc. or other property;

- whether your note may be redeemed at our option or repaid at the Holder's option prior to the stated maturity and, if so, other relevant terms such as the redemption commencement date, repayment date(s), redemption price(s) and redemption period(s), all of which we describe under "-- Redemption and Repayment" below;

- whether we will issue or make available your note in non-book-entry form; and

- any other terms of your note that are not inconsistent with the provisions of the indenture, which other terms could be different from those described in this prospectus.

     Your prospectus supplement will summarize specific financial and other terms of your note, while this prospectus describes terms that apply generally to the notes as a series. Consequently, the terms described in your prospectus supplement will supplement those described in this prospectus and, if the terms described there are inconsistent with those described here, the terms described there will be controlling. The terms used in your prospectus supplement have the meanings described in this prospectus, unless otherwise specified.

                            LEGAL OWNERSHIP OF NOTES

     We refer to those who have notes registered in their own names, on the books that we or the trustee maintain for this purpose, as the "Holders" of those notes. These persons are the legal holders of the notes. We refer to those who, indirectly through others, own beneficial interests in notes that are not registered in their own names as indirect holders of those notes. As we discuss below, indirect holders are not legal holders, and investors in notes issued in book-entry form or in street name will be indirect holders.

BOOK-ENTRY HOLDERS

     We will issue each note in book-entry form only, unless we specify otherwise in the applicable prospectus supplement. This means notes will be represented by one or more global notes registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary's book-entry system. These participating institutions, in turn, hold beneficial interests in the notes on behalf of themselves or their customers.

     Under the indenture, only the person in whose name a note is registered is recognized as the Holder of that note. Consequently, for notes issued in global form, we will recognize only the depositary as the Holder of the notes and we will make all payments on the notes to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the notes.

     As a result, investors will not own notes directly. Instead, they will own beneficial interests in a global note, through a bank, broker or other financial institution that participates in the depositary's book-entry system or holds an interest through a participant. As long as the notes are issued in global form, investors will be indirect holders, and not Holders, of the notes.

STREET NAME HOLDERS

     In the future we may terminate a global note or issue notes initially in non-global form. In these cases, investors may choose to hold their notes in their own names or in "street name". Notes held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those notes through an account he or she maintains at that institution.

     For notes held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the notes are registered as the Holders of those notes and we will make all payments on those notes to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold notes in street name will be indirect holders, not Holders, of those notes.

LEGAL HOLDERS

     Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, run only to the Holders of the notes. We do not have obligations to investors who hold beneficial interests in global notes, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a note or has no choice because we are issuing the notes only in global form.

     For example, once we make a payment or give a notice to the Holder, we have no further responsibility for that payment or notice even if that Holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, if we want to obtain the approval of the Holders for any purpose -- e.g., to amend the indenture or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture -- we would seek the approval only from the Holders, and not the indirect holders, of the notes. Whether and how the Holders contact the indirect holders is up to the Holders.

     When we refer to you, we mean those who invest in the notes being offered by this prospectus, whether they are the Holders or only indirect holders of those notes. When we refer to your notes, we mean the notes in which you hold a direct or indirect interest.

SPECIAL CONSIDERATIONS FOR INDIRECT HOLDERS

     If you hold notes through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

- how it handles securities payments and notices;

- whether it imposes fees or charges;

- how it would handle a request for the Holders' consent, if ever required;

- whether and how you can instruct it to send you notes registered in your own name so you can be a Holder, if that is permitted in the future;

- how it would exercise rights under the notes if there were a default or other event triggering the need for Holders to act to protect their interests; and

- if the notes are in book-entry form, how the depositary's rules and procedures will affect these matters.

                             WHAT IS A GLOBAL NOTE?

     We will issue each note in book-entry form only, unless we specify otherwise in the applicable prospectus supplement. Each note issued in book-entry form will be represented by a global note that we deposit with and register in the name of a financial institution or its nominee, that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify oth-erwise in the applicable prospectus supplement, The Depository Trust
Company, New York, New York, known as DTC, will be the depositary for all notes issued in book-entry form.

     A global note may represent one or any other number of individual notes. Generally, all notes represented by the same global note will have the same terms. We may, however, issue a global note that represents multiple notes that have different terms and are issued at different times. We call this kind of global note a master global note.

     A global note may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. We describe those situations below under "-- Special Situations When a Global Note Will Be Terminated". As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and Holder of all notes represented by a global note, and investors will be permitted to own only beneficial interests in a global note. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose note is represented by a global note will not be a Holder of the note, but only an indirect holder of a beneficial interest in the global note.

     If the prospectus supplement for a particular note indicates that the note will be issued in global form only, then the note will be represented by a global note at all times unless and until the global note is terminated. We describe the situations in which this can occur below under "-- Special Situations When a Global Note Will Be Terminated". The global note may be a master global note, although your prospectus supplement will not indicate whether it is a master global note. If termination occurs, we may issue the notes through another book-entry clearing system or decide that the notes may no longer be held through any book-entry clearing system.

SPECIAL CONSIDERATIONS FOR GLOBAL NOTES

     As an indirect holder, an investor's rights relating to a global note will be governed by the account rules of the investor's financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize this type of investor as a Holder of notes and instead deal only with the depositary that holds the global note.

     If notes are issued only in the form of a global note, an investor should be aware of the following:

- An investor cannot cause the notes to be registered in his or her own name, and cannot obtain non-global certificates for his or her interest in the notes, except in the special situations we describe below;

- An investor will be an indirect holder and must look to his or her own bank or broker for payments on the notes and protection of his or her legal rights relating to the notes, as we describe under "-- Legal Ownership of Notes" above;

- An investor may not be able to sell interests in the notes to some insurance companies and other institutions that are required by law to own their securities in non-book-entry form;

- An investor may not be able to pledge his or her interest in a global note in circumstances where certificates representing the notes must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective.

- The depositary's policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor's interest in a global note. We and the trustee have no responsibility for any aspect of the depositary's actions or for its records of ownership interests in a global note. We and the trustee also do not supervise the depositary in any way;

- The depositary will require that those who purchase and sell interests in a global note within its book-entry system use immediately available funds and your broker or bank may require you to do so as well; and

- Financial institutions that participate in the depositary's book-entry system, and through which an investor holds its interest in the global notes, may also have their own policies affecting payments, notices and other matters relating to the notes. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

SPECIAL SITUATIONS WHEN A GLOBAL NOTE WILL BE TERMINATED

     In a few special situations described below, a global note will be terminated and interests in it will be exchanged for certificates in non-global form representing the notes it represented. After that exchange, the choice of whether to hold the notes directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in a global note transferred on termination to their own names, so that they will be Holders. We have described the rights of Holders and street name investors above under "-- Legal Ownership of Notes".

     The special situations for termination of a global note are as follows:

- if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global note and we do not appoint another institution to act as depositary within 60 days;

- if we notify the trustee that we wish to terminate that global note; or

- if an event of default has occurred with regard to notes represented by that global note and has not been cured or waived; we discuss defaults later under "-- Default, Remedies and Waiver of Default".

If a global note is terminated, only the depositary, and not we or the trustee, is responsible for deciding the names of the institutions in whose names the notes represented by the global note will be registered and, therefore, who will be the Holders of those notes.

                                 INTEREST RATES

     This subsection describes the different kinds of interest rates that may apply to your note, if it bears interest.

FIXED RATE NOTES

     Each fixed rate note, except any zero coupon note, will bear interest from its original issue date or from the most recent date to which interest on the note has been paid or made available for payment. Interest will accrue on the principal of a fixed rate note at the fixed yearly rate stated in the applicable prospectus supplement, until the principal is paid or made available for payment. Unless otherwise specified in the applicable prospectus supplement, interest on a fixed rate note will be payable semiannually each May 15 and November 15, which will be the interest payment dates for a fixed rate note, and at maturity. Each payment of interest due on an interest payment date or the date of maturity will include interest accrued from and including the last date to which interest has been paid, or made available for payment, or from the issue date if none has been paid, or made available for payment, to but excluding the interest payment date or the date of maturity. We will compute interest on fixed rate notes on the basis of a 360-day year of twelve 30-day months. We will pay interest on each interest payment date and at maturity as described below under "-- Payment Mechanics".

FLOATING RATE NOTES

 In this subsection, we use several specialized terms relating to the manner in which floating interest rates are calculated. These terms appear in BOLD, ITALICIZED type the first time they appear, and we define these terms in "-- Special Rate Calculation Terms" at the end of this subsection.

 Also, please remember that the specific terms of your note as described in your prospectus supplement will supplement and, if applicable, may modify or replace the general terms regarding the floating rates of interest described in this subsection. The statements we make in this subsection may not apply to your note.

     Each floating rate note will bear interest from its original issue date or from the most recent date to which interest on the note has been paid or made available for payment. Interest will accrue on the principal of a floating rate note at the yearly rate determined pursuant to the interest rate formula stated in the applicable prospectus supplement, until the principal is paid or made available for payment. We will pay interest on each interest payment date and at maturity as described below under "-- Payment Mechanics".

     BASE RATES. We currently expect to issue floating rate notes that bear interest at rates based on one or more of the following base rates:

- commercial paper rate;

- prime rate;

- LIBOR;

- EURIBOR;

- treasury rate;

- CMT rate;

- CD rate;

- federal funds rate; and/or

- 11th district rate.

We describe each of these base rates in further detail below in this subsection. If you purchase a floating rate note, your prospectus supplement will specify the type of base rate that applies to your note.

     INITIAL BASE RATE. For any floating rate note, the base rate in effect from the original issue date to the first interest reset date will be the initial base rate. We will specify the initial base rate in the applicable prospectus supplement.

     SPREAD OR SPREAD MULTIPLIER. In some cases, the base rate for a floating rate note may be adjusted:

- by adding or subtracting a specified number of basis points, called the spread, with one basis point being 0.01%; or

- by multiplying the base rate by a specified percentage, called the spread multiplier.

If you purchase a floating rate note, your prospectus supplement will specify whether a spread or spread multiplier will apply to your note and, if so, the amount of the spread or spread multiplier.

     MAXIMUM AND MINIMUM RATES. The actual interest rate, after being adjusted by the spread or spread multiplier, may also be subject to either or both of the following limits:

- a maximum rate -- i.e., a specified upper limit that the actual interest rate in effect at any time may not exceed; and/or

- a minimum rate -- i.e., a specified lower limit that the actual interest rate in effect at any time may not fall below.

If you purchase a floating rate note, your prospectus supplement will specify whether a maximum rate and/or minimum rate will apply to your note and, if so, what those rates are.

     Whether or not a maximum rate applies, the interest rate on a floating rate note will in no event be higher than the maximum rate permitted by New York law, as it may be modified by U.S. law of general application. Under current New York law, the maximum rate of interest, with some exceptions, for any loan in an amount less than $250,000 is 16% and for any loan in the amount of $250,000 or more but less than $2,500,000 is 25% per year on a simple interest basis. These limits do not apply to loans of $2,500,000 or more.

     The rest of this subsection describes how the interest rate and the interest payment dates will be determined, and how interest will be calculated, on a floating rate note.

     INTEREST RESET DATES. The rate of interest on a floating rate note will be reset, by the calculation agent described below, daily, weekly, monthly, quarterly, semi-annually or annually. The date on which the interest rate resets and the reset rate becomes effective is called the interest reset date. Except as otherwise specified in the applicable prospectus supplement, the interest reset date will be as follows:

- for floating rate notes that reset daily, each BUSINESS DAY;

- for floating rate notes that reset weekly and are not treasury rate notes, the Wednesday of each week;

- for treasury rate notes that reset weekly, the Tuesday of each week, except as otherwise described in the next to last paragraph under "-- Interest Determination Dates" below;

- for floating rate notes that reset monthly, the third Wednesday of each month;

- for floating rate notes that reset quarterly, the third Wednesday of March, June, September and December of each year;

- for floating rate notes that reset semi-annually, the third Wednesday of each of two months of each year as specified in the applicable prospectus supplement; and

- for floating rate notes that reset annually, the third Wednesday of one month of each year as specified in the applicable prospectus supplement.

For a floating rate note, the interest rate in effect on any particular day will be the interest rate determined with respect to the latest interest reset date that occurs on or before that day. There are several exceptions, however, to the reset provisions described above.

     The base rate in effect from the original issue date to the first interest reset date will be the initial base rate. For floating rate notes that reset daily or weekly, the base rate in effect for each day following the second business day prior to an interest payment date to, but excluding, the interest payment date, and for each day following the second business day prior to the maturity to, but excluding, the maturity, will be the base rate in effect on that second business day.

     If any interest reset date for a floating rate note would otherwise be a day that is not a business day, the interest reset date will be postponed to the next day that is a business day. For a LIBOR note, however, if that business day is in the next succeeding calendar month, the interest reset date will be the immediately preceding business day.

     INTEREST DETERMINATION DATES. The interest rate that takes effect on an interest reset date will be determined by the calculation agent by reference to a particular date called an interest determination date. Except as otherwise specified in the applicable prospectus supplement:

- For all floating rate notes other than LIBOR notes, EURIBOR notes, treasury rate notes and 11th district rate notes, the interest determination date relating to a particular interest reset date will be the second business day before the interest reset date.

- For LIBOR notes, the interest determination date relating to a particular interest reset date will be the second LONDON BUSINESS DAY preceding the interest reset date, unless the INDEX CURRENCY is pounds sterling, in which case the interest determination date will be the interest reset date. We refer to an interest determination date for a LIBOR note as a LIBOR interest determination date.

- For EURIBOR notes, the interest determination date relating to a particular interest reset date will be the second EURO BUSINESS DAY preceding the interest reset date. We refer to an interest determination date for a EURIBOR note as a EURIBOR interest determination date.

- For treasury rate notes, the interest determination date relating to a particular interest reset date, which we refer to as a treasury interest determination date, will be the day of the week in which the interest reset date falls on which treasury bills -- i.e., direct obligations of the U.S. government -- would normally be auctioned. Treasury bills are usually sold at auction on the Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on the following Tuesday, except that the auction may be held on the preceding Friday. If as the result of a legal holiday an auction is held on the preceding Friday, that Friday will be the treasury interest determination date relating to the interest reset date occurring in the next succeeding week. If the auction is held on a day that would otherwise be an interest reset date, then the interest reset date will instead be the first business day following the auction date.

- For 11th district rate notes, the interest determination date relating to a particular interest reset date will be the last working day, in the first calendar month before that interest reset date, on which the Federal Home Loan Bank of San Francisco publishes the monthly average cost of funds paid by member institutions of the Eleventh Federal Home Loan Bank District for the second calendar month before that interest reset date. We refer to an interest determination date for an 11th district rate note as an 11th district interest determination date.

     INTEREST CALCULATION DATES. As described above, the interest rate that takes effect on a particular interest reset date will be determined by reference to the corresponding interest determination date. Except for LIBOR notes and EURIBOR notes, however, the determination of the rate will actually be made on a day no later than the corresponding interest calculation date. The interest calculation date will be the earlier of the following:

- the tenth calendar day after the interest determination date or, if that tenth calendar day is not a business day, the next succeeding business day; and

- the business day immediately preceding the interest payment date or the maturity, whichever is the day on which the next payment of interest will be due.

The calculation agent need not wait until the relevant interest calculation date to determine the interest rate if the rate information it needs to make the determination is available from the relevant sources sooner.

     INTEREST PAYMENT DATES. The interest payment dates for a floating rate note will depend on when the interest rate is reset and, unless we specify otherwise in the applicable prospectus supplement, will be as follows:

- for floating rate notes that reset daily, weekly or monthly, the third Wednesday of each month or the third Wednesday of March, June, September and December of each year, as specified in the applicable prospectus supplement;

- for floating rate notes that reset quarterly, the third Wednesday of March, June, September and December of each year;

- for floating rate notes that reset semi-annually, the third Wednesday of the two months of each year specified in the applicable prospectus supplement; or

- for floating rate notes that reset annually, the third Wednesday of the month specified in the applicable prospectus supplement.

Regardless of these rules, if a note is originally issued after the regular record date and before the date that would otherwise be the first interest payment date, the first interest payment date will be the date that would otherwise be the second interest payment date. We have defined the term "regular record date" below under "-- Payment Mechanics -- Who Receives Payment?".

     In addition, the following special provision will apply to a floating rate note with regard to any interest payment date other than one that falls on the maturity. If the interest payment date would otherwise fall on a day that is not a business day, then the interest payment date will be the next day that is a business day. However, if the floating rate note is a LIBOR note or a EURIBOR note and the next business day falls in the next calendar month, then the interest payment date will be advanced to the next preceding day that is a business day. In all cases, an interest payment date that falls on the maturity will not be changed.

     CALCULATION OF INTEREST. Calculations relating to floating rate notes will be made by the calculation agent, an institution that we appoint as our agent for this purpose. That institution may include any affiliate of ours, such as Goldman, Sachs & Co. The prospectus supplement for a particular floating rate note will name the institution that we have appointed to act as calculation agent for that note as of its original issue date. We may appoint a different institution to serve as calculation agent from time to time after the original issue date of the note without your consent and without notifying you of the change.

     For each floating rate note, the calculation agent will determine, on the corresponding interest calculation or determination date, as applicable, the interest rate that takes effect on each interest reset date. In addition, the calculation agent will calculate the amount of interest that has accrued during each interest period -- i.e., the period from and including the original issue date, or the last date to which interest has been paid or made available for payment, to but excluding the payment date. For each interest period, the calculation agent will calculate the amount of accrued interest by multiplying the face amount of the floating rate note by an accrued interest factor for the interest period. This factor will equal the sum of the interest factors calculated for each day during the interest period. The interest factor for each day will be expressed as a decimal and will be calculated by dividing the interest rate (also expressed as a decimal) applicable to that day:

- by 360, in the case of commercial paper rate notes, prime rate notes, LIBOR notes, EURIBOR notes, CD rate notes, federal funds rate notes and 11th district rate notes; or

- by the actual number of days in the year, in the case of treasury rate notes and CMT rate notes.

     Upon the request of the Holder of any floating rate note, the calculation agent will provide for that note the interest rate then in effect -- and, if determined, the interest rate that will become effective on the next interest reset date. The calculation agent's determination of any interest rate, and its calculation of the amount of interest for any interest period, will be final and binding in the absence of manifest error.

     All percentages resulting from any calculation relating to a note will be rounded upward or downward, as appropriate, to the next higher or lower one hundred-thousandth of a percentage point (e.g., 9.876541% (or .09876541) being rounded down to 9.87654% (or .0987654) and 9.876545% (or .09876545) being rounded up to 9.87655% (or .0987655)). All amounts used in or resulting from any calculation relating to a floating rate note will be rounded upward or downward, as appropriate, to the nearest cent, in the case of U.S. dollars, or to the nearest corresponding hundredth of a unit, in the case of a currency other than U.S. dollars, with one-half cent or one-half of a corresponding hundredth of a unit or more being rounded upward.


     In determining the base rate that applies to a floating rate note during a particular interest period, the calculation agent may obtain rate quotes from various banks or dealers active in the relevant market, as described in the following subsections. Those reference banks and dealers may include the calculation agent itself and its affiliates, as well as any agent and its affiliates, and they may include affiliates of The Goldman Sachs Group, Inc.

COMMERCIAL PAPER RATE NOTES

     If you purchase a commercial paper rate note, your note will bear interest at a base rate equal to the commercial paper rate and adjusted by the spread or spread multiplier, if any, specified in your prospectus supplement.

     The commercial paper rate will be the MONEY MARKET YIELD of the rate, for the relevant interest determination date, for commercial paper having the INDEX MATURITY specified in your prospectus supplement, as published in H.15(519) under the heading "Commercial Paper -- Nonfinancial". If the commercial paper rate cannot be determined as described above, the following procedures will apply.

- If the rate described above does not appear in H.15(519) at 3:00 P.M., New York City time, on the relevant interest calculation date (unless the calculation is made earlier and the rate is available from that source at that time), then the commercial paper rate will be the rate, for the relevant interest determination date, for commercial paper having the index maturity specified in your prospectus supplement, as published in H.15 DAILY UPDATE or any other recognized electronic source used for displaying that rate, under the heading "Commercial Paper -- Nonfinancial".

- If the rate described above does not appear in H.15(519), H.15 daily update or another recognized electronic source at 3:00 P.M., New York City time, on the relevant interest calculation date (unless the calculation is made earlier and the rate is available from one of those sources at that time), the commercial paper rate will be the money market yield of the arithmetic mean of the following offered rates for U.S. dollar commercial paper that has the relevant index maturity and is placed for an industrial issuer whose bond rating is "AA", or the equivalent, from a nationally recognized rating agency: the rates offered as of 11:00 A.M., New York City time, on the relevant interest determination date, by three leading U.S. dollar commercial paper dealers in New York City selected by the calculation agent.

- If fewer than three dealers selected by the calculation agent are quoting as described above, the commercial paper rate for the new interest period will be the commercial paper rate in effect for the prior interest period. If the initial base rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

PRIME RATE NOTES

     If you purchase a prime rate note, your note will bear interest at a base rate equal to the prime rate and adjusted by the spread or spread multiplier, if any, specified in your prospectus supplement.

     The prime rate will be the rate, for the relevant interest determination date, published in H.15(519) under the heading "Bank Prime Loan". If the prime rate cannot be determined as described above, the following procedures will apply.

- If the rate described above does not appear in H.15(519) at 3:00 P.M., New York City time, on the relevant interest calculation date (unless the calculation is made earlier and the rate is available from that source at that time), then the prime rate will be the rate, for the relevant interest determination date, as published in H.15 daily update or another recognized electronic source used for the purpose of displaying that rate, under the heading "Bank Prime Loan".

- If the rate described above does not appear in H.15(519), H.15 daily update or another recognized electronic source at 3:00 P.M., New York City time, on the relevant interest calculation date (unless the calculation is made earlier and the rate is available from one of those sources at that time), then the prime rate will be the arithmetic mean of the following rates as they appear on the REUTERS SCREEN US PRIME 1 PAGE: the rate of interest publicly announced by each bank appearing on that page as that bank's prime rate or base lending rate, as of 11:00 A.M., New York City time, on the relevant interest determination date.

- If fewer than four of these rates appear on the Reuters screen US PRIME 1 page, the prime rate will be the arithmetic mean of the prime rates or base lending rates, as of the close of business on the relevant interest determination date, of three major banks in New York City selected by the calculation agent. For this purpose, the calculation agent will use rates quoted on the basis of the actual number of days in the year divided by a 360-day year.

- If fewer than three banks selected by the calculation agent are quoting as described above, the prime rate for the new interest period will be the prime rate in effect for the prior interest period. If the initial base rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

LIBOR NOTES

     If you purchase a LIBOR note, your note will bear interest at a base rate equal to LIBOR, which will be the London interbank offered rate for deposits in U.S. dollars or any other index currency, as specified in your prospectus supplement. In addition, the applicable LIBOR base rate will be adjusted by the spread or spread multiplier, if any, specified in your prospectus supplement. LIBOR will be determined in the following manner:

- LIBOR will be either:

     -- the offered rate appearing on the TELERATE LIBOR PAGE; or

     -- the arithmetic mean of the offered rates appearing on the REUTERS SCREEN
        LIBOR PAGE unless that page by its terms cites only one rate, in which case that rate;

in either case, as of 11:00 A.M., London time, on the relevant LIBOR interest determination date, for deposits of the relevant index currency having the relevant index maturity beginning on the relevant interest reset date. Your prospectus supplement will indicate the index currency, the index maturity and the reference page that apply to your LIBOR note. If no reference page is specified in your prospectus supplement, Telerate LIBOR page will apply to your LIBOR note.

- If Telerate LIBOR page applies and the rate described above does not appear on that page, or if Reuters screen LIBOR page applies and fewer than two of the rates described above appears on that page or no rate appears on any page on which only one rate normally appears, then LIBOR will be determined on the basis of the rates, at approximately 11:00 A.M., London time, on the relevant LIBOR interest determination date, at which deposits of the following kind are offered to prime banks in the London interbank market by four major banks in that market selected by the calculation agent: deposits of the index currency having the relevant index maturity, beginning on the relevant interest reset date, and in a REPRESENTATIVE AMOUNT. The calculation agent will request the principal London office of each of these banks to provide a quotation of its rate. If at least two quotations are provided, LIBOR for the relevant LIBOR interest determination date will be the arithmetic mean of the quotations.

- If fewer than two quotations are provided as described above, LIBOR for the relevant LIBOR interest determination date will be the arithmetic mean of the rates for loans of the following kind to leading European banks quoted, at approximately 11:00 A.M., in the principal financial center for the country of the index currency, on that LIBOR interest determination date, by three major banks in that financial center selected by the calculation agent: loans of the index currency having the relevant index maturity, beginning on the relevant interest reset date, and in a representative amount.

- If fewer than three banks selected by the calculation agent are quoting as described above, LIBOR for the new interest period will be LIBOR in effect for the prior interest period. If the initial base rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

EURIBOR NOTES

     If you purchase a EURIBOR note, your note will bear interest at a base rate equal to the interest rate for deposits in euros designated as "EURIBOR" and sponsored jointly by the European Banking Federation and ACI -- the Financial Market Association (or any company established by the joint sponsors for purposes of compiling and publishing that rate). In addition, the EURIBOR base rate will be adjusted by the spread or spread multiplier, if any, specified in your prospectus supplement. EURIBOR will be determined in the following manner:

- EURIBOR will be the offered rate for deposits in euros having the index maturity specified in your prospectus supplement, beginning on the second euro business day after the relevant EURIBOR interest determination date, as that rate appears on TELERATE PAGE 248 as of 11:00 A.M., Brussels time, on the relevant EURIBOR interest determination date.

- If the rate described above does not appear on Telerate page 248, EURIBOR will be determined on the basis of the rates, at approximately 11:00 A.M., Brussels time, on the relevant EURIBOR interest determination date, at which deposits of the following kind are offered to prime banks in the EURO-ZONE interbank market by the principal euro-zone office of each of four major banks in that market selected by the calcu-
lation agent: euro deposits having the relevant index maturity, beginning on the relevant interest reset date, and in a representative amount. The calculation agent will request the principal euro-zone office of each of these banks to provide a quotation of its rate. If at least two quotations are provided, EURIBOR for the relevant EURIBOR interest determination date will be the arithmetic mean of the quotations.

- If fewer than two quotations are provided as described above, EURIBOR for the relevant EURIBOR interest determination date will be the arithmetic mean of the rates for loans of the following kind to leading euro-zone banks quoted, at approximately 11:00 A.M., Brussels time on that EURIBOR interest determination date, by three major banks in the euro-zone selected by the calculation agent: loans of euros having the relevant index maturity, beginning on the relevant interest reset date, and in a representative amount.

- If fewer than three banks selected by the calculation agent are quoting as described above, EURIBOR for the new interest period will be EURIBOR in effect for the prior interest period. If the initial base rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

TREASURY RATE NOTES

     If you purchase a treasury rate note, your note will bear interest at a base rate equal to the treasury rate and adjusted by the spread or spread multiplier, if any, specified in your prospectus supplement.

     The treasury rate will be the rate for the auction, on the relevant treasury interest determination date, of treasury bills having the index maturity specified in your prospectus supplement, as that rate appears on Telerate page 56 or 57 under the heading "Investment Rate". If the treasury rate cannot be determined in this manner, the following procedures will apply.

- If the rate described above does not appear on either page at 3:00 P.M., New York City time, on the relevant interest calculation date (unless the calculation is made earlier and the rate is available from that source at that time), the treasury rate will be the BOND EQUIVALENT YIELD of the rate, for the relevant interest determination date, for the type of treasury bill described above, as published in H.15 daily update, or another recognized electronic source used for displaying that rate, under the heading "U.S. Government Securities/Treasury Bills/Auction High".

- If the rate described in the prior paragraph does not appear in H.15 daily update or another recognized electronic source at 3:00 P.M., New York City time, on the relevant interest calculation date (unless the calculation is made earlier and the rate is available from one of those sources at that time), the treasury rate will be the bond equivalent yield of the auction rate, for the relevant treasury interest determination date and for treasury bills of the kind described above, as announced by the U.S. Department of the Treasury.

- If the auction rate described in the prior paragraph is not so announced by 3:00 P.M., New York City time, on the relevant interest calculation date, or if no such auction is held for the relevant week, then the treasury rate will be the bond equivalent yield of the rate, for the relevant treasury interest determination date and for treasury bills having a remaining maturity closest to the specified index maturity, as published in H.15(519) under the heading "U.S. Government Securities/Treasury Bills/Secondary Market".

- If the rate described in the prior paragraph does not appear in H.15(519) at 3:00 P.M., New York City time, on the relevant interest calculation date (unless the calculation is made earlier and the rate is available from one of those sources at that time), then the treasury rate will be the rate, for the relevant treasury interest determination date and for treasury bills having a remaining maturity closest to the specified index maturity, as published in
  H.15 daily update, or another recognized electronic source used for displaying that rate, under the heading "U.S. Government Securities/Treasury Bills/Secondary Market".

- If the rate described in the prior paragraph does not appear in H.15 daily update or another recognized electronic source at 3:00 P.M., New York City time, on the relevant interest calculation date (unless the calculation is made earlier and the rate is available from one of those sources at that time), the treasury rate will be the bond equivalent yield of the arithmetic mean of the following secondary market bid rates for the issue of treasury bills with a remaining maturity closest to the specified index maturity: the rates bid as of approximately 3:30 P.M., New York City time, on the relevant treasury interest determination date, by three primary U.S. government securities dealers in New York City selected by the calculation agent.

- If fewer than three dealers selected by the calculation agent are quoting as described in the prior paragraph, the treasury rate in effect for the new interest period will be the treasury rate in effect for the prior interest period. If the initial base rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

CMT RATE NOTES

     If you purchase a CMT rate note, your note will bear interest at a base rate equal to the CMT rate and adjusted by the spread or spread multiplier, if any, specified in your prospectus supplement.

     The CMT rate will be the following rate displayed on the DESIGNATED CMT TELERATE PAGE under the heading " . . . Treasury Constant
Maturities . . . Federal Reserve Board Release H.15 . . . Mondays Approximately 3:45 P.M.", under the column for the DESIGNATED CMT INDEX MATURITY:

- if the designated CMT Telerate page is Telerate page 7051, the rate for the relevant interest determination date; or

- if the designated CMT Telerate page is Telerate page 7052, the weekly or monthly average, as specified in your prospectus supplement, for the week that ends immediately before the week in which the relevant interest determination date falls, or for the month that ends immediately before the month in which the relevant interest determination date falls, as applicable.

If the CMT rate cannot be determined in this manner, the following procedures will apply.

- If the applicable rate described above is not displayed on the relevant designated CMT Telerate page at 3:00 P.M., New York City time, on the relevant interest calculation date (unless the calculation is made earlier and the rate is available from that source at that time), then the CMT rate will be the applicable treasury constant maturity rate described above -- i.e., for the designated CMT index maturity and for either the relevant interest determination date or the weekly or monthly average, as applicable -- as published in H.15(519).

- If the applicable rate described above does not appear in H.15(519) at 3:00 P.M., New York City time, on the relevant interest calculation date (unless the calculation is made earlier and the rate is available from one of those sources at that time), then the CMT rate will be the treasury constant maturity rate, or other U.S. treasury rate, for the designated CMT index maturity and with reference to the relevant interest determination date, that:

     -- is published by the Board of Governors of the Federal Reserve System, or the U.S. Department of the Treasury, and

     -- is determined by the calculation agent to be comparable to the applicable rate formerly displayed on the designated CMT Telerate page and published in H.15(519).

- If the rate described in the prior paragraph does not appear at 3:00 P.M., New York City time, on the relevant interest calculation date (unless the calculation is made earlier and the rate is available from one of those sources at that time), then the CMT rate will be the yield to maturity of the arithmetic mean of the following secondary market offered rates for the most recently issued treasury notes having an original maturity of approximately the designated CMT index maturity and a remaining term to maturity of not less than the designated CMT index maturity minus one year, and in a representative amount, the offered rates, as of approximately 3:30 P.M., New York City time, on the relevant interest determination date, of three primary U.S. government securities dealers in New York City selected by the calculation agent. In selecting these offered rates, the calculation agent will request quotations from five of these primary dealers and will disregard the highest quotation -- or, if there is equality, one of the highest -- and the lowest quotation -- or, if there is equality, one of the lowest. Treasury notes are direct, non-callable, fixed rate obligations of the U.S. government.

- If the calculation agent is unable to obtain three quotations of the kind described in the prior paragraph, the CMT rate will be the yield to maturity of the arithmetic mean of the following secondary market offered rates for treasury notes with an original maturity longer than the designated CMT index maturity, with a remaining term to maturity closest to the designated CMT index maturity and in a representative amount: the offered rates, as of approximately 3:30 P.M., New York City time, on the relevant interest determination date, of three primary U.S. government securities dealers in New York City selected by the calculation agent. In selecting these offered rates, the calculation agent will request quotations from five of these primary dealers and will disregard the highest quotation -- or, if there is equality, one of the highest -- and the lowest quotation -- or, if there is equality, one of the lowest. If two treasury notes with an original maturity longer than the designated CMT index maturity have remaining terms to maturity that are equally close to the designated CMT index maturity, the calculation agent will obtain quotations for the treasury note with the shorter remaining term to maturity.

- If fewer than five but more than two of these primary dealers are quoting as described in the prior paragraph, then the CMT rate for the relevant interest determination date will be based on the arithmetic mean of the offered rates so obtained, and neither the highest nor the lowest of those quotations will be disregarded.

- If two or fewer primary dealers selected by the calculation agent are quoting as described above, the CMT rate in effect for the new interest period will be the CMT rate in effect for the prior interest period. If the initial base rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

CD RATE NOTES

     If you purchase a CD rate note, your note will bear interest at a base rate equal to the CD rate and adjusted by the spread or spread multiplier, if any, specified in your prospectus supplement.

     The CD rate will be the rate, on the relevant interest determination date, for negotiable U.S. dollar certificates of deposit having the index maturity specified in your prospectus supplement, as published in H.15(519) under the heading "CDs (Secondary Market)". If the CD rate cannot be determined in this manner, the following procedures will apply.

- If the rate described above does not appear in H.15(519) at 3:00 P.M., New York City time, on the relevant interest calculation date (unless the calculation is made earlier and the rate is available from that source at that time), then the CD rate will be the rate, for the relevant interest determination date, described above as published in H.15 daily update, or another recognized electronic source used for displaying that rate, under the heading "CDs (Secondary Market)".

- If the rate described above does not appear in H.15(519), H.15 daily update or another recognized electronic source at 3:00 P.M., New York City time, on the relevant interest calculation date (unless the calculation is made earlier and the rate is available from one of those sources at that time), the CD rate will be the arithmetic mean of the following secondary market offered rates for negotiable U.S. dollar certificates of deposit of major U.S. money center banks with a remaining maturity closest to the specified index maturity, and in a representative amount: the rates offered as of 10:00 A.M., New York City time, on the relevant interest determination date, by three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in New York City, as selected by the calculation agent.

- If fewer than three dealers selected by the calculation agent are quoting as described above, the CD rate in effect for the new interest period will be the CD rate in effect for the prior interest period. If the initial base rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

FEDERAL FUNDS RATE NOTES

     If you purchase a federal funds rate note, your note will bear interest at a base rate equal to the federal funds rate and adjusted by the spread or spread multiplier, if any, specified in your prospectus supplement.

     The federal funds rate will be the rate for U.S. dollar federal funds on the relevant interest determination date, as published in H.15 (519) under the heading "Federal Funds (Effective)", as that rate is displayed on Telerate page
120. If the federal funds rate cannot be determined in this manner, the following procedures will apply.

- If the rate described above is not displayed on Telerate page 120 at 3:00 P.M., New York City time, on the relevant interest calculation date (unless the calculation is made earlier and the rate is available from that source at that time), then the federal funds rate, for the relevant interest determination date, will be the rate described above as published in H.15 daily update, or another recognized electronic source used for displaying that rate, under the heading "Federal Funds (Effective)".

- If the rate described above is not displayed on Telerate page 120 and does not appear in H.15(519), H.15 daily update or another recognized electronic source at 3:00 P.M., New York City time, on the relevant interest calculation date (unless the calculation is made earlier and the rate is available from one of those sources at that time), the federal funds rate will be the arithmetic mean of the rates for the last transaction in overnight, U.S. dollar federal funds arranged, before 9:00 A.M., New York City time, on the relevant interest determination date, by three leading brokers of U.S. dollar federal funds transactions in New York City selected by the calculation agent.

- If fewer than three brokers selected by the calculation agent are quoting as described above, the federal funds rate in effect for the new interest period will be the federal funds rate in effect for the prior interest period. If the initial base rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

11TH DISTRICT RATE NOTES

     If you purchase an 11th district rate note, your note will bear interest at a base rate equal to the 11th district rate and adjusted by the spread or spread multiplier, if any, specified in your prospectus supplement.

     The 11th district rate will be the rate equal to the monthly weighted average cost of funds for the calendar month immediately before the relevant 11th district interest determination date, as displayed on Telerate page 7058 under the heading "11th District" as of 11:00 A.M., San Francisco time, on that date. If the 11th district rate cannot be determined in this manner, the following procedures will apply.

- If the rate described above does not appear on Telerate page 7058 on the relevant 11th district interest determination date, then the 11th district rate for that date will be the monthly weighted average cost of funds paid by institutions that are members of the Eleventh Federal Home Loan Bank District for the calendar month immediately before the relevant 11th district interest determination date, as most recently announced by the Federal Home Loan Bank of San Francisco as that cost of funds.

- If the Federal Home Loan Bank of San Francisco fails to announce the cost of funds described in the prior paragraph on or before the relevant 11th district interest determination date, the 11th district rate in effect for the new interest period will be the 11th district rate in effect for the prior interest period. If the initial base rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

SPECIAL RATE CALCULATION TERMS

     In this subsection entitled "-- Interest Rates", we use several terms that have special meanings relevant to calculating floating interest rates. We define these terms as follows:

     The term "BOND EQUIVALENT YIELD" means a yield expressed as a percentage and calculated in accordance with the following formula:

                                D x N
bond equivalent yield   =   -------------    x  100
                            360 - (D x M)

where

- "D" means the annual rate for treasury bills quoted on a bank discount basis and expressed as a decimal;

- "N" means 365 or 366, as the case may be; and

- "M" means the actual number of days in the applicable interest reset period.

     The term "BUSINESS DAY" means, for any note, a day that meets all the following applicable requirements:

- for all notes, is a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in New York City generally are authorized or obligated by law, regulation or executive order to close;

- if the note is a LIBOR note, is also a London business day;

- if the note has a specified currency other than U.S. dollars or euros, is also a day on which banking institutions are not authorized or obligated by law, regulation or executive order to close in the principal financial center of the country issuing the specified currency; and

- if the note is a EURIBOR note or has a specified currency of euros, or is a LIBOR note for which the index currency is euros, is also a Euro business day.

     The term "DESIGNATED CMT INDEX MATURITY" means the index maturity for a CMT rate note and will be the original period to maturity of a U.S. treasury security -- either 1, 2, 3, 5, 7, 10, 20 or 30 years -- specified in the applicable pricing supplement. If no such original maturity period is so specified, the designated CMT index maturity will be 2 years.

     The term "DESIGNATED CMT TELERATE PAGE" means the Telerate page specified in the applicable prospectus supplement that displays treasury constant maturities as reported in H.15(519). If no Telerate page is so specified, then the applicable page will be Telerate page 7052. If Telerate page 7052 applies but the applicable prospectus supplement does not specify whether the weekly or monthly average applies, the weekly average will apply.

     The term "EURO BUSINESS DAY" means any day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System, or any successor system, is open for business.

     The term "EURO-ZONE" means, at any time, the region comprised of the member states of the European Economic and Monetary Union that, as of that time, have adopted a single currency in accordance with the Treaty on European Union of February 1992.

     "H.15(519)" means the weekly statistical release entitled "Statistical Release H.15 (519)", or any successor publication, published by the Board of Governors of the Federal Reserve System.

     "H.15 DAILY UPDATE" means the daily update of H.15(519) available through the worldwide-web site of the Board of Governors of the Federal Reserve System, at http://www.bog.frb.fed.us/releases/h15/update, or any successor site or publication.

     The term "INDEX CURRENCY" means, with respect to a LIBOR note, the currency specified as such in the applicable prospectus supplement. The index currency may be U.S. dollars or any other currency, and will be U.S. dollars unless another currency is specified in the applicable prospectus supplement.

     The term "INDEX MATURITY" means, with respect to a floating rate note, the period to maturity of the instrument or obligation on which the interest rate formula is based, as specified in the applicable prospectus supplement.

     "LONDON BUSINESS DAY" means any day on which dealings in the relevant index currency are transacted in the London interbank market.

     The term "MONEY MARKET YIELD" means a yield expressed as a percentage and calculated in accordance with the following formula:

                            D x 360
money market yield   =   -------------    x  100
                         360 - (D x M)

where

- "D" means the annual rate for commercial paper quoted on a bank discount basis and expressed as a decimal; and

- "M" means the actual number of days in the relevant interest reset period.

     The term "REPRESENTATIVE AMOUNT" means an amount that, in the calculation agent's judgment, is representative of a single transaction in the relevant market at the relevant time.

     "REUTERS SCREEN LIBOR PAGE" means the display on the Reuters Monitor Money Rates Service, or any successor service, on the page designated as "LIBO" or any replacement page or pages on which London interbank rates of major banks for the relevant index currency are displayed.

     "REUTERS SCREEN US PRIME 1 PAGE" means the display on the "US PRIME 1" page on the Reuters Monitor Money Rates Service, or any successor service, or any replacement page or pages on that service, for the purpose of displaying prime rates or base lending rates of major U.S. banks.

     "TELERATE LIBOR PAGE" means Telerate page 3750 or any replacement page or pages on which London interbank rates of major banks for the relevant index currency are displayed.

     "TELERATE PAGE" means the display on Bridge Telerate, Inc., or any successor service, on the page or pages specified in this prospectus or the applicable prospectus supplement, or any replacement page or pages on that service.

     If, when we use the terms designated CMT Telerate page, H.15(519), H.15 daily update, Reuters screen LIBOR page, Reuters screen US PRIME 1 page, Telerate LIBOR page or Telerate page, we refer to a particular heading or headings on any of those pages, those references include any successor or replacement heading or headings as determined by the calculation agent.

                            REDEMPTION AND REPAYMENT

     Unless otherwise indicated in your prospectus supplement, your note will not be entitled to the benefit of any sinking fund -- that is, we will not deposit money on a regular basis into any separate custodial account to repay your notes. In addition, we will not be entitled to redeem your note before its stated maturity unless your prospectus supplement specifies a redemption commencement date. You will not be entitled to require us to buy your note from you, before its stated maturity, unless your prospectus supplement specifies one or more repayment dates.

     If your prospectus supplement specifies a redemption commencement date or a repayment date, it will also specify one or more redemption prices or repayment prices, which will be expressed as a percentage of the principal amount of your note. It may also specify one or more redemption periods during which the redemption prices relating to a redemption of notes during those periods will apply.

     If your prospectus supplement specifies a redemption commencement date, your note will be redeemable at our option at any time on or after that date. If we redeem your note, we will do so at the specified redemption price, together with interest accrued to the redemption date. If different prices are specified for different redemption periods, the price we pay will be the price that applies to the redemption period during which your note is redeemed.

     If your prospectus supplement specifies a repayment date, your note will be repayable at your option on the specified repayment date at the specified repayment price, together with interest accrued to the repayment date.

     In the event that we exercise an option to redeem any note, we will give to the trustee and the Holder written notice of the principal amount of the note to be redeemed, not less than 30 days nor more than 60 days before the applicable redemption date. We will give the notice in the manner described below in "-- Notices".

     If a note represented by a global note is subject to repayment at the Holder's option, the depositary or its nominee, as the Holder, will be the only person that can exercise the right to repayment. Any indirect holders who own beneficial interests in the global note and wish to exercise a repayment right must give proper and timely instructions to their banks or brokers through which they hold their interests, requesting that they notify the depositary to exercise the repayment right on their behalf. Different firms have different deadlines for accepting instructions from their customers, and you should take care to act promptly enough to ensure that your request is given effect by the depositary before the applicable deadline for exercise.

Street name and other indirect holders should contact their banks or brokers for information about how to exercise a repayment right in a timely manner.

     In the event that the option of the Holder to elect repayment as described above is deemed to be a "tender offer" within the meaning of Rule 14e-1 under the Securities Exchange Act of 1934, we will comply with Rule 14e-1 as then in effect to the extent applicable.

     We or our affiliates may purchase notes from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. Notes that we or they purchase may, at our discretion, be held, resold or cancelled.

                        MERGERS AND SIMILAR TRANSACTIONS

     We are generally permitted to merge or consolidate with another firm. We are also permitted to sell substantially all our assets to another firm. We may not take any of these actions, however, unless all the following conditions are met:

- If the successor firm in the transaction is not The Goldman Sachs Group, Inc., the successor firm must be organized as a corporation, partnership, trust, limited liability company or other similar entity and must expressly assume The Goldman Sachs Group, Inc.'s obligations under the notes and the indenture. The successor firm may be organized under the laws of any jurisdiction, whether in the United States or elsewhere.

- Immediately after the transaction, no default under the notes has occurred and is continuing. For this purpose, "default under the notes" means an event of default or any event that would be an event of default if the requirements for giving us default notice and for our default having to continue for a specific period of time were disregarded. We describe these matters below under "-- Default, Remedies and Waiver of Default".

     If the conditions described above are satisfied, we will not need to obtain the approval of the Holders in order to merge or consolidate or to sell all or substantially all our assets. Also, these conditions will apply only if we wish to merge or consolidate with another firm or sell all or substantially all our assets. We will not need to satisfy these conditions if we enter into other types of transactions, including any transaction in which we acquire the stock or assets of another firm, any transaction that involves a change of control of The Goldman Sachs Group, Inc. but in which we do not merge or consolidate and any transaction in which we sell less than substantially all our assets.

     Also, if we merge, consolidate or sell all or substantially all of our assets and the successor firm is a non-U.S. entity, neither we nor any successor would have any obligation to compensate you for any resulting adverse tax consequences to the notes.

                      RESTRICTIVE COVENANT AND DEFEASANCE

RESTRICTION ON LIENS

     In the indenture, we promise not to create or guarantee any debt for borrowed money that is secured by a lien on the voting or profit participating equity ownership interests that we or any of our subsidiaries own in Goldman, Sachs & Co. (or in any subsidiary that beneficially owns or holds, directly or indirectly, those interests in Goldman, Sachs & Co.), unless we also secure the notes on an equal or priority basis with the other secured debt. Our promise, however, is subject to an important exception: we may secure debt for borrowed money with liens on those interests without securing the notes if our board of directors determines that the liens do not materially detract from or interfere with the then-present value or control of those interests.

     Except as noted above, the indenture does not restrict our ability to put liens on our interests in our subsidiaries other than Goldman, Sachs & Co., nor does it restrict our ability to sell or otherwise dispose of our interests in any of our subsidiaries, including Goldman, Sachs & Co. In addition, the restriction on liens applies only to liens that secure debt for borrowed money. For example, liens imposed by operation of law, such as liens to secure statutory obligations for taxes or workers' compensation benefits, or liens we create to secure obligations to pay legal judgments or surety bonds, would not be covered by this restriction.

DEFEASANCE AND COVENANT DEFEASANCE

     Unless we say otherwise in the applicable prospectus supplement, the provisions for full defeasance and covenant defeasance described below apply to each note as indicated in the applicable prospectus supplement. In general, we expect these provisions to apply to each note that is not a floating rate or indexed note and to each note that has a specified currency of U.S. dollars.

     FULL DEFEASANCE. If there is a change in U.S. federal tax law, as described below, we can legally release ourselves from all payment and other obligations on your note. This is called full defeasance. To do so, each of the following must occur:

- We must deposit in trust for the benefit of all Holders a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on your note on their various due dates;

- There must be a change in current U.S. federal tax law or an Internal Revenue Service ruling that lets us make the above deposit without causing you to be taxed on your note any differently than if we did not make the deposit and just repaid the note ourselves. Under current federal tax law, the deposit and our legal release from the note would be treated as though we took back your note and gave you your share of the cash and notes or bonds deposited in trust. In that event, you could recognize gain or loss on your note; and

- We must deliver to the trustee a legal opinion of our counsel confirming the tax law change described above.

     If we ever fully defease your note, you will have to rely solely on the trust deposit for payments on your note. You could not look to us for payment in the event of any shortfall.

     COVENANT DEFEASANCE. Under current U.S. federal tax law, we can make the same type of deposit described above and be released from certain restrictive covenants relating to your note. This is called covenant defeasance. In that event, you would lose the protection of those restrictive covenants. In order to achieve covenant defeasance, we must do both of the following:

- We must deposit in trust for the benefit of the Holders a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on your note on their various due dates.

- We must deliver to the trustee a legal opinion of our counsel confirming that under current U.S. federal income tax law we may make the above deposit without causing you to be taxed on your note any differently than if we did not make the deposit and just repaid the note ourselves.

     If we accomplish covenant defeasance with regard to your note, the following provisions of the indenture and the notes would no longer apply:

- Our promise not to create liens on our voting or profit participating equity ownership interests in Goldman, Sachs & Co. described above under "-- Restriction on Liens" and any other covenants that your prospectus supplement may state are applicable to your note; and

- The events of default resulting from a breach of covenants, described below in the fourth item under "-- Default, Remedies and Waiver of Default -- Events of Default".

     If we accomplish covenant defeasance, you can still look to us for repayment of your note in the event of any shortfall in the trust deposit. You should note, however, that if one of the remaining events of default occurred, such as our bankruptcy, and your note became immediately due and payable, there may be a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

                    DEFAULT, REMEDIES AND WAIVER OF DEFAULT

     You will have special rights if an event of default with respect to your note occurs and is not cured, as described in this subsection.

EVENTS OF DEFAULT

     With respect to your note, when we refer to an event of default, we mean any of the following:

- We do not pay the principal or any premium on any Series B medium-term note on its due date;

- We do not pay interest on any Series B medium-term note within 30 days after its due date;

- We do not deposit a sinking fund payment with regard to any Series B medium-term note on its due date, but only if the payment is required in the applicable prospectus supplement;

- We remain in breach of our covenant described under "-- Restrictive Covenant and Defeasance -- Restriction on Liens" above, or any other covenant we make in the indenture for the benefit of the Series B medium-term notes, for 60 days after we receive a notice of default stating that we are in breach. The notice must be sent by the trustee or the Holders of not less than 10% in principal amount of the Series B medium-term notes;

- We file for bankruptcy or other events of bankruptcy, insolvency or reorganization relating to The Goldman Sachs Group, Inc. occur. Those events must arise under U.S. federal or state law, unless we merge, consolidate or sell our assets as described above and the successor firm is a non-U.S. entity. If that happens, then those events must arise under U.S. federal or state law or the law of the jurisdiction in which the successor firm is legally organized; or

- If your prospectus supplement states that any additional event of default applies to your note, that event of default occurs.

REMEDIES IF AN EVENT OF DEFAULT OCCURS

     If an event of default has occurred and has not been cured or waived, the trustee or the Holders of not less than 25% in principal amount of all Series B medium-term notes may declare the entire principal amount of all the notes to be due immediately. If an event of default occurs because of events in bank-ruptcy, insolvency or reorganization relating to The Goldman Sachs Group, Inc., the entire principal amount of all the notes will be automatically accelerated, without any action by the trustee or any Holder.

     Each of the situations described above is called an acceleration of the maturity of the affected notes. If the maturity of any notes is accelerated and a judgment for payment has not yet been obtained, the Holders of a majority in principal amount of the notes affected by the acceleration may cancel the acceleration for all the affected notes.

     If an event of default occurs, the trustee will have special duties. In that situation, the trustee will be obligated to use those of its rights and powers under the indenture, and to use the same degree of care and skill in doing so, that a prudent person would use in that situation in conducting his or her own affairs.

     Except as described in the prior paragraph, the trustee is not required to take any action under the indenture at the request of any Holders unless the Holders offer the trustee reasonable protection from expenses and liability. This is called an indemnity. If the trustee is provided with an indemnity reasonably satisfactory to it, the Holders of a majority in principal amount of all Series B medium-term notes may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority Holders may also direct the trustee in performing any other action under the indenture with respect to the Series B medium-term notes.

     Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the notes, the following must occur:

- The Holder of your note must give the trustee written notice that an event of default has occurred, and the event of default must not have been cured or waived.

- The Holders of not less than 25% in principal amount of all Series B medium-term notes must make a written request that the trustee take action because of the default, and they or other Holders must offer to the trustee indemnity reasonably satisfactory to the trustee against the cost and other liabilities of taking that action.

- The trustee must not have taken action for 60 days after the above steps have been taken.

- During those 60 days, the Holders of a majority in principal amount of the Series B medium-term notes must not have given the trustee directions that are inconsistent with the written request of the Holders of not less than 25% in principal amount of all Series B medium-term notes.

You are, however, entitled at any time to bring a lawsuit for the payment of money due on your note on or after its due date.

WAIVER OF DEFAULT

     The Holders of not less than a majority in principal amount of the Series B medium-term notes may waive a default for all Series B medium-term notes. If this happens, the default will be treated as if it has not occurred. No one can waive a payment default on your note, however, without the approval of the particular Holder of that note.

WE WILL GIVE THE TRUSTEE INFORMATION ABOUT DEFAULTS ANNUALLY

     We will furnish to the trustee every year a written statement of two of our officers certifying that to their knowledge we are in compliance with the indenture and the notes, or else specifying any default.

 Book-entry and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration of the maturity.

                      MODIFICATION AND WAIVER OF COVENANTS

     There are three types of changes we can make to the indenture and the Series B medium-term notes.

CHANGES REQUIRING EACH HOLDER'S APPROVAL

     First, there are changes that cannot be made without the approval of each Holder of a note affected by the change. Here is a list of those types of changes:

- change the stated maturity for any principal or interest payment on a note;

- reduce the principal amount, the amount payable on acceleration of the maturity after a default, the interest rate or the redemption price for a note;

- permit redemption of a note if not previously permitted;

- impair any right a Holder may have to require repayment of its note;

- impair any right that a Holder of an indexed note may have to exchange the note for securities or other property;

- change the currency of any payment on a note other than as permitted by the note;

- change the place of payment on a note, if it is in non-global form;

- impair a Holder's right to sue for payment of any amount due on its note;

- reduce the percentage in principal amount of the notes and any other affected series of debt securities, taken together, the approval of whose Holders is needed to change the indenture or the notes;

- reduce the percentage in principal amount of the notes and any other affected series of debt securities, taken separately or together, as the case may be, the consent of whose Holders is needed to waive our compliance with the indenture or to waive defaults; and

- change the provisions of the indenture dealing with modification and waiver in any other respect, except to increase any required percentage referred to above or to add to the provisions that cannot be changed or waived without approval.

CHANGES NOT REQUIRING APPROVAL

     The second type of change does not require any approval by Holders of the Series B medium-term notes. This type is limited to clarifications and changes that would not adversely affect the notes in any material respect. Nor do we need any approval to make changes that affect only debt securities to be issued under the indenture after the changes take effect.

     We may also make changes or obtain waivers that do not adversely affect a particular note, even if they affect other notes or other debt securities. In those cases, we do not need to obtain the approval of the Holder of that note; we need only obtain any required approvals from the Holders of the affected notes or other debt securities.

CHANGES REQUIRING MAJORITY APPROVAL

     Any other change to the indenture and the Series B medium-term notes would require the following approval:

- If the change affects only the Series B medium-term notes, it must be approved by the Holders of a majority in principal amount of the Series B medium-term notes.

- If the change affects the Series B medium-term notes as well as one or more other series of debt securities issued under the indenture, it must be approved by the Holders of a majority in principal amount of the Series B medium-term notes and all other series affected by the change, with the Series B medium-term notes and all the other series voting together as one class for this purpose.

In each case, the required approval must be given by written consent.

     The same majority approval would be required for us to obtain a waiver of any of our covenants in the indenture. Our covenants include the promises we make about merging and putting liens on our interests in Goldman, Sachs & Co., which we describe above under "-- Mergers and Similar Transactions" and "-- Restrictive Covenant and Defeasance". If the Holders approve a waiver of a covenant, we will not have to comply with it. The Holders, however, cannot approve a waiver of any provision in a particular note, or in the indenture as it affects that note, that we cannot change without the approval of the

Holder of that note as described above in "-- Changes Requiring Each Holder's Approval", unless that Holder approves the waiver.

 Book-entry and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indenture or the notes or request a waiver.

                      SPECIAL RULES FOR ACTION BY HOLDERS

     When Holders take any action under the indenture, such as giving a notice of default, declaring an acceleration, approving any change or waiver or giving the trustee an instruction, we will apply the following rules. We may apply similar rules to other series of debt securities issued under the indenture.

ONLY OUTSTANDING NOTES ARE ELIGIBLE

     Only Holders of outstanding Series B medium-term notes will be eligible to participate in any action by Holders of those notes. Also, we will count only outstanding notes in determining whether the various percentage requirements for taking action have been met. For these purposes, a note will not be "outstanding":

- if it has been surrendered for cancellation;

- if we have deposited or set aside, in trust for its Holder, money for its payment or redemption;

- if we have fully defeased it as described above under "-- Restrictive Covenant and Defeasance -- Defeasance and Covenant Defeasance -- Full Defeasance"; or

- if we or one of our affiliates, such as Goldman, Sachs & Co., is the beneficial owner.

In some situations, Holders of debt securities of other series may be eligible to participate in an action by Holders of the notes. In that event, we may follow special rules in calculating the principal amount of their debt securities that is to be treated as outstanding for the purposes described above. This may happen, for example, if the principal amount is payable in a foreign currency, increases over time or is not to be fixed until maturity.

DETERMINING RECORD DATES FOR ACTION BY HOLDERS

     We will generally be entitled to set any day as a record date for the purpose of determining the Holders that are entitled to take action under the indenture. In certain limited circumstances, only the trustee will be entitled to set a record date for action by Holders. If we or the trustee set a record date for an approval or other action to be taken by Holders, that vote or action may be taken only by persons or entities who are Holders on the record date and must be taken during the period that we specify for this purpose, or that the trustee specifies if it sets the record date. We or the trustee, as applicable, may shorten or lengthen this period from time to time. This period, however, may not extend beyond the 180th day after the record date for the action. In addition, record dates for any global note may be set in accordance with procedures established by the depositary from time to time. Accordingly, record dates for global notes may differ from those for other notes.

ELIGIBLE PRINCIPAL AMOUNT OF SOME NOTES

     For any note of the kind described below, we will decide how much principal amount to attribute to the note as follows:

- For an original issue discount note, we will use the principal amount that would be due and payable on the action date if the maturity of the note were accelerated to that date because of a default;

- For a note whose principal amount is not known, we will use any amount that we indicate in the prospectus supplement for that note. The principal amount of a note may not be known, for example, because it is based on an index that changes from time to time and the principal amount is not to be determined until a later date; or

- For notes with a principal amount denominated in one or more foreign currencies or currency units, we will use the U.S. dollar equivalent, which we will determine.

                          FORM, EXCHANGE AND TRANSFER

     If the notes cease to be issued in global form, they will be issued:

- only in fully registered form;

- without interest coupons; and

- unless we indicate otherwise in your prospectus supplement, in denominations of $1,000 and that are multiples of $1,000.

     Holders may exchange their notes for notes of smaller denominations or combined into fewer notes of larger denominations, as long as the total principal amount is not changed.

     Holders may exchange or transfer their notes at the office of the trustee. We have appointed the trustee to act as our agent for registering notes in the names of Holders and transferring notes. We may appoint another entity to perform these functions or perform them ourselves.

     Holders will not be required to pay a service charge to transfer or exchange their notes, but they may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will be made only if our transfer agent is satisfied with the Holder's proof of legal ownership.

     If we have designated additional transfer agents for your note, they will be named in your prospectus supplement. We may appoint additional transfer agents or cancel the appointment of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

     If any notes are redeemable and we redeem less than all those notes, we may block the transfer or exchange of those notes during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of Holders to prepare the mailing. We may also refuse to register transfers of or exchange any note selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any note being partially redeemed.

     If a note is issued as a global note, only the depositary will be entitled to transfer and exchange the note as described in this subsection, since it will be the sole Holder of the note.

                               PAYMENT MECHANICS

WHO RECEIVES PAYMENT?

     If interest is due on a note on an interest payment date, we will pay the interest to the person or entity in whose name the note is registered at the close of business on the regular record date (see below) relating to the interest payment date. If interest is due at maturity but on a day that is not an interest payment date, we will pay the interest to the person or entity entitled to receive the principal of the note. If principal or another amount besides interest is due on a note at maturity, we will pay the amount to the Holder of the note against surrender of the note at a proper place of payment (or, in the case of a global note, in accordance with the applicable policies of the depositary).

REGULAR RECORD DATES FOR INTEREST

     Unless we specify otherwise in the applicable prospectus supplement, the regular record date relating to an interest payment date for any fixed rate note will be the May 1 or November 1 next preceding that interest payment date, and for any floating rate note will be the 15th calendar day before that interest payment date, in each case whether or not the record date is a business day. For the purpose of determining the Holder at the close of business on a regular record date when business is not being conducted, the close of business will mean 5:00 P.M., New York City time, on that day.

HOW WE WILL MAKE PAYMENTS DUE IN U.S. DOLLARS

     We will follow the practice described in this subsection when paying amounts due in U.S. dollars. Payments of amounts due in other currencies will be made as described in the next subsection.

     PAYMENTS ON GLOBAL NOTES. We will make payments on a global note in accordance with the applicable policies of the depositary as in effect from time to time. Under those policies, we will pay directly to the depositary, or its nominee, and not to any indirect holders who own beneficial interests in the global note. An indirect holder's right to receive those payments will be governed by the rules and practices of the depositary and its participants, as described under "-- What Is a Global Note?".

     PAYMENTS ON NON-GLOBAL NOTES. We will make payments on a note in non-global form as follows. We will pay interest that is due on an interest payment date by check mailed on the interest payment date to the Holder at his or her address shown on the trustee's records as of the close of business on the regular record date. We will make all other payments by check at the paying agent described below, against surrender of the note. All payments by check will be made in next-day funds -- i.e., funds that become available on the day after the check is cashed.

     Alternatively, if a non-global note has a face amount of at least $1,000,000 and the Holder asks us to do so, we will pay any amount that becomes due on the note by wire transfer of immediately available funds to an account at a bank in New York City, on the due date. To request wire payment, the Holder must give the paying agent appropriate wire transfer instructions at least five business days before the requested wire payment is due. In the case of any interest payment due on an interest payment date, the instructions must be given by the person or entity who is the Holder on the relevant regular record date. In the case of any other payment, payment will be made only after the note is surrendered to the paying agent. Any wire instructions, once properly given, will remain in effect unless and until new instructions are given in the manner described above.

 Book-entry and other indirect holders should consult their banks or brokers for information on how they will receive payments on their notes.

HOW WE WILL MAKE PAYMENTS DUE IN OTHER CURRENCIES

     We will follow the practice described in this subsection when paying amounts that are due in a specified currency other than U.S. dollars.

     PAYMENTS ON GLOBAL NOTES. We will make payments on a global note in accordance with the applicable policies of the depositary as in effect from time to time. We understand that these policies, as currently in effect at DTC, are as follows.

     Unless otherwise indicated in your prospectus supplement, if you are an indirect holder of global notes denominated in a specified currency other than U.S. dollars and if you elect to receive payments in that other currency, you must notify the participant through which your interest in the global note is held of your election:

- on or before the applicable regular record date, in the case of a payment of interest, or

- on or before the 16th day prior to stated maturity, or any redemption or repayment date, in the case of payment of principal or any premium.

     You may elect to receive all or only a portion of any interest, principal or premium payment in a specified currency other than U.S. dollars.

     Your participant must, in turn, notify DTC of your election on or before the third DTC business day after that regular record date, in the case of a payment of interest, and on or before the 12th DTC business day prior to stated maturity, or on the redemption or repayment date if your note is redeemed or repaid earlier, in the case of a payment of principal or any premium.

     DTC, in turn, will notify the paying agent of your election in accordance with DTC's procedures.

     If complete instructions are received by the participant and forwarded by the participant to DTC, and by DTC to the paying agent, on or before the dates noted above, the paying agent, in accordance with DTC's in-structions, will make the payments to you or your participant by wire transfer of immediately available funds to an account maintained by the payee with a bank located in the country issuing the specified currency or in another jurisdiction acceptable to us and the paying agent.

     If the foregoing steps are not properly completed, we expect DTC to inform the paying agent that payment is to be made in U.S. dollars. In that case, we or our agent will convert the payment to U.S. dollars in the manner described below under "-- Conversion to U.S. Dollars". We expect that we or our agent will then make the payment in U.S. dollars to DTC, and that DTC in turn will pass it along to its participants.

 Indirect holders of a global note denominated in a currency other than U.S. dollars should consult their banks or brokers for information on how to request payment in the specified currency.

     PAYMENTS ON NON-GLOBAL NOTES. Except as described in the last paragraph under this heading, we will make payments on notes in non-global form in the applicable specified currency. We will make these payments by wire transfer of immediately available funds to any account that is maintained in the applicable specified currency at a bank designated by the Holder and is acceptable to us and the trustee. To designate an account for wire payment, the Holder must give the paying agent appropriate wire instructions at least five business days before the requested wire payment is due. In the case of any interest payment due on an interest payment date, the instructions must be given by the person or entity who is the Holder on the regular record date. In the case of any other payment, the payment will be made only after the note is surrendered to the paying agent. Any instructions, once properly given, will remain in effect unless and until new instructions are properly given in the manner described above.

     If a Holder fails to give instructions as described above, we will notify the Holder at the address in the trustee's records and will make the payment within five business days after the Holder provides appropriate instructions. Any late payment made in these circumstances will be treated under the indenture as if made on the due date, and no interest will accrue on the late payment from the due date to the date paid.

     Although a payment on a note in non-global form may be due in a specified currency other than U.S. dollars, we will make the payment in U.S. dollars if the Holder asks us to do so. To request U.S. dollar payment, the Holder must provide appropriate written notice to the trustee at least five business days before the next due date for which payment in U.S. dollars is requested. In the case of any interest payment due on an interest payment date, the request must be made by the person or entity who is the Holder on the regular record date. Any request, once properly made, will remain in effect unless and until revoked by notice properly given in the manner described above.

 Book-entry and other indirect holders of a note with a specified currency other than U.S. dollars should contact their banks or brokers for information about how to receive payments in the specified currency or in U.S. dollars.

     CONVERSION TO U.S. DOLLARS. When we are asked by a Holder to make payments in U.S. dollars of an amount due in another currency, either on a global note or a non-global note as described above, we will determine the U.S. dollar amount the Holder receives as follows. The exchange rate agent described below will request currency bid quotations expressed in U.S. dollars from three or, if three are not available, then two, recognized foreign exchange dealers in New York City, any of which may be the exchange rate agent, an affiliate of The Goldman Sachs Group, Inc. as of 11:00 A.M., New York City time, on the second business day before the payment date. Currency bid quotations will be requested on an aggregate basis, for all Holders of notes and other debt securities, if any, requesting U.S. dollar payments of amounts due on the same date in the same specified currency. The U.S. dollar amount the Holder receives will be based on the highest acceptable currency bid quotation received by the exchange rate agent. If the exchange rate agent determines that at least two acceptable currency bid quotations are not available on that second business day, the payment will be made in the specified currency.

     To be acceptable, a quotation must be given as of 11:00 A.M., New York City time, on the second business day before the due date and the quoting dealer must commit to execute a contract at the quotation. If some but not all of the relevant notes are LIBOR notes or EURIBOR notes, the second preceding business day will be determined for this purpose as if none of those notes were LIBOR notes or EURIBOR notes.

     A Holder that requests payment in U.S. dollars will bear all associated currency exchange costs, which will be deducted from the payment.

     WHEN THE SPECIFIED CURRENCY IS NOT AVAILABLE. If we are obligated to make any payment in a specified currency other than U.S. dollars, and the specified currency or any successor currency is not available to us due to circumstances beyond our control -- such as the imposition of exchange controls or a disruption in the currency markets -- we will be entitled to satisfy our obligation to make the payment in that specified currency by making the payment in U.S. dollars, on the basis of the most recently available exchange rate.

     For a specified currency other than U.S. dollars, the exchange rate will be the noon buying rate for cable transfers of the specified currency in New York City as quoted by the Federal Reserve Bank of New York on the then-most recent day on which that bank has quoted that rate.

     The foregoing will apply to any note, whether in global or non-global form, and to any payment, including a payment at maturity. Any payment made under the circumstances and in a manner described above will not result in a default under any note or the indenture.

     THE EURO. The euro may be a specified currency for some notes. On January 1, 1999, the euro became the legal currency for the 11 member states participating in the European Economic and Monetary Union. During a transition period from January 1, 1999 to December 31, 2001 and for a maximum of six months thereafter, the former national currencies of these 11 member states will continue to be legal tender in their country of issue, at rates irrevocably fixed on December 31, 1998.

     EXCHANGE RATE AGENT. If we issue a note in a specified currency other than U.S. dollars, we will appoint a financial institution to act as the exchange rate agent and will name the institution initially appointed when the note is originally issued in the applicable prospectus supplement. We may select Goldman, Sachs & Co. or another of our affiliates to perform this role. We may change the exchange rate agent from time to time after the original issue date of the note without your consent and without notifying you of the change.

     All determinations made by the exchange rate agent will be at its sole discretion unless we state in the applicable prospectus supplement that any determination is subject to our approval. In the absence of manifest error, those determinations will be conclusive for all purposes and binding on you and us, without any liability on the part of the exchange rate agent.

PAYMENT WHEN OFFICES ARE CLOSED

     If any payment is due on a note on a day that is not a business day, we will make the payment on the next day that is a business day. Payments postponed to the next business day in this situation will be treated under the indenture as if they were made on the original due date. Postponement of this kind will not result in a default under any note or the indenture, and no interest will accrue on the postponed amount from the original due date to the next day that is a business day. The term business day has a special meaning, which we describe above under "-- Special Rate Calculation Terms".

PAYING AGENT

     We may appoint one or more financial institutions to act as our paying agents, at whose designated offices notes in non-global entry form may be surrendered for payment at their maturity. We call each of those offices a paying agent. We may add, replace or terminate paying agents from time to time. We may also choose to act as our own paying agent. Initially, we have appointed the trustee, at its corporate trust office in New York City, as the paying agent. We must notify you of changes in the paying agents.

UNCLAIMED PAYMENTS

     Regardless of who acts as paying agent, all money paid by us to a paying agent that remains unclaimed at the end of two years after the amount is due to a Holder will be repaid to us. After that two-year period, the Holder may look only to us for payment and not to the trustee, any other paying agent or anyone else.

                                    NOTICES

     Notices to be given to Holders of a global note will be given only to the depositary, in accordance with its applicable policies as in effect from time to time. Notices to be given to Holders of notes not in global form will be sent by mail to the respective addresses of the Holders as they appear in the trustee's records, and will be deemed given when mailed. Neither the failure to give any notice to a particular Holder, nor any defect in a notice given to a particular Holder, will affect the sufficiency of any notice given to another Holder.

 Book-entry and other indirect holders should consult their banks or brokers for information on how they will receive notices.

                       OUR RELATIONSHIP WITH THE TRUSTEE

     The Bank of New York is initially serving as the trustee for the notes and all other series of debt securities to be issued under the indenture. The Bank of New York has provided commercial banking and other services for us and our affiliates in the past and may do so in the future. Among other things, The Bank of New York provides us with a line of credit, holds debt securities issued by us and serves as trustee or agent with regard to other debt obligations of The Goldman Sachs Group, Inc. or its subsidiaries.

                             UNITED STATES TAXATION

     This section describes the material United States federal income tax consequences of owning the Series B medium-term notes and is the opinion of Sullivan & Cromwell, United States tax counsel to The Goldman Sachs Group, Inc. It applies to you only if you hold your notes as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

- a dealer in securities or currencies;

- a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

- a bank;

- a life insurance company;

- a tax-exempt organization;

- a person that holds notes that are a hedge or that are hedged against interest rate or currency risks;

- a person that holds notes as part of a straddle or conversion transaction for tax purposes; or

- a person whose functional currency for tax purposes is not the U.S. dollar.

This section deals only with notes that are due to mature 30 years or less from the date on which they are issued. The United States federal income tax consequences of owning notes that are due to mature more than 30 years from their date of issue will be discussed in an applicable prospectus supplement. This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, and published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

 Please consult your own tax advisor concerning the consequences of owning these notes in your particular circumstances under the Internal Revenue Code and the laws of any other taxing jurisdiction.

                             UNITED STATES HOLDERS

     This subsection describes the tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of a note and you are:

- a citizen or resident of the United States;

- a domestic corporation;

- an estate whose income is subject to United States federal income tax regardless of its source; or

- a trust if a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If you are not a United States holder, this subsection does not apply to you and you should refer to "-- United States Alien Holders" below.

PAYMENTS OF INTEREST

     Except as described below in the case of interest on a discount note that is not qualified stated interest, each as defined below under "-- Original Issue Discount -- General", you will be taxed on any interest on your note, whether payable in U.S. dollars or a foreign currency, including a composite currency or basket of currencies other than U.S. dollars, as ordinary income at the time you receive the interest or it accrues, depending on your method of accounting for tax purposes.

     CASH BASIS TAXPAYERS. If you are a taxpayer that uses the cash receipts and disbursements method of accounting for tax purposes and you receive an interest payment that is denominated in, or determined by reference to, a foreign currency, you must recognize income equal to the U.S. dollar value of the interest payment, based on the exchange rate in effect on the date of receipt, regardless of whether you actually convert the payment into U.S. dollars.

     ACCRUAL BASIS TAXPAYERS. If you are a taxpayer that uses an accrual method of accounting for tax purposes, you may determine the amount of income that you recognize with respect to an interest payment denominated in, or determined by reference to, a foreign currency by using one of two methods. Under the first method, you will determine the amount of income accrued based on the average exchange rate in effect during the interest accrual period or, with respect to an accrual period that spans two taxable years, that part of the period within the taxable year.

     If you elect the second method, you would determine the amount of income accrued on the basis of the exchange rate in effect on the last day of the accrual period or, in the case of an accrual period that spans two taxable years, the exchange rate in effect on the last day of the part of the period within the taxable year. Additionally, under this second method, if you receive a payment of interest within five business days of the last day of your accrual period or taxable year, you may instead translate the interest accrued into U.S. dollars at the exchange rate in effect on the day that you actually receive the interest payment. If you elect the second method, it will apply to all debt instruments that you hold at the beginning of the first taxable year to which the election applies and to all debt instruments that you subsequently acquire. You may not revoke this election without the consent of the Internal Revenue Service.

     When you actually receive an interest payment, including a payment attributable to accrued but unpaid interest upon the sale or retirement of your note, denominated in, or determined by reference to, a foreign currency for which you accrued an amount of income, you will recognize ordinary income or loss measured by the difference, if any, between the exchange rate that you used to accrue interest income and the exchange rate in effect on the date of receipt, regardless of whether you actually convert the payment into U.S. dollars. However, you may not treat this ordinary income gain or loss as an adjustment to the interest income you receive.

ORIGINAL ISSUE DISCOUNT

     GENERAL. If you own a note, other than a short-term note with a term of one year or less, it will be treated as a discount note issued at an original issue discount if the amount by which the note's stated redemption price at maturity exceeds its issue price is more than a de minimis amount. Generally, a note's issue price will be the first price at which a substantial amount of notes included in the issue of which the note is a part is sold to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers. A note's stated redemption price at maturity is the total of all payments provided by the note that are not payments of qualified stated interest. Generally, an interest payment on a note is qualified stated interest if it is one of a series of stated interest payments on a note that are unconditionally payable at least annually at a single fixed rate, with certain exceptions for lower rates paid during some periods, applied to the outstanding principal amount of the note. There are special rules for variable rate notes that are discussed under "-- Variable Rate Notes".

     In general, your note is not a discount note if the amount by which its stated redemption price at maturity exceeds its issue price is less than the de minimis amount of 1/4 of 1% of its stated redemption price at maturity multiplied by the number of complete years to its maturity. Your note will have de minimis original issue discount if the amount of the excess is less than the de minimis amount. If your note has de minimis original issue discount, you must include the de minimis amount in income as stated principal payments are made on the note, unless you make the election described below under "-- Election to Treat All Interest as Original Issue Discount". You can determine the includible amount with respect to each such payment by multiplying the total amount of your note's de minimis original issue discount by a fraction equal to:

- the amount of the principal payment made

divided by

- the stated principal amount of the note.

     Generally, if your discount note matures more than one year from its date of issue, you must include original issue discount in income before you receive cash attributable to that income. The amount of OID that you must include in income is calculated using a constant-yield method, and generally you will include increasingly greater amounts of OID in income over the life of your note. More specifically, you can calculate the amount of accrued OID that you must include in income by adding the daily portions of OID with respect to your discount note for each day during the taxable year or portion of the taxable year that you hold your discount note. You can determine the daily portion by allocating to each day in any accrual period a pro rata portion of the OID allocable to that accrual period. You may select an accrual period of any length with respect to your note and you may vary the length of each accrual period over the term of your note. However, no accrual period may be longer than one year and each scheduled payment of interest or principal on the note must occur on either the first or final day of an accrual period.

     You can determine the amount of OID allocable to an accrual period by:

- multiplying your discount note's adjusted issue price at the beginning of the accrual period by your note's yield to maturity; and then

- subtracting from this figure the sum of the payments of qualified stated interest on your note allocable to the accrual period.

You must determine the note's yield to maturity on the basis of compounding at the close of each accrual period and adjusting for the length of each accrual period. Further, you can determine your discount note's adjusted issue price at the beginning of any accrual period by:

- adding your note's issue price and any accrued OID for each prior accrual period; and then

- subtracting any payments previously made on your note that were not qualified stated interest payments.

     If an interval between payments of qualified stated interest on your note contains more than one accrual period, then, when you determine the amount of OID allocable to an accrual period, you must allocate the amount of qualified stated interest payable at the end of the interval, including any qualified stated interest that is payable on the first day of the accrual period immediately following the interval, pro rata to each accrual period in the interval based on their relative lengths. In addition, you must increase the adjusted issue price at the beginning of each accrual period in the interval by the amount of any qualified stated interest that has accrued prior to the first day of the accrual period but that is not payable until the end of the interval. You may compute the amount of OID allocable to an initial short accrual period by using any reasonable method if all other accrual periods, other than a final short accrual period, are of equal length.

     The amount of OID allocable to the final accrual period is equal to the difference between:

- the amount payable at the maturity of your note, other than any payment of qualified stated interest; and

- your note's adjusted issue price as of the beginning of the final accrual period.

     ACQUISITION PREMIUM. If you purchase your note for an amount that is less than or equal to the sum of all amounts, other than qualified stated interest, payable on your note after the purchase date but is greater than the amount of your note's adjusted issue price, as determined above under "-- General", the excess is acquisition premium. If you do not make the election described below under "-- Election to Treat All Interest as Original Issue Discount", then you must reduce the daily portions of OID by an amount equal to:

- the excess of your adjusted basis in the note immediately after purchase over

- the adjusted issue price of the note

divided by:

- the excess of the sum of all amounts payable (other than qualified stated interest) on the note after the purchase date over

- the note's adjusted issue price.

     MARKET DISCOUNT. You will be treated as if you purchased your note, other than a short-term note, at a market discount, and your note will be a market discount note if:

- you purchase your note for less than its issue price as determined above under "-- General"; and

- the note's stated redemption price at maturity or, in the case of a discount note, the note's revised issue price, exceeds the price you paid for your note by at least 1/4 of 1% of your note's stated redemption price at maturity or revised issue price, respectively, multiplied by the number of complete years to the note's maturity. To determine the revised issue price of your note for these purposes, you generally add any OID that has accrued on your note to its issue price.

     If your note's stated redemption price at maturity or, in the case of a discount note, its revised issue price, does not exceed the price you paid for the note by 1/4 of 1% multiplied by the number of complete years to the note's maturity, the excess constitutes de minimis market discount, and the rules discussed below are not applicable to you.

     You must treat any gain you recognize on the maturity or disposition of your market discount note as ordinary income to the extent of the accrued market discount on your note. Alternatively, you may elect to include market discount in income currently over the life of your note. If you make this election, it will apply to all debt instruments with market discount that you acquire on or after the first day of the first taxable year to which the election applies. You may not revoke this election without the consent of the Internal Revenue Service. If you own a market discount note and do not make this election, you will generally be required to defer deductions for interest on borrowings allocable to your note in an amount not exceeding the accrued market discount on your note until the maturity or disposition of your note.

     You will accrue market discount on your market discount note on a straight-line basis unless you elect to accrue market discount using a constant-yield method. If you make this election, it will apply only to the note with respect to which it is made and you may not revoke it.

     If you are an accrual-basis taxpayer, you should be aware that the Clinton administration has recently proposed legislation that would require you to include market discount in income currently over the life of your note, subject to certain limitations. If enacted, this proposal would only be effective if you acquire your market discount note on or after the date of enactment. We do not yet know whether this proposal will be enacted or when it will become effective if enacted.

     PRE-ISSUANCE ACCRUED INTEREST. An election may be made to decrease the issue price of your note by the amount of pre-issuance accrued interest if:

- a portion of the initial purchase price of your note is attributable to pre-issuance accrued interest;

- the first stated interest payment on your note is to be made within one year of your note's issue date; and

- the payment will equal or exceed the amount of pre-issuance accrued interest.

     If this election is made, a portion of the first stated interest payment will be treated as a return of the excluded pre-issuance accrued interest and not as an amount payable on your note.

     NOTES SUBJECT TO CONTINGENCIES INCLUDING OPTIONAL REDEMPTION. Your note is subject to a contingency if it provides for an alternative payment schedule or schedules applicable upon the occurrence of a contingency or contingencies, other than a remote or incidental contingency, whether such contingency relates to payments of interest or of principal. In such a case, you must determine the yield and maturity of your note by assuming that the payments will be made according to the payment schedule most likely to occur if:

- the timing and amounts of the payments that comprise each payment schedule are known as of the issue date; and

- one of such schedules is significantly more likely than not to occur.

If there is no single payment schedule that is significantly more likely than not to occur, other than because of a mandatory sinking fund, you must include income on your note in accordance with the general rules that govern contingent payment obligations. These rules will be discussed in the applicable prospectus supplement.

     Notwithstanding the general rules for determining yield and maturity, if your note is subject to contingencies, and either you or we have an unconditional option or options that, if exercised, would require payments to be made on the note under an alternative payment schedule or schedules, then in the case of an option or options of ours, we will be deemed to exercise or not exercise an option or combination of options in the manner that minimizes the yield on your note and, in the case of an option or options that you hold, you will be deemed to exercise or not exercise an option or combination of options in the manner that maximizes the yield on your note. If both you and we hold options described in the preceding sentence, those rules will apply to each option in the order in which they may be exercised. You may determine the yield on your note for the purposes of those calculations by using any date on which your note may be redeemed or repurchased as the maturity date and the amount payable on the date that you chose in accordance with the terms of your note as the principal amount payable at maturity.

     If a contingency, including the exercise of an option, actually occurs or does not occur contrary to an assumption made according to the above rules then, except to the extent that a portion of your note is repaid as a result of this change in circumstances and solely to determine the amount and accrual of OID, you must redetermine the yield and maturity of your note by treating your note as having been retired and reissued on the date of the change in circumstances for an amount equal to your note's adjusted issue price on that date.

     ELECTION TO TREAT ALL INTEREST AS ORIGINAL ISSUE DISCOUNT. You may elect to include in gross income all interest that accrues on your note using the constant-yield method described above under "-- General", with the modifications described below. For purposes of this election, interest will include stated interest, OID, de minimis original issue discount, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium, described below under "-- Notes Purchased at a Premium", or acquisition premium.

     If you make this election for your note, then, when you apply the constant-yield method:

- the issue price of your note will equal your cost;

- the issue date of your note will be the date you acquired it; and

- no payments on your note will be treated as payments of qualified stated interest.

Generally, this election will apply only to the note for which you make it; however, if the note for which this election is made has amortizable bond premium, you will be deemed to have made an election to apply amortizable bond premium against interest for all debt instruments with amortizable bond premium, other than debt instruments the interest on which is excludible from gross income, that you hold as of the beginning of the taxable year to which the election applies or any taxable year thereafter. Additionally, if you make this election for a market discount note, you will be treated as having made the election discussed above under "-- Market

Discount" to include market discount in income currently over the life of all debt instruments that you currently hold or later acquire. You may not revoke any election to apply the constant-yield method to all interest on a note or the deemed elections with respect to amortizable bond premium or market discount notes without the consent of the Internal Revenue Service.

     VARIABLE RATE NOTES.  Your note will be a variable rate note if:

- your note's issue price does not exceed the total noncontingent principal payments by more than the lesser of:

  1. .015 multiplied by the product of the total noncontingent principal payments and the number of complete years to maturity from the issue date, or

  2. 15 percent of the total noncontingent principal payments; and

- your note provides for stated interest, compounded or paid at least annually, only at:

  1. one or more qualified floating rates,

  2. a single fixed rate and one or more qualified floating rates,

  3. a single objective rate, or

  4. a single fixed rate and a single objective rate that is a qualified inverse floating rate.

Your note will have a variable rate that is a qualified floating rate if:

- variations in the value of the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which your note is denominated; or

- the rate is equal to such a rate multiplied by either:

  1. a fixed multiple that is greater than 0.65 but not more than 1.35, or

  2. a fixed multiple that is greater than 0.65 but not more than 1.35, increased or decreased by a fixed rate; and

- the value of the rate on any date during the term of your note is set no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day.

     If your note provides for two or more qualified floating rates that are within 0.25 percentage points of each other on the issue date or can reasonably be expected to have approximately the same values throughout the term of the note, the qualified floating rates together constitute a single qualified floating rate.

     Your note will not have a qualified floating rate, however, if the rate is subject to certain restrictions (including caps, floors, governors, or other similar restrictions) unless such restrictions are fixed throughout the term of the note or are not reasonably expected to significantly affect the yield on the note.

     Your note will have a variable rate that is a single objective rate if:

- the rate is not a qualified floating rate;

- the rate is determined using a single, fixed formula that is based on objective financial or economic information that is not within the control of or unique to the circumstances of the issuer or a related party; and

- the value of the rate on any date during the term of your note is set no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day.

     Your note will not have a variable rate that is an objective rate, however, if it is reasonably expected that the average value of the rate during the first half of your note's term will be either significantly less than or significantly greater than the average value of the rate during the final half of your note's term.

     An objective rate as described above is a qualified inverse floating rate if:

- the rate is equal to a fixed rate minus a qualified floating rate; and

- the variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the cost of newly borrowed funds.

     Your note will also have a single qualified floating rate or an objective rate if interest on your note is stated at a fixed rate for an initial period of one year or less followed by either a qualified floating rate or an objective rate for a subsequent period, and either:

- the fixed rate and the qualified floating rate or objective rate have values on the issue date of the note that do not differ by more than 0.25 percentage points; or

- the value of the qualified floating rate or objective rate is intended to approximate the fixed rate.

     Commercial paper rate notes, prime rate notes, LIBOR notes, EURIBOR notes, treasury rate notes, CMT rate notes, CD rate notes, federal funds rate notes, and 11th district rate notes generally will be treated as variable rate notes under these rules.

     In general, if your variable rate note provides for stated interest at a single qualified floating rate or objective rate (or one of those rates after a single fixed rate for an initial period), all stated interest on your note is qualified stated interest. In this case, the amount of OID, if any, is determined by using, for a qualified floating rate or qualified inverse floating rate, the value as of the issue date of the qualified floating rate or qualified inverse floating rate, or, for any other objective rate, a fixed rate that reflects the yield reasonably expected for your note.

     If your variable rate note does not provide for stated interest at a single qualified floating rate or a single objective rate, and also does not provide for interest payable at a fixed rate other than a single fixed rate for an initial period, you generally must determine the interest and OID accruals on your note by:

- determining a fixed rate substitute for each variable rate provided under your variable rate note;

- constructing the equivalent fixed rate debt instrument (using the fixed rate substitute described above);

- determining the amount of qualified stated interest and OID with respect to the equivalent fixed rate debt instrument; and

- adjusting for actual variable rates during the applicable accrual period.

When you determine the fixed rate substitute for each variable rate provided under the variable rate note, you generally will use the value of each variable rate as of the issue date or, for an objective rate that is not a qualified inverse floating rate, a rate that reflects the reasonably expected yield on your note.

     If your variable rate note provides for stated interest either at one or more qualified floating rates or at a qualified inverse floating rate, and also provides for stated interest at a single fixed rate other than a single fixed rate for an initial period, you generally must determine interest and OID accruals by using the method described in the previous paragraph. However, your variable rate note will be treated, for purposes of the first three steps of the determination, as if your note had provided for a qualified floating rate, or a qualified inverse floating rate, rather than the fixed rate. The qualified floating rate, or qualified inverse floating rate, that replaces the fixed rate must be such that the fair market value of your variable rate note as of the issue date approximates the fair market value of an otherwise identical debt instrument that provides for the qualified floating rate, or qualified inverse floating rate, rather than the fixed rate.

     SHORT-TERM NOTES. In general, if you are an individual or other cash basis United States holder of a short-term note, you are not required to accrue OID, as specially defined below for the purposes of this paragraph, for United States federal income tax purposes unless you elect to do so. However, you may be required to include any stated interest in income as you receive it. If you are an accrual basis taxpayer, a taxpayer in a special class, including, but not limited to, a regulated investment company, common trust fund, or a certain type of pass-through entity, or a cash basis taxpayer who so elects, you will be required to accrue OID on short-term notes on either a straight-line basis or under the constant-yield method, based on daily compounding. If you are not required and do not elect to include OID in income currently, any gain you realize on the sale or retirement of your short-term note will be ordinary income to the extent of the accrued OID, which will be determined on a straight-line basis unless you make an election to accrue the OID under the constant-yield method, through the date of sale or retirement. However, if you are not required and do not elect to accrue OID on your short-term notes, you will be required to defer deductions for interest on borrowings allocable to your short-term notes in an amount not exceeding the deferred income until the deferred income is realized.

     When you determine the amount of OID subject to these rules, you must include all interest payments on your short-term note, including stated interest, in your short-term note's stated redemption price at maturity.

     FOREIGN CURRENCY DISCOUNT NOTES. If your discount note is denominated in, or determined by reference to, a foreign currency, you must determine OID for any accrual period on your discount note in the foreign currency and then translate the amount of OID into U.S. dollars in the same manner as stated interest accrued by an accrual basis United States holder, as described under "-- United States Holders -- Payments of Interest". You may recognize ordinary income or loss when you receive an amount attributable to OID in connection with a payment of interest or the sale or retirement of your note.

NOTES PURCHASED AT A PREMIUM

     If you purchase your note for an amount in excess of its principal amount, you may elect to treat the excess as amortizable bond premium. If you make this election, you will reduce the amount required to be included in your income each year with respect to interest on your note by the amount of amortizable bond premium allocable to that year, based on your note's yield to maturity. If your note is denominated in, or determined by reference to, a foreign currency, you will compute your amortizable bond premium in units of the foreign currency and your amortizable bond premium will reduce your interest income in units of the foreign currency. Gain or loss recognized that is attributable to changes in exchange rates between the time your amortized bond premium offsets interest income and the time of the acquisition of your note is generally taxable as ordinary income or loss. If you make an election to amortize bond premium, it will apply to all debt instruments, other than debt instruments the interest on which is excludible from gross income, that you hold at the beginning of the first taxable year to which the election applies or thereafter acquire, and you may not revoke it without the consent of the Internal Revenue Service. See also "-- Original Issue Discount -- Election to Treat All Interest as Original Issue Discount".

PURCHASE, SALE AND RETIREMENT OF THE NOTES

     Your tax basis in your note will generally be the U.S. dollar cost, as defined below, of your note, adjusted by:

- adding any OID or market discount, de minimis original issue discount and de minimis market discount; and then

- subtracting any payments on your note that are not qualified stated interest payments and any amortizable bond premium applied to reduce the interest on your note.

If you purchase your note with foreign currency, the U.S. dollar cost of your note will generally be the U.S. dollar value of the purchase price on the date of purchase. However, if you are a cash basis taxpayer, or an accrual basis taxpayer if you so elect, and your note is traded on an established securities market, as defined in the applicable Treasury regulations, the U.S. dollar cost of your note will be the U.S. dollar value of the purchase price on the settlement date of your purchase.

     You will generally recognize gain or loss on the sale or retirement of your note equal to the difference between the amount you realize on the sale or retirement and your tax basis in your note. If your note is sold or retired for an amount in foreign currency, the amount you realize will be the U.S. dollar value of such amount on:

- the date payment is received, if you are a cash basis taxpayer and the notes are not traded on an established securities market, as defined in the applicable Treasury regulations;

- the date of disposition, if you are an accrual basis taxpayer; or

- the settlement date for the sale, if you are a cash basis taxpayer, or an accrual basis United States holder that so elects, and the notes are traded on an established securities market, as defined in the applicable Treasury regulations.

     You will recognize capital gain or loss when you sell or retire your note, except to the extent attributable to changes in exchange rates as described in the next paragraph or to accrued but unpaid interest, described above under "-- Original Issue Discount -- Short-Term Notes" or "-- Market Discount", or subject to the rules governing contingent payment obligations. Capital gain of a non-corporate United States holder is generally taxed at a maximum rate of 20% where the property is held for more than one year.

     You must treat any portion of the gain or loss that you recognize on the sale or retirement of a note as ordinary income or loss to the extent attributable to changes in exchange rates. However, you only take exchange gain or loss into account to the extent of the total gain or loss you realize on the transaction.

EXCHANGE OF AMOUNTS IN OTHER THAN U.S. DOLLARS

     If you receive foreign currency as interest on your note or on the sale or retirement of your note, your tax basis in the foreign currency will equal its U.S. dollar value when the interest is received or at the time of the sale or retirement. If you purchase foreign currency, you generally will have a tax basis equal to the U.S. dollar value of the foreign currency on the date of your purchase. If you sell or dispose of a foreign currency, including if you use it to purchase notes or exchange it for U.S. dollars, any gain or loss recognized generally will be ordinary income or loss.

INDEXED AND OTHER NOTES

     The applicable prospectus supplement will discuss any special United States federal income tax rules with respect to contingent foreign currency notes, notes the payments on which are determined by reference to any index and other notes that are subject to the rules governing contingent payment obligations which are not subject to the rules governing variable rate notes.

                          UNITED STATES ALIEN HOLDERS

     This subsection describes the tax consequences to a United States alien holder. You are a United States alien holder if you are the beneficial owner of a note and are, for United States federal income tax purposes:

- a nonresident alien individual;

- a foreign corporation;

- a foreign partnership; or

- an estate or trust that is not subject to United States federal income tax on a net income basis on income or gain from a note.

If you are a United States holder, this section does not apply to you.

     This discussion assumes that the note is not subject to the rules of
Section 871(h)(4)(A) of the Internal Revenue Code, relating to interest payments that are determined by reference to the income, profits, changes in the value of property or other attributes of the debtor or a related party.

     Under present United States federal income and estate tax law, and subject to the discussion of backup withholding below, if you are a United States alien holder of a note:

- we and other payors will not be required to deduct United States withholding tax from payments of principal, premium, if any, and interest, including OID, to you if, in the case of interest:

   1. you do not actually or constructively own 10% or more of the total combined voting power of all classes of stock of

      The Goldman Sachs Group, Inc. entitled to vote,

   2. you are not a controlled foreign corporation that is related to us through stock ownership, and

      a. you certify to us or a U.S. payor, under penalties of perjury, that you are not a United States holder and provide your name and address, or

      b. a non-U.S. securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and holds the note certifies to us or a U.S. payor under penalties of perjury that a similar statement has been received from you by it or by a similar financial institution between it and you and furnishes the payor with a copy thereof; and

- no deduction for any United States federal withholding tax will be made from any gain that you realize on the sale or exchange of your note.

Further, a note held by an individual, who at death is not a citizen or resident of the United States will not be includible in the individual's gross estate for United States federal estate tax purposes if:

- the decedent did not actually or constructively own 10% or more of the total combined voting power of all classes of stock of The Goldman Sachs Group, Inc. entitled to vote at the time of death; and

- the income on the note would not have been effectively connected with a United States trade or business of the decedent at the same time.

     If you receive a payment after December 31, 2000, recently finalized Treasury regulations will apply. Under these final withholding regulations, after December 31, 2000, you may use an alternative method to satisfy the certification requirement described above. Additionally, if you are a partner in a foreign partnership, after December 31, 2000, you, in addition to the foreign partnership, must provide the certification described above, and the partnership must provide certain information, including a United States taxpayer identification number. The Internal Revenue Service will apply a look-through rule in the case of tiered partnerships.

                             BACKUP WITHHOLDING AND
                             INFORMATION REPORTING

UNITED STATES HOLDERS

     In general, if you are a non-corporate United States holder, we and other payors are required to report to the Internal Revenue Service all payments of principal, any premium and interest on your note and the accrual of OID on a discount note. In addition, the proceeds of the sale of your note before maturity within the United States will be reported to the Internal Revenue Service. Additionally, backup withholding at a rate of 31% will apply to any payments, including payments of OID, if you fail to provide an accurate certified taxpayer identification number, or you are notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns.

UNITED STATES ALIEN HOLDERS

     You are generally exempt from backup withholding and information reporting, with respect to any payments of principal, premium or interest, including OID, made by us and other payors, provided that you provide the certification described above under "-- United States Alien Holders", and provided further that the payor does not have actual knowledge that you are a United States person. See "-- United States Alien Holders" above for a discussion of the rules under the final withholding regulations. We and other payors, however, may report payments of interest on your notes on Internal Revenue Service Form 1042-S.

     In general, payment of the proceeds from the sale of notes to or through a United States office of a broker is subject to both United States backup withholding and information reporting. If, however, you are a United States alien holder, you will not be subject to information reporting and backup withholding if you certify as to your non-

United States status, under penalties of perjury, or otherwise establish an exemption. Payments of the proceeds from the sale by a United States alien holder of a note made to or through a foreign office of a broker will not be subject to information reporting or backup withholding. However, information reporting, but not backup withholding, may apply to a payment made outside the United States of the proceeds of a sale of a note through an office outside the United States if the broker is:

- a United States person;

- a controlled foreign corporation for United States tax purposes;

- a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period; or

- with respect to payments made after December 31, 2000, a foreign partnership, if at any time during its tax year:

  1. one or more of its partners are "U.S. persons", as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership; or

  2. the foreign partnership is engaged in a United States trade or business unless the broker has documentary evidence in its records that you are a non-U.S. person and does not have actual knowledge that you are a U.S. person, or you otherwise establish an exemption.

                    EMPLOYEE RETIREMENT INCOME SECURITY ACT

     This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan proposing to invest in the notes.

     The Goldman Sachs Group, Inc. and certain of its affiliates may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or a "disqualified person" within the meaning of the Internal Revenue Code with respect to many employee benefit plans. Prohibited transactions within the meaning of ERISA or the Internal Revenue Code may arise, for example, if the notes are acquired by or with the assets of a pension or other employee benefit plan for which The Goldman Sachs Group, Inc. or any of its affiliates is a service provider, unless those notes are acquired pursuant to an exemption for transactions effected on behalf of that plan by a "qualified professional asset manager" or an "in-house asset manager" or pursuant to any other available exemption. The assets of a pension or other employee benefit plan may include assets held in the general account of an insurance company that are deemed to be "plan assets" under ERISA.

 If you are an insurance company, or the fiduciary of a pension plan or an employee benefit plan and propose to invest in the notes, you should consult your legal counsel.

                             VALIDITY OF THE NOTES

     In connection with the commencement of our Series B medium-term note program, the validity of the notes will be passed upon for The Goldman Sachs Group, Inc. by one of its General Counsel, and for the agents by Sullivan & Cromwell, New York, New York. The opinions of the General Counsel of The Goldman Sachs Group, Inc. and of Sullivan & Cromwell will be based on certain assumptions about future actions required to be taken by The Goldman Sachs Group, Inc. and the trustee in connection with the issuance and sale of each note, about the specific terms of each note and about other matters that may affect the validity of the notes but cannot be ascertained on the date of those opinions.

     Sullivan & Cromwell has in the past represented and continues to represent Goldman Sachs on a regular basis and in a variety of matters. Sullivan & Cromwell represented The Goldman Sachs Group, Inc. in connection with our common stock offering and our underwritten debt offerings, and has performed services for The Goldman Sachs Group, Inc. in connection with this offering.

                                    EXPERTS

     The financial statements of Goldman Sachs as of November 28, 1997 and November 27, 1998 and for each of the three years in the period ended November 27, 1998 included in this prospectus and the financial statement schedule included in the registration statement have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The historical consolidated income statement data and balance sheet data set forth in "Selected Consolidated Financial Data" for each of the five years in the period ended November 27, 1998 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     With respect to the unaudited condensed consolidated financial statements of Goldman Sachs as of and for the three months ended February 26, 1999 and for the three months ended February 27, 1998, included in this prospectus, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated April 9, 1999 appearing herein states that they did not audit and they do not express an opinion on the unaudited condensed consolidated financial statements. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited historical financial information because this report is not a "report" or a "part" of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Securities Act of 1933.

     Except as otherwise indicated, all amounts with respect to the volume, number and market share of mergers and acquisitions and underwriting transactions and related ranking information included in this prospectus have been derived from information compiled and classified by Securities Data Company and have been so included in reliance on Securities Data Company's authority as experts in compiling and classifying information as to securities transactions.

                             AVAILABLE INFORMATION

     As a result of its common stock offering, The Goldman Sachs Group, Inc. is required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents filed by us at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public through the SEC's Internet site at http://www.sec.gov and through the NYSE, 20 Broad Street, New York, New York 10005.

     We have filed with the SEC a registration statement on Form S-1 relating to the notes. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document, please be aware that the reference is not necessarily complete and that you should refer to the exhibits that are part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC's public reference room in Washington, D.C. as well as through the SEC's Internet site noted above.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Consolidated Financial Statements as of November 27, 1998
  and November 28, 1997 and for the three years in the
  period ended November 27, 1998
Report of Independent Accountants...........................   F-2
Consolidated Statements of Earnings.........................   F-3
Consolidated Statements of Financial Condition..............   F-4
Consolidated Statements of Changes in Partners' Capital.....   F-5
Consolidated Statements of Cash Flows.......................   F-6
Notes to Consolidated Financial Statements..................   F-7
Condensed Consolidated Financial Statements as of February
  26, 1999 and for the three months ended February 26, 1999
  and February 27, 1998 (unaudited)
Review Report of Independent Accountants....................  F-24
Condensed Consolidated Statements of Earnings...............  F-25
Condensed Consolidated Statement of Financial Condition.....  F-26
Condensed Consolidated Statement of Changes in Partners'
  Capital...................................................  F-27
Condensed Consolidated Statements of Cash Flows.............  F-28
Notes to Condensed Consolidated Financial Statements........  F-29

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Partners,
The Goldman Sachs Group, L.P.:

In our opinion, the accompanying consolidated statements of financial condition and the related consolidated statements of earnings, changes in partners' capital and cash flows (included on pages F-3 to F-23 of this prospectus) present fairly, in all material respects, the consolidated financial position of The Goldman Sachs Group, L.P. and Subsidiaries (the "Firm") as of November 27, 1998 and November 28, 1997, and the results of their consolidated operations and their consolidated cash flows for the three years in the period ended November 27, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Firm's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards, which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

We have also previously audited, in accordance with generally accepted auditing standards, the consolidated statements of financial condition as of November 29, 1996, November 24, 1995 and November 25, 1994, and the related consolidated statements of earnings, changes in partners' capital and cash flows for the years ended November 24, 1995 and November 25, 1994 (none of which are presented herein); and we expressed unqualified opinions on those consolidated financial statements. In our opinion, the information set forth in the selected historical consolidated income statement and balance sheet data for each of the five years in the period ended November 27, 1998 (included on pages 38 and 39 of this prospectus) is fairly stated, in all material respects, in relation to the consolidated financial statements from which it has been derived.

/s/ PRICEWATERHOUSECOOPERS LLP

New York, New York
January 22, 1999.

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF EARNINGS

                                                                    YEAR ENDED NOVEMBER
                                                            -----------------------------------
                                                             1996          1997          1998
                                                             ----          ----          ----
                                                                       (in millions)
REVENUES:
Investment banking........................................  $ 2,113       $ 2,587       $ 3,368
Trading and principal investments.........................    2,496         2,303         2,015
Asset management and securities services..................      981         1,456         2,085
Interest income...........................................   11,699        14,087        15,010
                                                            -------       -------       -------
          Total revenues..................................   17,289        20,433        22,478
Interest expense, principally on short-term funding.......   11,160        12,986        13,958
                                                            -------       -------       -------
          Revenues, net of interest expense...............    6,129         7,447         8,520
OPERATING EXPENSES:
Compensation and benefits.................................    2,421         3,097         3,838
Brokerage, clearing and exchange fees.....................      278           357           424
Market development........................................      137           206           287
Communications and technology.............................      173           208           265
Depreciation and amortization.............................      172           178           242
Occupancy.................................................      154           168           207
Professional services and other...........................      188           219           336
                                                            -------       -------       -------
          Total operating expenses........................    3,523         4,433         5,599
Pre-tax earnings..........................................    2,606         3,014         2,921
Provision for taxes.......................................      207           268           493
                                                            -------       -------       -------
Net earnings..............................................  $ 2,399       $ 2,746       $ 2,428
                                                            =======       =======       =======

  The accompanying notes are an integral part of these consolidated financial statements.

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                                 AS OF NOVEMBER
                                                              --------------------
                                                                1997        1998
                                                                ----        ----
                                                                 (in millions)
ASSETS:
Cash and cash equivalents...................................  $  1,328    $  2,836
Cash and securities segregated in compliance with U.S.
  federal and other regulations (principally U.S. government
  obligations)..............................................     4,903       7,887
Receivables from brokers, dealers and clearing
  organizations.............................................     3,754       4,321
Receivables from customers and counterparties...............    10,060      14,953
Securities borrowed.........................................    51,058      69,158
Securities purchased under agreements to resell.............    39,376      37,484
Right to receive securities.................................        --       7,564
Financial instruments owned, at fair value:
  Commercial paper, certificates of deposit and time
     deposits...............................................     1,477       1,382
  U.S. government, federal agency and sovereign
     obligations............................................    25,736      24,789
  Corporate debt............................................    11,321      10,744
  Equities and convertible debentures.......................    11,870      11,066
  State, municipal and provincial obligations...............     1,105         918
  Derivative contracts......................................    13,788      21,299
  Physical commodities......................................     1,092         481
Other assets................................................     1,533       2,498
                                                              --------    --------
                                                              $178,401    $217,380
                                                              ========    ========
LIABILITIES AND NET WORTH:
Short-term borrowings, including commercial paper...........  $ 21,008    $ 27,430
Payables to brokers, dealers and clearing organizations.....       952         730
Payables to customers and counterparties....................    22,995      36,179
Securities loaned...........................................    17,627      21,117
Securities sold under agreements to repurchase..............    44,057      36,257
Obligation to return securities.............................        --       9,783
Financial instruments sold, but not yet purchased, at fair
  value:
  U.S. government, federal agency and sovereign
     obligations............................................    22,371      22,360
  Corporate debt............................................     1,708       1,441
  Equities and convertible debentures.......................     6,357       6,406
  Derivative contracts......................................    15,964      24,722
  Physical commodities......................................        78         966
Other liabilities and accrued expenses......................     3,080       3,699
Long-term borrowings........................................    15,667      19,906
                                                              --------    --------
                                                               171,864     210,996
Commitments and contingencies
Partners' capital allocated for income taxes and potential
  withdrawals...............................................       430          74
Partners' capital...........................................     6,107       6,310
                                                              --------    --------
                                                              $178,401    $217,380
                                                              ========    ========

  The accompanying notes are an integral part of these consolidated financial statements.

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES

            CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS' CAPITAL

                                                                   YEAR ENDED NOVEMBER
                                                              -----------------------------
                                                               1996       1997       1998
                                                               ----       ----       ----
                                                                      (in millions)
Partners' capital, beginning of year........................  $ 4,905    $ 5,309    $ 6,107
Additions:
  Net earnings..............................................    2,399      2,746      2,428
  Capital contributions.....................................        4         89          9
                                                              -------    -------    -------
          Total additions...................................    2,403      2,835      2,437
Deductions:
  Returns on capital and certain distributions to
     partners...............................................     (473)      (557)      (619)
  Termination of the Profit Participation Plans.............       --         --       (368)
  Transfers to partners' capital allocated for income taxes
     and potential withdrawals, net.........................   (1,526)    (1,480)    (1,247)
                                                              -------    -------    -------
          Total deductions..................................   (1,999)    (2,037)    (2,234)
                                                              -------    -------    -------
Partners' capital, end of year..............................  $ 5,309    $ 6,107    $ 6,310
                                                              =======    =======    =======

  The accompanying notes are an integral part of these consolidated financial statements.

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                    YEAR ENDED NOVEMBER
                                                              -------------------------------
                                                                1996       1997        1998
                                                                ----       ----        ----
                                                                       (in millions)
Cash flows from operating activities:
  Net earnings..............................................  $  2,399    $ 2,746    $  2,428
  Non-cash items included in net earnings:
    Depreciation and amortization...........................       172        178         242
    Deferred income taxes...................................        85         32          23
  Changes in operating assets and liabilities:
    Cash and securities segregated in compliance with U.S.
     federal and other regulations..........................    (1,445)      (670)     (2,984)
    Net receivables from brokers, dealers and clearing
     organizations..........................................       169     (1,599)       (789)
    Net payables to customers and counterparties............     4,279      2,339       8,116
    Securities borrowed, net................................   (17,075)    (8,124)    (14,610)
    Financial instruments owned, at fair value..............    (9,415)    (7,439)        148
    Financial instruments sold, but not yet purchased, at
     fair value.............................................     5,276     11,702       7,559
    Other, net..............................................       926        905         (71)
                                                              --------    -------    --------
      Net cash (used for)/provided by operating
       activities...........................................   (14,629)        70          62
                                                              --------    -------    --------
Cash flows from investing activities:
  Property, leasehold improvements and equipment............      (258)      (259)       (476)
  Financial instruments owned, at fair value................       115       (360)       (180)
  Acquisitions, net of cash acquired........................       (75)       (74)         --
                                                              --------    -------    --------
      Net cash used for investing activities................      (218)      (693)       (656)
                                                              --------    -------    --------
Cash flows from financing activities:
  Short-term borrowings, net................................       391      1,082       2,193
  Securities sold under agreements to repurchase, net.......    16,012     (4,717)     (5,909)
  Issuance of long-term borrowings..........................     5,172      7,734      10,527
  Repayment of long-term borrowings.........................    (3,986)    (1,855)     (2,058)
  Capital contributions.....................................         4         89           9
  Returns on capital and certain distributions to
    partners................................................      (473)      (557)       (619)
  Termination of the Profit Participation Plans.............        --         --        (368)
  Partners' capital allocated for income taxes and potential
    withdrawals.............................................    (1,017)    (2,034)     (1,673)
                                                              --------    -------    --------
      Net cash provided by/(used for) financing
       activities...........................................    16,103       (258)      2,102
                                                              --------    -------    --------
  Net increase/(decrease) in cash and cash equivalents......     1,256       (881)      1,508
Cash and cash equivalents, beginning of year................       953      2,209       1,328
                                                              --------    -------    --------
Cash and cash equivalents, end of year......................  $  2,209    $ 1,328    $  2,836
                                                              ========    =======    ========

SUPPLEMENTAL DISCLOSURES:

Cash payments for interest approximated the related expense for each of the fiscal periods presented. Payments of income taxes were not material.

A zero coupon bond of $32 million representing a portion of the acquisition price of CIN Management Limited was recorded on the consolidated statement of financial condition as of November 1996 and was excluded from the consolidated statement of cash flows as it represented a non-cash item.

An increase in total assets and liabilities of $11.64 billion related to the provisions of SFAS No. 125 that were deferred under SFAS No. 127 was excluded from the consolidated statement of cash flows for the year ended November 1998 as it represented a non-cash item.

  The accompanying notes are an integral part of these consolidated financial statements.

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.  DESCRIPTION OF BUSINESS

     The Goldman Sachs Group, L.P., a Delaware limited partnership ("Group L.P."), together with its consolidated subsidiaries (collectively, the "Firm"), is a global investment banking and securities firm that provides a wide range of services worldwide to a substantial and diversified client base.

     The Firm's activities are divided into three principal business lines:

     - Investment Banking, which includes financial advisory services and underwriting;

     - Trading and Principal Investments, which includes fixed income, currency and commodities ("FICC"), equities and principal investments (principal investments reflect primarily the Firm's investments in its merchant banking funds); and

     - Asset Management and Securities Services, which includes asset management, securities services and commissions.

NOTE 2.  SIGNIFICANT ACCOUNTING POLICIES

  BASIS OF PRESENTATION

     The consolidated financial statements include the accounts of Group L.P. and its U.S. and international subsidiaries including Goldman, Sachs & Co. ("GS&Co.") and J. Aron & Company in New York, Goldman Sachs International ("GSI") in London and Goldman Sachs (Japan) Ltd. ("GSJL") in Tokyo. Certain reclassifications have been made to prior year amounts to conform to the current presentation.

     These consolidated financial statements have been prepared in accordance with generally accepted accounting principles that require management to make estimates and assumptions regarding trading inventory valuations, partner retirements, the outcome of pending litigation and other matters that affect the consolidated financial statements and related disclosures. These estimates and assumptions are based on judgment and available information and, consequently, actual results could be materially different from these estimates.

     Unless otherwise stated herein, all references to 1996, 1997 and 1998 refer to the Firm's fiscal year ended, or the date, as the context requires, November 29, 1996, November 28, 1997 and November 27, 1998, respectively.

  CASH AND CASH EQUIVALENTS

     The Firm defines cash equivalents as highly liquid overnight deposits held in the ordinary course of business.

  REPURCHASE AGREEMENTS AND COLLATERALIZED FINANCING ARRANGEMENTS

     Securities purchased under agreements to resell and securities sold under agreements to repurchase, principally U.S. government, federal agency and investment-grade foreign sovereign obligations, represent short-term collateralized financing transactions and are carried at their contractual amounts plus accrued interest. These amounts are presented on a net-by-counterparty basis, where management believes a legal right of setoff exists under an enforceable master netting agreement. The Firm takes possession of securities purchased under agreements to resell, monitors the market value of the underlying securities on a daily basis and obtains additional collateral as appropriate.

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES

     Securities borrowed and loaned are recorded on the statements of financial condition based on the amount of cash collateral advanced or received. These transactions are generally collateralized by either cash, securities or letters of credit. The Firm takes possession of securities borrowed, monitors the market value of securities loaned and obtains additional collateral as appropriate. Income or expense is recognized as interest over the life of the transaction.

  FINANCIAL INSTRUMENTS

     Gains and losses on financial instruments and commission income and related expenses are recorded on a trade date basis in the consolidated statements of earnings. For purposes of the consolidated statements of financial condition only, purchases and sales of financial instruments, including agency transactions, are generally recorded on a settlement date basis. Recording such transactions on a trade date basis would not result in a material adjustment to the consolidated statements of financial condition.

     Substantially all financial instruments used in the Firm's trading and non-trading activities are carried at fair value or amounts that approximate fair value and unrealized gains and losses are recognized in earnings. Fair value is based generally on listed market prices or broker or dealer price quotations. To the extent that prices are not readily available, fair value is based on either internal valuation models or management's estimate of amounts that could be realized under current market conditions, assuming an orderly liquidation over a reasonable period of time. Certain over-the-counter ("OTC") derivative instruments are valued using pricing models that consider, among other factors, current and contractual market prices, time value, and yield curve and/or volatility factors of the underlying positions. The fair value of the Firm's trading and non-trading assets and liabilities is discussed further in Notes 3, 4 and 5.

  PRINCIPAL INVESTMENTS

     Principal investments are carried at fair value, generally as evidenced by quoted market prices or by comparable substantial third-party transactions. Where fair value is not readily ascertainable, principal investments are recorded at cost or management's estimate of the realizable value.

     The Firm is entitled to receive merchant banking overrides (i.e., an increased share of a fund's income and gains) when the return on the fund's investments exceeds certain threshold returns. Overrides are based on investment performance over the life of each merchant banking fund, and future investment underperformance may require amounts previously distributed to the Firm to be returned to the funds. Accordingly, overrides are recognized in earnings only when management determines that the probability of return is remote. Overrides are included in "Asset Management and Securities Services" on the consolidated statements of earnings.

  DERIVATIVE CONTRACTS

     Derivatives used for trading purposes are reported at fair value and are included in "Derivative contracts" on the consolidated statements of financial condition. Gains and losses on derivatives used for trading purposes are included in "Trading and Principal Investments" on the consolidated statements of earnings.

     Derivatives used for non-trading purposes include interest rate futures contracts and interest rate and currency swap agreements, which are primarily utilized to convert a substantial portion of the Firm's fixed rate debt into U.S. dollar-based floating rate obligations. Gains and losses on

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES these transactions are generally deferred and recognized as adjustments to interest expense over the life of the derivative contract. Gains and losses resulting from the early termination of derivatives used for non-trading purposes are generally deferred and recognized over the remaining life of the underlying debt. If the underlying debt is terminated prior to its stated maturity, gains and losses on these transactions, including the associated hedges, are recognized in earnings immediately.

     Derivatives are reported on a net-by-counterparty basis on the consolidated statements of financial condition where management believes a legal right of setoff exists under an enforceable master netting agreement.

  PROPERTY, LEASEHOLD IMPROVEMENTS AND EQUIPMENT

     Depreciation and amortization generally are computed using accelerated cost recovery methods for all property and equipment and for leasehold improvements where the term of the lease is greater than the economic useful life of the asset. All other leasehold improvements are amortized on a straight-line basis over the term of the lease.

  GOODWILL

     The cost of acquired companies in excess of the fair value of net assets acquired at acquisition date is recorded as goodwill and amortized over periods of 15 to 25 years on a straight-line basis.

  PROVISION FOR TAXES

     The Firm accounts for income taxes incurred by its corporate subsidiaries in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes". The consolidated statements of earnings for the periods presented include a provision for, or benefit from, income taxes on income earned, or losses incurred, by Group L.P. and its subsidiaries including a provision for, or benefit from, unincorporated business tax on income earned, or losses incurred, by Group L.P. and its subsidiaries conducting business in New York City. No additional income tax provision is required in the consolidated statements of earnings because Group L.P. is a partnership and the remaining tax effects accrue directly to its partners.

  FOREIGN CURRENCY TRANSLATION

     Assets and liabilities of subsidiaries whose functional currency is other than the U.S. dollar are translated using currency exchange rates prevailing at the end of the period presented, while revenues and expenses are translated using average exchange rates during the period. Gains or losses resulting from the translation of foreign currency financial statements are recorded as cumulative translation adjustments, and are included as a component of "Partners' capital allocated for income taxes and potential withdrawals" on the consolidated statements of financial condition. Gains or losses resulting from foreign exchange transactions are recorded in earnings.

  INVESTMENT BANKING

     Underwriting revenues and fees from mergers and acquisitions and other corporate finance advisory assignments are recorded when the underlying transaction is completed under the terms of the engagement. Syndicate expenses related to securities offerings in which the Firm acts as an underwriter or agent are deferred until the related revenue is recognized.

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES

  ACCOUNTING DEVELOPMENTS

     In June 1996, the Financial Accounting Standards Board ("FASB") issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities", effective for transactions occurring after December 31, 1996. SFAS No. 125 establishes standards for distinguishing transfers of financial assets that are accounted for as sales from transfers that are accounted for as secured borrowings.

     The provisions of SFAS No. 125 relating to repurchase agreements, securities lending transactions and other similar transactions were deferred by the provisions of SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125", and became effective for transactions entered into after December 31, 1997. This Statement requires that the collateral obtained in certain types of secured lending transactions be recorded on the balance sheet with a corresponding liability reflecting the obligation to return such collateral to its owner. Effective January 1, 1998, the Firm adopted the provisions of SFAS No. 125 that were deferred by SFAS No. 127. The adoption of this standard increased the Firm's total assets and liabilities by $11.64 billion as of November 1998.

     In February 1997, the FASB issued SFAS No. 128, "Earnings Per Share" ("EPS"), effective for periods ending after December 15, 1997, with restatement required for all prior periods. SFAS No. 128 establishes new standards for computing and presenting EPS. This Statement replaces primary and fully diluted EPS with "basic EPS", which excludes dilution, and "diluted EPS", which includes the effect of all potentially dilutive common shares and other dilutive securities. Because the Firm has not historically reported EPS, this Statement will have no impact on the Firm's historical financial statements. This Statement will, however, apply to financial statements of the Firm prepared after its common stock offering.

     In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income", effective for fiscal years beginning after December 15, 1997, with reclassification of earlier periods required for comparative purposes. SFAS No. 130 establishes standards for the reporting and presentation of comprehensive income and its components in the financial statements. The Firm intends to adopt this standard in the first quarter of fiscal 1999. This Statement is limited to issues of reporting and presentation and, therefore, will not affect the Firm's results of operations or financial condition.

     In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", effective for fiscal years beginning after December 15, 1997, with reclassification of earlier periods required for comparative purposes. SFAS No. 131 establishes the criteria for determining an operating segment and establishes the disclosure requirements for reporting information about operating segments. The Firm intends to adopt this standard at the end of fiscal 1999. This Statement is limited to issues of reporting and presentation and, therefore, will not affect the Firm's results of operations or financial condition.

     In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits", effective for fiscal years beginning after December 15, 1997, with restatement of disclosures for earlier periods required for comparative purposes. SFAS No. 132 revises certain employers' disclosures about pension and other post-retirement benefit plans. The Firm intends to adopt this standard at the end of fiscal 1999. This Statement is limited to issues of reporting and presentation and, therefore, will not affect the Firm's results of operations or financial condition.

     In March 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position ("SOP") No. 98-1, "Accounting for

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES the Costs of Computer Software Developed or Obtained for Internal Use", effective for fiscal years beginning after December 15, 1998. SOP No. 98-1 requires that certain costs of computer software developed or obtained for internal use be capitalized and amortized over the useful life of the related software. The Firm currently expenses the cost of all software development in the period in which it is incurred. The Firm intends to adopt this Statement in fiscal 2000 and is currently assessing its effect.

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", effective for fiscal years beginning after June 15, 1999. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. This Statement requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial condition and measure those instruments at fair value. The accounting for changes in the fair value of a derivative instrument depends on its intended use and the resulting designation. The Firm intends to adopt this standard in fiscal 2000 and is currently assessing its effect.

NOTE 3.  FINANCIAL INSTRUMENTS

     Financial instruments, including both cash instruments and derivatives, are used to manage market risk, facilitate customer transactions, engage in trading transactions and meet financing objectives. These instruments can be either executed on an exchange or negotiated in the OTC market.

     Transactions involving financial instruments sold, but not yet purchased, entail an obligation to purchase a financial instrument at a future date. The Firm may incur a loss if the market value of the financial instrument subsequently increases prior to the purchase of the instrument.

  FAIR VALUE OF FINANCIAL INSTRUMENTS

     Substantially all of the Firm's assets and liabilities are carried at fair value or amounts that approximate fair value.

     Trading assets and liabilities, including derivative contracts used for trading purposes, are carried at fair value and reported as financial instruments owned and financial instruments sold, but not yet purchased on the consolidated statements of financial condition. Non-trading assets and liabilities are carried at fair value or amounts that approximate fair value.

     Non-trading assets include cash and cash equivalents, cash and securities segregated in compliance with U.S. federal and other regulations, receivables from brokers, dealers and clearing organizations, receivables from customers and counterparties, securities borrowed, securities purchased under agreements to resell, right to receive securities and certain investments, primarily those made in connection with the Firm's merchant banking activities.

     Non-trading liabilities include short-term borrowings, payables to brokers, dealers and clearing organizations, payables to customers and counterparties, securities loaned, securities sold under agreements to repurchase, obligation to return securities, other liabilities and accrued expenses and long-term borrowings. Fair value of the Firm's long-term borrowings and associated hedges is discussed in Note 5.

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES

  TRADING AND PRINCIPAL INVESTMENTS

     The Firm's Trading and Principal Investments business facilitates customer transactions and takes proprietary positions through market-making in and trading of securities, currencies, commodities and swaps and other derivatives. Derivative financial instruments are often used to hedge cash instruments or other derivative financial instruments as an integral part of the Firm's strategies. As a result, it is necessary to view the results of any activity on a fully-integrated basis, including cash positions, the effect of related derivatives and the financing of the underlying positions.

     Net revenues represent total revenues less allocations of interest expense to specific securities, commodities and other positions in relation to the level of financing incurred by each. The following table sets forth the net revenues of the Firm's Trading and Principal Investments business:

                                                            YEAR ENDED NOVEMBER
                                                         --------------------------
                                                          1996      1997      1998
                                                          ----      ----      ----
                                                               (in millions)
FICC...................................................  $1,749    $2,055    $1,438
Equities...............................................     730       573       795
Principal investments..................................     214       298       146
                                                         ------    ------    ------
Total Trading and Principal Investments................  $2,693    $2,926    $2,379
                                                         ======    ======    ======

  RISK MANAGEMENT

     The Firm seeks to monitor and control its risk exposure through a variety of separate but complementary financial, credit, operational and legal reporting systems for individual entities and the Firm as a whole. Management believes that it has effective procedures for evaluating and managing the market, credit and other risks to which it is exposed. The Management Committee, the Firm's primary decision-making body, determines (both directly and through delegated authority) the types of business in which the Firm engages, approves guidelines for accepting customers for all product lines, outlines the terms under which customer business is conducted and establishes the parameters for the risks that the Firm is willing to undertake in its business.

     MARKET RISK. The Firmwide Risk Committee, which reports to senior management and meets weekly, is responsible for managing and monitoring all of the Firm's risk exposures. In addition, the Firm maintains segregation of duties, with credit review and risk-monitoring functions performed by groups that are independent from revenue-producing departments.

     The potential for changes in the market value of the Firm's trading positions is referred to as "market risk". The Firm's trading positions result from underwriting, market-making and proprietary trading activities.

     The broadly defined categories of market risk include exposures to interest rates, currency rates, equity prices and commodity prices.

- Interest rate risks primarily result from exposures to changes in the level, slope and curvature of the yield curve, the volatility of interest rates, mortgage prepayment speeds and credit spreads.

- Currency rate risks result from exposures to changes in spot prices, forward prices and volatilities of currency rates.

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES

- Equity price risks result from exposures to changes in prices and volatilities of individual equities, equity baskets and equity indices.

- Commodity price risks result from exposures to changes in spot prices, forward prices and volatilities of commodities, such as electricity, natural gas, crude oil, petroleum products and precious and base metals.

     These risk exposures are managed through diversification, by controlling position sizes and by establishing offsetting hedges in related securities or derivatives. For example, the Firm may hedge a portfolio of common stock by taking an offsetting position in a related equity-index futures contract. The ability to manage these exposures may, however, be limited by adverse changes in the liquidity of the security or the related hedge instrument and in the correlation of price movements between the security and the related hedge instrument.

     CREDIT RISK. Credit risk represents the loss that the Firm would incur if a counterparty or issuer of securities or other instruments it holds fails to perform its contractual obligations to the Firm. To reduce its credit exposures, the Firm seeks to enter into netting agreements with counterparties that permit the Firm to offset receivables and payables with such counterparties. The Firm does not take into account any such agreements when calculating credit risk, however, unless management believes a legal right of setoff exists under an enforceable master netting agreement.

     Credit concentrations may arise from trading, underwriting and securities borrowing activities and may be impacted by changes in economic, industry or political factors. The Firm's concentration of credit risk is monitored actively by the Credit Policy Committee. As of November 1998, U.S. government and federal agency obligations represented 7% of the Firm's total assets. In addition, most of the Firm's securities purchased under agreements to resell are collateralized by U.S. government, federal agency and sovereign obligations.

  DERIVATIVE ACTIVITIES

     Most of the Firm's derivative transactions are entered into for trading purposes. The Firm uses derivatives in its trading activities to facilitate customer transactions, to take proprietary positions and as a means of risk management. The Firm also enters into non-trading derivative contracts to manage the interest rate and currency exposure on its long-term borrowings. Non-trading derivatives related to the Firm's long-term borrowings are discussed in
Note 5.

     Derivative contracts are financial instruments, such as futures, forwards, swaps or option contracts, that derive their value from underlying assets, indices, reference rates or a combination of these factors. Derivatives may involve future commitments to purchase or sell financial instruments or commodities, or to exchange currency or interest payment streams. The amounts exchanged are based on the specific terms of the contract with reference to specified rates, securities, commodities or indices.

     Derivative contracts exclude certain cash instruments, such as mortgage-backed securities, interest-only and principal-only obligations and indexed debt instruments, that derive their values or contractually required cash flows from the price of some other security or index. Derivatives also exclude option features that are embedded in cash instruments, such as the conversion features and call provisions embedded in bonds. The Firm has elected to include commodity-related contracts in its derivative disclosure, although not required to do so, as these contracts may be settled in cash or are readily convertible into cash.

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES

     The gross notional (or contractual) amounts of derivative financial instruments represent the volume of these transactions and not the amounts potentially subject to market risk. In addition, measurement of market risk is meaningful only when all related and offsetting transactions are taken into consideration. Gross notional (or contractual) amounts of derivative financial instruments used for trading purposes with off-balance-sheet market risk are set forth below:

                                                                 AS OF NOVEMBER
                                                             ----------------------
                                                               1997         1998
                                                               ----         ----
                                                                 (in millions)
INTEREST RATE RISK:
Financial futures and forward settlement contracts.........  $334,916    $  406,302
Swap agreements............................................   918,067     1,848,977
Written option contracts...................................   351,359       423,561

EQUITY PRICE RISK:
Financial futures and forward settlement contracts.........     7,457         7,405
Swap agreements............................................     1,993         2,752
Written option contracts...................................    51,916        54,856

CURRENCY AND COMMODITY PRICE RISK:
Financial futures and forward settlement contracts.........   355,882       420,138
Swap agreements............................................    32,355        51,502
Written option contracts...................................   179,481       183,929

     Market risk on purchased option contracts is limited to the market value of the option; therefore, purchased option contracts have no off-balance-sheet market risk. The gross notional (or contractual) amounts of purchased option contracts used for trading purposes are set forth below:

                                                                 AS OF NOVEMBER
                                                              --------------------
                                                                1997        1998
                                                                ----        ----
                                                                 (in millions)
PURCHASED OPTION CONTRACTS:
Interest rate...............................................  $301,685    $509,770
Equity......................................................    24,021      59,571
Currency and commodity......................................   180,859     186,748

     The Firm utilizes replacement cost as its measure of derivative credit risk. Replacement cost, as reported in financial instruments owned, at fair value on the consolidated statements of financial condition, represents amounts receivable from various counterparties, net of any unrealized losses owed where management believes a legal right of setoff exists under an enforceable master netting agreement. Replacement cost for purchased option contracts is the market value of the contract. The Firm controls its credit risk through an established credit approval process, by monitoring counterparty limits, obtaining collateral where appropriate and, in some cases, using legally enforceable master netting agreements.

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES

     The fair value of derivative financial instruments used for trading purposes, computed in accordance with the Firm's netting policy, is set forth below:

                                                                            AS OF NOVEMBER
                                                           ------------------------------------------------
                                                                    1997                      1998
                                                           ----------------------    ----------------------
                                                           ASSETS     LIABILITIES    ASSETS     LIABILITIES
                                                           -------    -----------    -------    -----------
                                                                            (in millions)
PERIOD END:
Forward settlement contracts.............................  $ 3,634      $ 3,436      $ 4,061      $ 4,201
Swap agreements..........................................    4,269        5,358       10,000       11,475
Option contracts.........................................    5,787        7,166        7,140        9,038
                                                           -------      -------      -------      -------
Total....................................................  $13,690      $15,960      $21,201      $24,714
                                                           =======      =======      =======      =======
MONTHLY AVERAGE:
Forward settlement contracts.............................  $ 3,351      $ 3,162      $ 4,326      $ 3,979
Swap agreements..........................................    3,397        4,020        7,340        8,158
Option contracts.........................................    4,511        5,059        6,696        8,958
                                                           -------      -------      -------      -------
Total....................................................  $11,259      $12,241      $18,362      $21,095
                                                           =======      =======      =======      =======

NOTE 4.  SHORT-TERM BORROWINGS

     The Firm obtains secured short-term financing principally through the use of repurchase agreements and securities lending agreements, collateralized mainly by U.S. government, federal agency, investment grade foreign sovereign obligations and equity securities. The Firm obtains unsecured short-term borrowings through issuance of commercial paper, promissory notes and bank loans. The carrying value of these short-term obligations approximates fair value due to their short-term nature.

     Short-term borrowings are set forth below:

                                                           AS OF NOVEMBER
                                                         ------------------
                                                          1997       1998
                                                          ----       ----
                                                           (in millions)
Commercial paper.......................................  $ 4,468    $10,008
Promissory notes(1)....................................   10,411     10,763
Bank loans and other(1)................................    6,129      6,659
                                                         -------    -------
Total(2)...............................................  $21,008    $27,430
                                                         =======    =======

---------------
(1) As of November 1997 and November 1998, short-term borrowings included $2,454 million and $2,955 million of long-term borrowings maturing within one year, respectively.

(2) Weighted average interest rates for total short-term borrowings, including commercial paper, were 5.43% as of November 1997 and 5.19% as of November 1998.

     The Firm maintains unencumbered securities with a market value in excess of all uncollateralized short-term borrowings.

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES

NOTE 5.  LONG-TERM BORROWINGS

     The Firm's long-term borrowings are set forth below:

                                                           AS OF NOVEMBER
                                                         -------------------
                                                           1997       1998
                                                           ----       ----
                                                            (in millions)
Fixed-rate obligations(1)
  U.S. dollar denominated..............................  $ 5,217     $ 5,260
  Non-U.S. dollar denominated..........................    1,556       2,066
Floating-rate obligations(2)
  U.S. dollar denominated..............................    8,342      11,858
  Non-U.S. dollar denominated..........................      552         722
                                                         -------     -------
Total long-term borrowings(3)..........................  $15,667     $19,906
                                                         =======     =======

---------------
(1) Interest rate ranges for U.S. dollar and non-U.S. dollar fixed rate obligations are set forth below:

                                                                   AS OF
                                                                 NOVEMBER
                                                              ---------------
                                                               1997     1998
                                                               ----     ----
U.S. dollar denominated
  High......................................................   10.10%   10.10%
  Low.......................................................    5.82     5.74
Non-U.S. dollar denominated
  High......................................................    9.51     9.51
  Low.......................................................    1.90     1.90

(2) Floating interest rates generally are based on LIBOR, the U.S. treasury bill rate or the federal funds rate. Certain equity-linked and indexed instruments are included in floating rate obligations.
(3) Long-term borrowings bear fixed or floating interest rates and have maturities that range from 1 to 30 years from the date of issue.

     Long-term borrowings by maturity date are set forth below:

                            AS OF NOVEMBER 1997               AS OF NOVEMBER 1998
                       ------------------------------    ------------------------------
                        U.S.      NON-U.S.                U.S.      NON-U.S.
                       DOLLAR      DOLLAR      TOTAL     DOLLAR      DOLLAR      TOTAL
                       ------     --------     -----     ------     --------     -----
                                                (in millions)
MATURITY DATES:
1998.................  $ 1,159     $  135     $ 1,294    $    --     $   --     $    --
1999.................    2,436        451       2,887      2,443        199       2,642
2000.................    2,544        263       2,807      4,293        272       4,565
2001.................      971        142       1,113      2,261        148       2,409
2002.................    1,376        281       1,657      1,669        265       1,934
2003.................      941        109       1,050      1,409        412       1,821
2004-24..............    4,132        727       4,859      5,043      1,492       6,535
                       -------     ------     -------    -------     ------     -------
Total................  $13,559     $2,108     $15,667    $17,118     $2,788     $19,906
                       =======     ======     =======    =======     ======     =======

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES

     The Firm enters into non-trading derivative contracts, such as interest rate and currency swap agreements, to effectively convert a substantial portion of its fixed rate long-term borrowings into U.S. dollar-based floating rate obligations. Accordingly, the aggregate carrying value of these long-term borrowings and related hedges approximates fair value. The effective weighted average interest rates for long-term borrowings, after hedging activities, are set forth below:

                                             AS OF              AS OF
                                         NOVEMBER 1997      NOVEMBER 1998
                                        ---------------    ----------------
                                        AMOUNT     RATE    AMOUNT     RATE
                                        ------     ----    ------     ----
                                                  ($ in millions)
Long-term borrowings:
Fixed-rate obligations................  $   291    7.76%   $   222     8.09%
Floating-rate obligations.............   15,376    5.84     19,684     5.63
                                        -------            -------
          Total long-term
            borrowings................  $15,667    5.88    $19,906     5.66
                                        =======            =======

     The notional amounts, fair value and carrying value of the related swap agreements used for non-trading purposes are set forth below:

                                                           AS OF NOVEMBER
                                                           --------------
                                                           1997       1998
                                                           ----       ----
                                                            (in millions)
Notional amount........................................   $8,708     $10,206

                                                      AS OF NOVEMBER
                                      -----------------------------------------------
                                               1997                     1998
                                      ----------------------    ---------------------
                                      ASSETS     LIABILITIES    ASSETS    LIABILITIES
                                      ------     -----------    ------    -----------
                                                       (in millions)
Fair value..........................   $212          $4          $519         $7
Carrying value......................     98           4            98          8

NOTE 6.  COMMITMENTS AND CONTINGENCIES

  LITIGATION

     The Firm is involved in a number of judicial, regulatory and arbitration proceedings concerning matters arising in connection with the conduct of its businesses. Management believes, based on currently available information, that the results of such proceedings, in the aggregate, will not have a material adverse effect on the Firm's financial condition, but might be material to the Firm's operating results for any particular period, depending, in part, upon the operating results for such period.

  LEASES

     The Firm has obligations under long-term non-cancelable lease agreements, principally for office space, expiring on various dates through 2016. Certain agreements are subject to periodic escalation charges for increases in real estate taxes and other charges. Minimum rental

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES commitments, net of minimum sublease rentals, under non-cancelable leases for 1999 and the succeeding four years and rent charged to operating expense for the last three years are set forth below:

                                                  (in millions)
MINIMUM RENTAL COMMITMENTS:
1999..........................................       $  142
2000..........................................          139
2001..........................................          139
2002..........................................          136
2003..........................................          128
Thereafter....................................          860
                                                     ------
          Total...............................       $1,544
                                                     ======

NET RENT EXPENSE:
1996..........................................       $   83
1997..........................................           87
1998..........................................          104

  OTHER COMMITMENTS

     The Firm acts as an investor in merchant banking transactions which includes making long-term investments in equity and debt securities in privately negotiated transactions, corporate acquisitions and real estate transactions, and in connection with a bridge loan fund. In connection with these activities, the Firm had commitments to invest up to $670 million and $1.39 billion in corporate and real estate merchant banking investment and bridge loan funds as of November 1997 and November 1998, respectively.

     In connection with loan origination and participation, the Firm had loan commitments of $5.23 billion and $1.51 billion as of November 1997 and November 1998, respectively. These commitments are agreements to lend to counterparties, have fixed termination dates and are contingent on all conditions to borrowing set forth in the contract having been met. Since these commitments may expire unused, the total commitment amount does not necessarily reflect the actual future cash flow requirements.

     The Firm also had outstanding guarantees of $786 million and $790 million relating to its fund management activities as of November 1997 and November 1998, respectively.

     The Firm had pledged securities of $23.60 billion and $22.88 billion as collateral for securities borrowed of approximately equivalent value as of November 1997 and November 1998, respectively.

     The Firm obtains letters of credit issued to counterparties by various banks that are used in lieu of securities or cash to satisfy various collateral and margin deposit requirements. Letters of credit outstanding were $10.13 billion and $8.81 billion as of November 1997 and November 1998, respectively.

NOTE 7.  EMPLOYEE BENEFIT PLANS

     The Firm sponsors various pension plans and certain other post-retirement benefit plans, primarily health care and life insurance, which cover most employees worldwide. The Firm also provides certain benefits to former or inactive employees prior to retirement. Plan benefits are

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES primarily based on the employee's compensation and years of service. Pension costs are determined actuarially and are funded in accordance with the Internal Revenue Code. Plan assets are held in a trust and consist primarily of listed stocks and U.S. bonds. A summary of these plans is set forth below:

  DEFINED BENEFIT PENSION PLANS

     The components of pension expense/(income) are set forth below:

                                                              YEAR ENDED NOVEMBER
                                                              --------------------
                                                              1996    1997    1998
                                                              ----    ----    ----
                                                                 (in millions)
Service cost, benefits earned during the period.............  $ 15    $ 15    $ 14
Interest cost on projected benefit obligation...............     8      10      11
Return on plan assets.......................................   (24)    (18)    (14)
Net amortization............................................    14       4      (1)
                                                              ----    ----    ----
          Total pension expense.............................  $ 13    $ 11    $ 10
                                                              ====    ====    ====
U.S. plans..................................................  $ (1)   $ (3)   $ (3)
International plans.........................................    14      14      13
                                                              ----    ----    ----
          Total pension expense.............................  $ 13    $ 11    $ 10
                                                              ====    ====    ====

     The weighted average assumptions used to develop net periodic pension cost and the actuarial present value of the projected benefit obligation are set forth below. The assumptions represent a weighted average of the assumptions used for the U.S. and international plans and are based on the economic environment of each applicable country.

                                                              YEAR ENDED NOVEMBER
                                                              --------------------
                                                              1996    1997    1998
                                                              ----    ----    ----
U.S. PLANS:
Discount rate...............................................  7.50%   7.50%   7.00%
Rate of increase in future compensation levels..............  5.00    5.00    5.00
Expected long-term rate of return on plan assets............  7.50    7.50    7.50
INTERNATIONAL PLANS:
Discount rate...............................................  5.70    5.70    5.00
Rate of increase in future compensation levels..............  5.30    5.30    4.75
Expected long-term rate of return on plan assets............  7.00    7.00    6.00

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES

     The funded status of the qualified plans is set forth below:

                                                                YEAR ENDED
                                                                 NOVEMBER
                                                              --------------
                                                              1997     1998
                                                              ----     ----
                                                              (in millions)
Actuarial present value of vested benefit obligation........  $(149)   $(203)
                                                              -----    -----
Accumulated benefit obligation..............................   (151)    (207)
Effect of future salary increases...........................    (16)     (21)
                                                              -----    -----
Projected benefit obligation................................   (167)    (228)
Plan assets at fair market value............................    187      208
                                                              -----    -----
Projected benefit obligation less than/(greater than) plan
  assets....................................................     20      (20)
Unrecognized net loss.......................................      2       43
Unrecognized net transition gain............................    (20)     (18)
                                                              -----    -----
Prepaid pension cost, end of year...........................  $   2    $   5
                                                              =====    =====
PREPAID PENSION COST:
U.S. plans..................................................  $   2    $   5
International plans.........................................     --       --
                                                              -----    -----
Prepaid pension cost, end of year...........................  $   2    $   5
                                                              =====    =====

  POST-RETIREMENT PLANS

     The Firm has unfunded post-retirement benefit plans that provide medical and life insurance for eligible retirees, employees and dependents. The Firm's accrued post-retirement benefit liability was $50 million and $53 million as of November 1997 and November 1998, respectively. The Firm's expense for these plans was $6 million, $7 million and $6 million in the years ended 1996, 1997 and 1998, respectively.

  POST-EMPLOYMENT PLANS

     Post-employment benefits include, but are not limited to, salary continuation, supplemental unemployment benefits, severance benefits, disability-related benefits, and continuation of health care and life insurance coverage provided to former or inactive employees after employment but before retirement. The accrued but unfunded liability under the plans was $12 million and $10 million as of November 1997 and November 1998, respectively. The Firm's expense for these plans was $2 million in each of the fiscal years ended 1996, 1997 and 1998.

  DEFINED CONTRIBUTION PLANS

     The Firm contributes to employer sponsored U.S. and international defined contribution plans. The Firm's contribution to the U.S. plans was $39 million, $44 million and $48 million for the years ended 1996, 1997 and 1998, respectively. The Firm's contribution to the international plans was $7 million, $14 million and $10 million for the years ended 1996, 1997 and 1998, respectively.

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES

NOTE 8.  CAPITAL

  PARTNERS' CAPITAL

     Partners' capital includes both the general partner's and limited partners' capital and is subject to certain withdrawal restrictions. As of November 1998, the Firm had $6.31 billion in partners' capital. Managing directors that are participating limited partners in Group L.P. ("PLPs") who elect to retire are entitled to redeem their capital over a period of not less than five years following retirement, but often reinvest a significant portion of their capital as limited partners for longer periods. Partners' capital was reduced by $368 million in 1998 due to the termination of the Profit Participation Plans under which certain employees received payments based on the earnings of the Firm. Partners' capital allocated for income taxes and potential withdrawals represents management's estimate of net amounts currently distributable, primarily to the PLPs, under the Partnership Agreement, for items including, among other things, income taxes and capital withdrawals.

     Sumitomo Bank Capital Markets, Inc. ("SBCM"), a limited partner that had capital invested of approximately $834 million as of November 1998, may require Group L.P. to redeem its capital over a five-year period beginning no earlier than 2007. Kamehameha Activities Association ("KAA"), a limited partner that had capital invested of approximately $757 million as of November 1998, may require Group L.P. to redeem $391 million of its capital over a five-year period beginning no earlier than 2010 and $366 million of its capital over a five-year period beginning no earlier than 2013.

     Institutional Limited Partners (other than SBCM and KAA) had aggregate capital invested of $755 million as of November 1998. Group L.P. must repay these Institutional Limited Partners' capital as follows: $270 million in six equal annual installments commencing in December 2001, $257 million in March 2005, $146 million in November 2013 and $82 million in November 2023.

     Group L.P. may defer any required redemption of capital if the redemption would cause a subsidiary subject to regulatory authority to be in violation of the rules of such authority or if the withdrawal of funds to satisfy the redemption from an unregulated subsidiary would have a material effect on such subsidiary.

  REGULATED SUBSIDIARIES

     GS&Co. is a registered U.S. broker-dealer subsidiary, which is subject to the Securities and Exchange Commission's "Uniform Net Capital Rule", and has elected to compute its net capital in accordance with the "Alternative Net Capital Requirement" of that rule. As of November 1997 and November 1998, GS&Co. had regulatory net capital, as defined, of $1.77 billion and $3.25 billion, respectively, which exceeded the amounts required by $1.37 billion and $2.70 billion, respectively.

     GSI, a registered U.K. broker-dealer and subsidiary of Group L.P., is subject to the capital requirements of the Securities and Futures Authority Limited and GSJL, a Tokyo-based broker-dealer, is subject to the capital requirements of the Japanese Ministry of Finance and the Financial Supervisory Agency. As of November 1997 and November 1998, GSI and GSJL were in compliance with their local capital adequacy requirements.

     Certain other subsidiaries of the Firm are also subject to capital adequacy requirements promulgated by authorities of the countries in which they operate. As of November 1997 and November 1998, these subsidiaries were in compliance with their local capital adequacy requirements.

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES

NOTE 9.  GEOGRAPHIC DATA

     The Firm's activities as an investment banking and securities firm constitute a single business segment pursuant to SFAS No. 14 "Financial Reporting for Segments of a Business Enterprise".

     Due to the highly integrated nature of international financial markets, the Firm manages its business based on the profitability of the enterprise as a whole, not by geographic region. Accordingly, management believes that profitability by geographic region is not necessarily meaningful.

     The total revenues, net revenues, pre-tax earnings and identifiable assets of Group L.P. and its consolidated subsidiaries by geographic region are summarized below:

                                                           YEAR ENDED NOVEMBER
                                                      -----------------------------
                                                       1996       1997       1998
                                                       ----       ----       ----
                                                              (in millions)
TOTAL REVENUES:
Americas(1).........................................  $12,864    $15,091    $15,972
Europe..............................................    3,762      4,463      5,156
Asia................................................      663        879      1,350
                                                      -------    -------    -------
Total...............................................  $17,289    $20,433    $22,478
                                                      =======    =======    =======

NET REVENUES:
Americas(1).........................................  $ 4,397    $ 5,104    $ 5,436
Europe..............................................    1,355      1,739      2,180
Asia................................................      377        604        904
                                                      -------    -------    -------
Total...............................................  $ 6,129    $ 7,447    $ 8,520
                                                      =======    =======    =======

PRE-TAX EARNINGS:
Americas(1).........................................  $ 1,963    $ 2,061    $ 1,527
Europe..............................................      536        683        913
Asia................................................      107        270        481
                                                      -------    -------    -------
Total...............................................  $ 2,606    $ 3,014    $ 2,921
                                                      =======    =======    =======

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES

                                                                 AS OF NOVEMBER
                                                       -----------------------------------
                                                         1996         1997         1998
                                                         ----         ----         ----
                                                                  (in millions)
IDENTIFIABLE ASSETS:
Americas(1)..........................................  $ 171,345    $ 206,312    $ 229,412
Europe...............................................     62,172       80,551      106,721
Asia.................................................      6,894       13,240       19,883
Eliminations.........................................    (88,365)    (121,702)    (138,636)
                                                       ---------    ---------    ---------
Total................................................  $ 152,046    $ 178,401    $ 217,380
                                                       =========    =========    =========

---------------
(1) Americas principally represents the United States.

NOTE 10.  QUARTERLY RESULTS (UNAUDITED)

                                                             YEAR ENDED NOVEMBER 1996
                                                       ------------------------------------
                                                        1ST       2ND       3RD       4TH
                                                        ---       ---       ---       ---
                                                                  (in millions)
Total revenues.......................................  $4,030    $4,656    $4,313    $4,290
Interest expense, principally on short-term
  funding............................................   2,566     2,986     2,845     2,763
                                                       ------    ------    ------    ------
Revenues, net of interest expense....................   1,464     1,670     1,468     1,527
Operating expenses...................................     899       961       879       784
                                                       ------    ------    ------    ------
Pre-tax earnings.....................................     565       709       589       743
Provision for taxes..................................      21        23        31       132
                                                       ------    ------    ------    ------
     Net earnings....................................  $  544    $  686    $  558    $  611
                                                       ======    ======    ======    ======

                                                             YEAR ENDED NOVEMBER 1997
                                                       ------------------------------------
                                                        1ST       2ND       3RD       4TH
                                                        ---       ---       ---       ---
                                                                  (in millions)
Total revenues.......................................  $4,932    $4,608    $5,957    $4,936
Interest expense, principally on short-term
  funding............................................   2,975     2,934     3,727     3,350
                                                       ------    ------    ------    ------
Revenues, net of interest expense....................   1,957     1,674     2,230     1,586
Operating expenses...................................   1,052     1,064     1,298     1,019
                                                       ------    ------    ------    ------
Pre-tax earnings.....................................     905       610       932       567
Provision for taxes..................................      44        99        60        65
                                                       ------    ------    ------    ------
     Net earnings....................................  $  861    $  511    $  872    $  502
                                                       ======    ======    ======    ======

                                                             YEAR ENDED NOVEMBER 1998
                                                       ------------------------------------
                                                        1ST       2ND       3RD       4TH
                                                        ---       ---       ---       ---
                                                                  (in millions)
Total revenues.......................................  $5,903    $6,563    $5,735    $4,277
Interest expense, principally on short-term
  funding............................................   3,431     3,574     3,591     3,362
                                                       ------    ------    ------    ------
Revenues, net of interest expense....................   2,472     2,989     2,144       915
Operating expenses...................................   1,450     1,952     1,389       808
                                                       ------    ------    ------    ------
Pre-tax earnings.....................................   1,022     1,037       755       107
Provision for taxes..................................     138       190       102        63
                                                       ------    ------    ------    ------
     Net earnings....................................  $  884    $  847    $  653    $   44
                                                       ======    ======    ======    ======

                    REVIEW REPORT OF INDEPENDENT ACCOUNTANTS

To the Partners,
The Goldman Sachs Group, L.P.:

We have reviewed the condensed consolidated statement of financial condition of The Goldman Sachs Group, L.P. and Subsidiaries (the "Firm") as of February 26, 1999, and the related condensed consolidated statements of earnings, and cash flows for the three months ended February 26, 1999 and February 27, 1998 and the related condensed consolidated statement of changes in partners' capital for the three months ended February 26, 1999 (included on pages F-25 to F-33 of this prospectus). These financial statements are the responsibility of the Firm's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying condensed consolidated financial statements for them to be in conformity with generally accepted accounting principles.

/s/ PRICEWATERHOUSECOOPERS LLP

New York, New York
April 9, 1999.

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

                                                              THREE MONTHS ENDED
                                                                   FEBRUARY
                                                              ------------------
                                                               1998       1999
                                                              -------    -------
                                                                 (unaudited)
                                                                (in millions)
REVENUES:
Investment banking..........................................  $  633     $  902
Trading and principal investments...........................   1,115      1,398
Asset management and securities services....................     512        543
Interest income.............................................   3,643      3,013
                                                              ------     ------
          Total revenues....................................   5,903      5,856
Interest expense, principally on short-term funding.........   3,431      2,861
                                                              ------     ------
          Revenues, net of interest expense.................   2,472      2,995
OPERATING EXPENSES:
Compensation and benefits...................................   1,100      1,275
Brokerage, clearing and exchange fees.......................      93        111
Market development..........................................      54         77
Communications and technology...............................      58         78
Depreciation and amortization...............................      42         97
Occupancy...................................................      44         78
Professional services and other.............................      59         91
                                                              ------     ------
          Total operating expenses..........................   1,450      1,807
Pre-tax earnings............................................   1,022      1,188
Provision for taxes.........................................     138        181
                                                              ------     ------
Net earnings................................................  $  884     $1,007
                                                              ======     ======

              The accompanying notes are an integral part of these
                  condensed consolidated financial statements.

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES

            CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL CONDITION

                                                                    AS OF
                                                                  FEBRUARY
                                                                    1999
                                                                -------------
                                                                 (unaudited)
                                                                (in millions)
ASSETS:
Cash and cash equivalents...................................      $  3,345
Cash and securities segregated in compliance with U.S.
  federal and other regulations (principally U.S. government
  obligations)..............................................         7,361
Receivables from brokers, dealers and clearing
  organizations.............................................         4,624
Receivables from customers and counterparties...............        19,311
Securities borrowed.........................................        74,036
Securities purchased under agreements to resell.............        41,776
Right to receive securities.................................         7,280
Financial instruments owned, at fair value:
  Commercial paper, certificates of deposit and time
     deposits...............................................         1,413
  U.S. government, federal agency and sovereign
     obligations............................................        26,580
  Corporate debt............................................         9,080
  Equities and convertible debentures.......................        11,298
  State, municipal and provincial obligations...............         1,021
  Derivative contracts......................................        20,441
  Physical commodities......................................           688
Other assets................................................         2,370
                                                                  --------
                                                                  $230,624
                                                                  ========
LIABILITIES AND NET WORTH:
Short-term borrowings, including commercial paper...........      $ 33,863
Payables to brokers, dealers and clearing organizations.....         1,294
Payables to customers and counterparties....................        32,143
Securities loaned...........................................        24,770
Securities sold under agreements to repurchase..............        36,906
Obligation to return securities.............................         9,078
Financial instruments sold, but not yet purchased, at fair
  value:
  U.S. government, federal agency and sovereign
     obligations............................................        29,391
  Corporate debt............................................         1,579
  Equities and convertible debentures.......................         8,238
  Derivative contracts......................................        22,677
  Physical commodities......................................           267
Other liabilities and accrued expenses......................         3,022
Long-term borrowings........................................        20,405
                                                                  --------
                                                                   223,633
Commitments and contingencies
Accumulated other comprehensive income......................           (37)
Partners' capital allocated for income taxes and potential
  withdrawals...............................................           416
Partners' capital...........................................         6,612
                                                                  --------
                                                                  $230,624
                                                                  ========

              The accompanying notes are an integral part of these
                  condensed consolidated financial statements.

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES

        CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN PARTNERS' CAPITAL

                                                                 PERIOD ENDED
                                                                   FEBRUARY
                                                                     1999
                                                                   --------
                                                                 (unaudited)
                                                                (in millions)
Partners' capital, beginning of period......................        $6,310
Additions:
  Net earnings..............................................         1,007
  Capital contributions.....................................            48
                                                                    ------
          Total additions...................................         1,055
Deductions:
  Returns on capital and certain distributions to
     partners...............................................          (171)
  Transfers to partners' capital allocated for income taxes
     and potential withdrawals, net.........................          (582)
                                                                    ------
          Total deductions..................................          (753)
                                                                    ------
Partners' capital, end of period............................        $6,612
                                                                    ======

              The accompanying notes are an integral part of these
                  condensed consolidated financial statements.

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                              THREE MONTHS ENDED
                                                                   FEBRUARY
                                                              -------------------
                                                                1998       1999
                                                              --------    -------
                                                                  (unaudited)
                                                                 (in millions)
Cash flows from operating activities:
  Net earnings..............................................  $    884    $ 1,007
  Non-cash items included in net earnings:
     Depreciation and amortization..........................        42         97
     Deferred income taxes..................................         8          5
  Changes in operating assets and liabilities:
     Cash and securities segregated in compliance with U.S.
      federal and other regulations.........................      (191)       526
     Net receivables from brokers, dealers and clearing
      organizations.........................................       233        260
     Net payables to customers and counterparties...........     1,950     (8,394)
     Securities borrowed, net...............................   (12,579)    (1,225)
     Financial instruments owned, at fair value.............   (51,461)    (2,267)
     Financial instruments sold, but not yet purchased, at
      fair value............................................    14,601      8,205
     Other, net.............................................      (759)      (617)
                                                              --------    -------
       Net cash used for operating activities...............   (47,272)    (2,403)
  Cash flows from investing activities:
     Property, leasehold improvements and equipment.........       (63)      (103)
     Financial instruments owned, at fair value.............       (45)        58
                                                              --------    -------
       Net cash used for investing activities...............      (108)       (45)
                                                              --------    -------
  Cash flows from financing activities:
     Short-term borrowings, net.............................    11,500      2,567
     Securities sold under agreements to repurchase, net....    34,157     (3,643)
     Issuance of long-term borrowings.......................     5,630      4,468
     Repayment of long-term borrowings......................      (608)      (105)
     Capital contributions..................................         6         48
     Returns on capital and certain distributions to
      partners..............................................      (157)      (171)
     Partners' capital allocated for income taxes and
      potential withdrawals.................................      (309)      (207)
                                                              --------    -------
       Net cash provided by financing activities............    50,219      2,957
                                                              --------    -------
     Net increase in cash and cash equivalents..............     2,839        509
Cash and cash equivalents, beginning of period..............     1,328      2,836
                                                              --------    -------
Cash and cash equivalents, end of period....................  $  4,167    $ 3,345
                                                              ========    =======

---------------

SUPPLEMENTAL DISCLOSURES:

Cash payments for interest approximated the related expense for each of the fiscal periods presented. Payments of income taxes were not material.

The increases in total assets and liabilities related to the provisions of Statement of Financial Accounting Standards No. 125 that were deferred under Statement of Financial Accounting Standards No. 127 were excluded from the consolidated statements of cash flows as they represented non-cash items.

              The accompanying notes are an integral part of these
                  condensed consolidated financial statements.

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

NOTE 1.  DESCRIPTION OF BUSINESS

     The Goldman Sachs Group, L.P., a Delaware limited partnership ("Group L.P."), together with its consolidated subsidiaries (collectively, the "Firm"), is a global investment banking and securities firm that provides a wide range of services worldwide to a substantial and diversified client base.

     The Firm's activities are divided into three principal business lines:

     - Investment Banking, which includes financial advisory services and underwriting;

     - Trading and Principal Investments, which includes fixed income, currency and commodities ("FICC"), equities and principal investments (principal investments reflect primarily the Firm's investments in its merchant banking funds); and

     - Asset Management and Securities Services, which includes asset management, securities services and commissions.

NOTE 2.  SIGNIFICANT ACCOUNTING POLICIES

  BASIS OF PRESENTATION

     The consolidated financial statements include the accounts of Group L.P. and its U.S. and international subsidiaries including Goldman, Sachs & Co. ("GS&Co.") and J. Aron & Company in New York, Goldman Sachs International ("GSI") in London and Goldman Sachs (Japan) Ltd. ("GSJL") in Tokyo. The consolidated financial statements are unaudited and should be read in conjunction with the audited consolidated financial statements included elsewhere in this prospectus.

     These consolidated financial statements have been prepared in accordance with generally accepted accounting principles that require management to make estimates and assumptions regarding trading inventory valuations, partner retirements, the outcome of pending litigation and other matters that affect the consolidated financial statements and related disclosures. These estimates and assumptions are based on judgment and available information and, consequently, actual results could be materially different from these estimates.

     The unaudited consolidated financial statements reflect all adjustments, consisting only of normal recurring adjustments, that are, in the opinion of management, necessary for a fair statement of the results for the interim periods presented. Interim period operating results may not be indicative of the operating results for a full year.

     Unless otherwise stated herein, all references to February 1998 and February 1999 refer to the Firm's fiscal quarter ended, or the date, as the context requires, February 27, 1998 and February 26, 1999, respectively.

  COMPREHENSIVE INCOME

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income", which establishes standards for the reporting and presentation of comprehensive income and its components in the financial statements. This Statement is effective for fiscal years beginning after December 15, 1997 and

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES

                                  (UNAUDITED)

was adopted by the Firm in the first quarter of 1999. The components of comprehensive income are set forth below:

                                                           THREE MONTHS ENDED
                                                                FEBRUARY
                                                           ------------------
                                                            1998       1999
                                                           -------    -------
                                                             (in millions)
Net earnings.............................................  $  884     $1,007
Other comprehensive loss
  Foreign currency translation adjustment................     (5)        (6)
                                                           ------     ------
Total comprehensive income...............................  $  879     $1,001
                                                           ======     ======

NOTE 3.  FINANCIAL INSTRUMENTS

     Gains and losses on financial instruments and commission income and related expenses are recorded on a trade date basis in the consolidated statements of earnings. For purposes of the consolidated statement of financial condition only, purchases and sales of financial instruments, including agency transactions, are generally recorded on a settlement date basis. Recording such transactions on a trade date basis would not result in a material adjustment to the consolidated statement of financial condition.

     Substantially all financial instruments used in the Firm's trading and non-trading activities are carried at fair value or amounts that approximate fair value and unrealized gains and losses are recognized in earnings. Fair value is based generally on listed market prices or broker or dealer price quotations. To the extent that prices are not readily available, fair value is based on either internal valuation models or management's estimate of amounts that could be realized under current market conditions, assuming an orderly liquidation over a reasonable period of time. Certain over-the-counter derivative instruments are valued using pricing models that consider, among other factors, current and contractual market prices, time value, and yield curve and/or volatility factors of the underlying positions.

     The Firm's Trading and Principal Investments business facilitates customer transactions and takes proprietary positions through market-making in and trading of securities, currencies, commodities and swaps and other derivatives. Derivative financial instruments are often used to hedge cash instruments or other derivative financial instruments as an integral part of the Firm's strategies. As a result, it is necessary to view the results of any activity on a fully-integrated basis, including cash positions, the effect of related derivatives and the financing of the underlying positions.

     Net revenues represent total revenues less allocations of interest expense to specific securities, commodities and other positions in relation to the level of financing incurred by each. The following table sets forth the net revenues of the Firm's Trading and Principal Investments business:

                                                           THREE MONTHS ENDED
                                                                FEBRUARY
                                                           ------------------
                                                            1998       1999
                                                           -------    -------
                                                             (in millions)
FICC.....................................................  $  741     $  876
Equities.................................................     365        455
Principal investments....................................      76         26
                                                           ------     ------
Total Trading and Principal Investments..................  $1,182     $1,357
                                                           ======     ======

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES

                                  (UNAUDITED)

DERIVATIVE ACTIVITIES

     Most of the Firm's derivative transactions are entered into for trading purposes. The Firm uses derivatives in its trading activities to facilitate customer transactions, to take proprietary positions and as a means of risk management. The Firm also enters into non-trading derivative contracts to manage the interest rate and currency exposure on its long-term borrowings.

     Derivative contracts are financial instruments, such as futures, forwards, swaps or option contracts, that derive their value from underlying assets, indices, reference rates or a combination of these factors. Derivatives may involve future commitments to purchase or sell financial instruments or commodities, or to exchange currency or interest payment streams. The amounts exchanged are based on the specific terms of the contract with reference to specified rates, securities, commodities or indices.

     Derivative contracts exclude certain cash instruments, such as mortgage-backed securities, interest-only and principal-only obligations and indexed debt instruments, that derive their values or contractually required cash flows from the price of some other security or index. Derivatives also exclude option features that are embedded in cash instruments, such as the conversion features and call provisions embedded in bonds. The Firm has elected to include commodity-related contracts in its derivative disclosure, although not required to do so, as these contracts may be settled in cash or are readily convertible into cash.

     Derivatives used for trading purposes are reported at fair value and are included in "Derivative contracts" on the consolidated statement of financial condition. Gains and losses on derivatives used for trading purposes are included in "Trading and Principal Investments" on the consolidated statements of earnings.

     The Firm utilizes replacement cost as its measure of derivative credit risk. Replacement cost, as reported in financial instruments owned, at fair value on the consolidated statement of financial condition, represents amounts receivable from various counterparties, net of any unrealized losses owed where management believes a legal right of setoff exists under an enforceable master netting agreement. Replacement cost for purchased option contracts is the market value of the contract. The Firm controls its credit risk through an established credit approval process, by monitoring counterparty limits, obtaining collateral where appropriate and, in some cases, using legally enforceable master netting agreements.

     The fair value of derivative financial instruments used for trading purposes, computed in accordance with the Firm's netting policy, is set forth below:

                                                                      AS OF
                                                                  FEBRUARY 1999
                                                              ----------------------
                                                              ASSETS     LIABILITIES
                                                              ------     -----------
                                                                  (in millions)
Forward settlement contracts................................  $ 3,991      $ 3,725
Swap agreements.............................................    9,233       10,460
Option contracts............................................    7,140        8,484
                                                              -------      -------
Total.......................................................  $20,364      $22,669
                                                              =======      =======

     Derivatives used for non-trading purposes include interest rate futures contracts and interest rate and currency swap agreements, which are primarily utilized to convert a substantial portion of the Firm's fixed rate debt into U.S. dollar-based floating rate obligations. Gains and losses on these transactions are generally deferred and recognized as adjustments to interest expense

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES

                                  (UNAUDITED)

over the life of the derivative contract. Gains and losses resulting from the early termination of derivatives used for non-trading purposes are generally deferred and recognized over the remaining life of the underlying debt. If the underlying debt is terminated prior to its stated maturity, gains and losses on these transactions, including the associated hedges, are recognized in earnings immediately. The fair value and carrying value of derivatives used for non-trading purposes are set forth below:

                                                                      AS OF
                                                                  FEBRUARY 1999
                                                              ---------------------
                                                              ASSETS    LIABILITIES
                                                              ------    -----------
                                                                  (in millions)
          Fair value........................................   $319         $13
          Carrying value....................................     77           8

NOTE 4.  SHORT-TERM BORROWINGS

     The Firm obtains secured short-term financing principally through the use of repurchase agreements and securities lending agreements, collateralized mainly by U.S. government, federal agency, investment grade foreign sovereign obligations and equity securities. The Firm obtains unsecured short-term borrowings through issuance of commercial paper, promissory notes and bank loans. The carrying value of these short-term obligations approximates fair value due to their short-term nature.

     Short-term borrowings are set forth below:

                                                                  AS OF
                                                                FEBRUARY
                                                                  1999
                                                              -------------
                                                              (in millions)
Commercial paper............................................     $10,740
Promissory notes*...........................................      10,893
Bank loans and other*.......................................      12,230
                                                                 -------
Total.......................................................     $33,863
                                                                 =======

---------------
* As of February 1999, short-term borrowings included $6,285 million of long-term borrowings maturing within one year.

     The Firm maintains unencumbered securities with a market value in excess of all uncollateralized short-term borrowings.

NOTE 5.  REGULATED SUBSIDIARIES

     GS&Co. is a registered U.S. broker-dealer subsidiary, which is subject to the Securities and Exchange Commission's "Uniform Net Capital Rule", and has elected to compute its net capital in accordance with the "Alternative Net Capital Requirement" of that rule. As of February 1999, GS&Co. had regulatory net capital, as defined, of $2.89 billion, which exceeded the amount required by $2.40 billion.

     GSI, a registered U.K. broker-dealer and subsidiary of Group L.P., is subject to the capital requirements of the Securities and Futures Authority Limited and GSJL, a Tokyo-based broker-dealer, is subject to the capital requirements of the Japanese Ministry of Finance and the Financial Supervisory Agency. As of February 1999, GSI and GSJL were in compliance with their local capital adequacy requirements.

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES

                                  (UNAUDITED)

     Certain other subsidiaries of the Firm are also subject to capital adequacy requirements promulgated by authorities of the countries in which they operate. As of February 1999, these subsidiaries were in compliance with their local capital adequacy requirements.

NOTE 6.  CONTINGENCIES

     The Firm is involved in a number of judicial, regulatory and arbitration proceedings concerning matters arising in connection with the conduct of its businesses. Management believes, based on currently available information, that the results of such proceedings, in the aggregate, will not have a material adverse effect on the Firm's financial condition, but might be material to the Firm's operating results for any particular period, depending, in part, upon the operating results for such period.

                              PLAN OF DISTRIBUTION


        PLAN OF DISTRIBUTION FOR THE INITIAL OFFERING AND SALE OF NOTES

     The Goldman Sachs Group, Inc. and Goldman, Sachs & Co., as the agent (the "agent"), have entered into a distribution agreement with respect to the notes. Subject to certain conditions, the agent has agreed to use its reasonable efforts to solicit purchases of the notes. The Goldman Sachs Group, Inc. has the right to accept offers to purchase notes and may reject any proposed purchase of the notes. The agent may also reject any offer to purchase notes. The Goldman Sachs Group, Inc. will pay the agent a commission on any notes sold through the agent. The commission will range from 0.150% to 0.900% of the principal amount of the notes, depending on the stated maturity of the notes.

     The Goldman Sachs Group, Inc. may also sell notes to the agent who will purchase the notes as principal for its own account. In that case, the agent will purchase the notes at a price equal to the issue price specified in the applicable prospectus supplement, less a discount. Unless otherwise stated in the applicable prospectus supplement, the discount will equal the applicable commission on an agency sale of notes with the same stated maturity.

     The agent may resell any notes it purchases as principal to other brokers or dealers at a discount, which may include all or part of the discount the agent received from The Goldman Sachs Group, Inc. If all the notes are not sold at the initial offering price, the agent may change the offering price and the other selling terms.

     The Goldman Sachs Group, Inc. may also sell notes directly to its investors. No commissions will be paid on notes sold directly.

     The agent, whether acting as agent or principal, may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933. The Goldman Sachs Group, Inc. has agreed to indemnify the agent against certain liabilities, including liabilities under the Securities Act.

     If the agent sells notes to dealers who resell to investors and the agent pays the dealers all or part of the discount or commission it receives from The Goldman Sachs Group, Inc., those dealers may also be deemed to be "underwriters" within the meaning of the Securities Act.

     The Goldman Sachs Group, Inc. estimates that its share of the total expenses of this offering, excluding underwriting discounts and commissions whether paid to Goldman, Sachs & Co. or any other agent, will be approximately $7 million.

     Unless otherwise indicated in the applicable prospectus supplement, the purchase price of the notes will be required to be paid in immediately available funds in New York City.

     The Goldman Sachs Group, Inc. may appoint agents, other than or in addition to Goldman, Sachs & Co., with respect to certain notes. Any other agents will be named in the applicable prospectus supplements and those agents will enter into the distribution agreement referred to above. The other agents may be affiliates or customers of The Goldman Sachs Group, Inc. and may engage in transactions with and perform services for The Goldman Sachs Group, Inc. in the ordinary course of business.

     Goldman, Sachs & Co. is a subsidiary of The Goldman Sachs Group, Inc. Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. imposes certain requirements when an NASD member such as Goldman, Sachs & Co. distributes an affiliated company's debt securities. Goldman, Sachs & Co. has advised The Goldman Sachs Group, Inc. that this offering will comply with the applicable requirements of Rule 2720.

     Goldman, Sachs & Co. will not confirm initial sales to accounts over which it exercises discretionary authority without the prior written approval of the customer.

                     PLAN OF DISTRIBUTION FOR MARKET-MAKING
                             RESALES BY AFFILIATES

     This prospectus may be used by Goldman, Sachs & Co. in connection with offers and sales of the notes in market-making transactions. In a market-making transaction, Goldman, Sachs & Co. may resell a note it acquires from other holders, after the original offering and sale of the note. Resales of this kind may occur in the open market or may be privately negotiated, at prices related to prevailing market prices at the time of resale or at negotiated prices. In these transactions, Goldman, Sachs & Co. may act as principal or agent, including as agent for the counterparty in a transaction in which Goldman, Sachs & Co. acts as principal or as agent for both counterparties in a transaction in which Goldman, Sachs & Co. does not act as principal. Goldman, Sachs & Co. may receive compensation in the form of discounts and commissions, including from both counterparties in some cases. Other affiliates of The Goldman Sachs Group, Inc. may also engage in transactions of this kind and may use this prospectus for this purpose.

     The Goldman Sachs Group, Inc. does not expect to receive any proceeds from market-making transactions. The Goldman Sachs Group, Inc. does not expect that Goldman, Sachs & Co. or any other affiliate that engages in these transactions will pay any proceeds from its market-making resales to The Goldman Sachs Group, Inc.

     A market-making transaction will have a settlement date later than the original issue date of the note. Information about the trade and settlement dates, as well as the purchase price, for a market-making transaction will be provided to the purchaser in a separate confirmation of sale.

     Unless otherwise indicated in the applicable prospectus supplement or confirmation of sale, the purchase price of the notes will be required to be paid in immediately available funds in New York City.

 Unless The Goldman Sachs Group, Inc. or an agent informs you in your confirmation of sale that your note is being purchased in its original offering and sale, you may assume that you are purchasing your note in a market-making transaction.

                     MATTERS RELATING TO ORIGINAL SALES AND
                             MARKET-MAKING RESALES

     Goldman, Sachs & Co. does not expect the amount of notes held, as a result of market-making resales, by accounts over which it exercises discretionary authority to exceed, at any time, five percent of the aggregate initial offering price (i.e., $15 billion) of all of the Series B medium-term notes.

     The notes are a new issue of securities, and there will be no established trading market for any note prior to its original issue date. The Goldman Sachs Group, Inc. does not plan to list the notes on a securities exchange. The Goldman Sachs Group, Inc. has been advised by Goldman, Sachs & Co. that it intends to make a market in the notes. However, neither Goldman, Sachs & Co. nor any other affiliate that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the notes.

     In this prospectus, the terms "this offering" means the initial offering of the notes made in connection with their original issuance. This term does not refer to any subsequent resales of notes in market-making transactions.

-------------------------------------------------------
-------------------------------------------------------

     No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell or a solicitation of an offer to buy the securities it describes, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                               ------------------

                               TABLE OF CONTENTS


                                        Page
                                        ----
Our Business Principles...............     2
Prospectus Summary....................     3
Risk Factors..........................    11
Use of Proceeds.......................    28
Pro Forma Consolidated Financial
  Information.........................    29
Capitalization........................    36
Selected Consolidated Financial
  Data................................    38
Management's Discussion And Analysis
  of Financial Condition And Results
  of Operations.......................    40
Industry and Economic Outlook.........    65
Business..............................    68
Management............................    93
Principal Shareholders................   106
Certain Relationships and Related
  Transactions........................   108
Description of Notes We May Offer.....   113
United States Taxation................   143
Employee Retirement Income Security
  Act.................................   154
Validity of the Notes.................   154
Experts...............................   154
Available Information.................   155
Index to Consolidated Financial
  Statements..........................   F-1
Plan of Distribution..................   U-1


                               ------------------
     Through and including                , 1999 (the 40th day after the date of
this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

-------------------------------------------------------
-------------------------------------------------------
-------------------------------------------------------
-------------------------------------------------------

                                $15,000,000,000

                               THE GOLDMAN SACHS
                                  GROUP, INC.

                          Medium-Term Notes, Series B
                               ------------------

                              [GOLDMAN SACHS LOGO]

                               ------------------
                              GOLDMAN, SACHS & CO.
            -------------------------------------------------------
            -------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following is a statement of the expenses (all of which are estimated other than the SEC registration fee and the NASD fees), other than underwriting discounts and commissions, to be incurred in connection with the distribution of the securities registered under this registration statement.


                                                                AMOUNT
                                                              TO BE PAID
                                                              ----------
Securities and Exchange Commission registration fee.........  $4,170,000
NASD fees...................................................      30,500
Legal fees and expenses.....................................     900,000
Fees and expenses of qualification under state securities
  laws (including legal fees)...............................      10,000
Accounting fees and expenses................................     650,000
Printing fees...............................................   1,100,000
Rating agency fees..........................................     100,000
Trustee's fees and expenses.................................      10,000
Miscellaneous...............................................      29,500
                                                              ----------
          Total.............................................  $7,000,000
                                                              ==========


ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee of or agent to the registrant. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise. Section 6.4 of the registrant's by-laws provides for indemnification by the registrant of any director or officer (as such term is defined in the by-laws) of the registrant who is or was a director of any of its subsidiaries, is or was a member of the Shareholders' Committee (as defined in the prospectus included in this registration statement) acting pursuant to the shareholders' agreement (as defined in the prospectus included in this registration statement) or, at the request of the registrant, is or was serving as a director or officer of, or in any other capacity for, any other enterprise, to the fullest extent permitted by law. The by-laws also provide that the registrant shall advance expenses to a director or officer and, if reimbursement of such expenses is demanded in advance of the final disposition of the matter with respect to which such demand is being made, upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that the director or officer is not entitled to be indemnified by the registrant. To the extent authorized from time to time by the board of directors of the registrant, the registrant may provide to any one or more employees of the registrant, one or more officers, employees and other agents of any subsidiary or one or more directors, officers, employees and other agents of any other enterprise, rights of indemnification and to receive payment or reimbursement of expenses, including attorneys' fees, that are similar to the rights conferred in the by-laws of the registrant on directors and officers of the registrant or any subsidiary or other enterprise. The by-laws do not limit the power of the registrant or its board of directors to provide other indemnification and expense reimbursement rights to directors, officers, employees, agents and other persons otherwise than pursuant to the by-laws. The registrant entered into agreements with certain directors, officers and employees who are asked to serve in specified capacities at subsidiaries and other entities.

     The registrant entered into an agreement that provides indemnification to its directors and officers and to the directors and certain officers of the general partner of The Goldman Sachs Group, L.P., members of its Management Committee or its Partnership Committee or the former Executive Committee of The Goldman Sachs Group, L.P. and all other persons requested or authorized by the registrant's board of directors or the board of directors of the general partner of The Goldman Sachs Group, L.P. to take actions on behalf of the registrant, The Goldman Sachs Group, L.P. or the general partner of The Goldman Sachs Group, L.P. in connection with the plan of incorporation, this registration statement and certain other registration statements for all losses, damages, costs and expenses incurred by the indemnified person arising out of the relevant registration statements or the transactions contemplated by the plan of incorporation. This agreement is in addition to the registrant's indemnification obligations under its by-laws.

     Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for payments of unlawful dividends or unlawful stock repurchases or redemptions, or
(iv) for any transaction from which the director derived an improper personal benefit. The registrant's amended and restated certificate of incorporation provides for such limitation of liability.

     Policies of insurance are maintained by the registrant under which its directors and officers are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been such directors or officers.

     Reference is also made to Section 7 of the distribution agreement filed as
Exhibit 1.1 to the registration statement for information concerning the agent's obligation to indemnify the registrant and its officers and directors in certain circumstances.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     As part of the incorporation transactions, the registrant issued: (i) shares of the registrant's common stock, par value $0.01 per share, to certain managing directors who were profit participating limited partners of The Goldman Sachs Group, L.P. in exchange for all of the managing directors' interests in The Goldman Sachs Group, L.P. and certain other entities; (ii) shares of common stock and 12% junior subordinated debentures of the registrant to certain retired limited partners of The Goldman Sachs Group, L.P. in exchange for all of such limited partners' interests in The Goldman Sachs Group, L.P. and certain other entities; (iii) shares of common stock and shares of the registrant's nonvoting common stock, par value $0.01 per share, to Sumitomo Bank Capital Markets, Inc.; and (iv) shares of common stock to Kamehameha Activities Association. Also simultaneously with the registrant's common stock offering, the registrant made awards of restricted stock units and/or options to substantially all of its employees and made an irrevocable contribution of common stock to a nonqualified defined contribution plan. The offering and sale of the shares of common stock, junior subordinated debentures and nonvoting common stock to the managing directors who were profit participating limited partners, retired limited partners, Sumitomo Bank Capital Markets, Inc. and Kamehameha

Activities Association were not registered under the Securities Act of 1933, as amended, because the offering and sale (i) was made in reliance on the exemption provided by Section 4(2) of the Securities Act of 1933 and Rule 506 thereunder for transactions by an issuer not involving a public offering (with the recipients representing their intentions to acquire the securities for their own accounts and not with a view to the distribution thereof and acknowledging that the securities were issued in a transaction not registered under the Securities Act of 1933) or (ii) was made outside the United States pursuant to Regulation S under the Securities Act of 1933 to persons who were not citizens or residents of the United States. The foregoing employee awards and contribution of common stock were not registered under the Securities Act of 1933 because the awards and contribution either did not involve an offer or sale for purposes of Section 2(a)(3) of the Securities Act of 1933, in reliance on the fact that the awards were made to a relatively broad class of employees who did not provide any consideration in exchange for their awards, or were offered and sold in transactions not involving a public offering, exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) and in compliance with Rule 506 thereunder.

     On April 13, 1999, the registrant entered into an arrangement with a group of 10 employees pursuant to which a portion of a performance-based bonus that is payable to such employees in 2002 will be paid in shares of common stock of the registrant valued at the initial public offering price per share in the registrant's common stock offering. Under this arrangement, up to 386,500 shares of common stock may be issued (based upon the midpoint of the range of initial public offering prices set forth on the cover page of the prospectus included in the registrant's registration statement on Form S-1 (No. 333-74449)). The offering and sale of these 386,500 shares of common stock was made pursuant to Rule 701 under the Securities Act of 1933.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) EXHIBITS


  1.1  Form of Distribution Agreement.***
  2.1  Plan of Incorporation.**
  2.2  Agreement and Plan of Merger of The Goldman Sachs
       Corporation into The Goldman Sachs Group, Inc.*
  2.3  Agreement and Plan of Merger of The Goldman Sachs Group,
       L.P. into The Goldman Sachs Group, Inc.*
  3.1  Certificate of Incorporation of The Goldman Sachs Group,
       Inc.**
  3.2  Amended and Restated Certificate of Incorporation of The
       Goldman Sachs Group, Inc.*
  3.3  Amended and Restated By-Laws of The Goldman Sachs Group,
       Inc.*
  4.1  Form of Indenture between The Goldman Sachs Group, Inc. and
       The Bank of New York.***
  4.2  Form of debt securities of The Goldman Sachs Group, Inc.
       (included in Exhibit 4.1).***
  5.1  Opinion of Gregory K. Palm, Esq., a General Counsel of The
       Goldman Sachs Group, Inc.***
  8.1  Opinion of Sullivan & Cromwell, United States tax counsel to
       The Goldman Sachs Group, Inc., re tax matters.***
 10.1  Lease, dated June 11, 1985, between Metropolitan Life
       Insurance Company and Goldman, Sachs & Co.**
 10.2  Lease, dated April 5, 1994, between The Chase Manhattan Bank
       (National Association) and The Goldman Sachs Group, L.P., as amended.**
 10.3 Lease, dated as of August 22, 1997, between Ten Hanover LLC and The Goldman Sachs Group, L.P.**

 10.4  Lease, dated as of July 16, 1998, between TCC Acquisition
       Corp. and The Goldman Sachs Group, L.P.**
 10.5  Agreement for Lease, dated April 2, 1998, among (i) JC No. 3
       (UK) Limited and Fleet Street Square Management Limited trading as Fleet Street Partnership, (ii) Goldman Sachs
       International, (iii) Restamove Limited, (iv) The Goldman
       Sachs Group, L.P. and (v) Itochu Corporation.**
 10.6 Annexure 1 to Agreement for Lease, dated April 2, 1998, among (i) JC No. 3 (UK) Limited and Fleet Street Square
       Management Limited trading as Fleet Street Partnership, (ii)
       Goldman Sachs International, (iii) Restamove Limited, (iv)
       The Goldman Sachs Group, L.P. and (v) Itochu Corporation
       (Form of Occupational Lease among (i) JC No. 3 (UK) Limited and Fleet Street Square Management Limited trading as Fleet
       Street Partnership, (ii) Goldman Sachs International and
       (iii) The Goldman Sachs Group, L.P.).**
 10.7 Agreement relating to Developer's Fit Out Works to be carried out at 120 Fleet Street, London, dated April 2,
       1998, among (i) JC No. 3 (UK) Limited and Fleet Street
       Square Management Limited, (ii) Goldman Sachs Property
       Management, (iii) Itochu Corporation and (iv) The Goldman
       Sachs Group, L.P.**
 10.8  Agreement relating to One Carter Lane, London EC4, dated
       March 25, 1998, among Britel Fund Trustees Limited, Goldman
       Sachs International, The Goldman Sachs Group, L.P., English
       Property Corporation plc and MEPC plc.**
 10.9  Fit Out Works Agreement relating to One Carter Lane, London
       EC4, dated March 25, 1998, among Britel Fund Trustees
       Limited, Goldman Sachs International, Goldman Sachs Property
       Management, The Goldman Sachs Group, L.P., English Property
       Corporation plc and MEPC plc.**
10.10 Underlease of premises known as One Carter Lane, London EC4, dated September 9, 1998, among Britel Fund Trustees Limited,
       Goldman Sachs International and The Goldman Sachs Group,
       L.P.**
10.11  Lease, dated March 5, 1994, among Shine Hill Development
       Limited, Shine Belt Limited, Fair Page Limited, Panhy
       Limited, Maple Court Limited and Goldman Sachs (Asia)
       Finance, as amended.**
10.12  Guarantee, dated November 17, 1993, between Shine Hill
       Development Limited and The Goldman Sachs Group, L.P.**
10.13  Agreement for Lease, dated November 29, 1998, between Turbo
       Top Limited and Goldman Sachs (Asia) Finance.**
10.14  Summary of Tokyo Leases.**
10.15  The Goldman Sachs 1999 Stock Incentive Plan.*
10.16  The Goldman Sachs Defined Contribution Plan.*
10.17  Letter Agreement with Mr. Weinberg.**
10.18  The Goldman Sachs Partner Compensation Plan.*
10.19  Form of Employment Agreement.*
10.20  Form of Agreement Relating to Noncompetition and Other
       Covenants.*
10.21  Form of Pledge Agreement.*
10.22  Form of Award Agreement (Formula RSUs).*
10.23  Form of Award Agreement (Discretionary RSUs).*
10.24  Form of Option Agreement (Discretionary Options).*
10.25  Tax Indemnification Agreement, by and among The Goldman
       Sachs Group, Inc. and various parties.*

    10.26  Form of Shareholders' Agreement among The Goldman Sachs Group, Inc. and various parties.*
    10.27  Instrument of Indemnification.*
    10.28  Form of Indemnification Agreement.*
    10.29  Subscription Agreement, dated as of April 24, 1992, among the Trustees of the Estate of Bernice Pauahi
           Bishop, Pauahi Holdings Corporation, Royal Hawaiian Shopping Center, Inc. and The Goldman Sachs Group,
           L.P.**
    10.30  Subscription Agreement, dated as of November 21, 1994, among the Trustees of the Estate of Bernice Pauahi
           Bishop, Pauahi Holdings Corporation, Royal Hawaiian Shopping Center, Inc. and The Goldman Sachs Group,
           L.P.**
    10.31  Letter Agreement, dated March 15, 1999, among Kamehameha Activities Association and The Goldman Sachs
           Group, L.P. (the "Kamehameha Letter Agreement").**
    10.32  Amended and Restated Subscription Agreement, dated as of March 28, 1989, among The Sumitomo Bank, Limited,
           Sumitomo Bank Capital Markets, Inc., Goldman, Sachs & Co. and The Goldman Sachs Group, L.P.**
    10.33  Letter Agreement, dated March 15, 1999, among The Sumitomo Bank, Limited, Sumitomo Bank Capital Markets,
           Inc. and The Goldman Sachs Group, L.P. (the "Sumitomo Letter Agreement").**
    10.34  Lease, dated September 24, 1992, from LDT Partners to Goldman Sachs International.**
    10.35  Amendment to Kamehameha Letter Agreement (filed as Exhibit 10.31), dated April 30, 1999, among Kamehameha
           Activities Association, the Trustees of the Estate of Bernice Pauahi Bishop, The Goldman Sachs Group, L.P.
           and The Goldman Sachs Group, Inc.*
    10.36  Amendment to Sumitomo Letter Agreement (filed as Exhibit 10.33), dated April 30, 1999, among The Sumitomo
           Bank, Limited, Sumitomo Bank Capital Markets, Inc., The Goldman Sachs Group, L.P., The Goldman Sachs
           Group, Inc. and Goldman, Sachs & Co.*
    10.37  Voting Agreement, dated as of April 30, 1999, by and among The Goldman Sachs Group, Inc., on the one hand, and The Trustees of the Estate of Bernice Pauahi Bishop and Kamehameha Activities Association, on the
           other hand.*
    10.38  Voting Agreement, dated as of April 30, 1999, by and among The Goldman Sachs Group, Inc., on the one hand, and The Sumitomo Bank, Limited, and Sumitomo Bank Capital Markets, Inc., on the other hand.*
     12.1  Statement re computation of ratios of earnings to fixed charges.***
     15.1  Letter re Unaudited Interim Financial Information.
     21.1  List of subsidiaries of The Goldman Sachs Group, L.P.**
     23.1  Consent of PricewaterhouseCoopers LLP.
     23.2  Consent of Gregory K. Palm, Esq. (included in Exhibit 5.1 above).***
     23.3  Consent of Sullivan & Cromwell (included in Exhibit 8.1 above).***
     23.4  Consent of Securities Data Company.
     24.1  Powers of Attorney.***
     25.1  Statement of Eligibility of Trustee.***
     27.1  Financial Data Schedule.


---------------
  * Incorporated herein by reference to the corresponding exhibit to the registrant's registration statement on Form S-1 (No. 333-75213).

 ** Incorporated herein by reference to the corresponding exhibit to the registrant's registration statement on Form S-1 (No. 333-74449).

*** Previously filed.

(b) FINANCIAL STATEMENT SCHEDULES

     Condensed financial information of The Goldman Sachs Group, L.P. and report of PricewaterhouseCoopers LLP thereon.

ITEM 17.  UNDERTAKINGS

     (A) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (B) The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (C) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 3 to the registration statement (No. 333-75321) to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York on the 17th day of May, 1999.


                                          THE GOLDMAN SACHS GROUP, INC.

                                          By: /s/ GREGORY K. PALM
                                            ------------------------------------
                                          Name: Gregory K. Palm
                                          Title:  General Counsel


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the registration statement (No. 333-75321) has been signed by the following persons in the capacities indicated on the 17th day of May, 1999:


                        TITLE                                              SIGNATURE
                        -----                                              ---------

Director, Co-Chairman of the Board and Chief
  Executive Officer (Principal Executive Officer)                              *
                                                         ----------------------------------------------
                                                                     Henry M. Paulson, Jr.

Director and Vice Chairman                                                     *
                                                         ----------------------------------------------
                                                                        Robert J. Hurst

Director, President and Co-Chief Operating Officer                             *
                                                         ----------------------------------------------
                                                                         John A. Thain

Director, President and Co-Chief Operating Officer                             *
                                                         ----------------------------------------------
                                                                        John L. Thornton

Director
                                                         ----------------------------------------------
                                                                        Sir John Browne

Director
                                                         ----------------------------------------------
                                                                        James A. Johnson

Director
                                                         ----------------------------------------------
                                                                        John L. Weinberg

Chief Financial Officer (Principal Financial Officer)                          *
                                                         ----------------------------------------------
                                                                        David A. Viniar

Principal Accounting Officer                                                   *
                                                         ----------------------------------------------
                                                                         Sarah G. Smith

*By: /s/ GREGORY K. PALM
     ---------------------------------
     Name: Gregory K. Palm
     Attorney-in-Fact

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Partners,
The Goldman Sachs Group, L.P.:

In connection with our audits of the consolidated financial statements of The Goldman Sachs Group, L.P. and Subsidiaries as of November 27, 1998 and November 28, 1997, and for the three years in the period ended November 27, 1998, which financial statements are included on pages F-3 to F-23 of this Form S-1, we have also audited the financial statement schedule listed in Item 16(b) herein.

In our opinion, the financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.

/s/ PRICEWATERHOUSECOOPERS LLP

New York, New York
January 22, 1999.

                                                                     SCHEDULE IV
                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                         THE GOLDMAN SACHS GROUP, L.P.
             CONDENSED STATEMENTS OF EARNINGS (PARENT COMPANY ONLY)

                                                                   YEAR ENDED NOVEMBER
                                                              -----------------------------
                                                               1996       1997       1998
                                                               ----       ----       ----
                                                                      (in millions)
REVENUES:
Equity earnings of subsidiaries.............................  $ 2,184    $ 2,378    $ 1,780
Principal investments.......................................      208        339        540
Interest income, principally from affiliates................    2,602      2,943      4,369
                                                              -------    -------    -------
     Total revenues.........................................    4,994      5,660      6,689
Interest expense, principally on short-term funding.........    2,547      2,858      4,201
                                                              -------    -------    -------
     Revenues, net of interest expense......................    2,447      2,802      2,488
OPERATING EXPENSES:
Compensation and benefits...................................       13         12          9
Other.......................................................       33         29         43
                                                              -------    -------    -------
     Total operating expenses...............................       46         41         52
Pre-tax earnings............................................    2,401      2,761      2,436
Provision for unincorporated business taxes.................        2         15          8
                                                              -------    -------    -------
Net earnings................................................  $ 2,399    $ 2,746    $ 2,428
                                                              =======    =======    =======

                  See note to condensed financial statements.

                                                                     SCHEDULE IV

                         THE GOLDMAN SACHS GROUP, L.P.

       CONDENSED STATEMENTS OF FINANCIAL CONDITION (PARENT COMPANY ONLY)

                                                                AS OF NOVEMBER
                                                              ------------------
                                                               1997       1998
                                                               ----       ----
                                                                (in millions)
ASSETS:
Cash and cash equivalents...................................  $     4    $    11
Financial instruments owned, at fair value..................    1,896      2,147
Receivables from affiliates.................................   23,767     33,562
Subordinated loan receivables from affiliates...............    6,889      8,668
Investment in subsidiaries..................................    5,005      5,077
Other.......................................................      434      1,123
                                                              -------    -------
                                                              $37,995    $50,588
                                                              =======    =======
LIABILITIES AND NET WORTH:
Short-term borrowings, including commercial paper...........  $16,597    $23,364
Payables to affiliates......................................      119      1,679
Other.......................................................      137        147
Long-term borrowings:
  With third parties........................................   14,290     18,584
  With affiliates...........................................      315        430
                                                              -------    -------
                                                               31,458     44,204
Partners' capital allocated for income taxes and potential
  withdrawals...............................................      430         74
Partners' capital...........................................    6,107      6,310
                                                              -------    -------
                                                              $37,995    $50,588
                                                              =======    =======

                  See note to condensed financial statements.

                                                                     SCHEDULE IV

                         THE GOLDMAN SACHS GROUP, L.P.

            CONDENSED STATEMENTS OF CASH FLOWS (PARENT COMPANY ONLY)

                                                                   YEAR ENDED NOVEMBER
                                                              -----------------------------
                                                               1996       1997       1998
                                                               ----       ----       ----
                                                                      (in millions)
Cash flows from operating activities:
  Net earnings..............................................  $ 2,399    $ 2,746    $ 2,428
  Non-cash items included in net earnings:
    Equity in earnings of subsidiaries......................   (2,184)    (2,378)    (1,780)
    Depreciation and amortization...........................       25         19         35
  Changes in operating assets and liabilities:
  Financial instruments owned, at fair value................     (110)      (395)        (8)
  Other, net................................................      (43)       (98)      (501)
                                                              -------    -------    -------
    Net cash provided by/(used for) operating activities....       87       (106)       174
                                                              -------    -------    -------
Cash flows from investing activities:
  Financial instruments owned, at fair value................      126       (331)      (243)
  Receivables from affiliates, net..........................   (1,476)    (4,320)    (8,235)
  Subordinated loan receivables from affiliates.............     (480)    (1,528)    (1,779)
  Investment in subsidiaries................................    2,031      2,147      1,362
  Property, leasehold improvements and equipment............       (1)        (4)      (145)
                                                              -------    -------    -------
    Net cash provided by/(used for) investing activities....      200     (4,036)    (9,040)
                                                              -------    -------    -------
Cash flows from financing activities:
  Short-term borrowings, net................................      496         39      2,586
  Issuance of long-term borrowings..........................    4,636      7,498     10,289
  Repayment of long-term borrowings.........................   (3,886)    (1,005)    (1,698)
  Capital contributions.....................................        4         89          9
  Returns on capital and certain distributions to
    partners................................................     (473)      (557)      (619)
  Termination of the Profit Participation Plans.............       --         --        (21)
  Partners' capital allocated for income taxes and potential
    withdrawals, net........................................   (1,017)    (2,034)    (1,673)
                                                              -------    -------    -------
    Net cash (used for)/provided by financing activities....     (240)     4,030      8,873
                                                              -------    -------    -------
  Net increase/(decrease) in cash and cash equivalents......       47       (112)         7
Cash and cash equivalents, beginning of year................       69        116          4
                                                              -------    -------    -------
Cash and cash equivalents, end of year......................  $   116    $     4    $    11
                                                              =======    =======    =======

SUPPLEMENTAL DISCLOSURES:

Cash payments for interest approximated the related expense for each of the fiscal periods presented. Payments of unincorporated business taxes were not material.

Cash payments of $347 million related to the termination of the Profit Participation Plans in 1998 were paid by Group L.P.'s subsidiaries and were excluded from the condensed statement of cash flows above as these payments represented non-cash items to Group L.P.

                  See note to condensed financial statements.

                                                                     SCHEDULE IV

                         THE GOLDMAN SACHS GROUP, L.P.

          NOTE TO CONDENSED FINANCIAL STATEMENTS (PARENT COMPANY ONLY)

NOTE 1.  SIGNIFICANT ACCOUNTING POLICIES

  BASIS OF PRESENTATION

     The condensed unconsolidated financial statements of The Goldman Sachs Group, L.P. should be read in conjunction with the consolidated financial statements of The Goldman Sachs Group, L.P. and Subsidiaries and the footnotes thereto. Certain reclassifications have been made to prior year amounts to conform to the current presentation.

     Investments in subsidiaries are accounted for using the equity method.

     The condensed unconsolidated financial statements have been prepared in accordance with generally accepted accounting principles that require management to make estimates and assumptions regarding investment valuations, partner retirements, the outcome of pending litigation and other matters that affect the condensed unconsolidated financial statements and related disclosures. These estimates and assumptions are based on judgment and available information and, consequently, actual results could be materially different from these estimates.

                               INDEX TO EXHIBITS


                                                                        SEQUENTIALLY
EXHIBIT                                                                   NUMBERED
  NO.                             DESCRIPTION                               PAGE
-------   ------------------------------------------------------------  ------------
   1.1    Form of Distribution Agreement.***
   2.1    Plan of Incorporation.**
   2.2    Agreement and Plan of Merger of The Goldman Sachs
          Corporation into The Goldman Sachs Group, Inc.*
   2.3    Agreement and Plan of Merger of The Goldman Sachs Group,
          L.P. into The Goldman Sachs Group, Inc.*
   3.1    Certificate of Incorporation of The Goldman Sachs Group,
          Inc.**
   3.2    Amended and Restated Certificate of Incorporation of The
          Goldman Sachs Group, Inc.*
   3.3    Amended and Restated By-Laws of The Goldman Sachs Group,
          Inc.*
   4.1    Form of Indenture between The Goldman Sachs Group, Inc. and
          The Bank of New York.***
   4.2    Form of debt securities of The Goldman Sachs Group, Inc.
          (included in Exhibit 4.1).***
   5.1    Opinion of Gregory K. Palm, Esq., a General Counsel of The
          Goldman Sachs Group, Inc.***
   8.1    Opinion of Sullivan & Cromwell, United States tax counsel to
          The Goldman Sachs Group, Inc., re tax matters.***
  10.1    Lease, dated June 11, 1985, between Metropolitan Life
          Insurance Company and Goldman, Sachs & Co.**
  10.2    Lease, dated April 5, 1994, between The Chase Manhattan Bank
          (National Association) and The Goldman Sachs Group, L.P., as
          amended.**
  10.3    Lease, dated as of August 22, 1997, between Ten Hanover LLC and The Goldman Sachs Group, L.P.**
  10.4    Lease, dated as of July 16, 1998, between TCC Acquisition
          Corp. and The Goldman Sachs Group, L.P.**
  10.5    Agreement for Lease, dated April 2, 1998, among (i) JC No. 3
          (UK) Limited and Fleet Street Square Management Limited
          trading as Fleet Street Partnership, (ii) Goldman Sachs
          International, (iii) Restamove Limited, (iv) The Goldman
          Sachs Group, L.P. and (v) Itochu Corporation.**
  10.6    Annexure 1 to Agreement for Lease, dated April 2, 1998,
          among (i) JC No. 3 (UK) Limited and Fleet Street Square
          Management Limited trading as Fleet Street Partnership, (ii)
          Goldman Sachs International, (iii) Restamove Limited, (iv)
          The Goldman Sachs Group, L.P. and (v) Itochu Corporation
          (Form of Occupational Lease among (i) JC No. 3 (UK) Limited and Fleet Street Square Management Limited trading as Fleet
          Street Partnership, (ii) Goldman Sachs International and
          (iii) The Goldman Sachs Group, L.P.).**
  10.7    Agreement relating to Developer's Fit Out Works to be
          carried out at 120 Fleet Street, London, dated April 2,
          1998, among (i) JC No. 3 (UK) Limited and Fleet Street
          Square Management Limited, (ii) Goldman Sachs Property
          Management, (iii) Itochu Corporation and (iv) The Goldman
          Sachs Group, L.P.**
  10.8    Agreement relating to One Carter Lane, London EC4, dated
          March 25, 1998, among Britel Fund Trustees Limited, Goldman
          Sachs International, The Goldman Sachs Group, L.P., English
          Property Corporation plc and MEPC plc.**
  10.9    Fit Out Works Agreement relating to One Carter Lane, London
          EC4, dated March 25, 1998, among Britel Fund Trustees
          Limited, Goldman Sachs International, Goldman Sachs Property
          Management, The Goldman Sachs Group, L.P., English Property
          Corporation plc and MEPC plc.**
 10.10    Underlease of premises known as One Carter Lane, London EC4, dated September 9, 1998, among Britel Fund Trustees Limited,
          Goldman Sachs International and The Goldman Sachs Group,
          L.P.**

                                                                        SEQUENTIALLY
EXHIBIT                                                                   NUMBERED
  NO.                             DESCRIPTION                               PAGE
-------   ------------------------------------------------------------  ------------
 10.11    Lease, dated March 5, 1994, among Shine Hill Development
          Limited, Shine Belt Limited, Fair Page Limited, Panhy
          Limited, Maple Court Limited and Goldman Sachs (Asia)
          Finance, as amended.**
 10.12    Guarantee, dated November 17, 1993, between Shine Hill
          Development Limited and The Goldman Sachs Group, L.P.**
 10.13    Agreement for Lease, dated November 29, 1998, between Turbo
          Top Limited and Goldman Sachs (Asia) Finance.**
 10.14    Summary of Tokyo Leases.**
 10.15    The Goldman Sachs 1999 Stock Incentive Plan.*
 10.16    The Goldman Sachs Defined Contribution Plan.*
 10.17    Letter Agreement with Mr. Weinberg.**
 10.18    The Goldman Sachs Partner Compensation Plan.*
 10.19    Form of Employment Agreement.*
 10.20    Form of Agreement Relating to Noncompetition and Other
          Covenants.*
 10.21    Form of Pledge Agreement.*
 10.22    Form of Award Agreement. (Formula RSUs).*
 10.23    Form of Award Agreement. (Discretionary RSUs).*
 10.24    Form of Option Agreement. (Discretionary Options).*
 10.25    Tax Indemnification Agreement, by and among The Goldman
          Sachs Group, Inc. and various parties.*
 10.26    Form of Shareholders' Agreement among The Goldman Sachs
          Group, Inc. and various parties.*
 10.27    Instrument of Indemnification.*
 10.28    Form of Indemnification Agreement.*
 10.29    Subscription Agreement, dated as of April 24, 1992, among
          the Trustees of the Estate of Bernice Pauahi Bishop, Pauahi
          Holdings Corporation, Royal Hawaiian Shopping Center, Inc.
          and The Goldman Sachs Group, L.P.**
 10.30    Subscription Agreement, dated as of November 21, 1994, among the Trustees of the Estate of Bernice Pauahi Bishop, Pauahi
          Holdings Corporation, Royal Hawaiian Shopping Center, Inc.
          and The Goldman Sachs Group, L.P.**
 10.31    Letter Agreement, dated March 15, 1999, among Kamehameha
          Activities Association and The Goldman Sachs Group, L.P.
          (the "Kamehameha Letter Agreement").**
 10.32    Amended and Restated Subscription Agreement, dated as of
          March 28, 1989, among The Sumitomo Bank, Limited, Sumitomo
          Bank Capital Markets, Inc., Goldman, Sachs & Co. and The
          Goldman Sachs Group, L.P.**
 10.33    Letter Agreement, dated March 15, 1999, among The Sumitomo
          Bank, Limited, Sumitomo Bank Capital Markets, Inc. and The
          Goldman Sachs Group, L.P. (the "Sumitomo Letter
          Agreement").**
 10.34    Lease, dated September 24, 1992, from LDT Partners to
          Goldman Sachs International.**
 10.35    Amendment to Kamehameha Letter Agreement (filed as Exhibit
          10.31), dated April 30, 1999, among Kamehameha Activities
          Association, the Trustees of the Estate of Bernice Pauahi
          Bishop, The Goldman Sachs Group, L.P. and The Goldman Sachs
          Group, Inc.*
 10.36    Amendment to Sumitomo Letter Agreement (filed as Exhibit
          10.33), dated April 30, 1999, among The Sumitomo Bank,
          Limited, Sumitomo Bank Capital Markets, Inc., The Goldman
          Sachs Group, L.P., The Goldman Sachs Group, Inc. and
          Goldman, Sachs & Co.*
 10.37    Voting Agreement, dated as of April 30, 1999, by and among
          The Goldman Sachs Group, Inc., on the one hand, and The
          Trustees of the Estate of Bernice Pauahi Bishop and
          Kamehameha Activities Association, on the other hand.*

                                                                        SEQUENTIALLY
EXHIBIT                                                                   NUMBERED
  NO.                             DESCRIPTION                               PAGE
-------   ------------------------------------------------------------  ------------
 10.38    Voting Agreement, dated as of April 30, 1999, by and among
          The Goldman Sachs Group, Inc., on the one hand, and The
          Sumitomo Bank, Limited, and Sumitomo Bank Capital Markets,
          Inc., on the other hand.*
  12.1    Statement re computation of ratios of earnings to fixed
          charges.***
  15.1    Letter re Unaudited Interim Financial Information.
  21.1    List of subsidiaries of The Goldman Sachs Group, L.P.**
  23.1    Consent of PricewaterhouseCoopers LLP.
  23.2    Consent of Gregory K. Palm, Esq. (included in Exhibit 5.1
          above).***
  23.3    Consent of Sullivan & Cromwell (included in Exhibit 8.1
          above).***
  23.4    Consent of Securities Data Company.
  24.1    Powers of Attorney.***
  25.1    Statement of Eligibility of Trustee.***
  27.1    Financial Data Schedule.


---------------

  * Incorporated herein by reference to the corresponding exhibit to the registrant's registration statement on Form S-1 (No. 333-75213).

 ** Incorporated herein by reference to the corresponding exhibit to the registrant's registration statement on Form S-1 (No. 333-74449).

*** Previously filed.